                                                       Registration No. 333-3322
      As filed with the Securities and Exchange Commission on June 11, 1996
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                _______________

                                 AMENDMENT NO. 2

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                        ILLINOIS COMMUNITY BANCORP, INC.
               (Exact name of registrant as specified in charter)

             ILLINOIS                              6719                      [TO BE APPLIED FOR]
- ---------------------------------     ------------------------------       -----------------------
(State or other jurisdiction of        (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)           Classification Code No.)          Identification Number)

                             210 E. FAYETTE AVENUE
                        EFFINGHAM, ILLINOIS  62401-3613
                                (217) 347-7127
         -------------------------------------------------------------
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           DOUGLAS A. PIKE, PRESIDENT
                        ILLINOIS COMMUNITY BANCORP, INC.
                             210 E. FAYETTE AVENUE
                        EFFINGHAM, ILLINOIS  62401-3613
                                (217) 347-7127
           ---------------------------------------------------------
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   copies to:
                           HOWARD S. PARRIS, ESQUIRE
                      HOUSLEY KANTARIAN & BRONSTEIN, P.C.
                       1220 19TH STREET, N.W., SUITE 700
                            WASHINGTON, D.C.  20036
                                 (202) 822-9611
           ---------------------------------------------------------
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

        Approximate date of commencement of proposed sale to the public:
                  AS SOON AS PRACTICABLE AFTER EFFECTIVENESS.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                     ILLINOIS COMMUNITY BANCORP, INC.
               Cross-Reference Sheet showing the location in the
                    Prospectus of the items of the Form S-4



                                                                  HEADINGS IN PROXY
ITEMS OF FORM S-4                                                STATEMENT/PROSPECTUS
- -----------------                                              ------------------------


Item 1    Forepart of the Registration Statement         --    Facing Page; Cross-Reference Sheet;
          and Outside Front Cover Page of                      Outside Front Cover Page of
          Prospectus                                           Prospectus

Item 2    Inside Front and Outside Back Cover            --    Outside Front Cover Page of Prospectus
          Pages of Prospectus

Item 3    Risk Factors, Ratio of Earnings to             --    Page 1 of Prospectus; Proposal I -
          Fixed Charges and Other Information                  Proposed Holding Company Formation

Item 4    Terms of the Transaction                       --    Proposal I - Proposed Holding Company
          Formation

Item 5    Pro Forma Financial Information                --    Not Applicable

Item 6    Material Contacts with Company Being           --    Proposal I - Proposed Holding Company
          Formation

Item 7    Additional Information Required for            --    Not Applicable
          Reoffering by Persons and Parties
          Deemed to be Underwriters

Item 8    Interests of Named Experts and Counsel         --    Not Applicable

Item 9    Disclosure of Commission Position on           --    Proposal I - Proposed Formation of
          Indemnification for Securities Act                   Holding Company
          Liabilities

Item 10   Information With Respect to S-3                --    Not Applicable
          Registrants

Item 11   Incorporation of Certain Information           --    Not Applicable
          By Reference

Item 12   Information With Respect to S-2 or S-3         --    Not Applicable
          Registrants

Item 13   Incorporation of Certain Information           --    Not Applicable
          by Reference

Item 14   Information with Respect to Registrant         --    Market for Illinois Guarantee Common Stock
          Other Than S-3 or S-2 Registrants                    and Dividend Information; Proposal I -
                                                               Proposed Holding Company Formation

                                                   (Continued on following page)

Item 15   Information With Respect to S-3                --    Not Applicable
          Companies

Item 16   Information With Respect to S-2 or             --    Not Applicable
          S-3 Companies

Item 17   Information With Respect to Other              --    Proposal I - Proposed Holding Company
          Than S-3 or S-2 Companies                              Formation; Illinois Guarantee Savings
                                                                 Bank, FSB; Financial Statements

Item 18   Information if Proxies, Consents or            18(a)(1) --  Page 1
          Authorizations are to be Solicited

                                                         18(a)(2) --  Voting and Revocation of Proxies
                                                         18(a)(3) --  Proposal I - Proposed Holding Company
                                                                      Formation

                                                         18(a)(4) --  Proposal I - Proposed Holding Company
                                                                      Formation; Miscellaneous

                                                         18(a)(5) --  Proposal I - Proposed Holding
                                                                      Company Formation; Voting Securities
                                                                      and Principal Holders
                                                                      thereof

                                                         18(a)(6) --  Proposal I - Proposed Holding Company
                                                                      Formation

                                                         18(a)(7) --  Proposal I - Proposed Holding Company
                                                                      Formation

Item 19   Information if Proxies, Consents or            --    Not Applicable
          Authorizations are not to be
          Solicited or in an Exchange Offer

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant   [x]
Filed by a Party other than the Registrant   [_]

Check the appropriate box:
[x]  Preliminary Proxy Statement
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                      Illinois Guarantee Savings Bank, FSB
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                      Illinois Guarantee Savings Bank, FSB
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[_]  $125 per Exchange Rules 0-11(c)(1)(iii), 14a-6(i)(1), or 14a-6(i)(2).
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1.    Title of each class of securities to which transaction applies:

             -------------------------------------------------------------------

       2.    Aggregate number of securities to which transaction applies:

             -------------------------------------------------------------------

       3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

             -------------------------------------------------------------------

       4.    Proposed maximum aggregate value of transaction:

             -------------------------------------------------------------------

       5.    Total fee paid

             -------------------------------------------------------------------

[_]    Fee paid previously with preliminary materials

[x] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1.    Amount Previously Paid:

             $2,529.00 previously paid
             -------------------------------------------------------------------

       2.    Form, Schedule or Registration Statement No.:

             Form S-4
             -------------------------------------------------------------------

       3.    Filing Party:

             Illinois Community Bancorp, Inc.
             -------------------------------------------------------------------

       4.    Date Filed:

             April 9, 1996
             -------------------------------------------------------------------

                                 June ___, 1996


 Dear Stockholder:

     We invite you to attend the Special Meeting of Stockholders (the "Special Meeting") of Illinois Guarantee Savings Bank, FSB ("Illinois Guarantee" or the "Bank") to be held at 210 East Fayette Avenue, Effingham, Illinois, on ________, June ___, 1996 at __:00 _.m. local time.

     The attached Notice of Special Meeting and Proxy Statement/Prospectus describe the formal business to be transacted at the Special Meeting. Stockholders will be asked to consider and vote upon a proposal to reorganize Illinois Guarantee into the holding company form of ownership by approving an Agreement and Plan of Reorganization under which (i) Illinois Guarantee will become a wholly owned subsidiary of Illinois Community Bancorp, Inc., an Illinois corporation formed by the Bank for this purpose, and (ii) each outstanding share of the common stock of Illinois Guarantee will be converted into one share of common stock of the holding company. Reorganization into the holding company form of ownership will permit diversification into a broader range of financial and business activities and create greater flexibility in operations. In the event that there are not enough votes to approve the proposal to reorganize the Bank into the holding company form of ownership, stockholders will vote upon a proposal to adjourn the Special Meeting. Stockholders will also be asked to consider and vote upon the holding company's 1996 Stock Option and Incentive Plan and Management Recognition Plan. As an integral part of the Special Meeting, we will report on the Bank's operations. Directors and officers of the Bank will be present to respond to any questions that our stockholders may have.

     YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.
Because the holding company reorganization requires the approval of a majority of the shares outstanding, the failure to vote or an abstention is equivalent to a vote against the reorganization. On behalf of the Board of Directors, we urge you to please sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope as soon as possible even if you currently plan to attend the Special Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.


                                   Sincerely,



                                   Douglas A. Pike
                                   President

                      ILLINOIS GUARANTEE SAVINGS BANK, FSB

                            210 EAST FAYETTE AVENUE
                        EFFINGHAM, ILLINOIS  62401-3613

- --------------------------------------------------------------------------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE ___, 1996
- --------------------------------------------------------------------------------

     The Special Meeting of Stockholders (the "Special Meeting") of Illinois Guarantee Savings Bank, FSB (the "Bank") will be held at 210 East Fayette Avenue, Effingham, Illinois, on ________, June ___, 1996 at __:00 _.m. local time.

     The Special Meeting is for the following purposes which are more completely described in the accompanying Proxy Statement/Prospectus:

     1. The approval of the reorganization of the Bank into the holding company form of ownership by approving an Agreement and Plan of Reorganization, pursuant to which the Bank will become a wholly owned subsidiary of a holding company, Illinois Community Bancorp, Inc., a newly formed Illinois corporation ("Holding Company"), and each outstanding share of common stock of the Bank will be converted into one share of common stock of the Holding Company (the "Holding Company Reorganization");

     2. The adjournment of the Special Meeting to a later date if an insufficient number of shares is present in person or by proxy at the Special Meeting to approve the Holding Company Reorganization;

     3.   Approval of the Holding Company's 1996 Stock Option and Incentive
          Plan;

     4.   Approval of the Holding Company's Management Recognition Plan; and

     5. Such other matters as may properly come before the Special Meeting or any adjournment thereof.

     The Board of Directors is not aware of any other business to come before the Special Meeting.

     Any action may be taken on any one of the foregoing proposals at the Special Meeting or any adjournment thereof. Stockholders of record at the close of business on May ___, 1996 (the "Record Date"), are the stockholders entitled to vote at the Special Meeting and any adjournment thereof.

     Appraisal rights will be available to stockholders as of the Record Date who do not vote in favor of the Holding Company Reorganization and otherwise comply with the procedures set forth in 12 C.F.R. (S)552.14, a copy of which is attached as Exhibit D to the accompanying Proxy Statement/Prospectus.

     You are requested to fill in and sign the enclosed proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Special Meeting in person.

                          BY ORDER OF THE BOARD OF DIRECTORS


                          Douglas A. Pike
                          President

Effingham, Illinois

June ___, 1996

- --------------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE BANK THE EXPENSE OF A FURTHER REQUEST FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
- --------------------------------------------------------------------------------

                      ILLINOIS GUARANTEE SAVINGS BANK, FSB
              PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE ___, 1996

                        ILLINOIS COMMUNITY BANCORP, INC.
                 PROSPECTUS FOR 502,550 SHARES OF COMMON STOCK,
                            PAR VALUE $.01 PER SHARE

     This Proxy Statement/Prospectus is being furnished to the holders of common stock of Illinois Guarantee Savings Bank, FSB ("Illinois Guarantee" or the "Bank"), a federally chartered stock savings bank, in connection with the solicitation of proxies by the Board of Directors of Illinois Guarantee for use at a Special Meeting of Stockholders to be held at 210 East Fayette Avenue, Effingham, Illinois, on ________, June ___, 1996 at __:00 _.m. local time.

     This Proxy Statement/Prospectus also serves as the Prospectus of Illinois Community Bancorp, Inc., an Illinois corporation (the "Holding Company"), under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the issuance of up to 502,550 shares of the Holding Company's common stock, par value $.01 per share (the "Holding Company Common Stock"), in the Reorganization of Illinois Guarantee into the holding company form of ownership and the reservation of up to 70,357 shares of the Holding Company Common Stock for issuance under the Holding Company's 1996 Stock Option and Incentive Plan ("Option Plan") and Management Recognition Plan ("MRP"). The accompanying Notice of Special Meeting and this Proxy Statement/Prospectus are first being mailed to stockholders on or about ________ ___, 1996.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION OR ANY STATE SECURITIES AUTHORITY, NOR HAS ANY SUCH COMMISSION, OFFICE OR AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement which the Holding Company has filed with the Securities and Exchange Commission ("SEC"), Washington, D.C., under the Securities Act. The Registration Statement, including exhibits, may be inspected without charge or copied at prescribed rates at the office of the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Bank is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Office Thrift Supervision of the United States Department of the Treasury ("OTS"). Copies may be obtained at prescribed rates from the OTS, Information Services Division, 1776 G Street, N.W., Washington, D.C. 20552.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL A SECURITY, OR A SOLICITATION OF A PROXY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ILLINOIS GUARANTEE SAVINGS BANK, FSB OR ILLINOIS COMMUNITY BANCORP, INC. SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

     In order to be eligible for inclusion in the proxy materials of the Bank, or, assuming consummation of the Reorganization, the Company, for the Annual Meeting of Stockholders for the fiscal year ending June 30, 1996, any stockholder proposal to take action at such meeting must be received at the Bank's or the Company's executive offices at 210 East Fayette Avenue, Effingham, Illinois, by no later than June ___, 1996. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

     THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Summary of Proposals......................................................
Introduction..............................................................
Voting and Revocation of Proxies..........................................
Voting Securities and Principal Holders Thereof...........................
Proposal I - Proposed Holding Company Formation...........................
Proposal II - Adjournment of Special Meeting..............................
Proposal III - Approval of 1996 Stock Option
  and Incentive Plan......................................................
Proposal IV - Approval of Management
  Recognition Plan........................................................
New Plan Benefits.........................................................
Executive and Director Compensation.......................................
Illinois Guarantee SavingS Bank, FSB......................................
     Management's Discussion and Analysis of Financial
      Condition and Results of Operations.................................
     Business of the Bank.................................................
     Regulation of the Bank...............................................
     Taxation.............................................................
     Market for Illinois Guarantee Common Stock and
      Dividend Information................................................
Financial Statements......................................................
Experts...................................................................
Miscellaneous.............................................................
Date for Submission of Stockholder Proposals..............................
Exhibit A - Agreement and Plan of Reorganization..........................   A-1
Exhibit B - Articles of Incorporation.....................................   B-1
Exhibit C - Bylaws........................................................   C-1
Exhibit D - Dissenter and Appraisal Rights................................   D-1
Exhibit E - 1996 Stock Option and Incentive Plan..........................   E-1
Exhibit F - Management Recognition Plan...................................   F-1



         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JUNE ___, 1996

- --------------------------------------------------------------------------------

                              SUMMARY OF PROPOSALS
- --------------------------------------------------------------------------------

PROPOSAL I -- PROPOSED HOLDING COMPANY FORMATION

     THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS UNDER "PROPOSAL I -- PROPOSED HOLDING COMPANY FORMATION" AND EXHIBITS A, B, C AND D ATTACHED HERETO.

     GENERAL. The formation of a holding company will be accomplished under an Agreement and Plan of Reorganization, dated February 20, 1996 ("Plan of Reorganization"), pursuant to which the Bank will become a wholly owned subsidiary of Illinois Community Bancorp, Inc., a newly formed Illinois corporation. Under the terms of the proposed reorganization (the "Reorganization"), each outstanding share of the Bank's common stock, par value $1.00 per share (the "Illinois Guarantee Common Stock"), other than shares as to which dissenter's rights of appraisal have been properly exercised, will be converted into one share of the Holding Company Common Stock. Upon consummation of the Reorganization, the holders of certificates which formerly represented Illinois Guarantee Common Stock will cease to have any rights with respect to such Illinois Guarantee Common Stock and the former holders of Illinois Guarantee Common Stock will become the holders of all of the outstanding Holding Company Common Stock. The Holding Company was incorporated on February 20, 1996, and has no prior operating history. Following the Reorganization, it is intended that the Bank will continue its operations at the same location, with the same management and subject to all the rights, obligations and liabilities of the Bank existing immediately prior to the Reorganization.

     The Company's and the Bank's mailing address is 210 East Fayette Avenue, Effingham, Illinois 62401-3613. The telephone number for the principal executive offices of the Company and the Bank is (217) 347-7127.

     REASONS FOR THE HOLDING COMPANY REORGANIZATION. The Board of Directors of the Bank believes that a holding company structure will provide greater flexibility than is currently enjoyed by Illinois Guarantee. Present regulations applicable to savings associations limit both the types of businesses in which Illinois Guarantee may engage and the amount which Illinois Guarantee may invest in subsidiaries. Illinois Guarantee is also limited in its ability to engage in certain corporate transactions, such as stock repurchases, by certain provisions of the Internal Revenue Code of 1986 applicable to savings associations, but not applicable to their holding companies. The Board of Directors believes that stock repurchases would improve market liquidity and enhance stockholder value by adding another potential purchaser to the market. The establishment of a unitary holding company (i.e., a holding company with only one savings association subsidiary) also permits diversification of operations and the acquisition and formation of companies engaged in lines of business which, while complimentary to the thrift business, should help to reduce the risks inherent in an industry which is sensitive to interest rate changes. Moreover, a holding company structure will help facilitate the acquisition of other financial institutions. The Holding Company does not, however, presently intend to operate more than one savings association subsidiary. The Bank's Board of Directors believes that acquisition or formation of such enterprises, which do not have the degree of asset and liability interest rate sensitivity inherent in the structure of a savings association, will provide a beneficial stabilizing effect on operations. Upon consummation of the Reorganization, the Holding Company will be in a position to take immediate advantage of any acquisition opportunities which may arise, although no specific acquisition is planned at this time. For further information, see "PROPOSAL I -- PROPOSED HOLDING COMPANY FORMATION -- Reasons for the Holding Company Reorganization." If, however, the Bank ceases to be a "Qualified Thrift Lender" (generally defined as an a savings association with at least 65% of its tangible assets, including investments made by a subsidiary of such institution, invested in "qualified thrift investments"), the Holding Company will not be permitted to take advantage of certain diversification opportunities. At December 31, 1995, the Bank's percentage of qualified thrift investments was 79.96% which was in excess of that requirement to qualify the Bank as a Qualified Thrift Lender. See "PROPOSAL I -- PROPOSED HOLDING COMPANY FORMATION -- Regulation of Illinois Community Bancorp,
Inc."

     MARKET FOR COMMON STOCK. At the present time, Illinois Guarantee Common Stock is listed and traded over-the-counter through the National Daily Quotation System "Pink Sheets" published by the National Quotation Bureau. However, it is unlikely that an active market will develop for Illinois Guarantee Common Stock or that, following consummation of the Reorganization, an active public market will develop for the Holding Company Common Stock. Accordingly, holders of Holding Company Common Stock should have a long-term investment intent.

     DIVIDENDS. The ability of the Bank to pay dividends on Illinois Guarantee Common Stock is restricted by federal regulations and tax considerations. Although the Holding Company will not be subject to these restrictions, the Holding Company's principal source of income initially will consist of its equity in the earnings of the Bank, and the aforementioned restrictions on the Bank's ability to pay dividends will continue in effect. In addition, certain limitations generally imposed on Illinois corporations may have an impact on the Holding Company's ability to pay dividends. See "PROPOSAL I -- PROPOSED HOLDING COMPANY FORMATION -- Comparison of Stockholders' Rights -- Payment of Dividends."

     DISSENTERS' RIGHTS. Stockholders of the Bank will have dissenters' appraisal rights in connection with the Reorganization. Such rights will entitle stockholders who do not vote in favor of the holding company formation and who comply with certain other conditions to receive the fair or appraised value of their shares of Illinois Guarantee Common Stock rather than having such shares converted into shares of Holding Company Common Stock. The Plan of Reorganization states that it is a condition to consummation of the holding company formation that the holders of not more than 10% of the Illinois Guarantee Common Stock exercise their dissenters' rights. Although such condition to the Reorganization may be waived by the parties in the discretion of the Board of Directors, the Board of Directors does not currently intend to waive this condition. See "PROPOSAL I -- PROPOSED HOLDING COMPANY FORMATION -- Rights of Dissenting Stockholders."

     MANAGEMENT OF THE CORPORATION. The Board of Directors of the Holding Company presently consists and, upon the completion of the Reorganization, is expected to continue to consist of all of the present directors of Illinois Guarantee. The officers of the Holding Company will consist of persons now serving as officers of Illinois Guarantee. See "PROPOSAL I -- PROPOSED HOLDING COMPANY FORMATION -- Management of Illinois Community Bancorp, Inc."

     TAX CONSEQUENCES. Illinois Guarantee has received an opinion of counsel that, among other things, the Reorganization will be treated as a non-taxable transaction at the corporate and stockholder levels. Receipt of this opinion or a ruling from the Internal Revenue Service ("IRS") is a condition to the consummation of the Reorganization. This opinion will not be binding on the IRS. Each Illinois Guarantee stockholder should consult his own tax advisor as to specific federal, state and local tax consequences of the Reorganization, if any, to such stockholder. See "PROPOSAL I -- PROPOSED HOLDING COMPANY FORMATION
- -- Tax Consequences."

     CONDITIONS TO THE REORGANIZATION. The Plan of Reorganization sets forth a number of conditions which must be met before the Reorganization will be consummated, including, among others: (i) approval of the Plan of Reorganization by the holders of a majority of the outstanding shares of Illinois Guarantee Common Stock; (ii) stockholders holding no more than 10% of the Illinois Guarantee Common Stock shall have elected to exercise dissenters' appraisal rights under applicable federal law; (iii) receipt of either a ruling from the IRS or an opinion of legal counsel or independent auditors that the Reorganization will be treated as a non-taxable transaction for federal income tax purposes; (iv) approval of the Reorganization by the OTS, the Federal Deposit Insurance Corporation ("FDIC"), the SEC and any other federal or state agency having jurisdiction necessary for consummation of the Reorganization; and
(v) registration of the shares of Holding Company Common Stock to be issued in the Reorganization under the Securities Act, to the extent required by applicable law, and the compliance by the Holding Company with all applicable state securities laws relating to the issuance of the Holding Company Common Stock.

     COMPARISON OF STOCKHOLDERS' RIGHTS. As a result of the Reorganization, holders of the Illinois Guarantee Common Stock, whose rights are presently governed by federal law and regulations and the Charter and Bylaws of Illinois Guarantee, will become stockholders of the Holding Company, an Illinois corporation. Accordingly, their rights will be governed by the Illinois Business Corporation Act, and the Articles of Incorporation and Bylaws of the Holding Company. Certain differences arise from this change of governing law, as well as from distinctions between the Charter and Bylaws of Illinois Guarantee and the Articles of Incorporation and Bylaws of the Holding Company. These differences relate to the issuance of capital stock, the payment of dividends, the calling of special meetings of stockholders, the filling of vacancies on the Board of Directors, the number of directors permitted on the respective Boards of Directors, removal of directors, approval of mergers, consolidations, sale of substantially all assets and certain business combinations, limitations on acquisitions of capital stock, advance notice requirements for nominations of directors and presentation of new business at meetings of stockholders and amendment of the Charter and Bylaws of Illinois Guarantee and the Articles of Incorporation and Bylaws of the Holding Company. Further, the Holding Company, as a general business corporation, will be able to enter into various lines of business unlike the Bank, which, as a regulated savings bank, is restricted in the businesses in which it may engage. See "PROPOSAL I -- PROPOSED HOLDING COMPANY FORMATION -- Comparison of Stockholders' Rights."

     ARTICLES OF INCORPORATION, BYLAW AND STATUTORY PROVISIONS THAT COULD DISCOURAGE ACQUISITIONS OF CONTROL. The Holding Company's Articles of Incorporation and Bylaws contain certain provisions not contained in the corresponding corporate documents of the Bank that could discourage non-negotiated takeover attempts that certain stockholders might deem to be in their interests or through which stockholders might otherwise receive a premium for their shares over the then-current market price and that may tend to perpetuate existing management. These provisions include: certain provisions relating to meetings of stockholders, including a prohibition against the calling of special meetings by stockholders unless 20% of all votes entitled to be cast request such a meeting in writing; a provision prohibiting any person from acquiring or offering to acquire more than 10% of the Holding Company's equity securities (which provision shall remain in effect for a period of five years from the September 28, 1995 date of the consummation of the mutual to stock conversion of the Bank); and restrictions on the voting rights of holders of more than 10% of the Holding Company's equity securities. The Articles of Incorporation include a provision requiring a supermajority vote for certain business combinations. The Articles of Incorporation also authorize the issuance of additional shares of Holding Company Common Stock which could be issued without stockholder approval on terms or in circumstances that could deter a future takeover attempt. In addition, the Illinois Business Corporation Act provides for certain restrictions on acquisition of the Holding Company which are not applicable to the Bank. These Articles, Bylaws and statutory provisions may have the effect of discouraging or preventing a future takeover attempt in which stockholders of the Holding Company otherwise might receive a substantial premium for their shares over then-current market prices. See "PROPOSAL I -- PROPOSED HOLDING COMPANY FORMATION -- Comparison of Stockholders' Rights" and "-- Certain Anti-Takeover Provisions of the Articles of Incorporation and Bylaws."

     In addition to the provisions described above, the Holding Company's Articles of Incorporation contain, as authorized by Illinois law, provisions limiting the liability of directors and officers of the Holding Company for certain breaches of their fiduciary duty to the Holding Company's stockholders, indemnifying directors and officers in certain proceedings against them, and providing a supermajority vote requirement in order to remove a director. Such provisions may have the effect of protecting the management of the Holding Company against attempts to change or replace it; directors and officers of the Bank thus may be deemed to have a personal interest in the consummation of the Reorganization. See "PROPOSAL I -- PROPOSED HOLDING COMPANY FORMATION -- Management of Illinois Community Bancorp, Inc. -- Indemnification of Officers and Directors and Limitation of Liability" and " -- Certain Anti-Takeover Provisions of the Articles of Incorporation and Bylaws."

     RECOMMENDATION. The Board of Directors of the Bank believes that the ability to diversify through a holding company structure will help the Bank remain competitive in the future. THE BOARD OF DIRECTORS OF THE BANK HAS UNANIMOUSLY APPROVED THE REORGANIZATION AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PLAN OF REORGANIZATION.

PROPOSAL II -- ADJOURNMENT OF SPECIAL MEETING

     Approval of the Plan of Reorganization requires the affirmative vote of a majority of the total votes eligible to be cast at the Special Meeting. In the event there is an insufficient number of shares present in person or by proxy at the Special Meeting to approve the Plan of Reorganization, the Board of Directors intends to adjourn the Special Meeting to a later date. The effect of any such adjournment would be to permit the Bank to solicit additional proxies for approval of the Plan of Reorganization, in the event the Plan of Reorganization is not approved.

     The Board of Directors recommends a vote "FOR" the approval of the adjournment under the circumstances described herein. Approval of the adjournment requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Special Meeting. For more information, see "Proposal II -- Adjournment of Special Meeting."

PROPOSAL III -- APPROVAL OF 1996 STOCK OPTION AND INCENTIVE PLAN

     THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS UNDER "PROPOSAL III -- APPROVAL OF 1996 STOCK OPTION AND INCENTIVE PLAN" AND EXHIBIT E, ATTACHED HERETO.

     GENERAL. The Board of Directors has adopted the Illinois Community Bancorp, Inc. 1996 Stock Option and Incentive Plan (the "Option Plan"), subject to its approval by the Bank's stockholders. The initial grant of stock options under the Option Plan will occur upon its receipt of stockholder approval

     PURPOSE OF THE OPTION PLAN. The purpose of the Option Plan is to advance the interests of the Holding Company by providing directors and selected employees of the Holding Company, the Bank and its affiliates with the opportunity to acquire shares of Common Stock.

     ELIGIBLE PERSONS; TYPES OF AWARDS. Under the Option Plan, the Committee may grant stock options ("Options") and stock appreciation rights ("SARs") (collectively, "Awards") to such employees as the Committee shall designate. Directors who are not employees will receive the automatic grant described below (see " -- Automatic Grants"), and will otherwise be ineligible to receive Awards under the Option Plan.

     SHARES AVAILABLE FOR GRANTS. The Option Plan would reserve 50,255 shares of Holding Company Common Stock for issuance upon the exercise of Options or SARs. Such shares may be authorized but unissued shares, treasury shares, or shares held in a grantor trust established by the Holding Company.

     OPTIONS. The Committee would have the discretion to grant Options that are incentive stock options ("ISOs") as defined in Section 422 of the Code, or that are not ISOs ("Non-ISOs"). The exercise price as to any Option may not be less than the fair market value (determined under the Option Plan) of the optioned shares on the date of grant.

     AUTOMATIC GRANTS. On the Effective Date, all executive officers as a group (4 persons), all directors who are not executive officers as a group (5 persons) and all employees, including officers who are not executive officers as a group (8 persons) will receive a one-time grant of Options to purchase 28,139, 9,546 and 11,557 shares of Holding Company Common Stock at an exercise price per share equal to its fair market value on the Effective Date.

     SARS. An SAR may be granted in tandem with all or part of any Option granted under the Option Plan, or without any relationship to any Option. An SAR granted in tandem with an ISO must expire no later than the ISO, must have the same exercise price as the ISO and may be exercised only when the ISO is exercisable and when the fair market value of the shares subject to the ISO exceeds the exercise price of the ISO. For SARs granted in tandem with Options, the optionee's exercise of the SAR cancels his or her right to exercise the Option, and vice versa. Regardless of whether an SAR is granted in tandem with an Option, exercise of the SAR will entitle the optionee to receive, as the Committee prescribes in the grant, all or a percentage of the difference between
(i) the fair market value of the shares of Holding Company Common Stock subject to the SAR at the time of its exercise, and (ii) the fair market value of such shares at the time the SAR was granted (or, in the case of SARs granted in tandem with Options, the exercise price). The exercise price as to any particular SAR may not be less than the fair market value of the optioned shares on the date of grant.

     EXERCISE OF OPTIONS AND SARS. The exercise of Options and SARs will be subject to such terms and conditions as are established by the Committee in a written agreement between the stock option committee and the optionee; provided that each Award, including all Awards made on the Effective Date, shall become exercisable with respect to 20% of the underlying shares on each of the five annual anniversary dates of the date on which the Award occurred.

     DURATION OF THE OPTION PLAN AND GRANTS. The Option Plan has a term of 10 years from the Effective Date, after which date no Awards may be granted. The maximum term for an Award is 10 years from the date of grant.

     RECOMMENDATION AND VOTE REQUIRED. Stockholder approval of the Option Plan requires the affirmative vote of the holders of a majority of the votes eligible to be cast at the Special Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE OPTION PLAN.

PROPOSAL IV -- APPROVAL OF MANAGEMENT RECOGNITION PLAN

     THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS UNDER "PROPOSAL IV -- MANAGEMENT RECOGNITION PLAN" AND EXHIBIT F, ATTACHED HERETO.

     GENERAL. The Board of Directors of the Holding Company has adopted the Illinois Community Bancorp, Inc. Management Recognition Plan (the "MRP"), subject to its approval by the Bank's stockholders. The initial grant of MRP awards will occur and the MRP will become effective upon the MRP's receipt of stockholder approval (the "Effective Date").

     PURPOSE OF THE MRP. The purpose of the MRP is to reward and retain personnel of experience and ability in key positions of responsibility by providing such persons with a proprietary interest in the Holding Company, with compensation for their past contributions to the Holding Company and its subsidiaries, and with an incentive to make such contributions in the future.

     ADMINISTRATION. The MRP will be administered by an MRP Committee consisting of not less than three non-employee members of the Board who are "disinterested persons" within the meaning of the federal securities laws.

     MRP TRUST; PURCHASE LIMITATIONS. The assets of the MRP will be held in a trust (the "MRP Trust"). With funds contributed by the Holding Company or the Bank, the MRP Trust will purchase, in the aggregate, 20,102 shares of the Holding Company Common Stock on and after the Effective Date. The MRP Trustees may purchase such shares either on the open market or from the Holding Company.

     TYPES OF AWARDS; ELIGIBLE PERSONS. The MRP Committee may make MRP awards, in the form of restricted stock, with respect to shares held in the underlying MRP Trust. The MRP Committee has the discretion to select employees of the Holding Company and the Bank who will receive discretionary MRP awards.

     AUTOMATIC AWARDS. On the MRP Effective Date, all executive officers as a group (4 persons), all directors who are not executive officers as a group (5 persons) and all employees including officers who are not executive officers as a group (8 persons) will receive 8,040, 3,819 and 6,232 shares, respectively, of restricted stock under the MRP (see "New Plan Benefits" below).

     VESTING. Pursuant to the MRP, freely transferable shares of Holding Company Common Stock will be transferred to participants as they become vested in their MRP awards. MRP awards will become 20% vested on each of the five anniversary dates of the award, provided, with respect to each vesting date, that the participant is an employee or director of the Holding Company or a subsidiary on such date.

     VOTING. All unvested shares of Holding Company Common Stock held by the MRP Trust (whether or not subject to an MRP award) will be voted by the MRP Trustees in the same proportion as the trustee of the Holding Company's ESOP trust votes Holding Company Common Stock held therein.

     DURATION OF THE MRP. The MRP and MRP Trust will remain in effect until the earlier of (i) termination by the Holding Company's Board of Directors, or (ii) the distribution of all assets of the MRP Trust. Termination of the MRP will not affect any awards previously granted, and any outstanding awards will remain valid and in effect until they have been earned and distributed from the MRP Trust, or by their terms expire or are forfeited.

     RECOMMENDATION AND VOTE REQUIRED. Approval of the MRP requires the affirmative vote of the holders of a majority of the votes eligible to be cast at the Special Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE MRP.

- --------------------------------------------------------------------------------
                                 INTRODUCTION
- --------------------------------------------------------------------------------

     This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of Illinois Guarantee for the Special Meeting of Stockholders to be held at 210 East Fayette Avenue, Effingham, Illinois, on ________, June ___, 1996 at __:00 _.m. local time. The accompanying Notice of Special Meeting and this Proxy Statement/Prospectus, together with the enclosed form of proxy, are first being mailed to stockholders on or about April __, 1996.

- --------------------------------------------------------------------------------
                       VOTING AND REVOCATION OF PROXIES
- --------------------------------------------------------------------------------

     Proxies solicited by the Board of Directors of the Bank will be voted in accordance with the directions given therein. WHERE NO INSTRUCTIONS ARE GIVEN, PROPERLY EXECUTED PROXIES WHICH HAVE NOT BEEN REVOKED WILL BE VOTED IN FAVOR OF EACH PROPOSAL SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS FOR CONSIDERATION AT THE SPECIAL MEETING. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted ("broker no votes") will not be counted as votes cast. Proxies marked as abstentions or as broker no votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

     Stockholders who execute the form of proxy enclosed herewith retain the right to revoke such proxies at any time prior to exercise. Unless so revoked, the shares represented by properly executed proxies will be voted at the Special Meeting and all adjournments thereof. Proxies may be revoked at any time prior to exercise by written notice to the Bank or by the filing of a properly executed, later-dated proxy. A proxy will not be voted if a stockholder attends the Special Meeting and votes in person. The presence of a stockholder at the Special Meeting alone will not revoke such stockholder's proxy.

- --------------------------------------------------------------------------------
                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
- --------------------------------------------------------------------------------

      Stockholders of record as of the close of business on May ___, 1996 (the "Record Date"), are entitled to one vote for each share then held. As of the Record Date, the Bank had 502,550 shares of the Bank's common stock, $1.00 par value per share ("Illinois Guarantee Common Stock"), issued and outstanding.

     Persons and groups owning in excess of 5% of the Illinois Guarantee Common Stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended. Based upon such reports, management knows of no person or entity, other than those disclosed below, who owned more than 5% of the Illinois Guarantee Common Stock at the Record Date. The following table sets forth, as of the Record Date, the shares of Illinois Guarantee Common Stock beneficially owned by such persons and entity and by all officers and directors of the Bank as a group. It is expected that the 17.46% of the Bank Common Stock beneficially owned by all officers and directors as a group will be voted in favor of each of the proposals described herein.


                                     AMOUNT AND NATURE     PERCENT OF SHARES
NAME AND ADDRESS                       OF BENEFICIAL        OF COMMON STOCK
OF BENEFICIAL OWNER                    OWNERSHIP (1)          OUTSTANDING
- -------------------                  -----------------     -----------------
Illinois Guarantee Savings Bank, FSB     40,204(2)                8.0%
Employee Stock Ownership Plan
210 E. Fayette Avenue
Effingham, Illinois 21227

All Officers and Directors               87,723(4)              17.46
 as a Group (11 Persons)

______________
(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Illinois Guarantee Common Stock if he or she has or shares voting or investment power with respect to such Illinois Guarantee Common Stock or has a right to acquire beneficial ownership at any time within 60 days from the Record Date. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct, and the named individuals and group exercise sole voting and investment power over the shares of the Illinois Guarantee Common Stock.
(2) Shares owned by the Employee Stock Ownership Plan ("ESOP") are held in a suspense account for allocation among participants on the basis of compensation as the loan is repaid. Of the 40,204 shares held by the ESOP, no shares had been allocated as of the Record Date. The ESOP Committee as appointed by the Board of Directors, consists of Directors Ludwig, Garbe and Sehy. Directors Ludwig, Garbe and Sehy, none of whom are full-time employees of the Bank, serve as the ESOP Trustee. The ESOP Trustee must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Allocated shares for which employees do not give instructions and unallocated shares are voted by the ESOP Trustee in the same proportion as participants vote allocated stock; provided that, in the absence of any voting direction as to allocated stock, the Bank's Board of Directors shall direct the Trustee as to the voting of all shares of unallocated stock and in the absence of such direction from the Board Directors, the Trustee shall have sole discretion as to the voting of such shares.
(3) Includes shares of Illinois Guarantee Common Stock owned, over which shares the named individual has sole or shared voting and investment power.
(4) Includes certain shares of Illinois Guarantee Common Stock owned by businesses in which the director is an officer or major stockholder, or by spouses, or as a custodian or trustee for minor children, over which shares the named individual or all officers and directors as a group effectively exercise sole voting and investment power.

- --------------------------------------------------------------------------------
               PROPOSAL I -- PROPOSED HOLDING COMPANY FORMATION
- --------------------------------------------------------------------------------

 SUMMARY

     The formation of a holding company will be accomplished under an Agreement and Plan of Reorganization, dated February 20, 1996 (the "Plan of Reorganization"), pursuant to which Illinois Guarantee will become a wholly owned subsidiary of Illinois Community Bancorp, Inc., an Illinois corporation recently formed by the Bank for the purpose of becoming a holding company for the Bank. Under the terms of the Plan of Reorganization, each outstanding share of Illinois Guarantee Common Stock (other than shares as to which dissenters' rights of appraisal have been properly exercised) will be converted into one share of Holding Company Common Stock, and the former holders of Illinois Guarantee Common Stock will become the holders of all of the outstanding Holding Company Common Stock. The Holding Company was incorporated on March 8, 1996, and has no prior operating history. Following the Reorganization, it is intended that Illinois Guarantee will continue its operations at the same location, with the same management, and subject to all the rights, obligations and liabilities of the Bank existing immediately prior to the Reorganization.

REASONS FOR THE HOLDING COMPANY REORGANIZATION

     The Board of Directors of Illinois Guarantee believes that a holding company structure will provide greater flexibility than is currently enjoyed by the Bank. Federal regulations limit the types of businesses in which the Bank may engage and limit the amount which may be invested by the Bank in subsidiaries. Illinois Guarantee is also limited in its ability to engage in certain corporate transactions, such as stock repurchases, by provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable to savings associations but not to their holding companies. The Board of Directors believes that stock repurchases will improve market liquidity and enhance stockholder value by adding another potential purchaser to the market. Because there are generally no restrictions on the business activities of a unitary holding company (a holding company with only one savings association subsidiary), the establishment of a unitary holding company also permits diversification of operations and the acquisition and formation of companies engaged in lines of business which, while complementary to the thrift business, should help to reduce the risks inherent in an industry which is sensitive to interest rate changes. The qualification of the Holding Company as a unitary holding company will, however, be subject to the Bank's maintenance of its status as a Qualified Thrift Lender ("QTL"). See "-- Regulation of Illinois Community Bancorp, Inc. -- Activities Restrictions." The Bank is currently, and expects to remain, a QTL, although there can be no assurance of its ability to do so. Upon consummation of the Reorganization, it is expected that the Holding Company will be in a position to take immediate advantage of any acquisition opportunities which may arise, though no specific acquisition is planned at this time.

     Although the Board of Directors of Illinois Guarantee presently intends to operate the Holding Company as a unitary holding company in order to permit diversification, the Holding Company will have the ability to become a multiple holding company (a holding company which has more than one savings association subsidiary) in the future. The multiple holding company structure can facilitate the acquisition of other savings associations in addition to other companies. If a multiple holding company structure is utilized, the acquired savings association would be able to operate on a more autonomous basis as a wholly owned subsidiary of the holding company rather than as a division of the Bank. For example, the acquired institution could retain its own directors, officers and corporate name, as well as having representation on the Holding Company board of directors. This more autonomous operation may be decisive in acquisition negotiations. Although there are no pending plans, agreements or understandings for acquisitions, the Holding Company will be in a position to immediately take advantage of any acquisition opportunities as they arise. It should be noted that the acquisition of another savings association would be subject to regulatory approval (and as applicable, stockholder approval), and that certain aspects of the operations of the Holding Company and those of its savings association subsidiaries would still be subject to oversight and supervision by the OTS. See "-- Regulation of Illinois Community Bancorp, Inc.-- Restrictions on Acquisitions."

     If a multiple holding company structure is used, the Holding Company will in the future be able to diversify its financial services and business activities through the Holding Company or other subsidiaries of the Holding Company without being restricted by the 2%-of-assets service corporation investment authority generally applicable to the service corporation subsidiary investments of a federal savings association. In general, however, the business activities of multiple holding companies are restricted to certain enumerated activities (except that such restrictions do not apply in the case of multiple holding companies where each acquisition of an additional savings association was made pursuant to authority to approve emergency thrift acquisitions and each subsidiary savings association satisfies the QTL test). See "-- Regulation of Illinois Community Bancorp, Inc. -- Activities Restrictions." The range of financial services and business activities authorized for multiple holding companies is currently broader than the activities permitted service corporations of federal savings associations. This ability to diversify on a limited basis while acquiring other savings association through a multiple structure or to have complete authority to diversify as a unitary holding company is believed by the Board of Directors of Illinois Guarantee to be a substantial operating advantage of the holding company structure.

     THE BOARD OF DIRECTORS OF THE BANK HAS UNANIMOUSLY APPROVED THE PLAN OF REORGANIZATION AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PLAN OF REORGANIZATION.

PLAN OF REORGANIZATION

     The Reorganization will be accomplished under the Plan of Reorganization, which is attached as Exhibit A hereto. The following discussion is qualified in its entirety by reference to the Plan of Reorganization. The Plan of Reorganization was unanimously approved by the Board of Directors on February 20, 1996.

     The Holding Company is a newly organized Illinois corporation which was formed by the Bank solely for the purpose of effecting the Reorganization, and, therefore, the Holding Company has no prior operating history. The Plan of Reorganization is by and between the Holding Company, the Bank, and Illinois Guarantee Interim Savings Bank, FSB, a to-be-formed interim federal stock savings association ("Interim Savings").

     The Reorganization will be accomplished by the following steps: (i) the formation by the Bank of a wholly owned service corporation or operating subsidiary, the Holding Company, incorporated under the laws of the State of Illinois for the purpose of becoming the sole stockholder of a newly formed interim federal stock savings bank, and subsequently becoming the sole stockholder of the Bank, which formation shall include the issuance of up to 100,000 shares of Holding Company Common Stock to the Bank for a price of $1.00 per share or for such other consideration in excess of the aggregate par value of such shares as the OTS shall approve; (ii) the formation of an interim federal stock savings bank, Interim Savings, which will be wholly owned by the Holding Company; and (iii) the merger of the Bank and Interim Savings, with the Bank as the surviving corporation. Pursuant to such merger: (a) all of the issued and outstanding shares of Illinois Guarantee Common Stock (other than shares as to which dissenters' rights of appraisal have been properly exercised) will automatically be converted by operation of law on a one-for-one basis into an equal number of issued and outstanding shares of Holding Company Common Stock, and (b) all of the issued and outstanding shares of common stock of Interim Savings will automatically be converted by operation of law on a one-for-one basis into an equal number of issued and outstanding shares of Illinois Guarantee Common Stock, which will be all of the issued and outstanding stock of the Bank.

     After the Reorganization, the former holders of Illinois Guarantee Common Stock will be the holders of all of the outstanding Holding Company Common Stock. Thus, because the Holding Company will hold all of the issued and outstanding voting stock of the Bank, the Bank is described herein as a "wholly owned" subsidiary of the Holding Company following the Reorganization.

     The Board of Directors of the Bank presently intends to cause the Holding Company to be initially capitalized up to approximately $100,000. The initial capitalization will be effected through the purchase of 100,000 shares of Holding Company Common Stock at $1.00 per share, subject to OTS approval. Future capitalization of the Holding Company will be dependent upon dividends declared by the Bank or the raising of additional capital by the Holding Company through a future issuance of securities or debt or through other means. The Board of Directors of the Holding Company has no present plans or intentions with respect to any future issuance of securities or debt at this time, except the Holding Company may issue Holding Company Common Stock in connection with the implementation of the Option Plan and the MRP, if such plans are approved by the Bank's stockholders. See "PROPOSAL III -- APPROVAL OF 1996 STOCK OPTION AND INCENTIVE PLAN" and "PROPOSAL IV --APPROVAL OF MANAGEMENT RECOGNITION PLAN." The Holding Company does not intend to enter into any employment agreements.

     After the Reorganization, the Bank will continue its existing business and operations as a wholly owned subsidiary of the Holding Company, and the consolidated capitalization, assets, liabilities, income and financial statements of the Holding Company immediately following the Reorganization will be substantially the same as those of the Bank immediately prior to consummation of the Reorganization. The Federal Stock Charter and the Bylaws of the Bank will continue in effect, and will not be affected in any manner by the Reorganization. The name "Illinois Guarantee Savings Bank, FSB" will continue to be utilized. The corporate existence of the Bank will continue unaffected and unimpaired by the Reorganization.

EFFECTIVE DATE

     The "Effective Date" of the Reorganization will be the date upon which the Articles of Combination pertaining to the Reorganization are endorsed by the OTS. Although management of the Bank does not anticipate any significant delays in obtaining the OTS' endorsement of the Articles, the effects of any such delays on holders of the Illinois Guarantee Common Stock would depend upon the attendant facts and circumstances surrounding the specific delay.

OPTIONAL EXCHANGE OF STOCK CERTIFICATES

     After the Effective Date of the Reorganization, certificates evidencing shares of Illinois Guarantee Common Stock will represent, by operation of law, the same number of shares of the Holding Company Common Stock. Former holders of the Illinois Guarantee Common Stock will not be required to exchange their Illinois Guarantee Common Stock certificates for Holding Company Common Stock certificates, but will have the option to do so. Any stockholder desiring more information about such exchange may request additional information from the Bank by writing the President of the Bank, 210 East Fayette Avenue, Effingham, Illinois 62401-3613.

RIGHTS OF DISSENTING STOCKHOLDERS

     Federal regulations entitle a stockholder who does not vote for the Reorganization to demand payment by the Bank of the fair or appraised value for his shares. A dissenting stockholder must deliver to Douglas A. Pike, President, Illinois Guarantee Savings Bank, FSB, 210 East Fayette Avenue, Effingham, Illinois 62401-3613, before voting on Proposal I, written notice identifying himself and stating his intention thereby to demand appraisal of and payment for his shares. Such written notice must be separate from and in addition to any proxy or vote against Proposal I. A proxy or vote against the Plan of Reorganization does not by itself constitute a demand for appraisal. In addition to making written notice of their demand appraisal, the stockholder must not vote in favor of the Plan of Reorganization. Stockholders who return executed but unmarked proxies will be deemed to have voted in favor of the Plan of Reorganization. Stockholders who abstain from voting on the Reorganization will not be deemed to have voted in favor of the Plan of Reorganization.

     Under the Plan of Reorganization, the obligations of the Holding Company, the Bank and Interim Savings to consummate the Reorganization are conditioned upon the holders of not more than 10% of the Bank's outstanding shares electing to exercise their rights as dissenting stockholders. Although the parties to the Plan of Reorganization could waive this condition, none of them presently intends to do so.

     Provided that such stockholder does not vote in favor of the Reorganization (or return an executed but unmarked proxy), and assuming the holders of the requisite number of shares approve Proposal I, then, within 10 days after the Effective Date of the Reorganization, the Bank shall (i) notify each stockholder entitled to such notice of the Effective Date, (ii) offer to pay to each such stockholder a specified price deemed by the Bank to be the fair value for his shares, and (iii) remind each dissenting stockholder that, within 60 days after the Effective Date of the Reorganization, the stockholder must either agree with the Bank on the fair value of his shares or file a petition with the OTS demanding determination of the fair market value of the shares, or the stockholder shall be deemed to have accepted the terms of the Reorganization. If within 60 days of the Effective Date of the Reorganization, the fair value is agreed upon between the Bank and a stockholder who is entitled to payment, such payment shall be made within 90 days of the Effective Date of the Reorganization. Within 60 days of the Effective Date of the Reorganization, each stockholder demanding appraisal and payment must, as a condition to exercise of his appraisal rights, submit to the Bank his certificates of stock for placement of a notation thereon regarding the stockholder's demand of appraisal and payment. At any time within 60 days after the Effective Date of the Reorganization, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms of the Reorganization.

     In the event that a fair value cannot be determined by the Bank and a stockholder demanding appraisal and payment, an appraisal will be determined by the OTS, which shall direct payment by the Bank in accordance with such appraised value upon surrender of the stockholder's stock certificate. The appraised value determined by the OTS may be more or less than the appraised value determined by the Bank.

      The OTS has the right to apportion among all or some of the parties any expenses of any proceeding to demand the fair or appraised value of shares as it deems equitable. Any stockholder who has demanded appraisal rights for his shares of Illinois Guarantee Common Stock is, with certain exceptions, thereafter denied voting and dividend rights with respect to such shares. Shares of the Holding Company Common Stock into which shares of Illinois Guarantee Common Stock would have been converted had their holders assented to the Reorganization shall have the status of authorized and unissued shares of the Holding Company Common Stock. A copy of the governing federal regulation is attached hereto as Exhibit D and incorporated herein by reference.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Illinois Guarantee expects that, for federal income tax purposes, the Reorganization will be treated as a tax-free reorganization and that no gain or loss will be recognized by a stockholder of Illinois Guarantee who receives Holding Company Common Stock in the Reorganization solely in exchange for such stockholder's shares of Illinois Guarantee Common Stock. The Internal Revenue Service ("IRS") has not been asked to rule upon the tax consequences of the Reorganization. Instead, Illinois Guarantee will rely upon the opinion of Housley Kantarian & Bronstein, P.C., its special counsel, as to certain federal income tax consequences of the Reorganization to the Illinois Guarantee stockholders. Such opinion is based upon the Code, regulations now in effect or proposed thereunder, current administrative rulings and practice and judicial authority, all of which are subject to change and such change may be made with retroactive effect. Unlike private letter rulings received from the IRS, an opinion is not binding upon the IRS and there can be no assurance that the IRS will not take a position contrary to the positions reflected in such opinion, or that such opinion will be upheld by the courts if challenged by the IRS.

     Based upon the opinion of Housley Kantarian & Bronstein, P.C., which is based upon various representations and subject to various assumptions and qualifications described below, the following federal income tax consequences to the Illinois Guarantee stockholders will result from the Reorganization.

     (1) The merger of Interim Savings with and into Illinois Guarantee will constitute a reorganization within the meaning of 368(a) of the Code.

     (2) Interim Savings will not recognize any gain or loss on the transfer of its assets to the Bank in exchange for Bank Common Stock and the assumption by the Bank of the liabilities, if any, of Interim Savings.

     (3) The Bank will not recognize any gain or loss on the receipt of the assets of Interim Savings in exchange for the transfer to Interim Savings of Bank Common Stock.

     (4) The Bank's basis in the assets received from Interim Savings in the proposed transaction will, in each case, be the same as the basis of such assets in the hands of Interim Savings immediately prior to the transaction.

     (5) The Bank's holding period for the assets received from Interim Savings in the proposed transaction will, in each instance, include the period during which such assets were held by Interim
            Savings.

     (6) The Holding Company will not recognize any gain or loss upon its receipt of Bank Common Stock in exchange for capital stock of Interim Savings.

     (7) Stockholders of Illinois Guarantee will not recognize any gain or loss upon their exchange of Illinois Guarantee Common Stock solely for shares of Holding Company Common Stock.

     (8) An Illinois Guarantee stockholder's aggregate basis in his or her shares of Holding Company Common Stock received pursuant to the Reorganization will be equal to the aggregate basis of such stockholder's shares of Illinois Guarantee Common Stock surrendered in exchange therefor.

     (9) An Illinois Guarantee stockholder's holding period of his or her shares of Holding Company Common Stock received pursuant to the Reorganization will include the period during which the stockholder's shares of Illinois Guarantee Common Stock surrendered in exchange therefor were held by such stockholder, provided that such Illinois Guarantee Common Stock is a capital asset in the hands of such stockholder on the date of the Reorganization.

     (10) If a stockholder of Illinois Guarantee dissents to the Reorganization and receives solely cash in exchange for all of his or her shares of Illinois Guarantee Common Stock, such cash will be treated as having been received by the stockholder as a distribution in redemption of his or her shares of Illinois Guarantee Common Stock, subject to the provisions and limitations of Section 302 of the Code. Accordingly, assuming such stockholder satisfies at least one of the four conditions under Section 302(b) of the Code, such as that the stockholder's direct and indirect interest in Illinois Guarantee or the Holding Company will completely terminate, the stockholder will recognize gain or loss in an amount equal to the difference between the cash received and the stockholder's basis in such shares of Illinois Guarantee Common Stock.

     The opinion of Housley Kantarian & Bronstein, P.C., is based in part upon, and subject to the continuing validity in all material respects through the date of the Reorganization to, various representations of Illinois Guarantee and upon certain assumptions and qualifications, including that the Reorganization is consummated in the manner and according to the terms provided in the Plan of Reorganization. For instance, such opinion assumes, among other things, the accuracy of the facts regarding the Reorganization as described in the Proxy Statement/Prospectus, including that, except for stockholders who exercise disenters' rights of appraisal, holders of Bank Common Stock will only receive voting stock of the Holding Company (i.e., the Holding Company Common Stock) in the Reorganization, that the Bank will continue its historic business operations following the Reorganization, and that there is no plan or intention by the Holding Company to liquidate the Bank following the Reorganization. Further, such opinion assumes the satisfaction of the "continuity of interest" requirement under judicial interpretations of Section 368(a) of the Code. Generally, under the "continuity of interest" requirement, the Illinois Guarantee stockholders must maintain a continuing proprietary interest in the successor company (i.e., the Holding Company) after the Reorganization through ownership on an aggregate basis of a minimum percentage of the stock of the Holding Company. In addition, the opinion is qualified by reference to the statutory, judicial and administrative tax authorities then in effect, the subsequent change of which may have retroactive effect or render the opinion invalid.

     Illinois Guarantee expects that because the Reorganization will constitute a reorganization within the meaning of Section 368(a) of the Code, its tax bad debt reserves maintained immediately prior to the Reorganization will not be required to be recaptured into its taxable income as a result of the Reorganization. Further, Illinois Guarantee has been advised by Housley Kantarian & Bronstein, P.C., that such reserves will not be required to be recaptured into income as a result of the payment of cash to stockholders who dissent to the Reorganization.

     THE FEDERAL INCOME TAX DISCUSSION DOES NOT PURPORT TO CONSIDER ALL ASPECTS OF FEDERAL INCOME TAXATION WHICH MAY BE RELEVANT TO AN ILLINOIS GUARANTEE STOCKHOLDER ENTITLED TO SPECIAL TREATMENT UNDER THE INTERNAL REVENUE CODE, SUCH AS TRUSTS, INDIVIDUAL RETIREMENT ACCOUNTS, OTHER EMPLOYEE BENEFIT PLANS, INSURANCE COMPANIES, AND STOCKHOLDERS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH ILLINOIS GUARANTEE STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISOR AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE REORGANIZATION.

     Cash payments made to Illinois Guarantee stockholders who exercise their right to dissent to the Reorganization will be subject to a 31% backup withholding tax under federal income tax law unless certain requirements are met. Generally, the Bank will be required to deduct and withhold the tax if: (i) the stockholder fails to furnish a taxpayer identification number ("TIN") to the Bank or fails to certify under penalty of perjury that such TIN is correct; (ii) the IRS notifies the Bank that the TIN furnished by the stockholder is incorrect; (iii) the IRS notifies the Bank that the stockholder has failed to report interest, dividends or original issue discount in the past; or (iv) there has been a failure by the stockholder to certify under penalty of perjury that such shareholder is not subject to such backup withholding tax. Any amounts withheld by the Bank in collection of the backup withholding tax will reduce the federal income tax liability of the stockholder from whom such tax was withheld. The TIN of an individual stockholder is that stockholder's Social Security number.

CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

     The Holding Company has filed with the SEC a registration statement under the Securities Act for the registration of the Holding Company Common Stock to be issued and exchanged pursuant to the Plan of Reorgani zation. This Proxy Statement/Prospectus and the accompanying Notice of Special Meeting constitute the Prospectus of the Holding Company filed as part of such registration statement. Upon consummation of the Reorganization, the Holding Company will register the Holding Company Common Stock under the Exchange Act and will be required to comply with the insider trading, reporting and proxy requirements under the Exchange Act. In addition, the Holding Company will be required to file periodic reports with the SEC. The Holding Company will also be subject to the general anti-fraud provisions of the federal securities laws after the Reorganization.

     The registration under the Securities Act of shares of Holding Company Common Stock to be issued in connection with the Reorganization does not cover the resale of such shares. The Holding Company Common Stock acquired by persons who are not affiliates of the Holding Company or Illinois Guarantee may be resold without registration. Shares received by affiliates of Illinois Guarantee will be subject to the resale restrictions of Rule 145 under the Securities Act, which are substantially the same as the restrictions of Rule 144 discussed below. For purposes of these Rules, an "affiliate" of an issuer is any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. The Rule 145 restrictions terminate after two years if the Holding Company continues to comply with the reporting requirements under the Exchange Act, but any affiliate of Illinois Guarantee who becomes an affiliate of the Holding Company will continue to be subject to the restrictions on sales by affiliates under Rule 144.

     If the Holding Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of Illinois Guarantee who complies with the other conditions of Rule 144, including those that require the affiliate sales to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, in any three-month period, a number of shares not to exceed the greater of (i) 1.0% of the outstanding shares of the Holding Company, or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Holding Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

CONDITIONS TO THE REORGANIZATION

     The Plan of Reorganization sets forth a number of conditions which must be met before the Reorganization will be consummated, including, among others, (i) the approval of the Plan of Reorganization by the holders of a majority of the outstanding shares of Illinois Guarantee Common Stock, (ii) holders of no more than 10% of the outstanding shares shall have exercised dissenters' appraisal rights, (iii) the receipt of either a ruling from the IRS or an opinion of counsel that the Reorganization will be treated as a non-taxable transaction under the Code (see "--Certain Federal Income Tax Consequences"), (iv) the approval of the Reorganization by the OTS and the receipt of all approvals from any other governmental agencies which may be required for the consummation of the Reorganization, and (v) registration of the shares of the Holding Company Common Stock to be issued in the Reorganization under the Securities Act, to the extent required by applicable law, and the compliance by the Holding

Company with all applicable state securities laws relating to the issuance of the Holding Company Common Stock. Additionally, the Plan of Reorganization may be terminated at any time prior to the Effective Date of the Reorganization by the Board of Directors.

     An application to acquire all the outstanding shares of Illinois Guarantee Common Stock, and the related application to establish and merge Interim Savings in connection with the consummation of the Reorganization has been filed with the OTS. No assurance can be given that OTS approval will be received or will not be received on terms or conditions that would require changes in the Plan of Reorganization. Unless such changes are materially adverse to stockholders of the Bank, the Board of Directors will amend the Plan of Reorganization to comply with such terms or conditions. It is anticipated that any OTS approval will be subject to the satisfaction of certain conditions, including (i) the consummation of the Reorganization within 120 days of OTS approval, (ii) the absence of any material adverse events or changes in the financial condition or operations of Illinois Guarantee prior to the Reorganization, (iii) the operation of Illinois Guarantee in accordance with its Business Plan, as now in effect or as it may be amended upon OTS approval, for at least three years after the Reorganization and (iv) the submission to the OTS of opinions of Illinois Guarantee's independent auditors and legal counsel that the Reorganization was consummated in accordance with generally accepted accounting principles and all applicable laws and regulations, respectively. Although there can be no assurance, management believes all conditions to OTS approval of the Reorganization will be satisfied.

AMENDMENT, TERMINATION OR WAIVER

     The Board of Directors of the Bank may cause the Plan of Reorganization to be amended or terminated if the Board determines for any reason that such amendment or termination would be advisable. Such amendment or termination may occur at any time prior to the filing of Articles of Combination with the OTS, whether before or after stockholder approval of the Plan of Reorganization, provided that no such amendment may be made to the Plan of Reorganization after stockholder approval if such amendment is deemed to be materially adverse to the stockholders of the Bank. Additionally, any of the terms or conditions of the Plan of Reorganization may be waived by the party which is entitled to the benefit thereof.

BUSINESS OF ILLINOIS GUARANTEE

     For a discussion of the business of Illinois Guarantee, see "Illinois Guarantee Savings Bank, FSB."

BUSINESS OF ILLINOIS COMMUNITY BANCORP, INC.

     GENERAL. Prior to completion of the Reorganization, the Holding Company will be a non-operating, wholly owned operating subsidiary of the Bank. Upon the completion of the Reorganization, the Bank will become a wholly owned subsidiary of the Holding Company, and each stockholder of the Bank will become a stockholder of the Holding Company with the same respective ownership interest therein as presently held in the Bank.

     Immediately after consummation of the Reorganization, it is expected that the Holding Company will not engage in any business activity other than to hold all of the stock of the Bank. The Holding Company does not presently have any arrangements or understandings regarding any acquisition or merger opportunities. It is antici pated, however, that the Holding Company in the future may pursue other investment opportunities, including possible diversification through acquisitions and mergers. It is the Holding Company's intention to become a vertically integrated organization capable of providing a full range of financial services to the public by entering businesses that are complementary to Illinois Guarantee and that further enhance the safety and soundness of its daily operations.

     PROPERTY. The Holding Company is not expected to own or lease real or personal property initially. Instead, it intends to utilize the premises, equipment and furniture of Illinois Guarantee without the direct payment of any rental fees to the Bank.

     LEGAL PROCEEDINGS. The Holding Company has not, since its organization, been a party to any legal proceedings.

     EMPLOYEES. At the present time, the Holding Company does not intend to employ any persons other than its management, who will be the same persons serving as the management of Illinois Guarantee. It will utilize the support staff of the Bank from time to time and reimburse Illinois Guarantee for the time of its employees. If the Holding Company acquires other savings associations or pursues other lines of business, at such time it may hire additional employees.

     COMPETITION. It is expected that for the immediate future the primary business of the Holding Company will be the ownership of the Bank's common stock. Therefore, the competitive conditions to be faced by the Holding Company will be the same as those faced by the Bank.

MANAGEMENT OF ILLINOIS COMMUNITY BANCORP, INC.

     DIRECTORS. The Holding Company's Articles of Incorporation provide that the Board of Directors shall consist of not less than five nor more than fifteen members. The Board of Directors will initially consist of seven members who will be divided into three classes as nearly equal as possible. Directors shall be elected for staggered terms of three years so that approximately one-third of the directors are elected each year. The directors of the Holding Company are, and upon completion of Reorganization will continue to be, the same persons who are at present the directors of the Bank.

     The following table sets forth the name of each director and the year the term of office of each director expires as a director of the Holding Company and as a director of the Bank:

                                           TERM OF OFFICE EXPIRES
                                         AS DIRECTOR OF THE HOLDING
          NAME                              COMPANY AND THE BANK
          ----                              --------------------
          Garrett M. Andes, II                      1996
          Ernest E. Garbe                           1996
          Milton Hinkle                             1997
          Gerald E. Ludwig                          1997
          Michael F. Sehy                           1997
          Douglas A. Pike                           1998
          Frederick C. Schaefer                     1998

     The principal occupation of each director and executive officer of Illinois Guarantee is set forth below. All directors and executive officers have held their present positions for at least five years unless otherwise stated.

     GARRETT M. ANDES, II is the owner of a pharmacy in Effingham, Illinois.

     ERNEST E. GARBE was a self-employed farmer until his retirement in 1995. He currently serves on the boards of directors of the National Lutheran Church-Missouri Synod, Inc., the South Central Regional Planning Commission and the Dieterich Community Development Corporation. Mr. Garbe is also a charter member of the Dieterich Community Ruritan Club and a member of the Private Industry Council of 14 County S.D.A. 23.

     MILTON HINKLE is a retired masonry contractor. He is a member of the Sacred Heart Catholic Church Board of Directors as a Lay Board Member.

     GERALD E. LUDWIG is owner of Ludwig Medical, Inc., a manufacturer of plastic disposable medical devices. Mr. Ludwig was elected Chairman of the Board and Chief Executive Officer of the Bank on April 18, 1995.

     MICHAEL F. SEHY is a self-employed optometrist. He currently serves as Effingham Park District Commissioner, is a member of the Rotary Club, the Knights of Columbus and the Effingham Chamber of Commerce.

     DOUGLAS A. PIKE has been in the financial institutions industry for more than 12 years and joined the Bank in February 1995 as Vice President of Lending. Mr Pike was appointed President and Chief Operating Officer of the Bank on June 20, 1995. Prior to joining the Bank, he served as loan officer of Effingham State Bank and, prior to that, as consumer loan officer of First National Bank of Effingham, both in Effingham, Illinois. Mr. Pike is a Commissioner of the Effingham City Council. He is also a member of the Benevolent Order of Elks and the Knights of Columbus.

     FREDERICK C. SCHAEFER is a ticket agent for Greyhound, a position he has held since 1990. From 1958 until his retirement in 1988, Mr. Schaefer served as an Illinois State Trooper. He currently serves as a member of the Knights of Columbus, the Fraternal Order of Police and as member and director of the American Legion Post 120.

     EXECUTIVE OFFICERS OF THE HOLDING COMPANY.   With the exception of John H.
Leonard, the executive officers of the Holding Company are, and upon completion of the Reorganization will be, the following persons, each of whom is an executive officer of Illinois Guarantee:

            NAME                    POSITION
            ----                    --------

          Gerald E. Ludwig          Chairman and Chief Executive Officer
          Douglas A. Pike           President and Chief Operating Officer
          Ronald R. Schettler       Senior Vice President, Chief Administrative
                                      Officer and Secretary


     For information with respect to the business experience of Mr. Ludwig and Mr. Pike, see " -- Directors" above.

     RONALD R. SCHETTLER has been in the financial institutions industry for more than 29 years, and currently serves as Senior Vice President of the Bank in charge of administration and investments, a position he has held since joining the Bank in June 1995. Prior to that time, Mr. Schettler was Vice President of Effingham State Bank in Effingham, Illinois. He is a member of the United Methodist Church, the Scottish Rite, the Effingham Chamber of Commerce, the Master Masons, the Effingham Shrine Club and the Benevolent Order of Elks.

     EXECUTIVE COMPENSATION. Since the formation of the Holding Company, none of its executive officers or directors has received any remuneration from the Holding Company. It is expected that unless and until the Holding Company becomes actively involved in additional businesses, no separate compensation will be paid to its directors and officers in addition to compensation paid to them by the Bank. However, the Holding Company may determine that such separate compensation is appropriate in the future. At the present time, the Holding Company does not intend to employ any persons other than its present management. If the Holding Company acquires other businesses, it may at such time hire additional employees.

     INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATION OF LIABILITY.
The Bank is required by OTS regulations to indemnify its directors, officers and employees against legal and other expenses incurred in defending lawsuits brought against them by reason of the performance of their official duties. Indemnification may be made to such person only if final judgment on the merits is in his favor or, in case of (i) settlement, (ii) final judgment against him or (iii) final judgment in his favor, other than on the merits, if a majority of the disinterested directors of the Bank determines that he was acting in good faith within the scope of his employment or authority as he could reasonably have perceived it under the circumstances and for a purpose he could have reasonably believed under the circumstances was in the best interest of the Bank or its stockholders. If a majority of the disinterested directors of the Bank concludes that in connection with an action any person ultimately may become entitled to indemnification, the directors may authorize payment of reasonable costs and expenses arising from defense or settlement of such action.

     The Holding Company's Articles of Incorporation provide for indemnification of any individual who is or was a director, officer, employee or agent of the Holding Company (collectively, a "Covered Person") in any proceeding in which the individual is made a party as a result of his service in such capacity, as follows. With respect to an action or suit by or in the right of the Holding Company (a derivative suit), the Holding Company will indemnify a Covered Person for expenses (including attorneys' fees, but excluding amounts paid inn settlement) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit only if: (i) the Covered Person is successful on the merits or otherwise; or (ii) the Covered Person acted in good faith in the transaction that is the subject of the suit or action, and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Holding Company. Such Covered Person will not be indemnified with respect to any claim, issue or matter as to which he has been adjudged to have been liable to the Company unless, and only to the extent that, the court in which the suit was brought shall determine that he is entitled to indemnification.

     Generally, with respect to a suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a derivative suit (a nonderivative suit), against a Covered Person, the Holding Company will indemnify the covered person for amounts reasonably incurred by the Covered Person in connection with the nonderivative suit, including, but not limited to, expenses (including attorneys' fees), amounts paid in settlement, judgments and fines. Indemnification may only be made in a non-derivative suit if: (i) the Covered Person is successful on the merits or otherwise, or (ii) the Covered Person acted in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation.

     If the Indemnification provisions of the Holding Company's Articles of Incorporation are invalidated by a court of competent jurisdiction, then any Covered Person will be indemnified to the full extent permitted by applicable law. Additionally, if the Illinois Business Corporation Act is amended, or other Illinois law is enacted, to permit further indemnification, then any Covered Person will be indemnified to the fullest extent as permitted by the Illinois Business Corporation Act, as so amended, or such other Illinois law. Management does not have any plans to provide for indemnification rights beyond those provided in the Holding Company's Articles of Incorporation.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Holding Company pursuant to the foregoing provisions, the Holding Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Holding Company's Articles of Incorporation also provide that a director will not be personally liable to the Holding Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Holding Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) under Section 8.65 of the Illinois Business Corporation Act (dealing with, among other things, unlawful distributions), or (iv) for any transaction from which the director derived any improper personal benefit.

     This provision eliminates the potential liability of the Holding Company's directors and officers for failure, through ordinary negligence, to satisfy their duty of care, which requires directors and officers to exercise informed business judgment in discharging their duties. It may thus reduce the likelihood of derivative litigation against directors and officers and discourage or deter stockholders from bringing a lawsuit against directors and officers for breach of their duty of care, even though such an action, if successful, might otherwise have been beneficial to the Holding Company and its stockholders. Stockholders may thus be surrendering a cause of action based upon negligent business decisions, including those relating to attempts to change control of the Holding Company. The provision will not, however, affect the right to pursue equitable remedies for breach of the duty of care, although such remedies might not be available as a practical matter, and the provision does not apply to breaches of duty prior to the incorporation of the Holding Company or to breaches not committed as a director, officer, employee or agent of the Holding Company.

     To the best of management's knowledge, there is currently no pending or threatened litigation for which indemnification may be sought or any recent litigation involving directors of the Bank that might have been affected by the limited liability provision in the Holding Company's Articles of Incorporation had it been in effect at the time of the litigation. Federal regulations contain no provisions for limitation of directors' liability.

     The above provisions seek to ensure that the ability of the Holding Company's directors and officers to exercise their best business judgment in managing the Holding Company's affairs, subject to their continuing fiduciary duties of loyalty to the Holding Company and its stockholders, is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The nature of the tasks and responsibilities undertaken by directors and officers often requires such persons to make difficult judgments of great importance which can expose such persons to personal liability, but from which they will acquire no personal benefit (other than as stockholders). In recent years, litigation against corporations and their directors and officers, often amounting to mere "second guessing" of good-faith judgments and involving no allegations of personal wrongdoing, has become common. Such litigation often claims damages in large amounts which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not officers of the corporation. The expense of defending such litigation, regardless of whether it is well founded, can be enormous. Individual directors and officers can seldom bear either the legal defense costs involved or the risk of a large judgment.

     In order to attract and retain competent and conscientious directors and officers in the face of these potentially serious risks, corporations have historically provided for corporate indemnification in their bylaws and have obtained liability insurance protecting the company and its directors and officers against the cost of litigation and related expenses. Based upon the publicized trends in the insurance industry and the reported experience of other companies, the Bank's management has no reason to believe that these problems will be alleviated in the near future. While in the opinion of the Bank's management current conditions have not to date impaired the Bank's ability to secure qualified directors and officers, management of the Bank believes that these trends may result in individuals being unwilling, in many instances, to serve as directors of the Holding Company without at least a partial supplement to the protection which such insurance has historically provided. The provisions of the Holding Company's Articles of Incorporation relating to director liability and the Illinois law authorizing such provisions are intended to reduce, in appropriate cases, the risk incident to serving as a director, which otherwise could be covered by liability insurance. The Holding Company's Board of Directors, the individual members of which will benefit from the inclusion of the indemnification and limitation of liability provisions, has a personal interest in including these provisions in the Holding Company's Articles of Incorporation at the potential expense of stockholders.

COMPARISON OF STOCKHOLDERS' RIGHTS

     INTRODUCTION. As a result of the Reorganization, holders of Illinois Guarantee Common Stock, whose rights are presently governed by federal law and the Federal Stock Charter and Bylaws of the Bank, will become stockholders of the Holding Company, an Illinois corporation. Accordingly, their rights will be governed by the Illinois Business Corporation Act, and the Articles of Incorporation and Bylaws of the Holding Company. Certain differences arise from this change of governing law, as well as from distinctions between the Charter and Bylaws of the Bank and the Articles of Incorporation and Bylaws of the Holding Company. The following discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but summarizes the material differences. The Articles of Incorporation and Bylaws of the Holding Company are attached hereto as Exhibits B and C and should be reviewed for more detailed information.

     ISSUANCE OF CAPITAL STOCK. The Bank's Federal Stock Charter authorizes the issuance of 5,000,000 shares of capital stock, 4,000,000 shares of which are common stock, par value $1.00 per share and 1,000,000 shares of which are serial preferred stock, par value $1.00 per share. The Articles of Incorporation of the Holding Company authorize the issuance of 5,000,000 shares of capital stock, 4,000,000 shares of which are common stock, par value $0.01 per share and 1,000,000 shares of which are serial preferred stock. The lower par value of the Holding Company Common Stock will give the Holding Company's Board of Directors more flexibility to issue Holding Company Common Stock as dividends or in acquisitions. At December 31, 1995, there were 502,550 shares of Illinois Guarantee Common Stock outstanding. Following the Reorganization, there will be the same number of shares of Holding Company Common Stock outstanding, except for shares deemed authorized but unissued in accordance with the exercise of dissenters' rights. Under the Bank's Federal Stock Charter, shares of capital stock may not be issued directly or indirectly to officers, directors or controlling persons of the Bank (other than as part of a general public offering or as qualifying shares to a director) unless the issuance or the plan under which they would be issued is approved by a majority of the votes eligible to be cast. This restriction on issuing stock to officers, directors or controlling persons is not contained in the Holding Company's Articles of Incorporation. The Holding Company's Articles of Incorporation authorize the issuance of additional shares of stock up to the amount authorized as approved by the board of directors without the approval of the stockholders.

     The Holding Company has no present intention to issue additional shares of stock at this time, except shares of stock may be issued in connection with implementation of the Option Plan and the MRP, if such plans are approved by stockholders of the Bank. See "PROPOSAL III -- APPROVAL OF 1996 STOCK OPTION AND INCENTIVE PLAN" and "PROPOSAL IV -- APPROVAL OF MANAGEMENT RECOGNITION PLAN." If additional shares are issued, the percentage ownership interests of existing stockholders would be reduced, and, depending on the terms pursuant to which new shares were issued, the book value of outstanding stock could be diluted. Moreover, such additional share issuance could be construed as having an anti-takeover effect. The ability to issue additional shares, which exists under both the Federal Stock Charter of Illinois Guarantee and the Articles of Incorporation of the Holding Company, gives management greater flexibility in financing corporate operations.

     PAYMENT OF DIVIDENDS. Federal regulations impose certain limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by the Bank. Under these regulations, a savings institution that, immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distributions, has total capital (as defined by OTS regulation) that is equal to or greater than the amount of its fully phased-in capital requirements (a "Tier 1 Association") is generally permitted, after notice, to make capital distributions during a calendar year in the amount equal to the greater of: (a) 75% of its net income for the previous four quarters; or
(b) up to 100% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its ratio of total capital to assets exceeded its fully phased-in risk-based capital ratio requirement at the beginning of the calendar year. Savings associations with total capital in excess of the fully phased-in capital requirement that have been notified by the OTS that they are in need of more than normal supervision will be subject to restriction on dividends. A savings institution with total capital in excess of current minimum capital ratio requirements but not in excess of the fully phased-in requirements (a "Tier 2 Association") is permitted, after notice, to make capital distributions without OTS approval of up to 75% of its net income for the previous four quarters, less dividends already paid for such period, depending on the savings institution's level of risk-based capital. A savings institution that fails to meet current minimum capital requirements (a "Tier 3 Association") is prohibited from making any capital distributions without the prior approval of the OTS. Tier 1 Associations that have been notified by the OTS that they are in need of more than normal supervision will be treated as either a Tier 2 or Tier 3 Association. The Bank is a Tier 1 Association. Under regulations which took effect on December 19, 1992, the Bank is prohibited from making any capital distributions, including dividends, if after making the distribution, the Bank would have: (i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0%.

     In addition to the foregoing, earnings of the Bank appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to the Holding Company without payment of taxes at the then current tax rate by the Bank on the amount of earnings removed from the reserves for such distributions. Finally, the Bank is not permitted to pay dividends on its capital stock if its regulatory capital would thereby reduced below the remaining balance of the liquidation account which was established for the benefit of certain depositors of the Bank at the time of its conversion to stock form.

     Unlike the Bank, the Holding Company is not subject to regulatory restrictions on the payment of dividends to stockholders. Generally, under the Illinois Business Corporation Act, no dividends may be paid if, after giving effect to the dividend; (i) the Holding Company would be insolvent, or (ii) the Holding Company's net assets would be less than zero or less than the maximum amount payable at the time of distribution to shareholders having preferential rights in liquidation if the Holding Company were then to be liquidated. After the Reorganization, however, the Holding Company's principal source of income will initially consist of its equity in the earnings, if any, of the Bank. Although the Holding Company will not be subject to the restrictions applicable to the Bank regarding dividend payments to its stockholders, the restrictions on the Bank's ability to pay dividends to the Holding Company may affect the Holding Company's ability to pay dividends.

     The payment of future cash dividends by Illinois Guarantee, and thus by the Holding Company, will continue to depend upon the Bank's earnings, financial condition and capital requirements, as well as the tax and regulatory considerations discussed herein. In deciding whether to declare a dividend, the Bank's Board of Directors considers many factors, including the Bank's profitability, maintenance of adequate capital, the Bank's current and anticipated future income, outstanding loan commitments, adequacy of loan loss reserves, cash flow requirements and economic conditions. Before declaring a dividend, the Board of Directors must determine that the Bank will exceed its regulatory capital requirements after the payment of the dividend. If the Reorganization takes place, the savings and loan holding company provisions of the Home Owners' Loan Act will require Illinois Guarantee to give the OTS 30 days' advance notice of any proposed declaration of dividends to the Holding Company.

     PREEMPTIVE RIGHTS. The Bank's Charter provides that holders of the Bank's capital stock are not entitled to preemptive rights with respect to any shares of the Bank that may be issued. Stockholders of the Holding Company will also not have preemptive rights.

     SPECIAL MEETINGS OF STOCKHOLDERS. Special meetings of the holders of Illinois Guarantee Common Stock generally may be called by the chairman of the board, the president, a majority of the Board of Directors and must be called upon the written request of the holders of not less than 10% of all the outstanding capital stock entitled to vote at the meeting. The Holding Company's Articles of Incorporation and Bylaws provide that special meetings of stockholders may only be called by the President, the Board of Directors, a duly appointed committee of the Board of Directors, or by the holders of not less than 20% of all the votes entitled to be cast at the meeting.

     RIGHTS OF STOCKHOLDERS TO DISSENT. Stockholders of the Bank have dissenters' appraisal rights in connection with a plan of merger or consolidation to which the Bank is a party. Stockholders of the Holding Company similarly will have dissenters' appraisal rights in connection with a business combination to which the Holding Company is a party.

     VACANCIES ON THE BOARD OF DIRECTORS.  Any vacancy on the Board of
Directors of the Bank may be filled by the affirmative votes of a majority of the remaining directors although less than a quorum, and any director so appointed is to serve until the next election of directors by stockholders. Additionally, any directorship of the Bank to be filled by reason of an increase in the number of directors may be filled by election by the Board of Directors for a term of office only until the next election of directors by the stockholders. The Articles of Incorporation of the Holding Company provide that vacancies on the board and newly created directorships shall be filled by a two-thirds vote of the directors then in office. A director of the Holding Company so chosen shall hold office until the next meeting of stockholders at which directors are to be elected.

     NUMBER AND TERM OF DIRECTORS. The Bank's Federal Stock Charter provides that the number of directors, as stated in the Bylaws, shall not be less than five nor more than fifteen. Illinois Guarantee's Bylaws provide that its Board of Directors shall consist of seven members and shall be divided into three classes as nearly equal in number as possible, which shall each be elected for three-year terms. The Holding Company's Articles of Incorpor ation provide that its Board of Directors shall consist of not less than six nor more than fifteen members, as set forth in its Bylaws. The Holding Company's Bylaws presently set the number of directors at seven persons. Although the Holding Company has no present intention of reducing its number of directors below its present seven members, the Board of Directors believes that the ability to reduce the number of directors to as few as six members will result in greater flexibility in the event of vacancies on the Board of Directors. Under the Illinois Business Corporation Act, the Holding Company is required to have at least six directors in order to stagger the terms of directors.

     REMOVAL OF DIRECTORS. OTS regulations provide that at a meeting of stockholders called expressly for that purpose, any director may be removed for cause by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. The regulation states that if less than the entire board is to be removed, no one of the directors may be removed if the votes cast against the removal would be sufficient to elect a director if then cumulatively voted at an election of the class of directors of which such director is a part. Whenever the holders of the shares of any class are entitled to elect one or more directors pursuant to the provisions of Illinois Guarantee's Charter or supplemental sections thereto, the provisions shall apply, with respect to the removal of a director or directors so elected, to the vote of the holders of the outstanding shares of that class and not to the vote of the outstanding shares as a whole. The Articles of Incorporation of the Holding Company provide that any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote generally in the election of directors at a meeting of the stockholders called for that purpose.

     APPROVAL OF MERGERS, CONSOLIDATIONS, SALE OF SUBSTANTIALLY ALL ASSETS AND CERTAIN BUSINESS COMBINATIONS. Under present federal regulations, the approval of the holders of at least two-thirds of the Illinois Guarantee Common Stock is required for a merger, consolidation or sale of assets not in the ordinary course of business (except for certain mergers with an interim federal institution such as Interim Savings, which requires only a majority vote), except that no stockholder approval is required if the Bank is the acquiring institution and the transaction involves, among other things, the issuance of shares of Illinois Guarantee Common Stock amounting to 15% or fewer of the shares of Illinois Guarantee Common Stock outstanding immediately prior to the transaction. Illinois Guarantee may effect a dissolution pursuant to a plan adopted and approved by the Bank's Board of Directors, by the OTS, and by the holders of a majority of the outstanding shares of Illinois Guarantee Common Stock. Under the Illinois Business Corporation Act, the Holding Company may be voluntarily dissolved upon the recommendation of the Board of Directors or by proposal of one-fifth of one-fifth of the stockholders entitled to vote thereon, if such dissolution is approved by the affirmative vote of at least two-thirds of the votes entitled to vote thereon.

     The Holding Company's Articles of Incorporation require the approval of the holders of (i) at least 80% of the Holding Company's outstanding shares of voting stock, and (ii) at least a majority of the Holding Company's outstanding shares of voting stock, not including shares held by a "Related Person," to approve certain "Business Combinations" as defined therein, and related transactions. The increased voting requirements in the Company's Articles of Incorporation apply in connection with business combinations involving a "Related Person," except in cases where the proposed transaction has been approved in advance by two-thirds of those members of the Holding Company's Board of Directors who are unaffiliated with the Related Person and who were directors prior to the time when the Related Person became a Related Person (the "Continuing Directors"). The term "Related Person" is defined to include any individual, corporation, partnership or other entity which owns beneficially or controls, directly or indirectly, more than 10% of the outstanding shares of voting stock of the Holding Company. A "Business Combination" is defined to include (i) any merger, or consolidation of the Holding Company with or into a Related Person; (ii) any sale, lease exchange, mortgage, pledge, transfer, or other disposition of all or a substantial part of the assets of the Holding Company or of a subsidiary to a Related Person (the term "substantial part" is defined to include more than 25% of the Holding Company's total assets); (iii) any merger, consolidation or share exchange of a Related Person with or into the Holding Company or a subsidiary of the Holding Company; (iv) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or any substantial part of the assets of a Related Person to the Holding Company or a subsidiary of the Holding Company; (v) the issuance of any securities of the Holding Company or a subsidiary of the Holding Company to a Related Person; (vi) the acquisition by the Holding Company or a subsidiary of the Holding Company of any securities of the Related Person; (vii) any reclassification of the Holding Company Common Stock, or any recapitalization involving the Holding Company Common Stock; and (viii) any agreement, contract or other arrangement providing for any of the above transactions.

     Under the Illinois Business Corporation Act, mergers, consolidations and sales of substantially all of the assets of an Illinois corporation must generally be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of stock entitled to vote thereon. Section 11.75 of the Illinois Business Corporation Act ("Section 11.75"), however, will prohibit the Holding Company from engaging in certain business combinations (including a merger) with a person who is the beneficial owner of 15% or more of the Holding Company's outstanding voting stock (an "Interested Shareholder") during the three-year period following the date such person became an Interested Shareholder. This restriction does not apply if (i) before such person became an Interested Shareholder, the Board of Directors of the corporation approved the transaction in which the Interested Shareholder became an Interested Shareholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by (A) persons who are directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to the date such person became an Interested Shareholder, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the Interested Shareholder. The requirements of the statute do not apply to a corporation if the corporation's articles of incorporation contain a provision expressly electing not to be governed by
Section 11.75 or if the corporation adopts such an amendment to its Articles of Incorporation. The Articles of Incorporation of the Holding Company do not contain such a provision and the Holding Company will be subject to Section
11.75. There is no comparable statute or regulation governing transactions with the Bank.

     The Illinois Business Corporation Act also contains a statute which is designed to protect against hostile takeovers. Section 7.85 of the Illinois Business Corporation Act ("Section 7.85") requires, among other things, that certain business combinations (including a merger) between a corporation and an "Interested Shareholder" (defined to include a person who is the beneficial owner of 10% or more of the combined voting power of such corporation) be approved by (i) the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of all classes and series of the corporation entitled to vote generally in the election of directors (the "Voting Shares"), and (ii) the affirmative vote of a majority of the combined voting power of the then outstanding Voting Shares held by disinterested shareholders voting together as a single class. Section 7.85's supermajority voting requirements are inapplicable if: (i) the business combination was approved by two-thirds of the corporation's disinterested directors (as defined); or (ii) certain fair price and other procedural requirements as specified in the statute are met. Section 7.85 applies to an Illinois corporation which either has a class of equity securities registered under the Exchange Act or specifically adopts Section 7.85 in its original articles of incorporation. The original Articles of Incorporation of the Holding Company contain a provision specifically adopting Section 7.85. Additionally, upon completion of the Reorganization, the Holding Company will have a class of equity securities registered under the Exchange Act. The Holding Company will therefore be subject to the provisions of Section 7.85. There is no comparable statutory or regulatory provision applicable to the Bank.

     LIMITATIONS ON ACQUISITIONS OF CAPITAL STOCK AND VOTING RIGHTS OF CERTAIN STOCKHOLDERS. The Bank's Federal Stock Charter provides that for a period of five years from the date of completion of the Bank's conversion from mutual to stock form, from September 28, 1995 (the "Conversion Date"), no person shall acquire or offer to acquire beneficial ownership of more than 10% of any equity security of the Bank (excluding a transaction, such as the Reorganization, in which the Bank forms a holding company). Additionally, the voting rights of any shares acquired in excess of the 10% limitation are eliminated. The Articles of Incorporation of the Holding Company have a similar provision; however, the Holding Company's Articles have a Board of Director override, which disables the

10% ownership limitation in the event the offer or acquisition is approved in advance by two-thirds of the Holding Company's "Continuing Directors" (as hereinafter defined). The Holding Company's Articles of Incorporation additionally provide that, beginning five years after the Conversion Date, if any person acquires the "beneficial ownership" of more than 10% of any class of equity security of the Holding Company, then, with respect to each vote in excess of 10%, the record holders of voting stock of the Holding Company beneficially owned by such person shall be entitled to cast only one-hundredth of one vote with respect to each vote in excess of 10% of the voting power of the outstanding shares of voting stock of the Holding Company which such record holders would otherwise be entitled to cast without giving effect to the provision, and the aggregate voting power of such record holders shall be allocated proportionately among such record holders. For purposes of these limitations, beneficial ownership is determined with reference to the regulations of the SEC which define beneficial ownership generally as the power to vote or the power to dispose of securities. Beneficial ownership generally would not include the power to vote securities as directed pursuant to revocable proxies solicited in accordance with the SEC proxy rules. Accordingly, this limitation would generally not restrict the ability of a beneficial owner of less than 10% of the outstanding Holding Company Common Stock from voting revocable proxies solicited in accordance with the SEC proxy rules as directed. An exception from the restriction is provided if the acquisition of more than 10% of the securities received the prior approval by a two-thirds vote of the Holding Company's "Continuing Directors." Under the Holding Company's Articles of Incorporation, the restriction on voting shares beneficially owned in violation of the foregoing limitations is imposed automatically. In order to prevent the imposition of such restrictions, the Board of Directors must take affirmative action approving in advance a particular offer to acquire or acquisition.

     ADVANCE NOTICE REQUIREMENTS FOR NOMINATIONS OF DIRECTORS AND PRESENTATION OF NEW BUSINESS AT MEETINGS OF STOCKHOLDERS. Illinois Guarantee's Bylaws generally provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to the Bank at least five days in advance of the meeting. Failure to comply with these advance notice requirements will preclude such nominations or new business from being acted upon at the meeting.

     The Holding Company's Articles of Incorporation provide that a stockholder wishing to make nominations or proposals generally must give written notice to the Secretary of the Holding Company not less than 30 nor more than 60 days before the meeting, together with certain information relating to the nomination or new business.

     AMENDMENT OF CHARTER, ARTICLES OF INCORPORATION AND BYLAWS. The Bank's Federal Stock Charter provides that it may be amended only if the amendment is first proposed by the Bank's Board of Directors, then preliminarily approved by the OTS and thereafter approved by the holders of a majority of the votes eligible to be cast at a legal meeting. The Holding Company's Articles of Incorporation do not require OTS approval prior to amendment and may be amended by the vote of the holders of a majority of the outstanding shares of the Holding Company Common Stock, except for Articles X, XI, XII, XIII, XIV, XV, XVI, XVII, XVIII, XIX and XX, which require the affirmative vote of 80% of the outstanding shares of the Holding Company Common Stock in order to be amended; provided, however, that such provisions may be amended by the affirmative vote of the holders of a majority of the outstanding shares of Holding Company Common Stock if the amendment is first approved by a majority of the Continuing Directors. The Bylaws of the Bank may be amended by the vote of either a majority of the Board of Directors or the holders of a majority of the outstanding shares of Illinois Guarantee Common Stock. The Bylaws of the Holding Company may be repealed, altered, amended or rescinded by a vote of two-thirds of the Board of Directors or by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the Holding Company entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed repeal, alteration, amendment or recision is included in the notice of such meeting).

CERTAIN ANTI-TAKEOVER PROVISIONS OF THE HOLDING COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     The Board of Directors believes that certain of the provisions described above reduce the Holding Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions include: provisions requiring the affirmative vote of 80% of the shares outstanding for the approval of Business Combinations with Related Persons; the requirement of advance notice of stockholder nominations and new business; the prohibition on offers to acquire or acquisitions of more than 10% of the Holding Company's equity securities for a period of five years from the Conversion Date; the limitation of the voting rights of holders of more than 10% of the Holding Company's equity securities beginning five years after the Conversion Date; the authorization of additional shares of Holding Company Common Stock; the classification of the Board of Directors; and the requirement of an 80% vote to remove directors or to amend certain provisions of the Articles of Incorporation and the Bylaws. The Board of Directors believes these provisions are in the best interests of the Bank and of the Holding Company and its stockholders. In the judgment of the Board of Directors, the Board of Directors is in the best position to consider all relevant factors and to negotiate for what is in the best interests of the stockholders and the Holding Company's other constituents. Accordingly, the Board of Directors of the Holding Company and the Bank believe that it is in the best interests of the Holding Company and its stockholders to encourage potential acquirors to negotiate directly with the Company's Board of Directors and that these provisions will encourage such negotiations and discourage nonnegotiated takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Holding Company and which is in the best interests of all stockholders.

     Certain corporate takeover practices could be highly disruptive to a company and could result in inequitable treatment among the company's stockholders. These practices typically involve a purchaser's acquisition of a substantial portion of a company's capital stock and attempt to replace incumbent management and the Board of Directors. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Holding Company and stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Holding Company's assets.

     An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all the outstanding shares of a target company. As a result, shareholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining shareholders.

     While the Boards of Directors of the Bank and the Holding Company are not aware of any effort that might be made to obtain control of the Holding Company after the Reorganization, the Board of Directors, as discussed below, believes that it is appropriate to include certain provisions as part of the Holding Company's Articles of Incorporation to protect the interests of the Holding Company and its stockholders from hostile takeovers which the Board of Directors might conclude are not in the best interests of the Bank, the Holding Company or the Holding Company's stockholders. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Holding Company more difficult.

REGULATION OF ILLINOIS COMMUNITY BANCORP, INC.

     Upon completion of the Reorganization, the Holding Company will become a savings and loan holding company within the meaning of the Home Owners' Loan Act, as amended. As such, it will be registered with the OTS and will be subject to OTS regulations, examinations and reporting requirements. As a subsidiary of a savings and loan holding company, the Bank will be subject to certain restrictions in its dealings with the Holding Company and with other companies affiliated with the Holding Company, and will continue to be subject to regulatory requirements as a federal savings association.

     ACTIVITIES RESTRICTIONS. The Board of Directors presently intends to operate the Holding Company as a unitary savings and loan holding company. Currently, there are generally no restrictions on the activities of a unitary savings and loan holding company. However, if the Director of the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings association, the Director of the OTS may impose such restrictions as deemed necessary to address such risk including limiting: (i) payment of dividends by the savings association; (ii) transactions between the savings association and its affiliates; and (iii) any activities of the savings association that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings association.

     If the Holding Company were to acquire control of another savings association, other than through merger or other business combination with the Bank, the Holding Company would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings association meets the QTL test, the activities of the Holding Company and any of its subsidiaries (other than the Bank or other subsidiary savings institutions) would thereafter be subject to further restrictions. Among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings association shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity, upon prior notice to, and no objection by, the OTS, other than: (i) furnishing or performing management services for a subsidiary savings association; (ii) conducting an insurance agency or escrow business; (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings institution; (iv) holding or managing properties used or occupied by a subsidiary savings institution; (v) acting as trustee under deeds of trust; (vi) those activities authorized by regulation as of March 5, 1987 to be engaged in by multiple holding companies; or (vii) unless the Director of the OTS by regulation prohibits or limits such activities for savings and loan holding companies, those activities authorized by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") as permissible for bank holding companies. Those activities described in (vii) above must also be approved by the Director of the OTS prior to being engaged in by a multiple savings and loan holding company.

     Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings association subsidiary of such a holding company fails to meet the QTL test, then such unitary holding company will become subject to the activities restrictions applicable to multiple holding companies. To meet its QTL test, an institution's "Qualified Thrift Investments" must represent 65% of "portfolio assets." Under OTS implementing regulations, portfolio assets are defined as total assets less intangibles, the value of property used by a savings association in its business and liquidity investments in an amount not exceeding 20% of assets. OTS regulations define Qualified Thrift Investments to include, among other things, loans that were made to purchase, refinance, construct, improve or repair domestic residential housing, home equity loans, mortgage-backed securities, FHLB, FHLMC or FNMA stock and, subject to a 20% of portfolio assets limit, savings associations are able to treat as Qualified Thrift Investments 200% of their investments in loans to finance "starter homes" and loans for construction, development or improvement of housing and community service facilities or for financing small businesses in "credit-needy" areas.

     A savings association that was not subject to penalties for failure to maintain QTL status as of June 30, 1991 shall be deemed a QTL as long as its percentage of Qualified Thrift Investments continues to equal or exceed 65% in at least nine out of each 12 months. A savings association will cease to be a QTL when its percentage of Qualified Thrift Investments as measured by monthly averages over the immediately preceding 12-month period falls below 65% for four or more months. A savings association that fails to maintain QTL status will be permitted to requalify once, and if it fails the QTL test a second time, it will become immediately subject to all penalties as if all time limits on such penalties had expired. Since the Bank was not subject to sanctions for failure to comply with the QTL test as of June 30, 1991, it will remain in compliance until its monthly average percentage of Qualified Thrift Investments to portfolio assets falls below 65% for four or more months as measured by monthly averages over the preceding 12-month period. At December 31, 1995, the Bank's percentage of Qualified Thrift Investments to portfolio assets was 79.96%.

     RESTRICTIONS ON ACQUISITIONS. Savings and loan holding companies are prohibited from acquiring, without prior approval of the Director of OTS, (i) control of any other savings association or savings and loan holding company or substantially all the assets thereof or (ii) more than 5% of the voting shares of a savings association or holding company thereof which is not a subsidiary. Under certain circumstances, a registered savings and loan holding company is permitted to acquire, with the approval of the Director of the OTS, up to 15% of the voting shares of an under-capitalized savings association pursuant to a "qualified stock issuance" without that savings association being deemed controlled by the holding company. In order for the shares acquired to constitute a "qualified stock issuance," the shares must consist of previously unissued stock or treasury shares, the shares must be acquired for cash, the savings and loan holding company's other subsidiaries must have tangible capital of at least 6-1/2% of total assets, there must not be more than one common director or officer between the savings and loan holding company and the issuing savings association and transactions between the savings association and the savings and loan holding company and any of its affiliates must conform to Sections 23A and 23B of the Federal Reserve Act. Except with the prior approval of the Director of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock, may also acquire control of any savings association, other than a subsidiary savings association, or of any other savings and loan holding company.

     The Director of the OTS may only approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings associations in more than one state if: (i) the multiple savings and loan holding company involved controls a savings institution which operated a home or branch office in the state of the association to be acquired as of March 5, 1987; (ii) the acquiror is authorized to acquire control of the savings association pursuant to the emergency acquisition provisions of the Federal Deposit Insurance Act; or (iii) the statutes of the state in which the association to be acquired is located specifically permit institutions to be acquired by state-chartered associations or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions).

     The Bank Holding Company Act of 1956 authorizes the Federal Reserve Board to approve an application by a bank holding company to acquire control of any savings association. Pursuant to rules promulgated by the Federal Reserve Board, owning, controlling or operating a savings association is a permissible activity for bank holding companies, if the savings association engages only in deposit-taking activities and lending and other activities that are permissible for bank holding companies. In approving such an application, the Federal Reserve Board may not impose any restriction on transactions between the savings association and its holding company affiliates except as required by Sections 23A and 23B of the Federal Reserve Act.

     A bank holding company that controls a savings association may merge or consolidate the assets and liabilities of the savings association with, or transfer assets and liabilities to, any subsidiary bank which is a member of the Bank Insurance Fund ("BIF") with the approval of the appropriate federal banking agency and the Federal Reserve Board. The resulting bank will be required to continue to pay assessments to the SAIF at the rates prescribed for SAIF members on the deposits attributable to the merged savings association plus an annual growth increment. In addition, the total assets of all depository institution subsidiaries of the bank holding company must be at least equal to twice the total assets of the savings association and the bank holding company and all its bank subsidiaries must meet all applicable capital standards upon consummation of the acquisition. Finally, the transaction must comply with the restrictions on interstate acquisitions of commercial banks under the Bank Holding Company Act.

     TRANSACTIONS WITH AFFILIATES. Transactions between savings associations and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act, as amended. An affiliate of a savings association is any company or entity which controls, is controlled by or is under common control with the savings association. In a holding company context, the parent holding company of a savings association (such as the Holding Company) and any companies which are controlled by such parent holding company are affiliates of the savings association. Generally, Sections 23A and 23B (i) limit the extent to which the savings association or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such savings association's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. Additionally, in addition to the restrictions imposed by Sections 23A and 23B, no savings association may (i) loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities which are permissible for bank holding companies, or
(ii) purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings association.

     The restrictions contained in Section 22(h) of the Federal Reserve Act, as amended, apply to loans by savings associations to executive officers, directors and principal stockholders (such as the Holding Company). Section 22(h) requires that loans to directors, executive officers and greater than 10% stockholders be made on terms substantially the same as offered in comparable transactions to other persons. Under Section 22(h), loans to an executive officer and to a greater than 10% stockholder of a savings association (18% in the case of institutions located in an area with less than 30,000 in population), and certain affiliated entities of either, may not exceed together with all other outstanding loans to such person and affiliated entities the association's loan-to-one borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus and an additional 10% of such capital and surplus for loans fully secured by certain readily marketable collateral). Section 22(h) also prohibits loans, above amounts prescribed by the appropriate federal banking agency, to directors, executive officers and greater than 10% stockholders of a savings association, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the association with any "interested" director not participating in the voting. The Federal Reserve Board has prescribed the loan amount (which includes all other outstanding loans to such person), as to which such prior board of director approval is required, to be the greater of $25,000 or 5% of capital and surplus (up to $500,000).

ACCOUNTING TREATMENT

     The Reorganization will be accounted for as a reorganization under common control treated as if a pooling of interests. Therefore, the consolidated capitalization, assets, liabilities, income and other financial data of the Holding Company immediately following the Reorganization will be substantially the same as those of the Bank immediately prior to consummation of the Reorganization, and after the Reorganization, will be shown in the Holding Company's consolidated financial statements at the Bank's historical recorded values.

LEGAL OPINION

     The validity of the shares of the Holding Company Common Stock issuable upon consummation of the Reorganization will be passed upon by Housley Kantarian & Bronstein, P.C., Washington, D.C.

VOTE REQUIRED AND BOARD RECOMMENDATION

     Approval of the Plan of Reorganization requires the affirmative vote of a majority of the total votes eligible to be cast at the Special Meeting. Since the required vote is based on the number of shares outstanding, an abstention or failure to vote, including a broker no vote, is equivalent to voting against the Plan of Reorganization. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PLAN OF REORGANIZATION.

     Approximately 87,723 shares, or 17.46% of the shares of Illinois Guarantee Common Stock outstanding are held by directors and executive officers of Illinois Guarantee and their affiliates. It is expected that these shares will be voted "FOR" the Reorganization.

     THIS DESCRIPTION OF THE PROPOSED HOLDING COMPANY FOR ILLINOIS GUARANTEE DOES NOT PURPORT TO BE COMPLETE, BUT IS QUALIFIED IN ITS ENTIRETY BY THE PLAN OF REORGANIZATION AND THE ARTICLES OF INCORPORATION AND BYLAWS OF THE HOLDING COMPANY ATTACHED AS EXHIBITS A, B AND C, RESPECTIVELY, TO THIS PROXY STATEMENT/PROSPECTUS WHICH ARE INCORPORATED BY REFERENCE HEREIN.


- --------------------------------------------------------------------------------
                 PROPOSAL II -- ADJOURNMENT OF SPECIAL MEETING
- --------------------------------------------------------------------------------

     Approval of the Plan of Reorganization requires the affirmative vote of a majority of the total votes eligible to be cast at the Special Meeting. In the event there is an insufficient number of shares present in person or by proxy at the Special Meeting to approve the Plan of Reorganization, the Board of Directors intends to adjourn the Special Meeting to a later date. The place and date to which the Special Meeting would be adjourned would be announced at the Special Meeting, but, in order to avoid the necessity for setting a new record date or providing formal written notice of the adjournment, would in no event be more than 30 days after the date of the Special Meeting.

     The effect of any such adjournment would be to permit the Bank to solicit additional proxies for approval of the Plan of Reorganization, in the event the Plan of Reorganization is not approved. While such an adjournment would not invalidate any proxies previously filed, including those filed by stockholders voting against the subject proposals, it would give the Bank the opportunity to solicit additional proxies in favor of the Plan of Reorganization in the event the Plan of Reorganization is not approved. As a result, such adjournment could be advantageous to stockholders who favor the proposed Reorganization to the potential disadvantage of those who disfavor such proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ADJOURNMENT UNDER THE CIRCUMSTANCES DESCRIBED HEREIN. APPROVAL OF THE ADJOURNMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE VOTES CAST IN PERSON OR BY PROXY AT THE SPECIAL MEETING.


- --------------------------------------------------------------------------------
        PROPOSAL III -- APPROVAL OF 1996 STOCK OPTION AND INCENTIVE PLAN
- --------------------------------------------------------------------------------

     GENERAL. The Board of Directors has adopted the Illinois Community Bancorp, Inc. 1996 Stock Option and Incentive Plan (the "Option Plan"), subject to its approval by the Bank's stockholders. The initial grant of stock options under the Option Plan will occur upon its receipt of stockholder approval. The Option Plan is attached hereto as Exhibit E and should be consulted for additional information. All statements made herein regarding the Option Plan, which are only intended to summarize the Option Plan, are qualified in their entirety by reference to the Option Plan. Although the Option Plan will be named the "Illinois Community Bancorp, Inc. 1996 Stock Option and Incentive Plan," the Option Plan will be the option plan of the Bank until the consummation of the Reorganization, at which time it will become the option plan of the Holding Company, and options will be for shares of Holding Company Common Stock rather than Bank Common Stock. If the Reorganization is not consummated for any reason, the Option Plan will continue in effect as the Option Plan of the Bank, and will be renamed the Illinois Guarantee Savings Bank, FSB 1996 Stock Option and Incentive Plan, and options will be for shares of Bank Common Stock rather than Holding Company Common Stock. References herein to the Holding Company shall be applicable to the Bank prior to the Effective Date of the Reorganization.

     PURPOSE OF THE OPTION PLAN. The purpose of the Option Plan is to advance the interests of the Holding Company by providing directors and selected employees of the Holding Company, the Bank and its affiliates with the opportunity to acquire shares of Common Stock. By encouraging such stock ownership, the Holding Company and the Bank seek to attract, retain, and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to directors and employees of the Holding Company and its affiliates to promote the success of the business of the Holding Company.

DESCRIPTION OF THE OPTION PLAN

     EFFECTIVE DATE. The Option Plan will become effective on the date of its approval by the Bank's stockholders (the "Effective Date"), and prior thereto no awards may be made.

     ADMINISTRATION. The Option Plan will be administered by a committee (the "Committee") appointed by the Holding Company's Board of Directors, consisting of at least three directors of the Holding Company who are "disinterested persons" within the meaning of the federal securities laws. The Committee has discretionary authority to select participants and grant awards, to determine the form and content of any awards made under the Option Plan, to interpret the Option Plan, and to make other decisions necessary or advisable in connection with administering the Option Plan. All decisions, determinations, and interpretations of the Committee are final and conclusive on all persons affected thereby. Members of the Committee will be indemnified to the full extent permissible under the Holding Company's governing instruments in connection with any claims or other actions relating to any action taken under
the Option Plan.   As of the date hereof, the members of the Committee are
expected to be Directors Garbe, Ludwig, and Sehy.

     ELIGIBLE PERSONS; TYPES OF AWARDS. Under the Option Plan, the Committee may grant stock options ("Options") and stock appreciation rights ("SARs") (collectively, "Awards") to such employees as the Committee shall designate. Directors who are not employees will receive the automatic grant described below (see " -- Automatic Grants"), and will otherwise be ineligible to receive Awards under the Option Plan. As of the Record Date, the Holding Company and its subsidiaries had approximately 15 employees and 6 non-employee directors who were eligible to participate in the Option Plan.

     SHARES AVAILABLE FOR GRANTS. The Option Plan would reserve 50,255 shares of Holding Company Common Stock for issuance upon the exercise of Options or SARs. Such shares may be authorized but unissued shares, treasury shares, or shares held in a grantor trust established by the Holding Company. In the event of any merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without receipt or payment of consideration by the Bank, the Committee will adjust both the number and kind of shares of stock as to which Options and SARs may be awarded under the Option Plan, the affected terms of all outstanding Options and SARs, and the aggregate number of shares of Holding Company Common Stock remaining available for grant under the Option Plan. Generally, the number of shares as to which SARs are granted are charged against the aggregate number of shares available for grant under the Option Plan, provided that, in the case of an SAR granted in conjunction with an Option, under circumstances in which the exercise of the SAR results in termination of the Option and vice versa, only the number of shares of Holding Company Common Stock subject to the Option shall be charged against the aggregate number of shares of Holding Company Common Stock remaining available under the Option Plan. If Awards should expire, become unexercisable or be forfeited for any reason without having been exercised, the shares of Holding Company Common Stock subject to such Awards shall, unless the Option Plan shall have been terminated, be available for the grant of additional Awards under the Option Plan.

     OPTIONS. The Committee would have the discretion to grant Options that are incentive stock options ("ISOs") as defined in Section 422 of the Code, or that are not ISOs ("Non-ISOs"). The exercise price as to any Option may not be less than the fair market value (determined under the Option Plan) of the optioned shares on the date of grant. In the case of an optionee who owns more than 10% of the outstanding Holding Company Common

Stock on the date of grant, such option price may not be less than 110% of fair market value of the shares. As required by federal tax laws, to the extent that the aggregate fair market value (determined when an ISO is granted) of the Holding Company Common Stock with respect to which ISOs are exercisable by an optionee for the first time during any calendar year (under all plans of the Holding Company and of any subsidiary) exceeds $100,000, the Options granted in excess of $100,000 will be treated as Non-ISOs, and not as ISOs.

     AUTOMATIC GRANTS. On the Effective Date, certain officers and directors of the Holding Company or an affiliate will receive a one-time grant of an Option to purchase shares of Holding Company Common Stock at an exercise price per share equal to its fair market value on the Effective Date (see " --New Plan Benefits" below). In addition, each non-employee director who joins the Board of Directors of the Holding Company or an affiliate either within the two-year period before the Effective Date or after the Effective Date will receive, on the date of joining the Board, Non-ISOs to purchase 1,004 the shares of Holding Company Common Stock reserved under the Option Plan (or such lesser number of shares as are then available under the Option Plan), at an exercise price per share equal to the fair market value of the Illinois Guarantee Common Stock on the date of grant. Options granted to non-employee directors will have a term of ten years, and expire one year after a director terminates service on the Board for any reason. In the event of the director's disability or death during the term of his directorship, his Options will become immediately exercisable and will expire one or two years, respectively, from the date of such event. In no event shall Options expire later than the date on which such Options would otherwise expire.

     SARS. An SAR may be granted in tandem with all or part of any Option granted under the Option Plan, or without any relationship to any Option. An SAR granted in tandem with an ISO must expire no later than the ISO, must have the same exercise price as the ISO and may be exercised only when the ISO is exercisable and when the fair market value of the shares subject to the ISO exceeds the exercise price of the ISO. For SARs granted in tandem with Options, the optionee's exercise of the SAR cancels his or her right to exercise the Option, and vice versa. Regardless of whether an SAR is granted in tandem with an Option, exercise of the SAR will entitle the optionee to receive, as the Committee prescribes in the grant, all or a percentage of the difference between
(i) the fair market value of the shares of Holding Company Common Stock subject to the SAR at the time of its exercise, and (ii) the fair market value of such shares at the time the SAR was granted (or, in the case of SARs granted in tandem with Options, the exercise price). The exercise price as to any particular SAR may not be less than the fair market value of the optioned shares on the date of grant.

     EXERCISE OF OPTIONS AND SARS. The exercise of Options and SARs will be subject to such terms and conditions as are established by the Committee in a written agreement between the Committee and the optionee; provided that each Award, including all Awards made on the Effective Date, shall become exercisable with respect to 20% of the underlying shares on each of the five annual anniversary dates of the date on which the Award occurred. Such vesting shall accelerate to 100% upon optionee's termination of employment due to death or disability (as defined in the Option Plan). In the absence of Committee action to the contrary, an otherwise unexpired Option shall cease to be exercisable upon (i) an optionee's termination of employment for "just cause" (as defined in the Option Plan), (ii) the date three months after an optionee terminates service for a reason other than just cause, death, or disability, (iii) the date one year after an optionee terminates service due to disability, or (iv) the date two years after an optionee terminates service due to death.

     An optionee may exercise Options or SARs, subject to provisions relative to their termination and limitations on their exercise, only by (i) written notice of intent to exercise the Option or SAR with respect to a specified number of shares of Holding Company Common Stock, and (ii) in the case of Options, payment to the Holding Company (contemporaneously with delivery of such notice) in cash, in Holding Company Common Stock, or a combination of cash and Holding Company Common Stock, of the amount of the exercise price for the number of shares with respect to which the Option is then being exercised. Holding Company Common Stock utilized in full or partial payment of the exercise price for Options shall be valued at its market value at the date of exercise.

     CONDITIONS ON ISSUANCE OF SHARES. The Committee will have the discretionary authority to impose, in agreements, such restrictions on shares of Holding Company Common Stock issued pursuant to the Option Plan as it may deem appropriate or desirable, including but not limited to the authority to impose a right of first refusal or to establish repurchase rights or both of these restrictions. In addition, the Committee may not issue shares unless the issuance complies with applicable securities laws, and to that end may require that a participant make certain representations or warranties.

     NONTRANSFERABILITY. Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution. Limited transfers, principally to family members, are permitted if a pending securities law change is approved.

     EFFECT OF DISSOLUTION AND RELATED TRANSACTIONS. In the event of (i) the liquidation or dissolution of the Holding Company, (ii) a merger or consolidation in which the Holding Company is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Holding Company's assets (any of the foregoing to be referred to herein as a "Transaction"), all outstanding Awards, together with the exercise prices thereof, will be equitably adjusted for any change or exchange of shares for a different number or kind of shares which results from the Transaction. However, any such adjustment will be made in such a manner as to not constitute a modification, within the meaning of
Section 424(h) of the Code, of outstanding ISOs.

     DURATION OF THE OPTION PLAN AND GRANTS. The Option Plan has a term of 10 years from the Effective Date, after which date no Awards may be granted. The maximum term for an Award is 10 years from the date of grant, except that the maximum term of an ISO (and an SAR granted in tandem with an ISO) may not exceed five years if the optionee owns more than 10% of the Holding Company Common Stock on the date of grant. The expiration of the Option Plan, or its termination by the Committee, will not affect any Award then outstanding.

     AMENDMENT AND TERMINATION OF THE OPTION PLAN. The Board of Directors of the Holding Company may from time to time amend the terms of the Option Plan and, with respect to any shares at the time not subject to Awards, suspend or terminate the Option Plan; provided that the provisions relating to grants of Options to non-employee directors may not be amended more than once every six months (other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder). No amendment, suspension, or termination of the Option Plan will, without the consent of any affected holders of an Award, alter or impair any rights or obligations under any Award previously granted.

     FINANCIAL EFFECTS OF AWARDS. The Holding Company will receive no monetary consideration for the granting of Awards under the Option Plan. It will receive no monetary consideration other than the option price for shares of Holding Company Common Stock issued to optionees upon the exercise of their Options, and will receive no monetary consideration upon the exercise of SARs. Under current accounting standards, recognition of compensation expense is not required when Options are granted at an exercise price equal to or exceeding the fair market value of the Illinois Guarantee Common Stock on the date the Option is granted.

     The granting of SARs will require charges to the income of the Holding Company based on the amount of the appreciation, if any, in the average market price of the Holding Company Common Stock to which the SARs relate over the exercise price of those shares. If the average market price of the Holding Company Common Stock declines subsequent to a charge against earnings due to estimated appreciation in the Holding Company Common Stock subject to SARs, the amount of the decline will reverse such prior charges against earnings (but not by more than the aggregate of such prior charges).

FEDERAL INCOME TAX CONSEQUENCES

     ISOS. An optionee recognizes no taxable income upon the grant of ISOs. If the optionee holds the Option shares for at least two years from the date the ISO is granted, and for one year from the date the ISO is exercised, any gain realized on the sale of the shares received upon exercise of such ISO is taxed as long-term capital gain. However, the difference between the fair market value of the Holding Company Common Stock at the date of exercise and the exercise price of the ISO will be treated by the optionee as an item of tax preference in the year of exercise for purposes of the alternative minimum tax. If an optionee disposes of the shares before the expiration of either of the two special holding periods noted above, the disposition is a "disqualifying disposition." In this event, the optionee will be required, at the time of the disposition of the Holding Company Common Stock, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the Holding Company Common Stock at the date of exercise as ordinary income and the excess, if any, as capital gain.

     The Holding Company will not be entitled to any deduction for federal income tax purposes as the result of the grant or exercise of an ISO, regardless of whether or not the exercise of the ISO results in liability to the optionee for alternative minimum tax. However, if an optionee has ordinary income taxable as compensation as a result of a disqualifying disposition, the Holding Company will be entitled to deduct an equivalent amount.

     NON-ISOS. In the case of a Non-ISO, an optionee will recognize ordinary income upon the exercise of the Non-ISO in an amount equal to the difference between the fair market value of the shares on the date of exercise and the option price (or, if the optionee is subject to certain restrictions imposed by the federal securities laws, upon the lapse of those restrictions unless the optionee makes a special tax election within 30 days after the date of exercise to have the general rule apply). Upon a subsequent disposition of such shares, any amount received by the optionee in excess of the fair market value of the shares as of the exercise will be taxed as capital gain. The Holding Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the ordinary income recognized by the optionee in connection with the exercise of a Non-ISO.

     SARS. The grant of an SAR has no tax effect on the optionee or the Holding Company. Upon exercise of the SARs, however, any cash or Holding Company Common Stock received by the optionee in connection with the surrender of his or her SAR will be treated as compensation income to the optionee, and the Holding Company will be entitled to a business expense deduction for the amounts treated as compensation income.

STOCK OPTIONS GRANTED

     Set forth below is certain information, as of the Record Date, relating to all outstanding Options to be granted to the specified individuals and groups of individuals on the Effective Date of the Option Plan. All such Options (i) will vest at a rate of 20% per year following the date of grant, and (ii) will automatically expire ten years after the date of their grant. The exercise price for these Options will equal 100% of the fair market value of the underlying Common Stock on the date of grant. As of the date hereof, the Option grants set forth below were the only Awards that had been made under the Option Plan.


                                                             Number of                         Percentage
                                                           Shares Subject                  of Shares Reserved
Participant (or Group)                                      to Option(1)                    Under Option Plan
- ----------------------                                    ---------------                  -------------------
Gerald E. Ludwig, Chairman of the Board                          2,512                               5%
   and Chief Executive Officer
Garrett M. Andes, II, Director                                   1,005                               2%
Ernest E. Garbe, Director                                        2,512                               5%
Milton Hinkle, Director                                          1,005                               2%
Frederick C. Schaefer, Director                                  2,512                               5%
Michael I. Sehy, Director                                        2,512                               5%
Douglas A. Pike, President and Director                         12,060                              24%
Ronald R. Schettler, Senior Vice President                       9,045                              18%
John H. Leonard, Senior Vice President                           4,522                               9%

All executive officers as a group (4 persons)                   28,139                              56%

All directors who are not executive
  officers as a group (5 persons)                                9,546                              19%

All employees, including all current officers who
  are not executive officers, as a group (8 persons)            11,557                              23%


_________________
(1) The option exercise price will be the 100% of the market price of the Common Stock on the date of grant, as reported on the National Daily Quotation System "Pink Sheet" published by the National Quotation Bureau, Inc. ($11.50 per share on February 10, 1996, the date of the most recent trade known to the Bank).

FOR ADDITIONAL INFORMATION RELATING TO GRANTS MADE UNDER THE OPTION PLAN, SEE "NEW PLAN BENEFITS" BELOW.

RECOMMENDATION AND VOTE REQUIRED

     The Board of Directors has determined that the Option Plan is desirable, cost effective, and produces incentives which will benefit the Holding Company and its stockholders. The Board of Directors is seeking stockholder approval of the Option Plan pursuant to the requirements of the OTS, in order to satisfy the requirements of the Code for favorable tax treatment of ISOs, and to exempt certain option transactions from the short-swing trading rules of the Securities and Exchange Commission ("SEC").

     Stockholder approval of the Option Plan requires the affirmative vote of the holders of a majority of the votes eligible to be cast at the Special Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE OPTION PLAN.

- --------------------------------------------------------------------------------
             PROPOSAL IV -- APPROVAL OF MANAGEMENT RECOGNITION PLAN
- --------------------------------------------------------------------------------

GENERAL

     The Board of Directors of the Holding Company has adopted the Illinois Community Bancorp, Inc. Management Recognition Plan (the "MRP"), subject to its approval by the Bank's stockholders. The initial grant of MRP awards will occur upon the MRP's receipt of stockholder approval. A copy of the MRP is attached hereto as Exhibit F, and should be consulted for additional information. All statements made herein regarding the MRP, which are only intended to summarize the MRP, are qualified in their entirety by reference to the MRP. Although the MRP will be named the "Illinois Community Bancorp, Inc. Management Recognition Plan" the MRP will be the MRP of the Bank until the consummation of the Reorganization, at which time it will become the MRP of the Holding Company, and awards will be for shares of Holding Company Common Stock rather than Bank Common Stock. If the Reorganization is not consummated for any reason, the MRP will continue in effect as the MRP of the Bank, and will be renamed Illinois Guarantee Savings Bank, FSB Management Recognition Plan, and awards of shares of stock under the MRP will be awards for shares of Bank Common Stock rather than Holding Company Common Stock. References herein to the Holding Company shall be applicable to the Bank prior to the Effective Date of the Reorganization.

PURPOSE OF THE MRP

     The purpose of the MRP is to reward and retain personnel of experience and ability in key positions of responsibility by providing such persons with a proprietary interest in the Holding Company, with compensation for their past contributions to the Holding Company and its subsidiaries, and with an incentive to make such contributions in the future.

DESCRIPTION OF THE MRP

     Effective Date. The MRP will become effective immediately upon its approval by the Bank's stockholders (the "Effective Date"), and prior thereto no awards may be made.

     Administration. The MRP will be administered by an MRP Committee consisting of not less than three non-employee members of the Board who are "disinterested persons" within the meaning of the federal securities laws. Except as limited by the express provisions of the MRP or by resolutions adopted by the Board, the MRP Committee has sole and complete authority and discretion
(1) to select and grant MRP awards to employees, (2) to determine the form and content of MRP awards to be issued under the MRP, (3) to interpret the MRP, (4) to prescribe, amend, and rescind rules and regulations relating to the MRP, and
(5) to make other determinations necessary or advisable for the administration of the MRP. The MRP provides that members of the MRP Committee shall be indemnified and held harmless for actions taken under the MRP in good faith and in the best interests of the Bank and its subsidiaries. The MRP Committee is expected to consist of Directors Ludwig, Sehy, and Garbe.

     MRP Trust; Purchase Limitations. The assets of the MRP will be held in a trust (the "MRP Trust"), as to which Directors Ludwig, Sehy, and Garbe will act as trustees ("MRP Trustees") and thereby have the responsibility to invest all funds contributed to the MRP Trust by the Bank. With funds contributed by the Holding Company or the Bank, the MRP Trust will purchase, in the aggregate, 20,102 shares of the Holding Company Common Stock on and after the Effective Date. The MRP Trustees may purchase such shares either on the open market or from the Holding Company. Said 20,102 shares is the maximum that the MRP Trust may purchase, in the aggregate, pursuant to the MRP. In the event an MRP award is forfeited for any reason or additional shares are purchased by the MRP Trust associated with an MRP, the MRP Committee may make awards with respect to such shares.

     Types of Awards; Eligible Persons. The MRP Committee may make MRP awards, in the form of restricted stock, with respect to shares held in the underlying MRP Trust. The MRP Committee has the discretion to select employees of the Holding Company and the Bank who will receive discretionary MRP awards. In selecting those employees to whom MRP awards will be granted and the number of shares covered by such awards, the MRP Committee will consider the position, duties and responsibilities of the eligible employees, the value of their services to the Holding Company and its subsidiaries, and any other factors the MRP Committee may deem relevant. In addition, the MRP specifically provides for certain automatic awards to certain employees and all non-employee directors (see " -- Automatic Awards" below).

     Automatic Awards. Certain employees and directors of the Holding Company and its affiliates will receive a one-time award on the MRP Effective Date (see "New Plan Benefits" below). In addition, each non-employee director who joins the Board of Directors of the Holding Company either within the two-year period before the MRP Effective Date or subsequent to the MRP Effective Date will receive on the date of joining the Board a one-time award of 402 shares (or such lesser number of shares as are then available under the MRP).

     Vesting. Pursuant to the MRP, freely transferable shares of Holding Company Common Stock will be transferred to participants as they become vested in their MRP awards. MRP awards will become 20% vested on each of the five anniversary dates of the award, provided, with respect to each vesting date, that the participant is an employee or director of the Holding Company or a subsidiary on such date. All shares of Holding Company Common Stock subject to outstanding awards will be immediately 100% earned and nonforfeitable upon a participant's death or disability (as defined in the MRP). If a participant terminates employment for reasons other than death or disability, the participant forfeits all rights to the shares then under restriction.

     Voting; Distributions of Shares; Dividends. All unvested shares of Holding Company Common Stock held by the MRP Trust (whether or not subject to an MRP award) will be voted by the MRP Trustees in the same proportion as the trustee of the Holding Company's ESOP trust votes Holding Company Common Stock held therein. The MRP Trustees will distribute all shares, together with any shares representing stock dividends, in the form of Holding Company Common Stock. One share of Holding Company Common Stock shall be given for each share earned. Payments representing cash dividends (and earnings thereon) will be made in cash.

     No shares may be distributed from the MRP Trust prior to the date which is five years from the date of the Bank's conversion from mutual to stock form to the extent the recipient would after receipt of such shares own in excess of ten percent of the issued and outstanding shares of Holding Company Common Stock, unless such action is approved in advance by a majority vote of the disinterested directors of the Holding Company's Board of Directors. Any shares remaining undistributed solely by reason of the operation of this rule shall be distributed to the recipient on the date which is five years from the date of the Bank's conversion to stock form, provided that the recipient is vested as to those shares.

     Nontransferability. MRP awards and rights to shares held in the MRP Trust are not transferable by participants in the MRP, and during the lifetime of a participant, shares held in the MRP Trust may only be earned by and paid to the participant. Limited transfers, principally to family members, are permitted if a pending securities law change is approved.

     Taxation. Participants will recognize compensation income when their interest vests, or at an earlier date pursuant to a participant's election to accelerate recognition pursuant to Section 83(b) of the Code.

     Financial Effects of Awards. Under current accounting standards, when MRP awards are granted, the Holding Company must recognize compensation expense based on the fair market value of the Illinois Guarantee Common Stock on the date the awards are granted, with such amount being amortized over the expected vesting period for the award.

     Adjustments for Capital Changes. In the event of any merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without receipt or payment of consideration by the Holding Company, the MRP Committee will adjust both the number and kind of shares of stock as to which awards may be awarded under the MRP, the affected terms of all outstanding awards, and the aggregate number of shares of Holding Company Common Stock remaining available for future awards under the MRP. In the event of (i) the liquidation or dissolution of the Holding Company, (ii) a merger or consolidation in which the Bank is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Holding Company's assets (any of the foregoing to be referred to herein as a "Transaction"), all outstanding MRP awards shall be equitably adjusted for any change or exchange of shares of Holding Company Common Stock for a different number or kind of shares or other securities, which results from the Transaction.

     Amendment and Termination of the MRP. The Holding Company's Board of Directors may, by resolution, at any time amend or terminate the MRP. The power to amend or terminate includes the power to direct the MRP Trustees to return to the Holding Company all or any part of the assets of the MRP Trust, including shares of Holding Company Common Stock held in the plan share reserve of the MRP. However, the termination of the MRP Trust may not affect a participant's right to earn outstanding MRP awards and to receive Holding Company Common Stock relating thereto, including earnings thereon, in accordance with the terms of the MRP and the particular MRP award made to the participant.

     Duration of the MRP. The MRP and MRP Trust will remain in effect until the earlier of (i) termination by the Holding Company's Board of Directors, or (ii) the distribution of all assets of the MRP Trust. Termination of the MRP will not affect any awards previously granted, and any outstanding awards will remain valid and in effect until they have been earned and distributed from the MRP Trust, or by their terms expire or are forfeited.

MRP AWARDS GRANTED

     Set forth below is certain information relating to all MRP awards scheduled to be made on the MRP's Effective Date. Each MRP award is contingent upon approval of the MRP by the Bank's stockholders, and no MRP award may become vested prior thereto. Each MRP award will become vested at the rate of one-fifth per year of the participant's continued service following the date of the award.


                                                    Number of         Percentage of             Value of
                                                 Shares Awarded     Shares Available         Shares Awarded
Participant (or Group)                              under MRP           under MRP             under MRP(1)
- ----------------------                              ---------           ---------             ------------
Gerald E. Ludwig, Chairman of the Board               1,005                 5%               $  11,558
  and Chief Executive Officer
Garrett M. Andes, II, Director                          402                 2%                   4,623
Ernest E. Garbe, Director                             1,005                 5%                  11,558
Milton Hinkle, Director                                 402                 2%                   4,623
Frederick C. Schaefer, Director                       1,005                 5%                  11,558
Michael F. Sehy, Director                             1,005                 5%                  11,558
Douglas A. Pike, President and Director               3,015                15%                  34,673
Ronald R. Schettler, Senior Vice President            2,412                12%                  27,738
John H. Leonard, Senior Vice President                1,608                 8%                  18,492

All executive officers as a group (4 persons)         8,040                40%                  92,460

All directors who are not executive
  officers as a group (5 persons)                     3,819                19%                  43,919

All employees including all current officers
  who are not executive officers, as a group
  (8 persons)                                         6,232                31%                  71,668

_____________________
(1) Based on the most recent sale price of the Illinois Guarantee Common Stock as reported on the National Daily Quotation System "Pink Sheet" published by the National Quotation Bureau, Inc. as of the Record Date ($11.50 per share on February 10, 1996 the date of the most recent trade known to the Bank).

RECOMMENDATION AND VOTE REQUIRED

     The Board of Directors of the Holding Company has determined that the MRP is desirable, cost effective, and produces incentives which will benefit the Bank and its stockholders. The Board of Directors is seeking stockholder approval of the MRP in order to satisfy the requirements of the OTS, and to exempt certain transactions from the short-swing trading rules of the Securities and Exchange Commission ("SEC").

     Approval of the MRP requires the affirmative vote of the holders of a majority of the votes eligible to be cast at the Special Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE MRP.

- --------------------------------------------------------------------------------
                               NEW PLAN BENEFITS
- --------------------------------------------------------------------------------

     The following table sets forth certain information regarding the benefits to be received under the Option Plan and the MRP.



                                                1996 Stock Option
                                               and Incentive Plan (1)                        MRP (2)
                                           ----------------------------             ----------------------------
                                            Dollar             Number                   Dollar          Number
Name and Position                          Value ($)          of Units                 Value ($)(3)     of Units
- ----------------                           --------        ------------             ---------------     --------
Gerald E. Ludwig, Chairman of the Board          --             2,512                    $11,558         1,005
Garrett M. Andes, II, Director                   --             1,005                      4,623           402
Ernest E. Garbe, Director                        --             2,512                     11,558         1,005
Milton Hinkle, Director                          --             1,005                      4,623           402
Frederick C. Schaefer, Director                  --             2,512                     11,558         1,005
Michael F. Sehy, Director                        --             2,512                     11,558         1,005
Douglas A. Pike, President and Director          --            12,060                     34,673         3,015
Ronald R. Schettler, Senior Vice
 President and Secretary                         --             9,045                     27,738         2,412
John H. Leonard, Senior Vice President           --             4,522                     18,492         1,608

All executive officers as a group
  (4 persons)                                    --            28,139                     92,460         8,040

All directors who are not executive
  officers as a group (5 persons)                --             9,546                     43,919         3,819

All employees who are not executive
  officers as a group (8 persons)                --            11,557                     71,668         6,232


_______________________
(1) All Options will be granted at an exercise price equal to the fair market value of the underlying shares of Illinois Guarantee Common Stock on the date of the grant. All Options listed herein will be granted on the date that the Holding Company's stockholders approve the Option Plan. In addition to the Option grants shown herein, the Option Plan provides for future grants of Awards pursuant to the terms of the Option Plan summarized above. See "PROPOSAL III -- APPROVAL OF 1996 STOCK OPTION AND INCENTIVE PLAN."
(2) None of the shares of Holding Company Common Stock awarded pursuant to the MRP currently is vested. For information regarding the vesting of shares awarded pursuant to the MRP, see "PROPOSAL IV -- APPROVAL OF MANAGEMENT RECOGNITION PLAN."
(3) Based on the fair market value of the Illinois Guarantee Common Stock on the Record Date ($11.50 per share, which equals the last known sale price of a share of the Illinois Guarantee Common Stock).

- --------------------------------------------------------------------------------
                      EXECUTIVE AND DIRECTOR COMPENSATION
- --------------------------------------------------------------------------------

     The following table sets forth the cash and noncash compensation for fiscal 1995 awarded to or earned by the Bank's Chief Executive Officer. No executive officer of the Bank earned salary and bonus in fiscal 1995 exceeding $100,000 for services rendered in all capacities to the Bank.

                                            ANNUAL COMPENSATION
                                    -----------------------------------
NAME AND               FISCAL                            OTHER ANNUAL        LONG-TERM       ALL OTHER
PRINCIPAL POSITION      YEAR        SALARY     BONUS    COMPENSATION(1)    COMPENSATION    COMPENSATION
- ------------------      ----        ------     -----    ---------------    ------------    ------------
Gerald E. Ludwig (2)    1995       $   --       --             --             --           $   6,353

Donald J. Wente         1995       57,483       --             --             --               7,850  (4)
  President (3)         1994       52,199       --             --             --              10,452
                        1993       53,034       --             --             --              10,452

_______________
(1) Executive officers of the Bank receive indirect compensation in the form of certain perquisites and other personal benefits. The amount of such benefits received by the named executive officer in fiscal 1995, 1994 or 1993 did not exceed 10.0% of the executive officer's salary during each of the three years.
(2) Mr. Ludwig was not an executive officer of the Bank prior to April 18, 1995 and received only directors fees of $500 per month, or $6,000 for the 1995 fiscal year for his services as Chairman of the Board and Chief Executive Officer of the Bank for the period from April 18, 1995 through June 30, 1995. In addition, the Bank paid a portion of the premium for Mr. Ludwig's group health insurance coverage, totaling $353 during fiscal 1995. See "Business of the Bank -- Changes in Key Management Personnel."
(3) Mr. Wente resigned as President, effective April 18, 1995. For more information, see "Illinois Guarantee Savings Bank, FSB -- Business of the Bank -- Changes in Key Management Personnel."
(4) Includes Directors' fees and 401(k) Plan contributions of $3,925 and profit sharing contributions of $3,925 for fiscal 1995.

     DIRECTORS' FEES. Members of Illinois Guarantee's Board of Directors receive fees of $500 per month. Total directors' fees for fiscal 1995 were $35,000.

     DIRECTOR RETIREMENT PLAN. Effective January 1, 1995, the Bank's Board of Directors adopted the Illinois Guarantee Savings Bank, FSB Retirement Plan for Non-employee Directors (the "Directors' Plan"). Under the Directors' Plan, each director will receive monthly benefits for the ten-year period following termination of service on the Board, in an amount equal to the product of his or her "Benefit Percentage", his or her "Vested Percentage" and $500. A participant's "Benefit Percentage" is based on his or her overall years of service on the Board of Directors of the Bank, and increases in increments of 5% for each full year of service, to 100% for 20 or more years of service. A participant's "Vested Percentage" is based on years of service after January 1, 1995, and increases from 33 1/3% for less than one year of service, to 66 2/3% for one year of service, to 100% for two or more years of service. A participant's Vested Percentage accelerates to 100% if his or her service terminates due to death or disability. In the event of a "change in control" (as such term is defined in the Directors' Plan), the participant's Vested Percentage becomes 100% regardless of his or her years of service (provided the director is then serving on the Board), and his or her benefit becomes immediately payable. This provision may have the effect of deferring a hostile change in control by increasing the costs of acquiring control. If a participant dies, his or her surviving spouse will receive an amount equal to 50% of the benefits that would have been paid to the participant under the Directors' Plan if the participant (i) had survived to collect the full benefits payable for retirement, and (ii) had a Vested Percentage equal to 100%, but only if the participant had not both terminated service on the Board of Directors prior to his or her death, and then had a Vested Percentage below 100%. The Bank will pay benefits from its general assets, and expects to establish a trust in order to hold assets with which to pay benefits. Trust assets will be subject to the claims of the Bank's general creditors.

- --------------------------------------------------------------------------------
                     ILLINOIS GUARANTEE SAVINGS BANK, FSB
- --------------------------------------------------------------------------------
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
GENERAL

     The business of the Bank consists of attracting deposits from the general public and using these funds to originate mortgage loans secured by one-to four-family residences located primarily in Effingham, Illinois and surrounding areas. To a lesser extent, the Bank invests in interest-bearing deposits, U.S. Government and federal agency securities, mortgage-backed securities and local municipal securities. Illinois Guarantee also originates multi-family and commercial real estate loans, as well as automobile loans, home improvement loans and other consumer loans. The Bank's profitability depends primarily on its net interest income, which is the difference between the interest income it earns on its loans, mortgage-backed securities and investment portfolio and its cost of funds, which consists mainly of interest paid on deposits. Net interest income is affected by the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on these balances. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

     The Bank's profitability is also affected by the level of noninterest income and expense. Noninterest income consists primarily of late charges and other loan fees. Noninterest expense consists of salaries and benefits, occupancy related expenses, deposit insurance premiums paid to the SAIF and other operating expenses.

     The operations of the Bank, and savings institutions in general, are significantly influenced by general economic conditions and related monetary and fiscal policies of financial institutions' regulatory agencies. Deposit flows and the cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting loan demand and the availability of funds.

RECENT DEVELOPMENTS

     BIF-SAIF Premium Disparity. The Federal Deposit Insurance Corporation ("FDIC") has lowered the deposit insurance assessment rate for most commercial banks insured by the Bank Insurance Fund ("BIF") to a statutory minimum of $2,000 annually. The FDIC has indicated that the assessment rate for SAIF-insured institutions will not fall below .23% of insured deposits until approximately the year 2002. This decrease in BIF rates has resulted in a substantial disparity in deposit insurance premiums paid by savings institutions, such as the Bank, which are insured by the Savings Association Insurance Fund ("SAIF") and institutions insured by the BIF. The lower deposit insurance rates paid by BIF-insured institutions are likely to give them a significant competitive advantage over SAIF-insured institutions such as the Bank.

     To alleviate this disparity, one proposal being considered by the U.S. Department of Treasury, the FDIC, and the U.S. Congress provides that a one-time assessment of as much as 85 to 90 basis points (0.85% to 0.90%) be imposed on all SAIF-insured deposits to cause the SAIF insurance fund to reach its designated reserve ratio (currently 1.25%). Once this occurs, the two funds would be merged into one fund. There can be no assurance that this proposal or any other proposal will be implemented or that premiums for either fund will not be adjusted in the future by the FDIC or legislative action.

     The payment of a special assessment would severely and negatively impact the Bank's results of operations, resulting in a net charge of up to approximately $176,000, after adjusting for tax effects. However, if such a special assessment is imposed and the SAIF is recapitalized, it could have the effect of reducing the Bank's insurance premiums in the future, thereby restoring competitive equality between BIF-insured and SAIF-insured institutions.

BUSINESS STRATEGY

     Illinois Guarantee's business strategy is to operate as a well capitalized, profitable and independent community savings bank dedicated to financing home ownership and consumer needs in its market area. The Bank has implemented this strategy by: (i) closely monitoring the needs of customers and providing quality service; (ii) emphasizing consumer-oriented banking by originating construction and permanent loans on residential and commercial real estate, and consumer loans, and by offering checking accounts and other financial services and products; (iii) improving and maintaining high asset quality; (iv) maintaining capital in excess of regulatory requirements; and (v) managing interest rate risk by emphasizing the origination of loans with adjustable rates and shorter terms, and investments in short-term and liquid investments.

     The Bank has adopted various new business strategies intended to increase its presence in its Primary Market Area, thereby increasing its lending activities and sources of income. These steps include (i) hiring experienced banking personnel including a new chief lending officer (now President Douglas Pike, who continues to manage the Bank's lending activities), a chief administrative officer and various other employees to support the Bank's expanded operations; (ii) instituting a marketing program to contact local realtors, builders, auto dealers and others in order to increase the origination of one-to-four-family residential loans, construction loans and permanent loans secured by multi-family and commercial real estate, and consumer loans, including direct and indirect automobile loans, through arrangements with local auto dealers; (iii) planning the opening of a new branch office (expected to open in the fourth quarter of 1996 at an anticipated cost of $1.7 million) in the northern section of its Primary Market Area, an area of Effingham, Illinois which is experiencing growth in commercial and retail activities, and is in close proximity to expanding residential areas; (iv) installing automated teller machines ("ATMs") at its main office and the new branch office, as well as other possible "stand alone" locations; and (v) offering new products to its customers and potential customers, including a credit and debit card program.

     In order to implement these new business strategies, the Bank has incurred, and will incur additional costs and expenses resulting from opening the new branch office, hiring additional Bank personnel, increasing its presence in its market area by advertising and marketing its new loan products, and putting in place the systems and procedures necessary to properly conduct and monitor these new lending and business activities. The costs and expenses associated with implementing these strategies, especially in the first few years, although currently impossible to qualify, could be substantial. However, the Bank believes that the opening of the new branch office, the hiring of additional personnel and the implementation of these new lending and business strategies are in the best long-term interests of the Bank. For more information, see "Properties".

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1994, 1995 AND MARCH 31, 1996

     The Bank's financial condition was relatively stable during fiscal 1995, as the Bank's assets increased by $1.2 million, or 3.4%, from $35.2 million at June 30, 1994 to $36.4 million at June 30, 1995. Assets increased by $7.2 million, or 20.0%, from $36.4 million at June 30, 1995 to $43.7 million at March 31, 1996 due to receipt of proceeds from the Conversion and increases in customer deposits. The Bank expects stable growth over the next year at three to four percent annually.

     Loan receivable, net increased by $595,000, or 2.8%, during fiscal 1995, from $21.3 million at June 30, 1994 to $21.8 million at June 30, 1995. Loans receivable, net increased by $8.7 million, or 39.7% during the nine months ended March 31, 1996, totaling $30.5 million at March 31, 1996. This increase was primarily attributable to a $3.3 million increase in one to four family residential real estate loans, a $1.1 million increase in commercial real estate loans, a $1.0 million increase in commercial loans and a $1.9 million increase in loans secured by automobiles. The Bank is seeking to originate construction loans with the long term objective of originating permanent loans upon completion of construction.

     Cash and investment securities increased by $636,000, or 6.0%, during fiscal 1995, totaling $10.7 million at June 30, 1994 and $11.3 million at June 30, 1995. The increase was due to an increase in deposits. Cash and investment securities totaled $9.8 million at March 31, 1996, a decrease of $1.5 million, or 13.2%, from June 30, 1995. This decrease was primarily attributable to investing funds in new loans. The Bank will try to maintain adequate liquidity with cash and investment securities utilizing excess liquidity to fund lending activities.

     Mortgage-backed securities decreased by $370,000, or 13.7%, during fiscal 1995, totaling $2.7 million at June 30, 1994 and $2.3 million at June 30, 1995. The decrease was the result of paydown on principle. Mortgage-backed securities decreased by $398,000, or 17.1%, during the nine months ended March 31, 1996, totaling $2.0 million at such date. This decrease was the result of paydown of securities. The Bank intends to not purchase any additional mortgage-backed securities.

     The Bank's deposits have shown growth during recent periods, totaling $31.8 million, $32.7 million, and $35.4 million at June 30, 1994, June 30, 1995 and March 31, 1996, respectively. The increase in deposits was primarily attributable to new customer deposits. The Bank is anticipating a 10% growth in deposits in the next year due to opening of the new branch facility; however, there can be no assurance that such deposit growth will be achieved. This growth will assist in providing liquidity for the Bank's lending activities.

RESULTS OF OPERATIONS

     The Bank's operating results depend primarily upon its net interest income, which is the difference between the interest income earned on its interest-earning assets (loans, mortgage-backed securities, investment securities and short-term interest-bearing deposits) and the interest expense paid on its interest-bearing deposits. Operating results are also significantly affected by provisions for losses on loans, noninterest income and noninterest expense. Each of these factors is significantly affected not only by the Bank's policies, but, to varying degrees, by general economic and competitive conditions and by policies of federal regulatory authorities.

COMPARISON OF OPERATING RESULTS FOR THE NINE MONTHS ENDED MARCH 31, 1996 AND
1995

     Net Income. The Bank's net income for the nine months ended March 31, 1996 was $238,000 compared to $159,000 for the nine months ended March 31, 1995. The increase in net earnings resulted primarily from an increase in net interest income of $301,000 offset by an increase in noninterest expense of $218,000 and an increase in noninterest income of $9,000 and a provision for loan losses of $15,000 in 1996.

     Net Interest Income. Net interest income for the nine months ended March 31, 1996 was $984,000 compared to $683,000 for the nine months ended March 31, 1995. The increase in net interest income was due to an increase in the ratio of interest-earning assets to interest-bearing liabilities from 108.4% for the nine months ended March 31, 1995 to 111.7% for the nine months ended March 31, 1996. The improvement in the ratio was mainly attributable to the investment of the proceeds received from the Conversion on September 28, 1995 and the investment of such funds in interest-earning assets. The impact of the improved ratio was improved by the increase in the interest rate spread from 2.36% in 1995 to 2.70% in 1996. The increase in interest rate spread was due to a more significant increase in yield on interest-earning assets as compared to the increase in the cost of interest-bearing liabilities.

     Interest Income. Interest income increased by $522,000, or 30.6%, from $1.7 million for the nine months ended March 31, 1995 to $2.2 million for the same period in 1996. This increase resulted from an increase in the average yield on interest-earning assets to 7.72% for the nine months ended March 31, 1996 from 6.71% for the nine months ended March 31, 1995. The increase in the average yield on interest-earning assets was reflective of the general increase in market interest rates. The increase in market interest rates resulted in higher yields on new loan origination as well as on existing adjustable-rate mortgage loans in the Bank's portfolio. In addition, average balance of interest-earning assets increased by $7.2 million from March 31, 1995 to $41.4 million at March 31, 1996 due primarily to the proceeds of the Conversion.

     Interest Expense. Interest expense increased by $221,000, or 24.1%, to $1.2 million for the nine months ended March 31, 1996 from $1.0 million for the same period in 1995. The increase was primarily attributable to the increase in the average cost of deposits from 4.35% for the nine months ended March 31, 1995 to 5.02% for the nine months ended March 31, 1996. Due to the interest rate environment for calendar year 1995, there was an increase in the percentage of savings customers using higher yield certificates of deposit instead of demand deposit accounts. Certificates of deposit increased $1.8 million, or 7.3%, to $26.4 million at March 31, 1995 compared to March 31, 1995, with an increase in average weighted interest rate paid of .21%, or 4.0% to 5.40% at March 31, 1996. This shift in the deposit mix has also had an effect on the increase in the average cost of deposits. Through marketing efforts and cross-selling, the Bank has recently begun to move away from its traditional emphasis on certificates of deposit and has begun emphasizing products such as free checking and IRA-type accounts.

     Provision for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and the general economy. Such evaluation considers numerous factors including, general economic conditions, loan portfolio compensation, prior loss experience, the estimated fair value of the underlying collateral and other factors that warrant recognition in providing for an adequate loan loss allowance. During the nine months ended March 31, 1996 and 1995, the Bank's provision for loan losses was $15,000 and $0, respectively. This increase was due to an increase in the loan portfolio.

     At March 31, 1996, the Bank's allowance for loan losses was $169,000. The breakdown of general loss allowances and specific loss allowances is made for regulatory accounting purposes only. General loan loss allowances are added back to capital to the extent permitted in computing risk-based capital. At March 31, 1996, approximately $113,000 of the general allowance was eligible to be counted as risk-based capital. Both general and specific loss allowances are charged to expense. The consolidated financial statements of the Bank are prepared in accordance with GAAP and, accordingly, provisions for loan losses are based on management's assessment of the factors set forth above. The Bank regularly reviews its loan portfolio, including problem loans, to determine whether any loans require classification and/or the establishment of appropriate reserves. Management believes it has established its existing allowance for loan losses in accordance with GAAP, however future reserves may be necessary if economic conditions or other circumstances differ substantially from the assumptions used in making the initial determination. Additional loan loss provisions may be necessary, as lending activities increase.

     Noninterest Income. Noninterest income increased $9,000, or 24.32%, from $37,000 for the nine months ended March 31, 1995 to $46,000 for the nine months ended March 31, 1996. The increase in noninterest income was largely due to an $11,000 gain on sale of the Palestine, IL branch facility which was closed in 1991.

     Noninterest Expense. Noninterest expense increased by $218,000, or 47.81%, from $456,000 for the nine months ended March 31, 1995 to $674,000 for the nine months ended March 31, 1996. The increase resulted from increases in compensation expense, occupancy, and other operating expenses. The increase in compensation expense was in part the result of normal salary increases, coupled with both the hiring of an additional loan officer and other employees. The increase in occupancy expense was in part due to remodeling the existing building and in part due to increased depreciation expense on equipment purchased during the fiscal year ended June 30, 1995. The increase in other operating expenses was due in general to increased expenses and an increase in professional training. Operating expenses will likely increase in future periods due to the opening of the branch office and the implementation of the Bank's new business strategies. See " -- Business Strategy" and "Business of the Bank -- Properties".

     The Bank's effective tax rates for the six months ended Mach 31, 1996 and 1995 were approximately 30.21% and 39.78%, respectively.

     Nonperforming Assets. At March 31, 1996, the Bank had $278,000 nonperforming assets, compared with $121,000 in nonperforming assets at March 31, 1995.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 1995 AND 1994

     Net Income (Loss). The Bank's net income decreased from $319,000 for the twelve months ended June 30, 1994 to $61,000 for the twelve months ended June 30, 1995. The decrease in net income for the period reflects an increase in the provision for loan losses and increased operating expenses in the 1995 period (mostly relating to the cost of the Severance Agreement with former President Wente), which more than offset an increase in net interest income.

     Net Interest Income. Net interest income for the twelve months ended June 30, 1995 increased $49,000, or 5.36%, to $963,000 compared to $914,000 for the twelve months ended June 30, 1994. The increase in net interest income was due to an increase in loans receivable, net of $595,000, or 2.8%, to $21.9 million at June 30, 1995, compared to $21.3 million at June 30, 1994, together with an increase in the interest rate spread of one basis point, resulting from an increase in the yield on interest earning assets to 6.89% for the 1995 twelve month period compared to 6.36% for the 1994 twelve month period, and an increase in the rate paid on deposits to 4.49% for the 1995 twelve month period compared to 3.97% for the 1994 twelve month period.

     Interest Income. Interest income for the twelve months ended June 30, 1995 increased by $202,000 or 9.28% to $2.4 million for the 1995 twelve month period compared to $2.2 million for the 1994 twelve month period. The increase was due to the average-yield on interest earning assets increasing to 6.89% for the 1995 twelve month period compared to 6.36% for the 1994 twelve month period, resulting from an increase in the yield on the Bank's loan portfolio to 7.86% for the 1995 twelve month period compared to 7.27% for the 1994 twelve month period, and an increase in the yield on investment securities to 4.91% for the 1995 twelve month period compared to 4.46% for the 1994 twelve month period.

     Interest Expense. Interest expense for the twelve months ended June 30, 1995, increased by $153,000, or 12.11%, to $1.4 million for the 1995 twelve month period due to an increase in the average rate paid on deposits to 4.49% for the 1995 twelve month period compared to 3.97% for the 1994 twelve month period.

     Provision for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and the general economy. Such evaluation considers numerous factors including general economic conditions, loan portfolio compositions, prior loss experience, the estimated fair value of the underlying collateral and other factors that warrant recognition in providing for an adequate loan loss allowance. The Bank's provision for loan losses totaled $50,000 for the fiscal year ended June 30, 1995, compared to $0 in such provision for the fiscal year ended June 30, 1994. The Bank's provisions for loan losses are likely to increase in future years, due to the Bank's increased lending activities, and as the Bank becomes more active in the origination of multi-family, commercial real estate or consumer lending, which lending activities involve increased risk for the Bank. The Bank anticipates additional provisions for loan losses due to loan base growth.

     Noninterest Income. Noninterest income for the twelve months ended June 30, 1995 decreased by $81,000 to $38,000 compared to $119,000 for the twelve months ended June 30, 1994, due to the gain on the sale of FHLMC Stock, an equity security held for sale, in the 1994 twelve month period of $81,000, not realized in the 1995 period.

     Noninterest Expense. Noninterest expense increased by $333,000, or 60.55%, to $883,000 for the twelve months ended June 30, 1995 compared to $550,000 for the twelve months ended June 30, 1994. The increase in noninterest expense for fiscal 1995 was due to additional compensation expense of $261,000 associated with the resignation of former President Wente, the present value of his severance agreement and other retirement benefits paid by the Bank. Additional salaries and fees paid in fiscal 1995 and not in fiscal 1994 totaled $36,000. Due to the Bank's increased lending activities, the new branch opening and related factors, the Bank expects its noninterest (operating) expenses to increase significantly in future years. This increase would likely have a negative effect on the Bank's net income.

     Income Taxes and Cumulative Effect of Change in Accounting Principles. The Bank's provision for income taxes for the 1995 twelve month period totaled $7,000 compared to a provision of $108,000 for the 1994 twelve month period. The benefit and reduced provision for the 1995 period were due to the net loss and decrease in net income realized during fiscal 1995 compared to fiscal 1994.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED JUNE 30, 1994 AND 1993

     Net Income. The Bank's net income for the year ended June 30, 1994 was $319,000 compared to $249,000 for the year ended June 30, 1993. During the 1994 fiscal year, the Bank sold FHLMC stock for a gain of $81,000. In the 1993 fiscal year, the Bank incurred a $41,000 expense related to an adjustment on adjustable-rate mortgage loans due to certain regulatory concerns which were addressed by the Bank. See "Regulation of the Bank -- Supervisory Agreement." Additionally, in fiscal 1993, the Bank had a gain on the sale of lots owned for future expansion in the amount of $15,000.

     Net Interest Income. Net interest income for the year ended June 30, 1994 increased $12,000 or 1.33% to $914,000 compared with $902,000 for the year ended June 30, 1993. The insignificant fluctuation in net interest income during this period was attributable to the equivalent decline of both the yield on interest-earning assets and the cost of interest-bearing liabilities. Although the Bank's net interest income was relatively stable during this period, the Bank's interest rate spread at June 30, 1994 increased as the cost of deposits decreased to a greater degree than the decrease in the yield on interest-earning assets.

     Interest Income. Interest income decreased $300,000, or 12.11%, from $2.5 million to $2.2 million during the year ended June 30, 1994 compared to the 1993 fiscal year. This decrease resulted primarily from the effect of a decline in the average yield on interest-earning assets from 7.00% for the year ended June 30, 1993 to 6.36% for the year ended June 30, 1994, which was reflective of the general decline in market interest rates. The decrease in market interest rates resulted in lower yields on new loan originations as well as on existing adjustable-rate loans in the Bank's portfolio.

     Interest Expense. Interest expense decreased $312,000, or 19.81%, to $1.3 million for the year ended June 30, 1994 from $1.6 million for 1993. The decrease was primarily attributable to the significant decline in the average cost of deposits to 3.97% in the 1994 fiscal year from 4.73% in the 1993 fiscal year. This decrease in the cost of deposits was reflective of the general decline in market interest rates during this period. Due to the declining interest rate environment of the past few years, the percentage of savings customers using demand deposit accounts instead of higher yielding time deposits has continued to increase. This shift in the deposit mix has also had a significant effect on the decline in the average cost of deposits. The Bank incurred a decrease of $970,000 in deposits, or 2.96%, for the year ended June 30, 1994 from June 30, 1993. This decline was primarily from savings customers seeking higher yields with alternative investments.

     Provision for Loan Losses. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risk inherent in its loan portfolio and the general economy. Such evaluation considers numerous factors including general economic conditions, loan portfolio compositions, prior loss experience, the estimated fair value of the underlying collateral and other factors that warrant recognition in providing for an adequate loan loss allowance.

     During the years ended June 30, 1994 and 1993, the Bank's provisions for possible loan losses were zero, as no actual losses were experienced from the Bank's lending activities, and because, at that time, the Bank believed its loan loss reserves to be adequate. At June 30, 1994 and 1993 the Bank had $49,000 in real estate held for sale, representing thirteen unimproved lots which the Bank held, pending improvement in the local real estate market.

     At June 30, 1994, the Bank's allowance was primarily composed of $125,000 in general allowances. The breakdown of general loss allowances and specific loss allowances is made for regulatory accounting purposes only. General loan loss allowances are added back to capital to the extent permitted in computing risk-based capital. Both general and specific loss allowances are charged to expense. The consolidated financial statements of the Bank are prepared in accordance with generally accepted accounting principles (GAAP) and, accordingly, provisions for loan losses are based on management's assessment of the factors set forth above. The Bank regularly reviews its loan portfolio, including problem loans, to determine whether any loans require classification and/or the establishment of appropriate allowances. Management believes it has established its existing allowance for loan losses in accordance with GAAP, however, future provisions may be necessary if economic conditions or other circumstances differ substantially from the assumptions used in making the initial determination, or if the Bank becomes engaged in multi-family, commercial real estate or consumer lending which involve increased risk to the Bank.

     Noninterest Income. Noninterest income was $119,000 for the year ended June 30, 1994 compared to $54,000 for the year ended June 30, 1993. The $65,000 increase was primarily the result of a $81,000 gain on sale of investment securities.

     Noninterest Expense. The Bank's noninterest expense decreased $41,000 for the year ended June 30, 1994 as compared to the year ended June 30, 1993. This decrease was primarily the result of the $41,000 charge due to the adjustable-rate mortgage loan adjustment in 1993 required by the Supervisory Agreement. See "Regulation of the Bank -- Supervisory Agreement."

     Income Taxes and Cumulative Effect of Change in Accounting Principle. The Bank's effective tax rate for the year ended June 30, 1994 was 35% compared to 32% for the year ended June 30, 1993, which together with the increase in income resulted in an increase in the provision for income taxes of $52,000 or 44.83% to $168,000 for the year ended June 30, 1994 compared to $116,000 for the year ended June 30, 1993. On July 1, 1993, the Bank adopted SFAS No. 109 which resulted in an increase in income of $4,000 for the cumulative effect of a change in accounting principle.

ASSET/LIABILITY MANAGEMENT

     The principal operating objective of the Bank is the achievement of a positive interest rate spread that can be sustained during fluctuations in prevailing interest rates. Since the Bank's principal interest-earning assets have substantially longer terms to maturity than its primary source of funds, i.e., deposit liabilities, increases in general interest rates will generally result in an increase in the Bank's cost of funds before the yield on its asset portfolio adjusts upwards. Savings institutions have generally sought to reduce their exposure to adverse changes in interest rates by attempting to achieve a closer match between the periods in which their interest-bearing liabilities and interest-earning assets can be expected to reprice through the origination of adjustable-rate mortgages and loans with shorter terms and by selling loans in the secondary market.

     The term "interest rate sensitivity" refers to those assets and liabilities which mature and reprice periodically in response to fluctuations in market rates and yields. Thrift institutions have historically operated in a mismatched position with interest-sensitive liabilities greatly exceeding interest-sensitive assets in the short-term time periods. As noted above, one of the principal goals of the Bank's asset/liability program is to more closely match the interest rate sensitivity characteristics of the asset and liability portfolios.

     In order to properly manage interest rate risk, the Bank's management monitors the difference between the Bank's maturing and repricing assets and liabilities and develops and implements strategies to decrease the "negative gap" between the two. Management assesses the Bank's asset/liability mix, recommends strategies to the Board of Directors that will enhance income while managing the Bank's vulnerability to changes in interest rates, and reports to the Board of Directors the results of the strategies used.

     Since the early 1980's, the Bank has stressed the origination of adjustable-rate residential mortgage loans. At December 31, 1995, $12.3 million, or 50.07%, of the Bank's total loans secured by real estate were adjustable-rate mortgages. In addition, the Bank had $398,000 in adjustable-rate mortgage-backed securities at December 31, 1995.

     In order to increase the interest rate sensitivity of its assets, the Bank has also maintained a consistent level of short and intermediate-term investment securities and other assets. At December 31, 1995, the Bank had $4.9 million of investment securities and interest-bearing deposits maturing within one year and $1.3 million of investment securities maturing within one to five years. At December 31, 1995, the Bank also had $2.7 million in investment securities maturing after five years, of which $1.5 million represented the Bank's investment in an asset management adjustable-rate fund, which is an uninsured mutual fund, and therefore carries greater risk than government insured investment securities.

     In the future, in managing its interest rate sensitivity, the Bank intends to continue to stress the origination of adjustable-rate mortgages and loans with shorter maturities, the purchase of adjustable-rate mortgage-backed securities and the maintenance of a consistent level of short-term securities. In addition, the Bank may increase its origination of fixed-rate mortgage loans, and then sell such loans in the secondary mortgage market to FHLMC.

INTEREST RATE SENSITIVITY ANALYSIS

     The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific period if it will mature or reprice within that period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities, and is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income, while conversely during a period of falling interest rates, a negative gap would result in an increase in net interest income and a positive gap would negatively affect net interest income.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1995 which are expected to mature or reprice in each of the time periods shown/(1)/.

                                                        Over One     Over Five
                                           One Year     Through      Through    Over Ten
                                            or Less   Five Years    Ten Years     Years     Total
                                           ---------  -----------  -----------  ---------  --------
                                                            (Dollars in thousands)

Interest-earning assets (1):
  Mortgage loans, gross..................   $14,445     $  2,245   $    1,876     $1,630   $20,196
  Consumer and other loans, gross........       863        1,098           --         --     1,961
  Investment securities (2)(3)...........     5,735        2,756           --      2,226    10,717
  Mortgage-backed securities.............       952          732          445        197     2,326
                                            -------     --------   ----------     ------   -------
     Total...............................    21,995        6,831        2,321      4,053    35,200
                                            =======     ========   ==========     ======   =======

Interest-bearing liabilities:
  Demand deposits........................     2,200        5,408           --         --     7,608
  Time deposits..........................    20,542        4,537           16         --    25,095
                                            -------     --------   ----------     ------   -------
     Total...............................    22,742        9,945           16         --    32,703
                                            =======     ========   ==========     ======   =======

Interest sensitivity gap.................   $  (747)    $ (3,114)  $    2,305     $4,053   $    --
                                            =======     ========   ==========     ======   =======
Cumulative interest sensitivity gap......   $  (747)    $ (3,861)  $   (1,556)    $2,497   $ 2,497
                                            =======     ========   ==========     ======   =======
Ratio of interest-earning assets
  to interest-bearing liabilities........     96.72%       68.69%   14,506.25%       N/A    107.64%
                                            =======     ========   ==========     ======   =======
Ratio of cumulative gap to total assets..    (2.05)%     (10.61)%      (4.28)%      6.86%     6.86%
                                            =======     ========   ==========     ======   =======


                                                   (Footnotes on following page)

- --------------------
(1)  In calculating this table, the Bank has used the assumptions which follow:
     (i) the decay rate for passbook accounts and demand accounts is considered to be 20% per year and money market deposit accounts decay at a rate of 50% for the first year and 25% per next two years; and (ii) prepayment assumptions are as follows: mortgage loans -- 10.0% per year; consumer and other loans -- 5.0% per year; mortgage-backed securities -- 7.5% per year.
(2)  Investment securities are at amortized cost.
(3) Investment securities include interest-bearing deposits and time deposits. Call dates on various securities have not been considered.
(4)  Deposits only -- no borrowings outstanding at June 30, 1995.


     Management believes the current one-year gap of (2.05)% presents a slight risk to the net interest income margin should an increase occur in the current level of interest rates. If interest rates increase, the Bank's negative one-year gap should cause the net interest margin to decrease. A conservative rate-gap policy provides a stable net interest income margin. Accordingly, management emphasizes a structured balance of rates spread by term to maturity and does not anticipate a change in such objectives over the next year.

     The preceding table was prepared utilizing certain assumptions regarding prepayment and decay rates which management of the Bank believes reflect Illinois Guarantee's actual experience. While management does not believe that these assumptions will be materially different from Illinois Guarantee's actual experience, the actual interest rate sensitivity of the Bank's assets and liabilities could vary significantly from the information set forth in the table due to market and other factors.

     Certain shortcomings are inherent in the method of analysis presented in the table above. Although certain assets and liabilities may have similar maturity or periods of repricing they may react in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable-rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. Virtually all of the adjustable-rate loans in the Bank's portfolio contain conditions which restrict the periodic change in interest rate.

YIELDS EARNED AND RATES PAID

          Net interest income is affected by (i) the difference ("interest rate spread") between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. Savings institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution's net interest income is its "net yield on interest-earning assets" which is net interest income divided by average interest-earning assets. The following table sets forth, at March 31, 1996 and for the nine months ended March 31, 1996 and 1995, and the two years ended June 30, 1995 and 1994, the weighted average yields earned on the Bank's assets and the weighted average interest rates paid on the Bank's liabilities, together with the Bank's interest rate spread and net yield on interest-earning assets. Average balances are derived from quarterly balances. Management does not believe that the use of quarterly balances instead of daily balances has caused any material difference in the information presented.

                                                                 At         Nine Months Ended
                                                             March 31,           March 31,             Years Ended June 30,
                                                                            -------------------       ----------------------
                                                                1996          1996      1995             1995        1994
                                                             ----------     --------  ---------       ----------  ----------
Weighted average yield on total loan portfolio.............       8.02%      7.77%        7.42%          7.43%       7.27%
Weighted average yield on investment securities (1)........       5.95       6.19         5.20           5.77        4.46
Weighted average yield on mortgage-backed securities.......       7.78       7.67         7.15           7.25        7.10
    Weighted average yield on all interest-earning assets..       7.54       7.72         6.71           6.89        6.36
Weighted average paid on:
  Demand deposits..........................................       3.11       3.32         2.91           2.78        2.88
  Time deposits............................................       5.40       5.41         4.76           4.94        4.52
Weighted average rate paid on all deposits.................       4.82       5.00         4.35           4.49        3.97
Weighted average rate paid on all interest-bearing
  liabilities..............................................       4.85       5.02         4.35           4.49        3.97
Interest rate spread (difference between weighted
  average rates paid on all interest-earning assets
  and all interest-bearing liabilities)....................       2.69       2.70         2.36           2.40        2.39

Net yield on interest-earning assets (net interest income
  as a percentage of average interest-earning assets)......       3.54       3.41         2.06           2.79        2.67

___________________
(1)  Includes interest-bearing deposits and other interest-earning assets.

PERFORMANCE RATIOS
                                                              Nine Months Ended
                                                                March 31, (1)                  Years Ended June 30,
                                                          ----------------------         -----------------------------
                                                           1996           1995               1995              1994
                                                          -----           ------         ---------            --------

Return on assets (net income divided by
  average total assets).................................    0.79%         0.66%                0.17%             0.91%
Return on equity (net income divided
  by average equity)....................................    5.29          7.84                 2.07             12.09
Equity to assets ratio (average equity
  divided by average total assets)......................   14.86          8.38                 8.38              7.51

___________________
(1)    Annualized.

 AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

     The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid at the periods indicated. Such yields and costs are derived by dividing income or expense by the average semi-annual balance of assets or liabilities, respectively, for the periods presented. Management does not believe that the use of quarterly balances instead of daily balances has caused any material difference in the information presented. Interest earned on loan portfolios is net of reserves for uncollected interest.

                                                 At March 31,                                 Nine Months Ended March 31,
                                                                                      -------------------------------------------
                                                     1996                           1996                            1995
                                             --------------------           ---------------------           ---------------------
                                                        Average    Average              Average    Average              Average
                                             Balance  Yield/Cost   Balance  Interest  Yield/Cost   Balance  Interest  Yield/Cost
                                             -------  -----------  -------  --------  -----------  -------  --------  -----------
                                                                            (Dollars in thousands)
Interest-earning assets:
  Loans receivable, net....................  $30,510        8.02%  $26,800    $1,662        7.77%  $21,130    $1,162        7.42%
  Investment securities....................    8,968        5.95     9,533       443        6.19    10,598       413        5.20
  Mortgage-backed securities...............    1,928        7.78     2,137       122        7.67     2,573       130        7.15
                                             -------               -------    ------               -------  --------
    Total interest-earning assets..........   41,406        7.54    38,470     2,227        7.72    34,301     1,705        6.71
Non-interest-earning assets................    2,274                 1,907                             951
                                             -------               -------                         -------
    Total assets...........................  $43,680               $40,377                         $35,252
                                             =======               =======                         =======

Interest-bearing liabilities:
  Deposits.................................  $34,501        4.82   $32,730     1,227        5.00   $31,336     1,022        4.35
  Other borrowings.........................      372        4.85       269        16        8.25        --        --          --
                                             -------               -------    ------               -------  --------  ----------
    Total interest-bearing liabilities.....   34,873        4.83    32,999     1,243        5.02    31,336     1,022        4.35
                                                                              ------                        --------  ----------
Non-interest-bearing liabilities...........    1,375                 1,379                             962
                                             -------               -------                         -------
     Total liabilities.....................   36,248                34,378                          32,298
     Stockholders' equity..................    7,249                 5,849                           2,864
     Valuation reserves....................      183                   150                              90
                                             -------               -------                         -------
       Total liabilities and retained
         earnings..........................  $43,680               $40,377                         $35,252
                                             =======               =======                         =======

Net interest income........................                                   $  984                          $  683
                                                                              ======                        ========
Interest rate spread.......................                 2.69%                           2.70%                           2.36%
                                                          ======                          ======                      ==========
Net yield on interest-earning assets.......                                                 3.54%                           2.06%
                                                                                          ======                      ==========
Ratio of average interest-earning assets
  to average interest-bearing liabilities..               119.44%                         116.58%                         109.46%
                                                          ======                          ======                      ==========

                                                                          Year Ended June 30,
                                     ----------------------------------------------------------------------------------------------
                                                  1995                            1994                            1993
                                     ------------------------------  ------------------------------- ------------------------------
                                     Average              Average    Average              Average    Average              Average
                                     Balance  Interest  Yield/Cost   Balance  Interest  Yield/Cost   Balance  Interest  Yield/Cost
                                     -------  --------  -----------  -------  --------  -----------  -------  --------  -----------
                                                                         (Dollars in thousands)
Interest-earning assets:
  Loans receivable, net............  $21,273    $1,581        7.43%  $20,142    $1,464        7.27%  $21,350    $1,725        8.08%
  Investment securities............   10,659       615        5.77    10,883       485        4.46    10,066       447        4.44
  Mortgage-backed securities.......    2,524       183        7.25     3,212       228        7.10     3,960       305        7.70
                                     -------    ------               -------  --------               -------  --------
    Total interest-earning assets..   34,456     2,379        6.89    34,237     2,177        6.36    35,376     2,477        7.00
                                                ------                        --------                        --------
Non-interest-earning assets........    1,024                             917                             897
                                     -------                         -------                         -------
    Total assets...................  $35,480                         $35,154                         $36,273
                                     =======                         =======                         =======

Interest-bearing liabilities:
  Deposits.........................  $31,695    $1,416        4.49   $31,815    $1,263        3.97   $33,330    $1,575        4.73
                                     -------    ------               -------  --------               -------  --------
    Total interest-bearing
      liabilities..................   31,695                  4.49    31,815     1,263        3.97    33,330     1,575        4.73
                                                                              --------                        --------
Non-interest-bearing liabilities...      830                             700                             625
                                     -------                         -------                         -------
    Total liabilities..............   32,525                          32,515                          33,955
    Retained earnings..............    2,955                           2,639                           2,318
                                     -------                         -------                         -------
      Total liabilities and
       retained earnings...........  $35,480                         $35,154                         $36,273
                                     =======                         =======                         =======
Net interest income................             $  963                          $  914                          $  902
                                                ======                        ========                        ========
Interest rate spread...............                           2.40%                           2.39%                           2.28%
                                                            ======                      ==========                      ==========
Net yield on interest-earning
 assets............................                           2.79%                           2.67%                           2.55%
                                                            ======                      ==========                      ==========
Ratio of average interest-earning
  assets to average
  interest-bearing liabilities.....                         108.71%                         107.61%                         106.14%
                                                            ======                      ==========                      ==========

RATE/VOLUME ANALYSIS

     The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rates (change in rate multiplied by old volume); and (iii) changes in rate-volume (changes in rate multiplied by the changes in volume).

                               Nine Months Ended March 31,                                 Year Ended June 30,
                             --------------------------------     --------------------------------------------------------------
                              1996          vs.         1995        1995        vs.       1994        1994       vs.       1993
                             --------------------------------     --------------------------------------------------------------
                                    Increase(Decrease)                     Increase(Decrease)           Increase(Decrease)
                                         Due to                                Due to                         Due to
                             ----------------------------------    --------------------------------------------------------------
                                              Rate/                            Rate/   Rate/
                             Volume   Rate    Volume   Total   Volume   Rate  Volume   Total   Volume      Rate     Volume   Total
                             -------  -----  --------  ------  -------  ----  -------  ------  -------  ----------  -------  ------

Interest income:
  Loan portfolio, net......   $ 420    $ 74     $  6   $ 500    $  82   $ 32     $ 3   $ 117    $  37       $(287)   $ (11)  $(261)
  Mortgage-backed
   securities..............     (31)     15        8      (8)     (48)     5      (2)    (45)      22         (93)      (6)    (77)
  Investment securities....     (55)    105      (20)     30       (9)   142      (3)    130      (19)         60       (3)     38
                              -----    ----     ----   -----    -----   ----     ---   -----    -----       -----    -----   -----
    Total interest-earning
     assets................     334     194       (6)    522       25    179      (2)    202       40        (320)     (20)   (300)
                              -----    ----     ----   -----    -----   ----     ---   -----    -----       -----    -----   -----

Interest expense:
  Deposits.................      27     173        5     205       (5)   159      (1)    153       19        (325)      (6)   (312)
  Other borrowings.........      16      --       --      16       --     --      --      --       --          --       --      --
                              -----    ----     ----   -----    -----   ----     ---   -----    -----       -----    -----   -----
    Total interest-bearing
       liabilities.........      43     173        5     221       (5)   159      (1)    153       19        (325)      (6)   (312)
                              -----    ----     ----   -----    -----   ----     ---   -----    -----       -----    -----   -----
Change in net interest
 income....................   $ 291    $ 21     $(11)  $ 301    $  30   $ 20     $(1)  $  49    $  21       $   5    $ (14)  $  12
                              =====    ====     ====   =====    =====   ====     ===   =====    =====       =====    =====   =====

LIQUIDITY AND CAPITAL RESOURCES


     The Bank's primary sources of funds consist of deposits, repayment and prepayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, and funds provided from operations. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. The Bank uses its liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses. Management believes that loan repayments and other sources of funds will not be adequate to meet the Bank's liquidity needs for the 1996 and 1997 fiscal years. The Bank anticipates utilizing FHLB advances for liquidity.


     The Bank is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required minimum ratio is currently 5%. The Bank has historically maintained a level of liquid assets in excess of regulatory requirements. The Bank's average regulatory liquidity ratio at March 31, 1996 was 14.88%.


     A major portion of the Bank's liquidity consists of cash and cash equivalents, which include investments in highly liquid deposits with original maturities of 3 years or less. The level of these assets is dependent on the Bank's operating, investing, lending and financing activities during any given period. At March 31, 1996, cash and cash equivalents totaled $1.5 million and short term certificates of deposit of $297,000.


     The primary investing activities of the Bank include origination of loans and purchase of mortgage-backed securities. During the nine months ended March 31, 1996 and the year ended June 30, 1995, purchases of investment securities totaled $1.4 million and $7.5 million, respectively, while loan originations totaled $14.3 million and $5.9 million. These investments were funded primarily from loan and mortgage security repayments of $6.1 million and $5.5 million and investment security maturities of $3.9 million and $6.2 million for the nine months ended March 31, 1996 and the year ended June 30, 1995, respectively.


     Liquidity management is both a daily and long-term function of business management. If the Bank requires funds beyond its ability to generate them internally, the Bank believes that it could borrow additional funds from the FHLB. At March 31, 1996, the Bank had no outstanding advances from the FHLB.


     At March 31, 1996, the Bank had $386,000 in outstanding commitments to originate fixed-rate mortgages. The Bank anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit which are scheduled to mature in one year or less totaled $17.9 million at March 31, 1996. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank.


     At March 31, 1996, the Bank exceeded all of its regulatory capital requirements. For further information regarding the Bank's regulatory capital at March 31, 1996, "Regulation of the Bank -- Regulatory Capital Compliance."

IMPACT OF INFLATION AND CHANGING PRICES

     The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation. Unlike most industrial companies, virtually all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS

     In December 1991, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 107 titled "Disclosures about Fair Value of Financial Instruments." SFAS No. 107 requires that an entity disclose, either in its financial statements or in the accompanying notes, the fair value of financial instruments of which it is practicable to estimate that value and the methods and significant assumptions used to estimate the fair value. As a result of the adoption of SFAS No. 107, users of financial statements will be able to assess more completely an entity's management of market risk. SFAS No. 107 is effective for institutions with total assets less than $150 million for periods ending after December 15, 1995 and does not require disclosure of comparative periods prior to the effective date. SFAS No. 107 will not have an adverse effect on the Bank's financial position as the statement extends only to financial statement disclosures.

     The FASB issued SFAS No. 109, "Accounting for Income Taxes" in February 1992. SFAS No. 109 requires a change in accounting for income taxes from the deferral method required under Accounting Principles Board Opinion No. 11 ("APB 11") to the asset and liability method. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. Under the deferral method, which was in effect prior to the issuance of this standard, deferred income taxes were recognized based on tax rates in effect during the period the differences arose. The Bank adopted the statement on a prospective basis effective for the Bank on July 1, 1993. The impact of the adoption of SFAS No. 109 was to increase income for the year ended June 30, 1994 by $4,000.

     In November 1993, the AICPA approved SOP No. 93-6, "Employers' Accounting for Employee Stock Ownership Plans," which is effective for fiscal years beginning after December 15, 1993 and which applies to shares of capital stock of sponsoring employers acquired by ESOPs after March 31, 1992 that have not been committed to be released as of the beginning of the year in which the SOP is adopted. The SOP will, among other things, change the measure of compensation recorded by employers from the cost of ESOP shares to their fair value. To the extent that the fair value of the Bank's ESOP shares, committed to be released directly to compensate employees differs from the cost of such shares, compensation expenses and a related charge or credit to additional paid-in capital will be reflected in the Bank's financial statements. SOP No. 93-6 also requires that shares committed to be released be considered as outstanding for earnings per share computations. Management does not expect the adoption of SOP No. 93-6 to have a material effect on the Bank's financial condition or results of operations. SOP 93-6 will, however, have an impact on earnings per share.

     In October 1994, the FASB issued SFAS No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments," and is effective for financial statements issued for fiscal years ending after December 15, 1995 for entities with less than $150 million in total assets in the current statement of financial position. The statement generally addresses required disclosures for derivative instruments held or issued for trading purposes and for purposes other than trading. The Bank currently has no derivative financial instruments.

     In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the review for recoverability, based on undiscounted expected future cash flows, indicates that impairment exists, the loss should be measured based on the fair value of the asset. The fair value of an asset is the amount at which the asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced liquidation sale. An entity that recognizes an impairment loss shall disclose additional information in the financial statements related to the impaired asset. All long-lived assets and certain identifiable intangibles to be disposed of and for which management has committed to a plan to dispose of the assets, whether by sale or abandonment, shall be reported at the lower of the carrying amount or fair value less cost to sell. Subsequent revisions in estimates of fair value less cost to sell shall be reported as adjustments to the carrying amount of assets to be disposed of, provided that the carrying amount of the asset does not exceed the carrying amount of the asset before an adjustment was made to reflect the decision to dispose of the asset. This statement requires additional disclosure in the footnotes regarding assets to be disposed of.

     The Bank has elected not to adopt the provisions of SFAS No. 121 until fiscal year ending June 30, 1997. Management does not believe that the adoption of SFAS No. 121 will have a significant impact on the Bank's financial position or on the results of its operations as long-lived assets are not significant, and management has no plans to dispose of any long-lived assets.

     In May 1995, the FASB issued SFAS No. 122 "Accounting for Mortgage Servicing Rights," an amendment to SFAS No. 65 "Accounting for Certain Mortgage Banking Activities." Prior to the issuance of SFAS No. 122, SFAS No. 65 required separate capitalization of the cost of rights to service mortgage loans for others when those rights were acquired through a purchase transaction but prohibited separate capitalization when those rights were acquired through loan origination activities. As a result, mortgage banking enterprises often reported losses on the sale of mortgage loans with servicing rights retained that were acquired through loan origination activities. However, if the same mortgage loan had been acquired in a purchase transaction, the cost of the mortgage servicing rights would have been capitalized separately as an asset and would not have been deducted from the sales price of the mortgage loans.

     This statement amends certain provisions of SFAS No. 65 to eliminate the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. When a mortgage banking enterprise purchases or originates mortgage loans, the cost of acquiring those loans includes the cost of the related mortgage servicing rights. If the mortgage banking enterprise sells or securitizes the loans and retains the mortgage service rights, the enterprise should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans without the mortgage servicing rights based on their relative fair values if it is practicable to estimate those fair values. If it is not practicable to estimate the fair values of the mortgage servicing rights and the mortgage loans without the mortgage servicing right, the entire cost of acquiring the loans should be allocated to the mortgage loans without the mortgage servicing rights and no cost should be allocated to the mortgage servicing rights. Any cost allocated to mortgage servicing rights should be recognized as a separate asset. Mortgage servicing rights should be amortized in proportion to and over the period of estimated net servicing income.
Mortgage servicing rights capitalized should be assessed for impairment based on the fair value of those rights. A mortgage banking enterprise should stratify its mortgage servicing rights that are capitalized based on one or more of the predominant risk characteristics of the underlying loans. Impairment should be recognized through a valuation allowance for each impaired stratum.

     This statement applies prospectively in fiscal years beginning after December 15, 1995, to transactions in which mortgage banking enterprise sells or securitizes mortgage loans with servicing rights retained and to impairment evaluations of all amounts capitalized as mortgage servicing rights, including those purchased before adoption of this statement.

     The Bank plans to adopt the provisions of SFAS 122 effective June 1, 1997. Based on the Bank's current operating activities, management does not believe that the adoption of this statement will have a material impact on the Bank's financial condition or results of operations.

     In December 1994, the Accounting Standards Division of the AICPA approved SOP 94-6, "Disclosure of Certain Significant Risks and Uncertainties." SOP 94-6 requires disclosures in the financial statements beyond those now being required or generally made in the financial statements about the risk and uncertainties existing as of the date of those financial statements in the following areas: nature of operations, use of estimates in the preparation of financial statements, certain significant estimates, current vulnerability due to certain concentrations. This statement is effective for financial statements issued for fiscal years ending after December 15, 1995.

     In October 1995, FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes a fair value-based method of accounting for stock options and other equity instruments. It requires the use of that method for transactions with other than employees and encourages its use for transactions with employees. It permits entities to continue to use the intrinsic value method included in Accounting Principles Board-25 (Accounting for Stock Issued to Employees), but regardless of the method used to account for the compensation cost associated with stock option and similar plans, it requires employers to disclose information in accordance with SFAS No. 123. The general principle underlying SFAS No. 123 is that equity instruments are recognized at the fair value of the consideration received for them. If the fair value of the considerations received cannot be reasonably determined, the fair value of the equity instrument itself may be used. The fair value method of accounting for stock options and other instruments applies this general principle, measuring compensation cost for employers as the excess of the fair value of the equity instrument over the amount paid by the employee. The definition of fair value in SFAS No. 123 is the same as that included in SFAS No. 121 (Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of).

     SFAS No. 123 requires significantly expanded disclosures, including disclosure of the pro forma amount of net income (and earnings per share for public entities) as if the fair value-based method were used to account for stock-based compensation, if the intrinsic value method of APB-25 is retained.

     The recognition requirements for transactions with other than employees apply for transactions entered into after December 15, 1995. The recognition alternative of the fair value-based method for transactions with employees may be implemented immediately upon issuance of SFAS No. 123. The disclosure requirements, which apply regardless of the recognition method chosen, are applicable for financial statements for fiscal years beginning after December 15, 1995.


                             BUSINESS OF THE BANK

CHANGES IN KEY MANAGEMENT PERSONNEL

     Effective April 18, 1995, President and Chief Executive Officer Donald J. Wente resigned from his positions of employment with the Bank, and was replaced by Chairman of the Board Gerald E. Ludwig, who was also appointed to serve as Chief Executive Officer of the Bank. On June 20, 1995, the Board promoted Vice President of Lending Douglas A. Pike to the positions of President and Chief Operating Officer of the Bank. On June 12, 1995, the Bank hired Ronald R. Schettler as Senior Vice President in charge of administration and investments.

     On June 17, 1995 in recognition for his more than 35 years of service to Illinois Guarantee, the Bank executed an agreement (the "Separation Agreement") with former President and Chief Executive Officer Donald J. Wente whereby Mr. Wente resigned from his positions with the Bank and resigned as a Director. In exchange for Mr. Wente's general release of all claims which he may have against the Bank relating to his service to, employment by, and resignation and separation from the Bank, the Bank agreed to provide to Mr. Wente (i) upon execution of the Separation Agreement, a lump sum payment of $20,000 and to transfer to him ownership of his company car; (ii) severance pay equal to $64,000 per year for three years (including the initial $20,000 payment) and $14,000 per year for an additional seven years; and (iii) health, medical and life insurance benefits as if Mr. Wente were a Bank employee up to the time he is eligible for participation in Medicare and Medicaid or when Mr. Wente reaches age 65, whichever occurs first. All payments shall be offset by such deductions as are required by law. The Bank determined to execute the Separation Agreement with Mr. Wente in recognition of his service to Illinois Guarantee, and to resolve the issue of Mr. Wente's employment by, and resignation from his positions with Illinois Guarantee.

MARKET AREA


     Illinois Guarantee's office is located in the city of Effingham, Effingham County, Illinois. The Bank considers its primary market area to be its home county of Effingham. Effingham County can be characterized as primarily rural in nature, as the total population of the County totaled only 33,000, less than 40 percent of which lived in the town of Effingham. The economy in the Bank's market area is based on manufacturing, service industries and agriculture. The manufacturing sector is dominated by the Fedders Company, a manufacturer of air conditioning units, and several large printing companies. Many of the service industries in Effingham are related to the town's location at the junction of I-57 and I-70 and include restaurants and fast-food outlets, truck stops and service centers, and motels. Farm products produced in Effingham County primarily include corn, soybeans, other grain products and dairy products. The following market data information has been provided by the Illinois Department of Commerce and Community Affairs and exhibits the slight improvement in the economy in the Bank's primary market area of Effingham County, Illinois. Effingham County had average per capita personal income of $17,980 in 1993, which represented a 3.8% increase from 1992. The State of Illinois and the United States had average per capita incomes of $22,560 and $20,800, respectively, during 1993. Effingham County had an average unemployment rate of 4.4% during 1995, compared to 5.25% and 5.65% for the State of Illinois and the United States, respectively. In 1990, Effingham County had an unemployment rate of 7.3%, compared to unemployment rates of 6.2% and 5.5% for Illinois and the United States, respectively. Effingham County's population increased 0.2% from 1980 to 1990. Management believes that economic and demographic trends in Effingham County and surrounding markets will provide sufficient business opportunities for the Bank.

LENDING ACTIVITIES

     GENERAL. Illinois Guarantee emphasizes the origination of adjustable-rate loans and short term (15 years or less) fixed-rate loans, in order to manage the interest rate sensitivity of its interest-earning assets. The principal lending activity of Illinois Guarantee is the origination of adjustable-rate mortgage loans for the purpose of financing the construction and acquisition of single-family residential properties. Illinois Guarantee also originates construction and permanent loans on multi-family and commercial real estate, as well as automobile loans, home improvement loans and other consumer loans. At March 31, 1996, loans with adjustable rates or terms of five years or less totaled $20.9 million, or 68.06% of Illinois Guarantee's total loans.

     In February 1995, the Bank hired a new Vice President of Lending, Douglas Pike, to expand and increase the Bank's lending activities. Mr. Pike was appointed President of the Bank in June 1995, and continues to manage the Bank's lending operations. Mr. Pike has been involved in commercial and consumer lending, including automobile lending, since 1986 through his employment with two commercial banks located in Effingham, Illinois. Mr. Pike has been active in contacting local realtors, builders, auto dealers and others in order to generate the origination of one-to-four-family residential loans, construction loans and permanent loans on single-family, multi-family and commercial real estate, and consumer loans including automobile lending on an indirect basis, through relationships established with five local auto dealers. These activities have resulted in increased loan originations for the Bank, particularly the origination of construction and permanent loans on one- to four-family and multi family residential real estate.

     LOAN PORTFOLIO. Set forth below is selected data relating to the composition of Illinois Guarantee's loan portfolio by type of loan on the dates indicated.


                                       At March 31,                      At June 30,
                                                       ---------------------------------------
                                           1996              1995           1994
                                     ----------------  ---------------------------------------
                                     Amount      %     Amount      %       Amount        %
                                     -------  -------  -------  -------  -----------  --------
                                                      (Dollars in thousands)

Real estate loans --
  One- to four-family residential..  $20,310   65.95%     $16,982   76.64%      $17,515   81.31%
  Multi-family residential.........    1,044    3.39          392    1.77           407    1.89
  Agricultural.....................      425    1.38          600    2.71           578    2.68
  Commercial.......................    3,297   10.71        2,182    9.85         2,275   10.56
  Construction.....................      871    2.83           40     .18            --      --
                                     -------  ------      -------  ------       -------  ------
                                      25,947   84.26       20,196   91.15        20,775   96.44
                                     -------  ------      -------  ------       -------  ------

Commercial business................      985    3.20          180    0.81            --      --
                                     -------  ------      -------  ------       -------  ------
Consumer loans --
  Automobiles......................    3,348   10.87        1,427    6.44           396    1.84
  Other............................      514    1.67          354    1.60           372    1.72
                                     -------  ------      -------  ------       -------  ------
                                       3,862   12.54        1,781    8.04           768    3.56
                                     -------  ------      -------  ------       -------  ------

Total..............................   30,794  100.00%      22,157  100.00%       21,543  100.00%
                                              ======               ======                ======

Less:
  Loans in process.................       92                  118                   144
  Deferred loan fees...............       23                   18                    23
  Allowance for loan losses........      169                  175                   125
                                     -------              -------               -------
     Total, net....................  $30,510              $21,846               $21,251
                                     =======              =======               =======

     ONE- TO FOUR-FAMILY RESIDENTIAL REAL ESTATE LENDING. The primary emphasis of Illinois Guarantee's lending activity is the origination of conventional mortgage loans on one- to four-family residential dwellings. Most loans are originated in amounts up to $100,000 on single-family properties located in Illinois Guarantee's primary market area of Effingham County. As of March 31, 1996, loans on one- to four-family residential properties accounted for 65.95% of Illinois Guarantee's loan portfolio. Illinois Guarantee's mortgage loan originations are for terms of from 10 years to up to 30 years, amortized on a monthly basis with interest and principal due each month. Residential real estate loans often remain outstanding for significantly shorter periods than their contractual terms as borrowers may refinance or prepay loans at their option, without penalty. Conventional residential mortgage loans granted by Illinois Guarantee customarily contain "due-on-sale" clauses which permit Illinois Guarantee to accelerate the indebtedness of the loan upon transfer of ownership of the mortgaged property.

     Illinois Guarantee uses standard Federal Home Loan Mortgage Corporation ("FHLMC") documents, to allow for the sale of loans in the secondary mortgage market. Illinois Guarantee's lending policies generally limit the maximum loan-to-value ratio on mortgage loans secured by owner-occupied properties to 95% of the lesser of the appraised value or purchase price of the property, with the condition that private mortgage insurance is required on loans with a loan-to-value ratio in excess of 80%. The majority of loans in Illinois Guarantee's loan portfolio have loan-to-value ratios of 80% or less.

     Illinois Guarantee offers adjustable-rate mortgage loans with terms of up to 30 years. Adjustable-rate loans offered by Illinois Guarantee include loans which reprice annually or provide for an initial three year term, and then reprice annually. Adjustable-rate loans provide for an interest rate which is 2.5% above the interest rate paid on U.S. Treasury securities of a corresponding term. Illinois Guarantee offers initial discounted interest rates, but borrowers are qualified based on the loan status following the first interest rate adjustment.

     Illinois Guarantee retains all adjustable-rate mortgages it originates, which helps reduce Illinois Guarantee's exposure to changes in interest rates. Illinois Guarantee's adjustable-rate mortgages include caps on increases or decreases of 2% per year, and 6% over the life of the loan. Illinois Guarantee's adjustable-rate mortgage loans contain an open-end provision which permits Illinois Guarantee to lend additional amounts in later years, in the form of home improvement loans, which are secured by the original first mortgage.

     The Bank also originates second mortgage loans on owner-occupied, single family and one- to four- family residential real estate. Such loans are subject to the same loan-to-value ratios (when combined with existing loans), as any other residential real estate loan, at adjustable rates, and over a term not to exceed 15 years.

     The primary purpose for offering adjustable-rate loans is to increase the interest rate sensitivity of Illinois Guarantee's loan portfolio. However, because the interest income earned on adjustable-rate loans varies with prevailing interest rates, cash flows from such loans are not as predictable as cash flows from fixed-rate loans. Further, the annual and lifetime adjustment limits on the Bank's adjustable-rate mortgage loans have the effect of limiting the sensitivity of those loans to changes in market interest rates and this is particularly true with respect to loans with initially discounted interest rates in the event of increases in market rates. The Bank's policy of offering initially discounted interest rates results in the Bank initially earning reduced income from such loans. Additionally, there are unquantifiable credit risks resulting from potential increased costs to the borrower as a result of repricing of adjustable-rate mortgage loans. It is possible that during periods of rising interest rates, the risk of default on adjustable-rate mortgage loans may increase due to the upward adjustment of interest cost to the borrower.

     During the year ended June 30, 1995, Illinois Guarantee originated $2.7 million, in adjustable-rate mortgage loans and $1.7 million in fixed-rate mortgage loans. Approximately 38.18% of all loan originations during the year ended June 30, 1995 were refinancings of loans already in Illinois Guarantee's loan portfolio. At June 30, 1995, Illinois Guarantee's loan portfolio included $11.0 million in adjustable-rate one- to four-family residential mortgage loans, or 49.62% of Illinois Guarantee's loan portfolio, and $6.0 million in fixed-rate one- to four-family residential mortgage loans, or 27.20% of Illinois Guarantee's loan portfolio.

     MULTI-FAMILY AND COMMERCIAL REAL ESTATE LOANS. At June 30, 1995, the Bank's multi-family and commercial real estate loan portfolio consisted of 38 loans, totaling $3.1 million, or 14.33% of total loans. The Bank originated $363,000 in such loans during the year ended June 30, 1995, $2.0 million in such loans during the year ended June 30, 1994, and $15,000 in such loans during the year ended June 30, 1993. The increase during the years ended June 30, 1994 was due to business referrals to the Bank of borrowers known personally to members of management of the Bank for the origination of five loans, all secured by real estate, raw land or farm land in the Bank's primary market area. The Bank's commercial real estate loans are secured by office buildings, small retail establishments, small apartment buildings, raw land and farm land, all located in Effingham County, Illinois. The Bank's largest loan had an outstanding balance of $378,000 at June 30, 1995 and was secured by commercial property located in Effingham, Illinois.

     Multi-family and commercial real estate loans generally are originated in amounts up to 80% of the appraised value of the property for terms of 10 to 20 years. Appraisals are performed by independent fee appraisers. The interest rate on these loans generally is subject to adjustment on an annual bases and is calculated by adding a 3.5% margin to the appropriate index (usually the weekly average one-year U.S. Treasury Bill index).

     Commercial and agricultural real estate lending, as well as multi-family residential real estate lending entails significant additional risks compared with one- to four-family residential lending. For example, commercial real estate loans and multi-family residential real estate loans typically involve large loan balances to single borrowers or groups of related borrowers, the payment experience on such loans typically is dependent on the successful operation of the real estate project, and these risks can be significantly impacted by supply and demand conditions in the market for commercial office, retail and warehouse space or multi-family residential units. Agricultural real estate loans involve a greater degree of risk as payments on such loans depend, to a larger degree, on the results of operations of the related farm. Consistent with these increased risks, during the economic slowdown in the late 1980s and early 1990s the Bank experienced increases in its non-performing commercial real estate loans and real estate acquired in settlement of such loans. As of June 30, 1995, all of the Bank's commercial real estate loans were performing.

     CONSTRUCTION LOANS. Illinois Guarantee, from time to time has engaged in construction lending to qualified borrowers for construction of one- to four-family residential properties. Such loans have converted to permanent financing upon completion of construction. These properties are located in the Bank's Primary Market Area. At June 30, 1995, the Bank had one construction loan outstanding with a balance of $40,000 at that date. Borrowers seeking construction loans must satisfy all credit requirements which would apply to the Bank's permanent mortgage loan financing for the subject property.

     As part of the Bank's new business strategies, the Bank expects to be active in the origination of both construction loans and the succeeding permanent loans on single-family and multi-family residential real estate and commercial real estate in the Bank's Primary Market Area. The Bank's new management has contacted various builders who have experience in constructing and developing single-family and multi-family residential real estate (four to eight unit apartment buildings) and commercial real estate in the Bank's Primary Market Area.

     Construction financing generally is considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, the Bank may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, the Bank may be confronted, at or prior to the maturity of the loan, with collateral having a value which is insufficient to assure full repayment. The Bank has sought to minimize this risk by limiting construction lending to qualified borrowers (i.e., borrowers who satisfy all credit requirements and whose loans satisfy all other underwriting standards which would apply to the Bank's permanent mortgage loan financing for the subject property) in the Bank's Primary Market Area. In engaging in lending for the construction of multi-family residential properties, the Bank would be subject to each of these risks, as well as the risks noted above for multi-family real estate lending.

     COMMERCIAL BUSINESS LOANS. The Bank originates a limited number of commercial business loans to local retail establishments and other businesses. These loans are generally secured by equipment. Such loans totaled $180,000 at June 30, 1995 and all but two loans in the amount of $24,000 were performing at that date.

     Commercial business loans involve a greater degree of risk than other types of lending as payments on such loans are often dependent on successful operation of the business involved which may be subject to a greater extent to adverse conditions in the economy. The Bank seeks to minimize this risk through its underwriting guidelines, which require that the loan be supported by adequate cash flow of the borrower, profitability of the business and collateral. The maximum loan to value ratio on a commercial business loan is 75%.

     CONSUMER LENDING. The Bank's consumer loans consist of savings account loans, home improvement loans, automobile loans and other consumer loans, including (from time to time) unsecured lines of credit. At June 30, 1995, the consumer loan portfolio totaled $1.8 million, or 8.04%, of total loans. Consumer loans are generally offered for terms of up to five years at fixed interest rates. Management expects to continue to promote consumer loans as part of its strategy to provide a wide range of personal financial services to its customers and as a means to increase the yield on the Bank's loan portfolio.

     The Bank makes loans for automobiles, both new and used, directly to the borrowers. The loans are generally limited to 80% of the purchase price or the retail value listed by the National Automobile Dealers Association. The terms of the loans are determined by the age and condition of the collateral. Collision insurance policies are required on all these loans, unless the borrower has substantial other assets and income. At June 30, 1995, the total amount of automobile loans was $1.4 million. Automobile loans originated during the year ended June 30, 1995 amounted to $1.6 million.

     As part of the Bank's new business strategies, the Bank may engage in indirect lending on automobiles through arrangements with six automobile dealers in Effingham, Illinois. Such loans would be for the purchase of used automobiles, would have loan to value ratios of up to 100%, and would provide for terms of up to five years. It is unclear as to how much loan origination volume these loan arrangements will generate, although the Bank has adopted a policy of limiting automobile loans to no more than 10% of the Bank's total loan portfolio. During the year ended June 30, 1995, the Bank originated $906,000 in indirect loans on automobiles.

     The Bank also makes savings account loans up to 90% of the amount of the depositor's savings account balance. The Bank makes other consumer loans, which may or may not be secured. The term of the loans usually depends on the collateral. Unsecured loans usually do not exceed $20,000, and have a term not to exceed one year.

     The Bank intends to continue the origination of consumer loans, and as indicated above, may increase its origination of such loans. Consumer loans tend to be originated at higher interest rates than mortgage loans and for shorter terms. However, consumer loans generally involve more risk than one- to four-family residential real estate loans. Repossessed collateral for a defaulted loan (especially for automobile loans) may not provide an adequate source of repayment of the outstanding loan balance as a result of damage, loss or depreciation (especially for automobiles), and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Further, the application of various state and federal laws, including federal and state bankruptcy and insolvency law, may limit the amount which may be recovered. In underwriting consumer loans, the Bank considers the borrower's credit history, an analysis of the borrower's income and ability to repay the loan, and the value of the collateral. The Bank's risks associated with consumer loans have been further limited by the modest amount of consumer loans made by the Bank. Despite the risks noted above, the Bank's level of consumer loan delinquencies generally has been low. No assurance can be given, however, that the Bank's delinquency rate on consumer loans will continue to remain low in the future, or that the Bank will not incur future losses on these activities.

     LOAN COMMITMENTS. The Bank makes a 90-day loan commitment to borrowers. At June 30, 1995, the Bank had three variable rate loan commitments for $86,000 and one fixed-rate loan commitment for $110,000 outstanding for the origination of one-to four-family residential real estate loans.

     LOAN SOLICITATION AND PROCESSING. Loan originations are derived from a number of sources, including the Bank's existing customers, referrals, realtors, advertising and "walk-in" customers at the Bank's office. The Bank does not use loan brokers.

     Upon receipt of a loan application from a prospective borrower, a credit report and verifications are ordered to verify specific information relating to the loan applicant's employment, income and credit standing. For all mortgage loans, an appraisal of real estate intended to secure the proposed loan is obtained from an independent fee appraiser who has been approved by the Bank's Board of Directors, or one of the Bank's directors who performs appraisals. Fire and casualty and earthquake insurance are required on all loans secured by improved real estate. Insurance on other collateral is required unless waived by the loan committee. The Board of Directors of the Bank has the responsibility and authority for the general supervision over the loan policies of the Bank. The Board has established written lending policies for the Bank.

     Loan applications are accepted at the Bank's office. The Bank's President (formerly the Vice President of Lending) may approve secured loans up to $30,000 and unsecured loans up to $10,000. The Bank's Loan Committee, which is composed of two non-employee directors and the Bank's President, may approve all types of loans up to 5% of withdrawable capital for secured loans and 2% of withdrawable capital for unsecured loans, provided such loans conform to the Bank's lending policies. All other loans must be approved by the full Board of Directors. In addition, the full Board of Directors reviews on a monthly basis, all loans originated by the Bank.

     INTEREST RATES AND LOAN FEES. In addition to earning interest on loans, Illinois Guarantee also receives income from, among other sources, loan origination fees, changes on certain deposits and fees related to late payments, loan modifications and miscellaneous services related to loans. These fees do not constitute a significant portion of Illinois Guarantee's income from operations. Interest rates charged by the Bank on all loans are primarily determined by competitive loan rates offered in its market area. The Bank charges a 1% loan origination fee on new fixed-rate mortgage loans, and a fee of $250 for adjustable-rate loans. The origination fees, net of direct origination costs, are deferred and amortized into income over the life of the loan. At June 30, 1995, the amount of deferred loan origination fees was $18,000.

     LOAN MATURITY SCHEDULE. The following table sets forth certain information at June 30, 1995 regarding the dollar amount of loans maturing in the Bank's portfolio based on their contractual terms to maturity. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less.

                                                                 Due After      Due after       Due after
                                   Due during the year ending    3 through      5 through       10 through    Due after 15
                                            June 30,           5 years after  10 years after  15 years after   years after
                                   --------------------------
                                    1996      1997      1998   June 30, 1995  June 30, 1995   June 30, 1995   June 30, 1995   Total
                                   ------   -------    ------  -------------  --------------  --------------  -------------  -------

                                                                       (In thousands)
One- to four-family residential..   $1,382  $1,211     $1,172     $2,406              $5,210          $3,377         $2,264  $17,022
Multi-family, commercial real
  estate and agricultural........      340     318        312        657               1,002             427            118    3,174
Consumer and other...............      863     399        346        353                  --              --             --    1,961
                                    ------  ------     ------     ------              ------          ------         ------  -------
    Total........................   $2,585  $1,928     $1,830     $3,416              $6,212          $3,804         $2,382  $22,157
                                    ======  ======     ======     ======              ======          ======         ======  =======




     The next table sets forth at June 30, 1995, the dollar amount of all loans due one year or more after June 30, 1995 which have predetermined interest rates and have floating or adjustable interest rates.

                                                          Predetermined              Floating or
                                                              Rate                 Adjustable Rates
                                                          -------------            ----------------
                                                                       (In thousands)
                  One- to four-family residential.......     $    5,484                  $   10,156
                  Multi-family, commercial real estate
                   and agricultural.....................            908                       1,926
                  Consumer and other....................          1,098                          --
                                                             ----------                  ----------
                    Total...............................     $    7,490                  $   12,082
                                                             ==========                  ==========

     ORIGINATIONS AND SALES OF LOANS. Historically, Illinois Guarantee has sold less than 10% of the loans it has originated. The Bank sold $478,000 in loans in 1993 in connection with the closing of its Palestine, Illinois branch office. The Bank sold $400,000 in participation loans in 1994 in connection with certain large commercial real estate loans originated in 1994, of which the Bank sold a portion to comply with loans to one borrower limitations. In January 1995, the Bank sold $51,000 in education loans to the Student Loan Marketing Association. The Bank may sell loans in whole or a portion of the loan if it exceeds its legal lending limit. In recent years, Illinois Guarantee has not purchased any loans and has no plans to do so in the future. However, Illinois Guarantee may in the future, originate fixed-rate residential mortgage loans and then sell such loans in the secondary mortgage market to FHLMC.

     NON-PERFORMING ASSETS, ASSET CLASSIFICATION AND ALLOWANCES FOR LOSSES. Loans are reviewed on a regular basis and are placed on a non-accrual status when, in the opinion of management, the collection of principal and interest are doubtful.

     Real estate acquired by the Bank as a result of foreclosure is classified as real estate owned until such time as it is sold. When such property is acquired, it is recorded at the lower of the unpaid principal balance or its fair value. Any required write-down of the loan to its fair value is charged to the allowance for loan losses.

     The following table sets forth information with respect to Illinois Guarantee's non-performing assets at the dates indicated. Illinois Guarantee did not have any restructured loans within the meaning of SFAS No. 15 at the indicated dates.

                                                           At
                                                       March 31,                 At June 30,
                                                                        -------------------------------
                                                          1996                 1995               1994
                                                       ----------            --------           --------
                                                                        (In thousands)
     Loans accounted for on a non-accrual basis:(1)
      Real Estate:
       Residential...................................      $  --              $  42             $  31
       Commercial....................................         41                 --                --
      Consumer and other.............................         13                 --                --
                                                           -----              -----             -----
        Total........................................      $  54              $  42             $  31
                                                           =====              =====             =====

     Accruing loans which are contractually past
      due 90 days or more: (1)
      Real estate:
       Residential...................................      $ 131              $  29             $  44
       Commercial....................................         --                 24                --
      Consumer and other.............................          4                 --                 4
                                                           -----              -----             -----
        Total........................................      $ 135              $  53             $  48
                                                           =====              =====             =====

        Total of non-accrual and 90 days
         past due loans..............................      $ 189              $  95             $  79
                                                           =====              =====             =====

     Percentage of total loans.......................       0.62%              0.43%             0.37%
                                                           =====              =====             =====

     Other non-performing assets (2).................      $  49              $  49             $  49
                                                           =====              =====             =====

______________________
(1) Non-accrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely. Payments received on a non-accrual loan are applied to the outstanding principal balance. The Bank reserves interest on all loans 90 days past due, for which, in the opinion of management, the collection of this interest is questionable. When payments are received on these loans, the payments are applied to reserved interest first with any excess applied to principal.

(2) Other non-performing assets represents property acquired by the Bank through foreclosure. This property is carried at the lower of its fair market value or the principal balances of the related loan, is classified as real estate held for sale on the Bank's balance sheet because it has been held for more than five years, and is not included in the Bank's capital calculations.

     At June 30, 1995, the Bank had $42,000 in non-accrual loans, and $53,000 in accruing loans 90 days or more past due. Other non-performing assets at June 30, 1995 represents 13 undeveloped lots held for sale, valued at a total of $49,000, which the Bank held, pending improvement in the local real estate market.

        During the year ended June 30, 1995, gross interest income of $2,000 would have been recorded on loans accounted for on a non-accrual basis if the loans had been current throughout these periods.

        At June 30, 1995, loans which were not classified as non-accrual, 90 days past due or restructured but where known information about possible credit problems of borrowers caused management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may result in disclosure as non-accrual, 90 days past due or restructured amounted to $154,000.

     Federal regulations require each savings association to classify its asset quality on a regular basis. In addition, in connection with examinations of such savings associations, federal examiners have authority to identify problem assets and, if appropriate, classify them. An asset is classified substandard if it is determined to be inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. As a general rule, the Bank will classify a loan as substandard if the Bank can no longer rely on the borrower's income as the primary source for repayment of the indebtedness and must look to secondary sources such as guarantors or collateral. An asset is classified as doubtful if full collection is highly questionable or improbable. An asset is classified as loss if it is considered uncollectible, even if a partial recovery could be expected in the future. The regulations also provide for a special mention designation, described as assets which do not currently expose a savings association to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving management's close attention. Assets classified as substandard or doubtful require a savings association to establish general allowances for loan losses. If an asset or portion thereof is classified loss, a savings association must either establish specific allowances for loan losses in the amount of the portion of the asset classified as loss, or charge-off such amount. Federal examiners may disagree with a savings association's classifications and amounts reserved. If a savings association does not agree with an examiner's classification of an asset, it may appeal this determination to the OTS District Director. At June 30, 1995, the Bank had $91,000 in assets classified as substandard, $24,000 in assets classified as doubtful and no assets classified as loss.

     Included in these totals at June 30, 1995 and classified as "substandard," all in the Bank's market area, were one loan on single-family residences and one loan on a commercial property, classified due to delinquency or past credit history, and one consumer loan. Also included in this total and classified as "substandard," were the lots held by the Bank as real estate held for sale at June 30, 1995 in the amount of $49,000. The Bank determined to hold this property as "real estate owned", pending improvement in the local real estate market. Management considered all of the above items in calculating the Bank's allowance for loan losses.

     In originating loans, Illinois Guarantee recognizes that credit losses will occur and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. It is management's policy to maintain an adequate general allowance for loan losses based on, among other things, the Bank's and the industry's historical loan loss experience, evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Further, after properties are acquired following loan defaults, additional losses may occur with respect to such properties while the Bank is holding them for sale. The Bank increases its allowances for loan losses and losses on real estate owned by charging provisions for possible losses against the Bank's income. Specific reserves also are recognized against specific assets when warranted. The Bank added an additional provision for loan losses of $50,000 during the year ended June 30, 1995 due to the new business strategies of multi-family, commercial real estate and consumer lending being pursued by the Bank, which types of lending carry increased risks for the Bank in comparison to one- to four-family residential lending.

      As a result of the declines in regional real estate market values and the significant losses experienced by many financial institutions, there has been a greater level of scrutiny by regulatory authorities of the loan portfolios of financial institutions undertaken as part of the examination of the institution by federal or state regulators. Results of recent examinations indicate that these regulators may be applying more conservative criteria in evaluating real estate market values, requiring significantly increased provisions for potential loan losses. While Illinois Guarantee believes it has established its existing allowances for loan losses in accordance with generally accepted accounting principles, there can be no assurance that regulators, in reviewing the Bank's loan portfolio, will not request the Bank to significantly increase its allowance for loan losses, thereby negatively affecting the Bank's financial condition and earnings.

     The following table analyzes activity in Illinois Guarantee's allowance for loan losses for the periods indicated.

                                                                               Year Ended June 30,
                                                                         -----------------------------
                                                                            1995           1994
                                                                            ----           ----
                                                                                (In thousands)
   Balance at beginning of period....................................    $      125          $     125
                                                                         ----------          ---------

   Loans charged-off:
    Real estate -- mortgage:.........................................            --                 --
                                                                         ----------          ---------
     Residential.....................................................            --                 --
                                                                         ----------          ---------

   Net loans charged-off.............................................            --                 --
                                                                         ----------          ---------

   Provision for loan losses.........................................            50                 --
                                                                         ----------          ---------
   Balance at end of period..........................................    $      175          $     125
                                                                         ==========          =========

   Ratio of net charge-offs to average
    loans outstanding during the period................................         -- %               -- %
                                                                         ==========          =========

     Illinois Guarantee evaluates the allowance for loan losses on a regular basis. At June 30, 1995, the allowance was .79% of total loans, compared to 0.56% of total loans at June 30, 1994. In light of the Bank's increased originations of multi-family and commercial real estate loans, and consumer loans, the Bank expects that its provisions for loan losses will increase in future periods to account for the additional risks inherent in these types of lending.

     The following table sets forth a breakdown of the allowance for loan losses by loan category at the dates indicated. Management believes that the allowance can be allocated by category only on an approximate basis. These allocations are not necessarily indicative of future losses and do not restrict the use of the allowance to absorb losses in any loan category.

                                                                                    June 30,
                                                          --------------------------------------------------------------
                                                                     1995                                1994
                                                          --------------------------         ---------------------------
                                                                         Percent of                         Percent of
                                                                          Loans in                           Loans in
                                                                        Category to                        Category to
                                                           Amount       Total Loans       Amount           Total Loans
                                                          -------       -----------       ------           -----------
                                                                          (Dollars in thousands)
   Real estate - mortgage:
    Residential........................................   $    41             78.59%     $    59              83.20%
    Commercial.........................................        12             12.56           14              13.24
   Commercial business.................................        12              0.81           --                 --
   Consumer............................................        40              8.04            4               3.56
   Unallocated.........................................        70                --           48                --
                                                          -------          --------      -------           --------
     Total allowance for loan losses...................   $   175            100.00%     $   125             100.00%
                                                          =======          ========      =======           ========

INVESTMENT ACTIVITIES

     GENERAL. Illinois Guarantee is required under federal regulations to maintain a minimum amount of liquid assets equal to 5.0% of the net withdrawable savings deposits and current borrowings. It has generally been the Bank's policy to maintain a liquidity portfolio in excess of regulatory requirements. At December 31, 1995, the Bank's liquidity ratio was 24.05%. Liquidity levels may be increased or decreased depending upon the yields on investment alternatives, management's judgment as to the attractiveness of the yields then available in relation to other opportunities, management's expectations of the level of yield that will be available in the future and management's projections as to the short-term demand for funds to be used in Illinois Guarantee's loan origination and other activities.

     The general objectives of the Bank's investment policy are to assure the safe and sound investment of the assets of the Bank, to provide sufficient liquidity to meet operating and funding needs, and to comply with regulatory liquidity requirements. All securities and investments are recorded on the books of the Bank in accordance with generally accepted accounting principles. All purchases of securities and investments conform to the Bank's interest rate risk policy. The type of investments allowed under the investment policy are only those which qualify as liquid investments under current regulations. The Bank's mutual fund investment represents an interest in a money market fund and an adjustable-rate mortgage loan fund, neither of which are insured. Bank investments also include the demand, overnight and certificate of deposit accounts at the FHLB of Chicago. Investments may be made in certificates of deposit and savings accounts in other financial institutions insured by the FDIC so long as the total investment with accrued interest does not exceed the $100,000 insurance limit per each institution. Other investments allowed consist of direct U.S. Government obligations and other government agencies that have the full faith and credit backing of the U.S. Government. At June 30, 1995, the investments qualifying as liquid investments consisted of interest-earning deposits in other financial institutions and stock in the FHLB of Chicago and U.S. Government Agency securities.

     INVESTMENTS. The following table sets forth the carrying value of the Bank's investment securities portfolio, short-term investments, and FHLB of Chicago stock at the dates indicated.

                                                                                   At June 30,
                                                                       ---------------------------------
                                                                          1995                 1994
                                                                        -------              --------
                                                                               (In thousands)
   AVAILABLE FOR SALE (1)
   Investment securities:
     Mutual funds.........................................               1,584                1,550
     Equities.............................................                 206                  182
   FHLB stock.............................................                 214                  210
                                                                      --------             --------
        Total available for sale investments..............            $  2,004             $  1,942
                                                                      ========             ========

   HELD TO MATURITY
   Investment securities:
     U.S. Government and Agency securities................            $  5,232             $  5,374
     State and municipal obligations......................                 513                  602
     Mutual funds.........................................                  --                   --
     Equities.............................................                  --                   --
   Interest-bearing deposits and certificates of deposit..               3,155                2,357
   FHLB stock.............................................                  --                   --
                                                                      --------             --------
        Total held to maturity investments................            $  8,900             $  8,333
                                                                      ========             ========

____________________
(1) The Bank transferred securities to available for sale as of June 30, 1994. For more discussion on this, see Notes A and B of Notes to Consolidated Financial Statements.

     The following table sets forth the scheduled maturities, carrying values, market values and average yields for the Bank's investment securities at June 30, 1995.

                                     One Year or Less             One to Five Years               Five to Ten Years
                                   --------------------         ---------------------           ---------------------
                                    Carrying   Average           Carrying    Average             Carrying    Average
                                     Value      Yield             Value       Yield               Value       Yield
                                   ---------   -------          ----------   -------            ----------   -------
                                                                                                        (Dollars in thousands)
HELD TO MATURITY (1)
Investment securities:
  U.S. Government and
   Agency securities............   $   2,153     5.85%          $    2,579     5.90%            $       --        --%
  State and municipal
   obligations (2)..............         336     4.08                  177     5.24                     --        --
Interest-earning deposits
  and certificates of
   deposit......................       3,155     5.80                   --       --                     --        --
                                   ---------                    ----------                      ----------
   Total........................   $   5,644     5.72%          $    2,756     5.84%            $       --        --%
                                   =========                    ==========                      ==========

AVAILABLE FOR SALE (3)
  Mutual funds..................   $      91     5.74%          $       --       --%            $       --        --%
  Equities......................          --       --                   --       --                     --
                                   ---------                    ----------                      ----------        --
   Total........................   $      91     5.74%          $       --       --%            $       --        --%
                                   =========                    ==========                      ==========

                                    More than Ten Years         Total Investment Portfolio
                                   ---------------------       -----------------------------
                                    Carrying   Average         Carrying   Market     Average
                                    Value       Yield           Value     Value       Yield
                                   -------     ------          -------   -------     -------
HELD TO MATURITY (1)
Investment securities:
  U.S. Government and
   Agency securities............   $     500     7.70%         $  5,232  $  5,223       6.06%
  State and municipal
   obligations (2)..............          --       --               513       513       4.48
Interest-earning deposits
  and certificates of
   deposit......................          --       --             3,155     3,155       5.80
                                   ---------                   --------  --------
   Total........................   $     500     7.70%         $  8,900  $  8,891       5.88%
                                   =========                   ========  ========

AVAILABLE FOR SALE (3)
  Mutual funds..................   $   1,500     6.26%         $  1,591  $  1,584       6.22%
  Equities......................         226     7.04               226       420       7.04
                                   ---------                   --------  --------
   Total........................   $   1,726     6.37%         $  1,817  $  2,004       6.33%
                                   =========                   ========  ========

______________
(1) This schedule uses contractual maturity dates. Some of the securities have call date options.
(2) These obligations are all local issues without a readily ascertainable market value.
(3) For financial reporting these securities are valued at estimated fair market value.

     MORTGAGE-BACKED SECURITIES. Illinois Guarantee invests excess funds in mortgage-backed securities, as well as other investments and may increase its investment in this type of security in the future. At June 30, 1995, the total investment in mortgage-backed securities was $2.3 million, with $457,000 in adjustable-rate securities, $1.9 million in fixed-rate securities and an average yield of 7.57%. The Bank invests in mortgage-backed securities originated by the Government National Mortgage Association ("GNMA"), the Federal National Mortgage Association ("FNMA") and the FHLMC.

     Prepayments in the Bank's mortgage-backed securities portfolio may be affected by declining and rising interest rate environments. In a low and falling interest rate environment, prepayments would be expected to increase. In such an event, the Bank's fixed-rate securities subscribed for at a premium price could result in actual yields to the Bank that are lower than anticipated yields. The Bank's floating rate securities would be expected to generate lower yields as a result of the effect of falling interest rates on the indexes for determining payment of interest. Additionally, the increased principal payments received may be subject to reinvestment at lower rates. Conversely, in a period of rising rates, prepayments would be expected to decrease, which would make less principal available for reinvestment at higher rates. In a rising rate environment, floating rate instruments would generate higher yields to the extent that the indexes for determining payment of interest did not exceed the life-time interest rate caps on the Bank's mortgage-backed securities.

     The Bank has historically invested in mortgage-backed securities as an alternative investment to supplement its lending efforts and maintain compliance with certain regulatory requirements. See " -- Regulation of the Bank -- Qualified Thrift Lender Test." Further, under the OTS risk-based capital requirements, GNMA mortgage-backed securities have a zero percent risk weight, and FNMA, FHLMC and AA-rated private mortgage-backed securities have a risk weight of 20%, in contrast to the 50% risk weight carried by one- to four-family performing residential loans. See " -- Regulation of the Bank -- Regulatory Capital Requirements." Mortgage-backed securities may also be used as collateral for borrowings and through repayments, as a source of liquidity.

     The Bank purchases securities through any registered broker or dealer and requires that the securities be delivered to the safekeeping agent of the Savings & Community Bankers Trust Company before the funds are transferred to the broker or dealer. Illinois Guarantee purchases investment securities pursuant to an investment policy established by the Board of Directors pursuant to OTS Thrift Bulletin 52.

     The following table sets forth the carrying value of the Bank's mortgage-backed securities at the dates indicated.

                                                At June 30,
                                        --------------------------
                                         1995       1994     1993
                                        ------     ------   ------
                                               (In thousands)
           GNMA.....................    $1,053     $1,202    $1,498
           FNMA.....................       260        272       341
           FHLMC....................     1,013      1,222     1,902
                                        ------     ------    ------
                                        $2,326     $2,696    $3,741
                                        ======     ======    ======

     The following table sets forth the scheduled maturities, carrying values, market values and average yields for the Bank's mortgage-backed securities at June 30, 1995.

                             One Year or Less  One to Five Years   Five to Ten Years
                             ----------------  ----------------- ---------------------
                             Carrying Average  Carrying Average   Carrying   Average
                              Value    Yield    Value    Yield     Value      Yield
                             -------- -------  ------- --------- --------   ----------
                                             (Dollars in thousands)
GNMA.......................  $     70    8.68%  $   288    8.33% $     484%      8.25%
FNMA.......................        17    7.07        52    7.07         88       7.07
FHLMC......................       349    7.14       655    7.06          7       5.88
                             --------           -------          ---------
 Total.....................  $    436    7.57%  $   995    7.45% $     579       7.41%
                             ========           =======          =========

                              More than Ten Years   Total Investment Portfolio
                              -------------------  ----------------------------
                              Carrying   Average    Carrying   Market   Average
                               Value      Yield      Value     Value     Yield
                              -------    -------   ---------   ------   -------
GNMA.......................   $   211      8.89%   $  1,053   $ 1,092     8.45%
FNMA.......................       103      7.07         260       267     7.07
FHLMC......................         2     10.00       1,013     1,020     6.72
                              -------              --------   -------
 Total.....................   $   316      8.30%   $  2,326   $ 2,379     7.57
                              =======              ========   =======

DEPOSIT ACTIVITY AND OTHER SOURCES OF FUNDS

     GENERAL. Deposits are the primary source of Illinois Guarantee's funds for lending and other investment purposes. In addition to deposits, Illinois Guarantee derives funds from principal repayments and interest payments on loans and investments as well as other sources arising from operations in the production of net earnings. Loan prepayments and interest payments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources, or on a longer term basis for general business purposes.

     DEPOSITS. Deposits are attracted principally from within Illinois Guarantee's primary market area through the offering of a broad selection of deposit instruments, including passbook savings, NOW accounts, money market accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

     The Bank's policies are designed primarily to attract deposits from local residents rather than to solicit deposits from areas outside of its primary market. The Bank does not accept deposits from brokers due to the volatility and rate sensitivity of such deposits. Interest rates paid, maturity terms, service fees and withdrawal penalties are established by the Bank on a periodic basis. Determination of rates and terms are predicated upon funds acquisition and liquidity requirements, rates paid by competitors, growth goals and federal regulations.

     For more information on the Bank's deposit accounts, see Note G of Notes to Consolidated Financial Statements.

   The following table indicates the amount of the Bank's certificates of deposit of $100,000 or more by time remaining until maturity at June 30, 1995.


                                                 Certificates
              Maturity Period                     of Deposit
              ---------------                   --------------
                                                (In thousands)
              Three months or less............         $  113
              Over three through six months...            740
              Over six through twelve months..             --
              Over twelve months..............            675
                                                       ------
               Total..........................         $1,528
                                                       ======

   The following table sets forth the average balances and interest rates based on monthly balances for transaction accounts and certificates of deposit for the periods indicated.

                                                                         Year Ended June 30,
                                                          -------------------------------------------------
                                                                  1995                        1994
                                                          ----------------------      ---------------------
                                                          Interest-                   Interest-
                                                          Bearing                     Bearing
                                                          Demand          Time        Demand       Time
                                                          Deposits      Deposits      Deposits     Deposits
                                                          --------      --------      --------     --------
                                                                         (Dollars in thousands)
Average balance..................................         $  7,481      $ 24,214      $  9,578     $  22,237
Average rate.....................................            3.02%         4.91%         2.77%         4.49%

     BORROWINGS. Savings deposits historically have been the primary source of funds for the Bank's lending and investment activities and for its general business activities. The Bank is authorized, however, to use advances from the FHLB of Chicago to supplement its supply of lendable funds and to meet deposit withdrawal requirements. Advances from the FHLB are secured by the Bank's stock in the FHLB and a portion of the Bank's mortgage loans. The Bank had no FHLB advances outstanding at June 30, 1995.

     The FHLB of Chicago functions as a central reserve bank providing credit for savings institutions and certain other financial institutions. As a member, Illinois Guarantee is required to own capital stock in the FHLB and is authorized to apply for advances on the security of such stock and certain of its home mortgages and other assets (principally, securities which are obligations of, or guaranteed by the United States) provided certain standards related to creditworthiness have been met.

SUBSIDIARY ACTIVITIES

     As a federal savings institution, Illinois Guarantee is permitted to invest an amount equal to 2.0% of its assets in subsidiaries with an additional investment of 1.0% of assets where such investment serves primarily community, inner-city and community development purposes. Under such limitations, as of June 30, 1995, Illinois Guarantee was authorized to invest up to approximately $1.1 million in the stock of or in loans to subsidiaries. In addition, institutions meeting regulatory capital requirements and certain other tests may invest up to 50% of their regulatory capital in conforming first mortgage loans to subsidiaries.

     Illinois Guarantee has one service corporation, Illinois Guarantee Service Corporation. The primary purpose of the corporation is to provide credit insurance products to existing Bank borrowers. The Bank's investment in this service corporation was $37,000 at June 30, 1995, with no commitments for further investment, and the service corporation generated $8,000 in net income for the Bank during the year ended June 30, 1995.

COMPETITION

     Illinois Guarantee experiences substantial competition both in attracting and retaining savings deposits and in the making of mortgage and other loans. Direct competition for savings deposits primarily comes from commercial banks and other savings institutions located in or near the Bank's primary market area. Additional significant competition for savings deposits comes from credit unions, money market funds and brokerage firms. The primary factors in competing for loans are interest rates and loan origination fees and the range of services offered by the various financial institutions. Competition for origination of real estate loans normally comes from commercial banks, other thrift institutions, mortgage bankers, mortgage brokers and insurance companies. Management considers Illinois Guarantee's competitors in its market area to consist of six commercial banks and one savings institution located outside of its market area. Overall, management believes that Illinois Guarantee is the smallest of the financial institutions competing for deposits and loans in its market area.

     Illinois Guarantee is able to compete effectively in its primary market by offering competitive interest rates and loan fees, providing a wide variety of deposit products, and by emphasizing personal customer service. Management believes that, as a result of the Bank's commitment to varied products and personal service, the Bank has developed a solid base of core deposits and the Bank's loan origination quality is among the leaders in the Bank's market area.

EMPLOYEES

     At March 31, 1996, Illinois Guarantee had 16 full-time and two part-time employees. None of Illinois Guarantee's employees is represented by a collective bargaining agreement. Illinois Guarantee believes that it enjoys good relations with its personnel.

EXECUTIVE OFFICERS OF THE BANK

     The Bank has recently made significant changes in its management personnel. For more information, see "Changes in Key Management Personnel." The current management of the Bank is described below.

     GERALD E. LUDWIG is owner of Ludwig Medical, Inc., a manufacturer of plastic disposable medical devices. Mr. Ludwig was elected Chairman of the Board and Chief Executive Officer of the Bank on April 18, 1995.

     DOUGLAS A. PIKE has been in the financial institutions industry for more than 12 years and joined the Bank in February 1995 as Vice President of Lending. Mr Pike was appointed President and Chief Operating Officer of the Bank on June 20, 1995. Prior to joining the Bank, he served as loan officer of Effingham State Bank and, prior to that, as consumer loan officer of First National Bank of Effingham, both in Effingham, Illinois. Mr. Pike is a Commissioner of the Effingham City Council. He is also a member of the benevolent order of Elks and the Knights of Columbus.

     RONALD R. SCHETTLER has been in the financial institutions industry for more than 28 years, and currently serves as Senior Vice President of the Bank in charge of administration and investments, a position he has held since joining the Bank in June 1995. Prior to that time, Mr. Schettler was Vice President of Effingham State Bank in Effingham, Illinois. He is a member of the United Methodist Church, the Scottish Rite, the Effingham Chamber of Commerce and the Master Masons.

     JOHN H. LEONARD was hired as Senior Vice President and Chief Credit Officer of the Bank in May 1996. He has been in the financial services industry since 1975, and has been employed by Citizens Bank of Illinois since 1986. Mr. Leonard served as a commercial lending officer and Assistant Vice President of Citizens Bank of Illinois from 1993 to 1996. He is a director of the Effingham Chamber of Commerce and is involved in youth athletic programs in Effingham.

PROPERTIES

     The following table sets forth certain information at June 30, 1995 regarding Illinois Guarantee's office facility, which is owned by Illinois Guarantee, and certain other information relating to this property at that date. As noted below, Illinois Guarantee also holds title to property adjoining the main office in Effingham, Illinois.

                                Year Completed       Square Footage       Net Book Value
                                --------------      --------------        --------------
Main Office:

  210 East Fayette Avenue
  Effingham, Illinois                1970              2,940                 $179,000

  Land (next to main office)           --                --                   26,000

     In March of 1995, the Bank entered into a purchase option agreement for the acquisition of land to construct a branch facility in Effingham, Illinois. The option amount was $1,000 and the option was exercised in June of 1995. Total purchase price of the land was $375,000 and projected branch cost is an additional $1,300,000, with $473,000 of this cost incurred as of March 31, 1996. The branch is expected to be completed during the fourth quarter of 1996. Expected sources of funds to construct this branch will come from liquid assets resulting from proceeds of the stock conversion.

LEGAL PROCEEDINGS

     Although Illinois Guarantee, from time to time, is involved in various legal proceedings in the normal course of business, there are no material legal proceedings to which Illinois Guarantee or its subsidiary is a party or to which any of their property is subject.

                            REGULATION OF THE BANK
GENERAL

     As a federally chartered savings institution, Illinois Guarantee is subject to extensive regulation by the OTS. The lending activities and other investments of Illinois Guarantee must comply with various federal regulatory requirements. The OTS periodically examines the Bank for compliance with various regulatory requirements. The FDIC also has the authority to conduct special examinations of the Bank because its deposits are insured by the SAIF. The Bank must file reports with OTS describing its activities and financial condition. The Bank is also subject to certain reserve requirements promulgated by the Federal Reserve Board. This supervision and regulation is intended primarily for the protection of depositors. Certain of these regulatory requirements are referred to below or discussed elsewhere herein.

SUPERVISORY AGREEMENT

     At December 31, 1995, the Bank exceeded all of its regulatory capital requirements. On October 7, 1992, the Bank entered into a Supervisory Agreement (the "Agreement") with the OTS. The Agreement required the Bank to: (i) adopt and implement a written consumer compliance program designed to ensure that the Bank operates in compliance with all applicable consumer protection laws, rules and regulations; (ii) correct certain truth in lending disclosure violations, making reimbursements where necessary to provide restitution to borrowers who received incorrect truth in lending disclosures as to the interest rates charged, or to be charged on adjustable-rate mortgage loans; (iii) review the interest rate adjustments made on certain adjustable-rate mortgage loans to determine if they were correct, and if necessary review all adjustable-rate mortgage loan interest rate adjustments, making restitution to borrowers, where necessary; and (iv) correct certain other technical violations of the Real Estate Settlement Procedures Act, the Electronic Funds Transfer Act and the Expedited Funds Availability Act. The Bank complied with the terms of the Agreement, and made restitution to certain borrowers totaling $41,000 in fiscal 1993. Subsequent to the completion of an OTS examination in August 1994, the Bank requested a release from the Agreement. Based upon continued compliance with its requirements, the OTS terminated the Agreement on November 9, 1994.

REGULATORY CAPITAL REQUIREMENTS

     Under OTS regulations, savings institutions must maintain "tangible" capital equal to 1.5% of adjusted total assets, "core" capital equal to 3.0% of adjusted total assets and a combination of core and "supplementary" capital equal to 8.0% of "risk-weighted" assets. In addition, the OTS has recently adopted regulations which impose certain restrictions on savings institutions that have a total risk-based capital ratio that is less than 8.0%, a ratio of Tier 1 capital to risk-weighted assets of less than 4.0% or a ratio of Tier 1 capital to adjusted total assets of less than 4.0% (or 3.0% if the institution is rated composite 1 under the OTS examination rating system). See "-- Prompt Corrective Regulatory Action." For purposes of these regulations, Tier 1 capital has the same definition as core capital. Core capital is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of fully consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits and "qualifying supervisory goodwill." Core capital is generally reduced by the amount of the savings institution's intangible assets for which no market exists. Limited exceptions to the rule requiring the deduction of intangible assets are provided for mortgage servicing rights, purchased credit card relationships and qualifying supervisory goodwill held by an eligible savings institution. Tangible capital is given the same definition as core capital but does not include qualifying supervisory goodwill and is reduced by the amount of all the savings institution's intangible assets with only a limited exception for subscribed for mortgage servicing rights and subscribed for credit card relationships.

   OTS regulations further provide that core and tangible capital need not be reduced by the amount of core deposit intangibles resulting from branch purchase transactions consummated (or under firm contract) prior to March 4, 1994, to the extent permitted by the OTS, provided that such core deposit intangibles are valued in accordance with generally accepted accounting principles, supported by credible assumptions, and have their amortization adjusted at least annually to reflect decay rates (past and present) in the acquired customer base.

     Both core and tangible capital are further reduced by an amount equal to a gradually increasing percentage of the savings association's debt and equity investments in subsidiaries engaged in activities not permissible for national banks, other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and depository institutions or holding companies therefor. At March 31, 1996, Illinois Guarantee had no such investments.

     Adjusted total assets for purposes of the core and tangible capital requirements are a savings institution's total assets as determined under generally accepted accounting principles, adjusted for certain goodwill amounts, and increased by a pro rated portion of the assets of subsidiaries in which the savings institution holds a minority interest and which are not engaged in activities for which the capital rules require the savings institution to net its debt and equity investments in such subsidiaries against capital, as well as a pro rated portion of the assets of other subsidiaries for which netting is not fully required under the phase-in rules. Adjusted total assets are reduced by the amount of assets that have been deducted from capital, the portion of the savings institution's investments in subsidiaries that must be netted against capital under the capital rules and, for purposes of the core capital requirement, qualifying supervisory goodwill. At December 31, 1995, Illinois Guarantee's adjusted total assets for purposes of the core and tangible capital requirements, were $41.9 million.

     In determining compliance with the risk-based capital requirements, a savings institution is allowed to include both core capital and supplementary capital in its total capital, provided the amount of supplementary capital used does not exceed the savings institution's core capital. Supplementary capital is defined to include certain preferred stock issues, nonwithdrawable accounts and pledged deposits that do not qualify as core capital, certain approved subordinated debt, certain other capital instruments and a portion of the savings institution's general loan and lease loss allowances. Total core and supplementary capital are reduced by the amount of capital instruments held by other depository institutions pursuant to reciprocal arrangements and by an increasing percentage of the savings association's high loan-to-value ratio land loans and non-residential construction loans and equity investments other than those deducted from core and tangible capital. As of December 31, 1995, Illinois Guarantee had $49,000 in equity investments for which OTS regulations required a phased deduction from total capital after July 1, 1990.

     The risk-based capital requirement is measured against risk-weighted assets, which equal the sum of each asset and the credit-equivalent amount of each off-balance-sheet item after being multiplied by an assigned risk weight. Under the OTS risk-weighting system, cash and government securities backed by the full faith and credit of the U.S. Government are given a 0% risk weight. Mortgage-backed securities issued, or fully guaranteed as to principal and interest, by the FNMA or FHLMC are assigned a 20% risk weight. One- to four-family first mortgages not more than 90 days past due with loan-to-value ratios under 80% are assigned a risk weight of 50%. Consumer and residential construction loans are assigned a risk weight of 100%. As of June 30, 1995, Illinois Guarantee's risk-weighted assets were approximately $17.2 million.

     The table below provides information with respect to Illinois Guarantee's compliance with its regulatory capital requirements at June 30, 1995.

                                                                                                   Percent of
                                                                              Amount               Assets (2)
                                                                              ------               ---------
                                                                                 (Dollars in thousands)
             Tangible capital (1).......................................     $ 2,789                  7.71%
             Tangible capital requirement...............................         543                  1.50
                                                                             -------                ------
               Excess...................................................     $ 2,246                  6.21%
                                                                             =======                ======

             Tier 1/Core capital........................................     $ 2,789                  7.71%
             Tier 1/Core capital requirement (3)........................       1,086                  3.00
                                                                             -------                ------
               Excess...................................................     $ 1,703                  4.71%
                                                                             =======                ======

             Tier 1 Risk-Based Capital..................................     $ 2,789                 16.19%
             Tier 1 Risk-Based Capital Requirement......................       1,378                  8.00
                                                                             -------                ------
               Excess...................................................     $ 1,411                  8.19%
                                                                             =======                ======

             Risk-based capital.........................................     $ 2,914                 16.91%
             Risk-based capital requirement (4).........................       1,378                  8.00
                                                                             -------                ------
               Excess...................................................     $ 1,536                  8.91%
                                                                             =======                ======

_____________________

(1)       Reconciliation from GAAP capital to tangible capital:    (In thousands)
          GAAP capital.........................................    $ 2,959
          Real estate held for investment......................         49
          Unrealized gains on available-for-sale securities....        121
                                                                   -------
                                                                   $ 2,789

(2) Based on adjusted total assets for purposes of the tangible capital and core capital requirements, and risk-weighted assets for purpose of the risk-based capital requirement.
(3) The core requirement applicable to the Bank may increase if the OTS amends its capital regulations, as it has proposed, in response to the more stringent leverage ratio recently adopted by the Office of the Comptroller of the Currency for national banks.
(4) Represents the total capital required at June 30, 1995. Does not reflect any additional capital requirement as a result of the recently adopted OTS regulation regarding the interest rate risk component of capital.


     The OTS has proposed an amendment to its capital regulations establishing a minimum core capital ratio of 3.0% for savings institutions rated composite 1 under the OTS MACRO rating system. For all other savings institutions, the minimum core capital will be 3.0% plus at least an additional 100 to 200 basis points. In determining the amount of additional core capital, the OTS will assess both the quality of risk management systems and the level of overall risk in each individual savings institution through the supervisory process on a case-by-case basis.

     The risk-based capital standards of the OTS require institutions with more than a "normal" level of interest rate risk to maintain additional total capital. A savings institution's interest rate risk is measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities. A savings institution is considered to have a "normal" level of interest rate risk exposure if the decline in its net portfolio value after an immediate 200 basis point increase or decrease in market interest rates (whichever results in the greater decline) is less than 2.0% of the current estimated economic value of its assets. A savings institution with a greater than normal interest rate risk is required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the "interest rate risk component") equal to one-half the difference between the institution's measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets.

     The OTS calculates the sensitivity of a savings institution's net portfolio value based on data submitted by the institution in a schedule to its semi-annually Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, to be deducted from a savings institution's total capital is based on the institution's Thrift Financial Report filed two quarters earlier. Savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are generally exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS requires any exempt savings institution that it determines may have a high level of interest rate risk exposure to file such schedule on a semi-annually basis. The Bank does not have more than a normal level of interest rate risk under OTS rule and has not been required to increase its total capital as a result of such rule.

     In addition to requiring generally applicable capital standards for savings associations, the Director of OTS is authorized to establish the minimum level of capital for a savings institution at such amount or at such ratio of capital-to-assets as the Director of the OTS determines to be necessary or appropriate for such institution in light of the particular circumstances of the institution. The Director of the OTS may treat the failure of any savings institution to maintain capital at or above such level as an unsafe or unsound practice and may issue a directive requiring any savings institution which fails to maintain capital at or above the minimum level required by the Director of the OTS to submit and adhere to a plan for increasing capital. Such an order may be enforced in the same manner as an order issued by the FDIC.

   At March 31, 1996, Illinois Guarantee exceeded all regulatory minimum capital requirements.

LIQUIDITY REQUIREMENTS

     The Bank is required to maintain average daily balances of liquid assets (cash, deposits maintained pursuant to Federal Reserve Board requirements, time and savings deposits in certain institutions, obligations of the United States and states and political subdivisions thereof, shares in certain mutual funds with certain restricted investment policies, highly rated corporate debt, and mortgage loans and mortgage-related securities with less than one year to maturity or subject to pre-arranged sale within one year) equal to the monthly average of not less than a specified percentage (currently 5%) of its net withdrawable savings deposits plus short-term borrowings. The Bank is also required to maintain average daily balances of short-term liquid assets at a specified percentage (currently 1%) of the total of its net withdrawable savings accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet liquidity requirements. The average regulatory liquidity ratio of the Bank for the month of March 1996 was 14.88% with respect to liquid assets and 11.60% with respect to short-term liquid assets.

QUALIFIED THRIFT LENDER TEST

     A savings association that does not meet the Qualified Thrift Lender Test ("QTL Test") must either convert to a bank charter or comply with the following restrictions on its operations: (i) the institution may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (ii) the branching powers of the institution shall be restricted to those of a national bank; (iii) the institution shall not be eligible to obtain any advances from its FHLB; and
(iv) payment of dividends by the institution shall be subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the institution ceases to be a Qualified Thrift Lender, it must cease any activity, and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations).

     To meet the QTL Test, an institution's "Qualified Thrift Investments" must
represent 65% of "portfolio assets."   Under OTS regulations, portfolio assets
are defined as total assets less intangibles, property used by a savings association in its business and liquidity investments in an amount not exceeding 20% of assets. Qualified Thrift Investments consist of (i) loans, equity positions or securities related to domestic, residential real estate or manufactured housing, and (ii) 50% of the dollar amount of residential mortgage loans originated by the savings association and sold within 90 days of origination. In addition, subject to a 20% of portfolio assets limit, savings associations are able to treat as Qualified Thrift Investments 200% of their investments in loans to finance "starter homes" and loans for construction, development or improvement of housing and community service facilities, or for financing small businesses in "credit-needy" areas. A savings association must maintain its status as a QTL on a monthly basis in nine out of every 12 months. A savings association that fails to maintain Qualified Thrift Lender status is permitted to requalify once, and if it fails the QTL Test a second time, it will become immediately subject to all penalties as if all time limits on such penalties had expired.

     For the quarter ended March 31, 1996, Illinois Guarantee had in excess of 66.57% of assets invested in Qualified Thrift Investments as then defined. It is expected that the Bank will continue to qualify as a Qualified Thrift Lender, although there can be no assurance that it will do so.

DIVIDEND RESTRICTIONS

     Under OTS regulations, the Bank may not pay dividends on its capital stock if its regulatory capital would thereby be reduced below the amount then required for the liquidation account established for the benefit of certain depositors of the Bank at the time of its conversion to stock form. In addition, Illinois Guarantee will be required by OTS regulations to provide at least 30 days prior notice to the OTS of any proposed declaration of dividends.

     Federal regulations impose additional limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by the Bank. Under these regulations, a savings institution that, immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution, has total capital (as defined by OTS regulations) that is equal to or greater than the amount of its fully phased-in capital requirements (a "Tier 1 Association") is generally permitted, without OTS approval to make capital distributions during a calendar year in the amount equal to the greater of (i) 75% of its net income for the previous four quarters, or (ii) up to 100% of its net income to date during the calendar year plus an amount that would reduce by one-half the amount by which its capital-to-assets ratio exceeded regulatory requirements at the beginning of the calendar year. A savings institution with total capital in excess of current minimum capital requirements but not in excess of the fully phased-in requirements (a "Tier 2 Association") is permitted to make capital distributions without OTS approval of up to 75% of its net income for the previous four quarters, less dividends already paid for such period. A savings institution that fails to meet current minimum capital requirements (a "Tier 3 Association") is prohibited from making any capital distributions without the prior approval of the OTS. Tier 1 Associations that have been notified by the OTS that they are in need of more than normal supervision will be treated as either a Tier 2 or Tier 3 Association. At December 31, 1995, the Bank qualified as a Tier 1 Association.

     All savings associations including the Bank are prohibited from making any capital distributions if after making the distribution, they would be undercapitalized as defined in the OTS' prompt corrective action regulations. The OTS, after consultation with the FDIC, however, may permit an otherwise prohibited stock repurchase if made in connection with the issuance of additional shares in an equivalent amount and the repurchase will reduce the institution's financial obligations or otherwise improve the institution's financial condition.

     In addition to the foregoing, earnings of the Bank appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to the stockholders without payment of taxes at the then current tax rate by the Bank on the amount of earnings removed from the reserves for such distributions. See "Taxation." The Bank intends to make full use of this favorable tax treatment afforded to the Bank and does not contemplate use of any earnings in a manner which would limit the Bank's bad debt deduction or create federal tax liabilities.

DEPOSIT INSURANCE

     The Bank is required to pay assessments based on a percent of its insured deposits to the FDIC for insurance of its deposits by the SAIF. Through December 31, 1997, the assessment rate shall not be less than 0.18%. After

December 31, 1997, the SAIF assessment rate will be a rate determined by the FDIC to be appropriate to increase the reserve ratio of the SAIF to 1.25% of insured deposits or such higher percentage as the FDIC determines to be appropriate but not less than 0.15%.

     Under the FDIC's risk-based deposit insurance assessment system, the assessment rate for an insured depository institution depends on the assessment risk classification assigned to the institution by the FDIC, which is determined by the institution's capital level and supervisory evaluations. Based on the data reported to regulators for the date closest to the last day of the seventh month preceding the semi-annual assessment period, institutions are assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- using the same percentage criteria as in the prompt corrective action regulations. See "-- Prompt Corrective Regulatory Action." Within each capital group, institutions are assigned to one of three subgroups on the basis of supervisory evaluations by the institution's primary supervisory authority and such other information as the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund. Subgroup A consists of financially sound institutions with only a few minor weaknesses. Subgroup B consists of institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration of the institution and increased risk of loss to the deposit insurance fund. Subgroup C consists of institutions that pose a substantial probability of loss to the deposit insurance fund unless effective corrective action is taken.

     The Bank's savings deposits are insured by the SAIF, which is administered by the FDIC. The assessment rate currently ranges from 0.23% of deposits for well capitalized institutions in Subgroup A to 0.31% of deposits for undercapitalized institutions in Subgroup C. The FDIC also administers the BIF, which has the same designated reserve ratio as the SAIF. On August 8, 1995, the FDIC lowered the deposit insurance assessment rate for most commercial banks and other depository institutions with deposits insured by the BIF to a range of from 0.31% of insured deposits for undercapitalized BIF-insured institutions to 0.04% of deposits for well-capitalized institutions, which constitute over 90% of BIF-insured institutions. The amendment creates a substantial disparity in the deposit insurance premiums paid by BIF and SAIF members and could place SAIF-insured savings institutions at a significant competitive disadvantage to BIF-insured institutions.

     Legislation approved by the U.S. Congress provides for a one-time assessment, currently estimated to be 0.85% of insured deposits, that would fully capitalize the SAIF. It is unknown whether this legislation will be enacted or whether premiums for either BIF or SAIF members will be adjusted in the future by the FDIC or by legislative action. If a special assessment as described above were to be required, it would result in a one-time charge to the Bank currently estimated to be $176,000, after adjusting for tax effects, assuming the special assessment is based on deposits held at March 31, 1996. If such a special assessment were required and the SAIF as a result were fully recapitalized, it could have the effect of reducing the Bank's future deposit insurance premiums to the SAIF, thereby increasing net income in future periods from that which would otherwise have been reported.

     The FDIC has adopted a regulation which provides that any insured depository institution with a ratio of Tier 1 capital to total assets of less than 2% will be deemed to be operating in an unsafe or unsound condition, which would constitute grounds for the initiation of termination of deposit insurance proceedings. The FDIC, however, would not initiate termination of insurance proceedings if the depository institution has entered into and is in compliance with a written agreement with its primary regulator, and the FDIC is a party to the agreement, to increase its Tier 1 capital to such level as the FDIC deems appropriate. Tier 1 capital is defined as the sum of common stockholders' equity, noncumulative perpetual preferred stock (including any related surplus) and minority interests in consolidated subsidiaries, minus all intangible assets other than mortgage servicing rights and qualifying supervisory goodwill eligible for inclusion in core capital under OTS regulations and minus identified losses and investments in certain securities subsidiaries. Insured depository institutions with Tier 1 capital equal to or greater than 2% of total assets may also be deemed to be operating in an unsafe or unsound condition notwithstanding such capital level. The regulation further provides that in considering applications that must be submitted to it by savings associations, the FDIC will take into account whether the savings association is meeting the Tier 1 capital requirement for state non-member banks of 4% of total assets for all but the most highly rated state non-member banks.

LIMITS ON LOANS TO ONE BORROWER

     With certain limited exceptions, the maximum amount that a savings institution or a national bank may lend to any borrower (including certain related entities of the borrower) at one time may not exceed 15% of the unimpaired capital and surplus of the savings association, plus an additional 10% of unimpaired capital and surplus for loans fully secured by readily marketable collateral. Savings associations are additionally authorized to make loans to one borrower, for any purpose, in an amount not to exceed $500,000 or, by order of the Director of OTS, in an amount not to exceed the lesser of $30,000,000 or 30% of unimpaired capital and surplus, to develop residential housing, provided: (i) the purchase price of each single-family dwelling in the development does not exceed $500,000; (ii) the savings association is in compliance with its fully phased-in capital requirements; (iii) the loans comply with applicable loan-to-value requirements; and (iv) the aggregate amount of loans made under this authority does not exceed 150% of unimpaired capital and surplus.

     At March 31, 1996, the maximum amount that Illinois Guarantee could have loaned to any one borrower without prior to OTS approval was $1.1 million. At such date, the largest aggregate amount of loans that Illinois Guarantee had outstanding to any one borrower and their related interests was $495,000.

TRANSACTIONS WITH AFFILIATES

     For information with respect to restrictions on transactions between the Bank and its affiliates, see " -- Regulation of Illinois Community Bancorp, Inc. --Transactions with Affiliates."

REAL ESTATE LENDING POLICIES

     Under OTS regulations, savings associations must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards, including loan-to-value limits, that are clear and measurable, loan administration procedures and documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies (the "Interagency Guidelines") that have been adopted by the federal bank regulators.

     The Interagency Guidelines, among other things, call upon depository institutions to establish internal loan-to-value limits for real estate loans that are not in excess of the following supervisory limits: (i) for loans secured by raw land, the supervisory loan-to-value limit is 65% of the value of the collateral; (ii) for land development loans (i.e., loans for the purpose of improving unimproved property prior to the erection of structures), the supervisory limit is 75%; (iii) for loans for the construction of commercial, multi-family or other nonresidential property, the supervisory limit is 80%;
(iv) for loans for the construction of one-to four-family properties, the supervisory limit is 85%; and (v) for loans secured by other improved property (e.g., farmland, completed commercial property and other income-producing property including non-owner-occupied, one- to four-family property), the limit is 85%. Although no supervisory loan-to-value limit has been established for owner-occupied, one- to four-family and home equity loans, the Interagency Guidelines state that for any such loan with a loan-to-value ratio that equals or exceeds 90% at origination, an institution should require appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral.

     The Interagency Guidelines state that it may be appropriate in individual cases to originate or subscribe for loans with loan-to-value ratios in excess of the supervisory loan-to-value limits, based on the support provided by other credit factors. The aggregate amount of loans in excess of the supervisory loan-to-value limits, however, should not exceed 100% of total capital and the total of such loans secured by commercial, agricultural, multifamily and other non-one-to-four family residential properties should not exceed 30% of total capital. The supervisory loan-to-value limits do not apply to certain categories of loans including loans insured or guaranteed by the U.S. Government and its agencies or by financially capable state, local or municipal governments or agencies, loans backed by the full faith and credit of a state government, loans that are to be sold promptly after origination without recourse to a financially responsible party, loans that are renewed, refinanced or restructured without the advancement of new funds, loans that are renewed, refinanced or restructured in connection with a workout, loans to facilitate sales of real estate acquired by the institution in the ordinary course of collecting a debt previously contracted and loans where the real estate is not the primary collateral.

     The Bank believes that its current lending policies conform to the Interagency Guidelines and does not anticipate that the Interagency Guidelines will have a material effect on its lending activities.

FEDERAL HOME LOAN BANK SYSTEM

     The Bank is a member of the FHLB System, which consists of 12 district Federal Home Loan Banks subject to supervision and regulation by the Federal Housing Finance Board ("FHFB"). The Federal Home Loan Banks provide a central credit facility primarily for member institutions. As a member of the FHLB of Chicago, the Bank is required to acquire and hold shares of capital stock in the FHLB of Chicago in an amount at least equal to 1% of the aggregate unpaid principal of its home mortgage loans, home purchase contracts, and similar obligations at the end of each year, or 1/20 of its advances (borrowings) from the FHLB of Chicago, whichever is greater. Illinois Guarantee was in compliance with this requirement with investment in FHLB of Chicago stock at March 31, 1996, of $214,000. As of March 31, 1996, Illinois Guarantee had no advances outstanding from the FHLB of Chicago.

FEDERAL RESERVE SYSTEM

     Pursuant to regulations of the Federal Reserve Board, all FDIC-insured depository institutions must maintain average daily reserves against their transaction accounts. No reserves are required to be maintained on the first $4.3 million of transaction accounts, reserves equal to 3% must be maintained on the next $52.0 million of transaction accounts, and a reserve of 10% must be maintained against all remaining transaction accounts. These reserve requirements are subject to adjustment by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or in a noninterest bearing account at a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution's interest-earning assets. At December 31, 1995, the Bank met its reserve requirements.

PROMPT CORRECTIVE REGULATORY ACTION

     General. FDICIA requires the federal banking regulators to take prompt corrective action if an institution fails to satisfy certain minimum capital requirements, including a leverage limit, a risk-based capital requirement, and any other measure of capital deemed appropriate by the federal banking regulators for measuring the capital adequacy of an insured depository institution. All institutions, regardless of their capital levels, are restricted from making any capital distribution or paying any management fees that would cause the institution to fail to satisfy the minimum levels for any of its capital requirements. An institution that fails to meet the minimum level for any relevant capital measure (an "undercapitalized institution") may be: (i) subject to increased monitoring by the appropriate federal banking regulator; (ii) required to submit an acceptable capital restoration plan within 45 days; (iii) subject to asset growth limits; and (iv) required to obtain prior regulatory approval for acquisitions, branching and new lines of businesses. A significantly undercapitalized institution, as well as any undercapitalized institution that does not submit an acceptable capital restoration plan, may be subject to regulatory demands for recapitalization, broader application of restrictions on transactions with affiliates, limitations on interest rates paid on deposits, asset growth and other activities and possible replacement of directors and officers, and restrictions on capital distributions by any bank holding company controlling the institution. Any company controlling the institution could also be required to divest the institution or the institution could be required to divest subsidiaries. The senior executive officers of a significantly undercapitalized institution may not receive bonuses or increases in compensation without prior approval. If an institution's ratio of tangible capital to total assets falls below a level established by the appropriate federal banking regulator, which may not be less than 2% nor more than 65% of the minimum tangible capital level otherwise required (the "critical capital level"), the institution will be subject to conservatorship or receivership within 90 days unless periodic determinations are made that forbearance from such action would better protect the deposit insurance fund. Unless appropriate findings and certifications are made by the appropriate federal bank regulatory agencies, a critically undercapitalized institution must be placed in receivership if it remains critically undercapitalized on average during the calendar quarter beginning 270 days after the date it became critically undercapitalized.

     The federal banking regulators, including the OTS, have adopted regulations implementing the prompt corrective action provisions of FDICIA. Under such regulations, the OTS measures a savings institution's capital adequacy on the basis of its total risk-based capital ratio (the ratio of its total capital to risk-weighted assets), Tier 1 risk-based capital ratio (the ratio of its core capital to risk-weighted assets) and leverage ratio (the ratio of its core
capital to adjusted total assets).   A savings institution that is not subject
to a written directive to meet or maintain a specific capital level is deemed "well-capitalized" if it also has: (i) a total risk-based capital ratio of 10% or greater; (ii) a Tier 1 risk-based capital ratio of 6% or greater; and (iii) a leverage ratio of 5% or greater. An "adequately capitalized" savings institution is a savings institution that does not meet the definition of well-capitalized and has: (i) a total risk-based capital ratio of 8% or greater; (ii) a Tier 1 capital risk-based ratio of 4% or greater; and (iii) a leverage ratio of 4% or greater (or 3% or greater if the savings institution has a composite 1 rating under the OTS examination rating system). An "undercapitalized institution" is a savings institution that has (i) a total risk-based capital ratio less than 8%; or (ii) a Tier 1 risk-based capital ratio of less than 4%; or (iii) a leverage ratio of less than 4% (or 3% if the institution has a composite 1 rating under the OTS examination rating system). A "significantly undercapitalized" institution is defined as a savings institution that has: (i) a total risk-based capital ratio of less than 6%; or (ii) a Tier 1 risk-based capital ratio of less than 3%; or (iii) a leverage ratio of less than 3%. A "critically undercapitalized" savings institution is defined as a savings institution that has a ratio of "tangible equity" to total assets that is equal to or less than 2%. "Tangible equity" is defined as core capital plus the association's outstanding cumulative perpetual preferred stock (and related surplus) less all intangibles other than qualifying supervisory goodwill and certain mortgage servicing rights. The OTS may reclassify a well capitalized savings institution as adequately capitalized and may require an adequately capitalized or undercapitalized institution to comply with the supervisory actions applicable to institutions in the next lower capital category (but may not reclassify a significantly undercapitalized institution as critically undercapitalized) if the OTS determines, after notice and an opportunity for a hearing, that the savings institution is in an unsafe or unsound condition or if the OTS determines that the institution has received and not corrected a less-than-satisfactory rating for any rating category under the OTS examination rating system. As of March 31, 1996, the Bank was classified as "well-capitalized" under the prompt corrective action regulations.

     SAFETY AND SOUNDNESS GUIDELINES. Under FDICIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994 (the "CDRI Act"), each Federal banking agency is required to establish safety and soundness standards for institutions under its authority. On July 10, 1995, the Federal banking agencies, including the OTS, released Interagency Guidelines Establishing Standards for Safety and Soundness and published a final rule establishing deadlines for submission and review of safety and soundness compliance plans. The final rule and the guidelines went into effect on August 9, 1995. The guidelines require savings institutions to maintain internal controls and information systems and internal audit systems that are appropriate for the size, nature and scope of the institution's business. The guidelines also establish certain basic standards for loan documentation, credit underwriting, interest rate risk exposure, and asset growth. The guidelines further provide that savings institutions should maintain safeguards to prevent the payment of compensation, fees and benefits that are excessive or that could lead to material financial loss, and should take into account factors such as comparable compensation practices at comparable institutions. If the OTS determines that a savings institution is not in compliance with the safety and soundness guidelines, it may require the institution to submit an acceptable plan to achieve compliance with the guidelines. A savings institution must submit an acceptable compliance plan to the OTS within 30 days of receipt of a request for such a plan. Failure to submit or implement a compliance plan may subject the institution to regulatory sanctions. Management believes that the Bank already meets substantially all the standards adopted in the interagency guidelines, and therefore does not believe that implementation of these regulatory standards will materially affect the Bank's operations.

     Additionally under FDICIA, as amended by the CDRI Act, the Federal banking agencies are required to establish standards relating to the asset quality and earnings that the agencies determine to be appropriate. On July 10, 1995, the Federal banking agencies, including the OTS, issued proposed guidelines relating to asset quality and earnings. Under the proposed guidelines, a savings institution should maintain systems, commensurate with its size and the nature and scope of its operations, to identify problem assets and prevent deterioration in those assets as well as to evaluate and monitor earnings and ensure that earnings are sufficient to maintain adequate capital and reserves. Management believes that the asset quality and earnings standards, in the form proposed by the banking agencies, would not have a material effect on the Bank's operations.


                                     TAXATION
FEDERAL TAXATION

     Savings institutions are subject to the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), in the same general manner as other corporations. However, institutions such as Illinois Guarantee which meet certain definitional tests and other conditions prescribed by the Code may benefit from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. For purposes of the bad debt reserve deduction, loans are separated into "qualifying real property loans," which generally are loans secured by interests in certain real property, and nonqualifying loans, which are all other loans. The bad debt reserve deduction with respect to nonqualifying loans must be based on actual loss experience. The amount of the bad debt reserve deduction with respect to qualifying real property loans may be based upon actual loss experience (the "experience method") or a percentage of taxable income determined without regard to such deduction (the "percentage of taxable income method"). Illinois Guarantee has elected to use the method which results in the greatest deduction for federal income tax purposes which historically has been the percentage of taxable income method.

     Under the percentage of taxable income method, the bad debt reserve deduction for qualifying real property loans is computed as a percentage, which Congress has reduced from as much as 60% in prior years to 8.0% of taxable income, with certain adjustments, for taxable years beginning after 1986. The allowable deduction under the percentage of taxable income method (the "percentage bad debt deduction") for taxable years beginning before 1987 was scaled downward in the event that less than 82% but more than 60% of the total dollar amount of the assets of an institution qualified within certain designated categories. The Tax Reform Act of 1986 (the "1986 Act") eliminated this scale down provision, and for all years after 1986 an 8% percentage bad debt deduction may be taken as long as not less than 60% of the total dollar amount of the assets of an institution falls within such categories. In the event the percentage of assets in the designated categories falls below 60%, the institution could be required to recapture, generally over a period of up to four years, its existing bad debt reserve, although net operating loss carryforwards could be used to offset such recapture. As of June 30, 1995, Illinois Guarantee's assets falling within such categories exceeded 60%, and it is anticipated that Illinois Guarantee will continue to qualify in the foreseeable future to utilize the percentage of taxable income method.

     The bad debt deduction under the percentage of taxable income method is limited to the extent that (i) the amount accumulated in reserves for qualifying real estate loans does not exceed 6.0% of such loans outstanding at the end of the taxable year and (ii) the amount when added to the bad debt reserve for losses on nonqualifying loans, equals the amount by which 12.0% of total deposits or withdrawable accounts of depositors at year-end exceeds the sum of surplus, undivided profits and reserves at the beginning of the year. It is not expected that either limitation will restrict Illinois Guarantee from making the maximum addition to its bad debt reserve. The percentage bad debt deduction under the percentage of taxable income method is reduced by the deduction for losses on nonqualifying loans.

     Earnings appropriated to Illinois Guarantee's bad debt reserve and claimed as a tax deduction are not available for the payment of cash dividends or for distribution to shareholders (including distributions made on dissolution or liquidation), unless Illinois Guarantee includes the amount in taxable income, along with the amount deemed necessary to pay the resulting federal income tax. As of December 31, 1995, Illinois Guarantee had approximately $436,000 of accumulated earnings for which federal income taxes have not been provided.

     Illinois Guarantee's federal income tax returns have never been audited.

     For additional information regarding federal income taxes, see Notes A and I of Notes to Consolidated Financial Statements.

STATE TAXATION

     The State of Illinois has a corporate income tax which subjects the Bank's Illinois taxable income to a 4.8% tax and a Personal Property Replacement tax of 2.5%. However, by virtue of statutory provisions relative to a calculations of taxes assessed against thrift institutions, such institutions do not pay state income tax in years in which income on United States Government securities exceeds taxable income.

     For additional information regarding taxation, see Note I of Notes to Consolidated Financial Statements.


                         MARKET FOR ILLINOIS GUARANTEE
                     COMMON STOCK AND DIVIDEND INFORMATION

     At the present time, Illinois Guarantee Common Stock is listed and traded over-the-counter through the National Daily Quotation System "Pink Sheets" published by the National Quotation Bureau. The high and low bid information for Illinois Guarantee Common Stock for the fiscal quarters since the Bank's initial public offering was completed on September 28, 1995 is as follows:

                                                           Bid Price(1)
                                                       --------------------
                For the Quarter Ended                  High          Low
                ---------------------                  ----          ---
                December 31, 1995                      $11.75        $10.00
                March 31, 1996                         11.50         11.50


- --------------------
(1) Based on bids received by Trident Securities, Inc. The quotations reflect inter-dealer prices without retail mark-up, mark-down, or commission, and may not represent actual transactions.


The most recent trade of which the Bank is aware took place on February 10, 1996, at $11.50 per share. There is currently no active market for the Illinois Guarantee Common Stock and it is not expected that an active market for the Holding Company Common Stock will develop upon consummation of the Reorganization. There were approximately 260 stockholders of record at the Record Date. No dividends have been paid since the Common Stock's issuance on September 28, 1996.

     As a "Tier 1" institution under OTS regulations, the Bank is generally authorized to pay dividends in any calendar year up to the greater of 75% of its net income for the previous four quarters or the amount of its net income during such calendar year plus one-half of the amount by which the Bank's capital exceeded the Bank's fully phased-in capital requirement at the beginning of the year, so long as such dividends would not reduce the Bank's regulatory capital below the amount required for the Bank's liquidation account or the Bank's fully phased-in capital requirement. For additional information describing regulatory restrictions on the payment of dividends, see "PROPOSAL I -- PROPOSED HOLDING COMPANY FORMATION -- Comparison of Stockholders' Rights -- Payment of Dividends."

- --------------------------------------------------------------------------------
                             FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


     The audited financial statements of the Bank for its fiscal year ended June 30, 1995 and the unaudited financial statements for the nine months ended March 31, 1996 and 1995, prepared in conformity with generally accepted accounting principles, are included at page F-1 in this Proxy Statement/Prospectus. No financial statements of the Holding Company are presented in this Proxy Statement/Prospectus, as the Holding Company currently has no significant assets or liabilities. In addition, no pro forma consolidated financial statements of the Holding Company are included herein since such statements would reflect no material differences from the consolidated financial statements of the Bank.

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                   Index to Consolidated Financial Statements


Independent Auditors' Report.................................................  F-2

Consolidated Statements of Financial Condition as of
  March 31, 1996 (Unaudited) and June 30, 1995 and 1994......................  F-3

Consolidated Statements of Income for the Nine Months Ended
  March 31, 1996 and 1995 (Unaudited) and
  for the Years Ended June 30, 1995 and 1994.................................  F-4

Consolidated Statements of Retained Earnings for the Nine Months Ended
  March 31, 1996 (Unaudited) and for the Years Ended June 30, 1995 and 1994..  F-5

Consolidated Statements of Cash Flows for the Nine Months Ended
  March 31, 1996 and 1995 (Unaudited) and
  for the Years Ended June 30, 1995 and 1994.................................  F-6

Notes to Consolidated Financial Statements...................................  F-8

         [LETTERHEAD OF LARSSON, WOODYARD & HENSON, LLP APPEARS HERE]


[LOGO APPEARS HERE]


                         Independent Auditors' Report



  To the Board of Directors
  Illinois Guarantee Savings Bank FSB
    and Subsidiary
  Effingham, Illinois

  We have audited the accompanying consolidated statements of financial condition of Illinois Guarantee Savings Bank, FSB and Subsidiary as of June 30, 1995 and 1994, and the related consolidated statements of income, retained earnings, and cash flows for each of the years then ended June 30, 1995 and 1994. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Illinois Guarantee Savings Bank, FSB and Subsidiary as of June 30, 1995 and 1994 and the results of their operations and their cash flows for each of the years then ended, June 30, 1995 and 1994, in conformity with generally accepted accounting principles.


  /s/ LARSSON, WOODYARD & HENSON, LLP


  May 24, 1996

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                March 31, 1996, June 30, 1995 and June 30, 1994

                                                              March 31,                    June 30,
                                                            -------------        ------------------------------
                                                                1996                 1995             1994
                                                            -------------        ------------    --------------
                                                             (Unaudited)                   (Audited)
                                                            -------------        ------------------------------
                   ASSETS                                                      (1,000's)
                                                            --------------------------------------------------
Cash and Cash Equivalents:
    Cash                                                     $     854           $     415          $     408
    Interest bearing deposits                                      602               1,175              1,881
                                                             ---------           ---------          ---------
     Total Cash and Cash Equivalents                             1,456               1,590              2,289

Time deposits                                                      297               1,980                476
Securities available for sale (amortized cost of $7,531,
 $1,817, and $1,792, as of March 31, 1996 and
 June 30, 1995 and 1994, respectively)                           7,770               2,004              1,942
Securities held to maturity (approximate market value
 of $299, $5,736 and $5,950 at March 31, 1996 and
 June 30, 1995 and 1994, respectively)                             299               5,745              5,976
Mortgage-backed securities available-for-sale
 (amortized cost of $1,890)                                      1,928                   0                  0
Mortgage-backed securities held to maturity
 (approximate market value of $2,379 and $2,680
 at June 30, 1995 and 1994, respectively                             0               2,326              2,696
Loans receivable, net                                           30,510              21,846             21,251
Accrued interest receivable                                        269                 263                238
Premises and equipment, net                                        973                 315                244
Real estate held for sale                                           49                  49                 49
Prepaid income taxes                                                 0                  71                  0
Other assets                                                       129                 204                 34
                                                             ---------           ---------          ---------

      Total Assets                                           $  43,680           $  36,393          $  35,195
                                                             =========           =========          =========

  LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                     $  35,363           $  32,703          $  31,787
Note payable - Employee Stock Ownership Plan shares                372                   0                  0
Accrued interest payable                                           104                 133                 48
Deferred income taxes                                               79                  21                 86
Advances from borrowers for taxes and insurance                     82                 289                293
Other liabilities                                                  248                 288                107
                                                             ---------           ---------          ---------
  Total Liabilities                                             36,248              33,434             32,321
                                                             ---------           ---------          ---------

Stockholders' Equity
    Common stock, $1.00 par value;
     authorized 1,000,000 shares
     502,550 shares issued and outstanding                         503                   0                  0
    Paid-in capital                                              4,060                   0                  0
    Retained Earnings                                            3,076               2,838              2,777
    Unrealized gain on securities held available for sale          183                 121                 97
    Unearned employee stock ownership plan                   (     390)                  0                  0
                                                             ---------           ---------          ---------
     Total Stockholders' Equity                                  7,432               2,959              2,874
                                                             ---------           ---------          ---------

Commitments and contingencies

     Total Liabilities and Stockholders' Equity              $  43,680           $  36,393          $  35,195
                                                             =========           =========          =========

         See accompanying notes to consolidated financial statements.

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                        Nine Months Ended                    Years Ended
                                                                             March 31,                          June 30,
                                                                    ----------------------------     -------------------------------
                                                                      1996              1995              1995             1994
                                                                    -----------      -----------     --------------    -------------
                                                                             (Unaudited)                         (Audited)
                                                                    ----------------------------     -------------------------------
                                                                                           (1,000's)
                                                                    ----------------------------------------------------------------
Interest income:
 Interest on loans                                                  $   1,662          $   1,162         $   1,581         $   1,464
 Interest on investments                                                  565                543               798               713
                                                                    ---------          ---------         ---------         ---------
  Total interest income                                                 2,227              1,705             2,379             2,177
                                                                    ---------          ---------         ---------         ---------

Interest expense:
 Interest on deposits                                                   1,227              1,022             1,416             1,263
 Interest on Employee Stock Ownership Plan                                 16                  0                 0                 0
                                                                    ---------          ---------         ---------         ---------
    Total interest expense                                              1,243              1,022             1,416             1,263
                                                                    ---------          ---------         ---------         ---------

  Net interest income                                                     984                683               963               914

Provision for loan losses                                                  15                  0                50                 0
                                                                    ---------          ---------         ---------         ---------

  Net interest income after provision for loan losses                     969                683               913               914
                                                                    ---------          ---------         ---------         ---------

Non-interest income:
 Net gain on sale of interest-earning assets                                0                  0                 0                81
 Other fees                                                                21                 31                22                21
 Insurance commissions                                                      2                  0                 8                 7
 Other                                                                     23                  6                 8                10
                                                                    ---------          ---------         ---------        ----------
  Total non-interest income                                                46                 37                38               119
                                                                    ---------          ---------         ---------         ---------

Non-interest expense:
 Compensation and employee benefits                                       307                189               554               234
 Occupancy and equipment                                                   74                 39                63                56
 Data processing                                                           59                 54                69                62
 Audit, legal and other professional                                       17                 19                26                21
 SAIF deposit insurance                                                    65                 64                85                86
 Advertising                                                               31                 23                30                34
 Other                                                                    121                 68                56                57
                                                                    ---------          ---------         ---------         ---------
    Total non-interest expense                                            674                456               883               550
                                                                    ---------          ---------         ---------         ---------

   Income before income taxes                                             341                264                68               483

Provision for income taxes                                                103                105                 7               164
                                                                    ---------          ---------         ---------         ---------

   Net income                                                       $     238          $     159         $      61         $     319
                                                                    =========          =========         =========         =========

Earnings per share:                                                     $0.52          $     N/A         $     N/A         $     N/A
                                                                    =========          =========         =========         =========

          See accompanying notes to consolidated financial statements.

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                               Unrealized
                                                                                  Gain
                                                                    Unearned   (Loss) on
                                                                    Employee   Securities
                                                                      Stock     Available
                                      Common    Paid-in   Retained  Ownership      For
                                      Stock     Capital   Earnings     Plan     Sale, Net    Total
                                     --------  ---------  --------  ---------- ----------- ----------
                                                                (1,000's)
                                     ----------------------------------------------------------------
Balance at June 30,
  1993 (Audited)                     $     0    $      0  $  2,458  $     0     $     0    $ 2,458

Unrealized gain on securities
  available for sale                       0           0         0        0          73         73

Net income                                 0           0       319        0           0        319

Change in unrealized gain on
  securities available for sale            0           0         0        0          24         24
                                     -------    --------  --------  -------     -------    -------

Balance at June 30,
  1994 (Audited)                           0           0     2,777        0          97      2,874

Net income                                 0           0        61        0           0         61

Change in unrealized gain
 on securities available for sale          0           0         0        0          24         24
                                     -------    --------  --------  -------     -------    -------

Balance at June 30,
  1995 (Audited)                           0           0     2,838        0         121      2,959

Net income                                 0           0       238        0           0        238

Change in unrealized gain on
  securities available for sale            0           0         0        0          62         62

Conversion to a
  stock savings bank                     503       4,060         0     (390)          0      4,173
                                     -------    --------  --------  -------     -------    -------

Balance at March 31,
 1996 (Unaudited)                    $   503    $  4,060  $  3,076    ($390)    $   183    $ 7,432
                                     =======    ========  ========  =======     =======    =======

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                       Nine Months Ended                   Years Ended
                                                                            March 31,                        June 30,
                                                                ---------------------------------  --------------------------------
                                                                      1996            1995               1995               1994
                                                                ---------------  ----------------  -----------------  -------------
                                                                           (Unaudited)                           (Audited)
                                                                --------------------------------   --------------------------------
                                                                                            (1,000's)
                                                                -------------------------------------------------------------------
 Operating activities:
     Net income                                                 $        238      $       174        $        61        $       319
     Adjustments to reconcile net income to net
      cash provided by operating activities
       Provision for depreciation                                         23               14                 21                 19
       Provision for loan losses                                          15                0                 50                  0
       Net amortization and accretion of securities                        4                7                  2                 46
       Decrease (increase) in accrued interest receivable                  6               33        (        25)       (         8)
       Decrease (increase) in other assets                                75      (        35)       (       170)       (         5)
       (Decrease) increase in accrued interest payable          (         29)              70                 86                  8
       Increase (decrease) in accrued income taxes                        71      (        62)               (71)                45
       Increase (decrease) in deferred income taxes                       58      (         2)       (        65)                 7
       (Decrease) increase in other liabilities                 (         74)     (        22)               228        (        14)
       Federal Home Loan Bank stock dividends                              0                0        (         3)                 0
       Dividends on investments                                 (         62)     (        69)       (        91)       (        56)
       Gain on sale of investments                                         0                0                  0        (        81)
                                                                 -----------       ----------        -----------         ----------

        Net cash provided by operating activities                        325              108                 23                280
                                                                 -----------       ----------        -----------         ----------

Investing activities:
 Sale of securities                                                        0                0                  0                 87
 Proceeds from securities held to maturity
   and certificates of deposit                                         3,122            5,128              6,243              1,094
 Proceeds from securities available for sale                             799                0                  0                  0
 Purchase of securities held to maturity
  and certificates of deposit                                   (      1,374)     (     7,300)      (      7,510)       (     2,457)
 Purchase of securities available for sale                      (      1,075)               0                  0                  0
 (Increase) decrease in loans receivable                        (      8,179)             621               (696)       (     1,466)
 Purchase of mortgage loans                                     (        500)               0                  0                  0
 Repayment of mortgage-backed securities                                 431              221                370              1,044
 Sale of originated loans                                                  0               51                 51                400
 Purchase of premises and equipment                             (        681)     (        63)               (92)       (        10)
 Redemption of Federal Home Loan Bank stock                                0                0                  0                115
                                                                 -----------       ----------        -----------         ----------

        Net cash used in investing activities                   (      7,457)     (     1,342)      (      1,634)       (     1,193)
                                                                 -----------       ----------        -----------         ----------

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   Nine Months Ended               Years Ended
                                                                       March 31,                     June 30,
                                                                -----------------------     --------------------------
                                                                   1996         1995            1995           1994
                                                                ----------    ---------     ----------      ----------
                                                                     (Unaudited)                   (Audited)
                                                                -----------------------     --------------------------
                                                                                      (1,000's)
                                                                ------------------------------------------------------
Financing activities:
   Net increase (decrease) in deposits                          $    2,660    ($    204)    $      916      ($     970)
   Decrease in advances from borrowers
     for taxes and insurance                                    (      207)   (      52)    (        4)            171
   Proceeds from Employee Stock Ownership Plan note                    402            0              0               0
   Repayment Employee Stock Ownership Plan loan                 (       30)           0              0               0
   Proceeds from issuance of common stock                            4,563            0              0               0
   Purchase of employee stock ownership plan stock              (      402)           0              0               0
   Allocated shares of ESOP stock                                       12            0              0               0
                                                                ----------    ---------     ----------      ----------

      Net cash provided by (used in) financing activities            6,998    (     256)           912      (      799)
                                                                ----------    ---------     ----------      ----------

      Decrease in cash and cash equivalents                     (      134)   (   1,490)    (      699)     (    1,712)

Cash and cash equivalents at beginning of period                     1,590        2,289          2,289           4,001
                                                                ----------    ---------     ----------      ----------

Cash and cash equivalents at end of period                      $    1,456    $     799     $    1,590      $    2,289
                                                                ==========    =========     ==========      ==========
Supplemental Disclosures:
 Additional Cash Flows Information:
  Cash paid for:
      Interest on deposits, advances and other borrowings       $      845    $     621     $    1,330      $    1,255

      Income taxes                                              $       11    $      86            204             101

Schedule of Noncash Investing Activities:
   Stock dividends were distributed by the
    Federal Home Loan Bank of Chicago                           $         0   $       0     $        3      $        0

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note A.  Summary of Significant Accounting Policies

 Description of the Business

   Illinois Guarantee Savings Bank, FSB (the Bank) is a federal chartered mutual savings bank with offices located in Effingham County. The Bank's deposits are insured by the Federal Deposit Insurance Corporation (FDIC) through the Savings Association Insurance Fund (SAIF) up to $100,000. The Bank is subject to the regulations of certain federal agencies and undergoes periodic examinations by those agencies.

 Basis of Financial Statement Presentation

   The accounting and reporting policies of Illinois Guarantee Savings Bank, FSB (the Bank) follow the accrual basis of accounting and conform to generally accepted accounting principles and to general practice within the financial institution industry. The consolidated financial statements include the accounts of the Bank and its wholly owned subsidiary IGSL Service Corporation, which was incorporated to provide insurance services. All material intercompany transactions and accounts have been eliminated. All amounts at March 31, 1996 and for the nine months ended March 31, 1996 and 1995 are unaudited.

   In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of consolidated financial condition and revenues and expenses for the year. Actual results could differ significantly from those estimates. Information at March 31, 1996 and 1995 for the nine-month periods then ended is unaudited. The unaudited information reflects all adjustments, which consist solely of normal recurring accruals, which are in the opinion of management, necessary to a fair presentation of the financial position at March 31, 1996 and the results of operations and of cash flows for the nine-month periods ended March 31, 1996 and 1995. The results of the nine-month periods are not necessarily indicative of the results which may be expected for the entire fiscal year 1996.

   Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and foreclosed real estate, management obtains independent appraisals for significant properties.

   Management believes the allowance for loan losses and real estate owned is adequate. Management uses available information to recognize losses on loans and foreclosed real estate. Future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

 Cash Equivalents

   Cash equivalents of $1,602,000, $1,175,000, and $1,881,000 at March 31, 1996,
   June 30, 1995 and 1994, respectively, consist of interest bearing deposits. For purposes of the consolidated statements of cash flows, the Bank considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A.  Summary of Significant Accounting Policies

 Securities

   Securities available for sale are carried at market value at March 31, 1996, June 30, 1995 and 1994. Net unrealized gains and losses, net of tax effect, are credited or charged to retained earnings. Securities held to maturity are carried at amortized cost. The Bank has adequate liquidity and capital, and it's management's intention, to hold such assets to maturity. Gains and losses on sales of securities are recognized at the time of sale and are calculated based on the specific identification method. Premiums and discounts are amortized using the interest method over the term of the securities.

 Loans and Allowance for Loan Losses

   Loans are considered a held-to-maturity asset and, accordingly, are carried at historical cost. Loans are stated at the amount of unpaid principal, reduced by unearned discounts, allowances for loan losses, loans in process, loans participated to other financial institutions, and deferred loan origination fees. Unearned discounts on nonmortgage installment loans are recognized as income over the term of the loan by the interest method. Interest on all other mortgage and nonmortgage loans is calculated by using the simple interest method on the unpaid principal outstanding. An allowance for loan losses has been established for loans through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

   Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

 Allowance for Credit Losses

   The allowance for credit losses is a reserve for estimated credit losses and other credit-related charges. Actual credit losses and other charges, net of recoveries, are deducted from the allowance for credit losses. A provision for loan losses, which is a charge against earnings, is added to the allowance based on a quarterly assessment of the portfolio. While management has attributed reserves to various portfolio segments, the allowance is general in nature and is available for the credit portfolio in its entirety.

   The Bank adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures", which requires loans to be measured for impairment using one of three methods when it is probable that all amounts, including principal and interest, will not be collected in accordance with the contractual terms of the loan agreement. The amount of impairment and any subsequent changes are recorded through the provision for credit losses as an adjustment to the allowance for credit losses. SFAS No. 114 applies to all loans, whether collateralized or uncollateralized, except for large groups of smaller-balance, homogeneous loans that are collectively evaluated for impairment (residential mortgage and consumer nonaccrual loans), loans that are measured at fair value. Finally, loans restructured prior to the effective date of SFAS No. 114 that are performing in accordance with their restructured terms are not evaluated for impairment under SFAS No. 114.

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A.  Summary of Significant Accounting Policies

   As required by SFAS No. 114, the Bank generally measures impairment based upon the present value of a loans' expected future cash flows, except where foreclosure or liquidation is probable or when the primary source of repayment is provided by real estate collateral. In these circumstances, impairment is measured based upon the fair value of the collateral less estimated selling and disposal costs. The present value of a loan's expected future cash flows is calculated using the loan's effective interest rate based on the original contractual terms. In addition, when quoted market prices are available, impairment is based on the loan's observable market value less estimated selling and disposal costs. Generally the Bank evaluates a loan for impairment in accordance with SFAS No. 114 when it is placed on nonaccrual status and a portion is internally risk rated as substandard or doubtful.

   The adoption of SFAS No. 114 had no impact on the overall allowance for credit losses and did not affect the Bank's charge-off or income recognition policies.

   Loans are placed on nonaccrual when a loan is specifically determined to be impaired. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

 Fees and Related Costs

   Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the contractual term of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

 Mortgage-Backed Securities

   Mortgage-backed securities are carried at market value at March 31, 1996. Mortgage-backed securities are carried at amortized cost at June 30, 1995 and 1994.

 Real Estate Held for Investment and Foreclosed Real Estate

   Direct investments in real estate properties held for investment are carried at the lower of cost, including cost of improvements and amenities subsequent to acquisition, or net realizable value. The real estate held for investment as of March 31, 1996, June 30, 1995 and 1994 consists of undeveloped lots which, in accordance with OTS regulations, are considered as a real estate equity investment because of the holding period.

   Foreclosed real estate held for sale is carried at the lower of cost or estimated fair market value, net of estimated selling costs. Costs of holding foreclosed property are charged to expense in the current period, except for significant property improvements, which are capitalized to the extent that carrying value does not exceed estimated fair market value.

 Premises and Equipment

   Land is carried at cost. Buildings and furniture, fixtures, and equipment are carried at cost, less accumulated depreciation and amortization. Buildings and furniture, fixtures, and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are seven to forty years for buildings and improvements and five to twelve years for equipment.

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A.  Summary of Significant Accounting Policies

 Income Taxes

   Income taxes provided in the consolidated statements of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes.

Earnings Per Share

   The 502,550 shares of common stock were issued on September 28, 1995; accordingly, earnings per share for the periods prior to September 30, 1995 are not applicable. Only ESOP shares that are committed to be released are considered outstanding for earnings per share calculations. Earnings per share have been calculated based on 462,946 weighted average shares for the period ending March 31, 1996. This computation does not reflect the pro forma effects of the investment income that would have been earned had the net proceeds from the stock offering been received at the beginning of the year. The effect on earnings per share for the post conversion period for September 28, 29 and 30, 1995 was considered insignificant. Earnings per share amounts have not been presented for the nine months ended March 31, 1995 and the years ended June 30, 1995 and 1994, which were prior to the stock conversion.

 Off-Balance-Sheet Financial Instruments

   In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such instruments are recorded in the consolidated financial statements when they become payable.

 Reclassifications

   Amounts presented in prior year consolidated financial statements have been reclassified to conform to the current year presentation.

 New Accounting Standards

   Accounting for Postretirement and Postemployment Benefits

     SFAS No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions," was issued by the FASB in December 1990. The statement is effective for fiscal years beginning after December 15, 1992, except that the application of the statement for certain small nonpublic enterprises such as the Bank and certain other entities is delayed to fiscal years beginning after December 15, 1994. SFAS No. 112 "Employers' Accounting for Postemployment Benefits" was issued by the FASB in November 1992. The statement is effective for fiscal years beginning after December 15, 1994. The statements generally require a calculation of the actuarial present value of anticipated benefits to be provided and an accrual and allocation of those benefits through a charge to operating expense in the periods in which employees must render the services to receive such benefits. Currently, the Bank does not offer any postretirement benefit plans or postemployment benefit plans, except as disclosed in Note O. However, in the future, such plans may be offered and the provisions of SFAS Nos. 106 and 112 would apply.

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A.  Summary of Significant Accounting Policies

     Disclosures of Fair Value of Financial Instruments

       In December 1991, the Financial Accounting Standards Board issued SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." SFAS 107 requires that the Bank disclose estimated fair values for its financial instruments. The effective date of SFAS 107, for entities with less than $150,000,000 in total assets, is for financial statements issued for fiscal years ending after December 15, 1995. The Bank has not adopted SFAS 107.

     Accounting for Derivative Financial Instruments

       In October 1994, the FASB issued SFAS No. 119, "Disclosures about Derivative Financial Instruments and Fair Value of Financial Instruments" and is effective for financial statements issued for fiscal years ending after December 15, 1995 for entities with less than $150 million in total assets in the current statement of financial position. The statement generally addresses required disclosures for derivative instruments held or issued for trading purposes and for purposes other than trading. The Bank currently has no derivative financial instruments.

     Accounting for Stock-Based Compensation

       In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock Based Compensation". SFAS No. 123 establishes a fair value-based method of accounting for stock options and other equity instruments. It requires the use of that method for transactions with other than employees and encourages its use for transactions with employees. It permits entities to continue to use the intrinsic- value method included in Accounting Principles Board-25 (Accounting for Stock Issued to Employees), but regardless of the method used to account for the compensation cost associated with stock options and similar plans, it requires employers to disclose information in accordance with SFAS No. 123. The general principle underlying SFAS No. 123 is that equity instruments are recognized at the fair value of the consideration received for them. If the fair value of the consideration received cannot be reasonably determined, the fair value of the equity instrument itself may be used. The fair value method of accounting for stock options and other instruments applies this general principle, measuring compensation cost for employers as the excess of the fair value of the equity instrument over the amount paid by the employee. This statement is applicable for financial statements for fiscal years beginning after December 15, 1995.

Note B.  Securities

     Securities available for sale are summarized as follows:

                                                            March 31, 1996
                                            -----------------------------------------------
                                                          Gross        Gross    Approximate
                                            Amortized  Unrealized   Unrealized    Market
                                              Cost        Gains       Losses       Value
                                            ---------  -----------  ----------  -----------
                                                              (Unaudited)
                                            -----------------------------------------------
                                                               (1,000's)
                                            -----------------------------------------------

   Asset Management Adjustable Rate Fund    $   1,500  $        0   $        9  $     1,491
   Asset Management Short-Term Fund             2,243           0            0        2,243
   FHLMC stock                                     12         244            0          256
   FHLB stock, at cost                            214           0            0          214
   U.S. Treasury                                2,088           6            1        2,093
   Obligations of other
    U.S. government agencies                      997           3            4          996
   State and municipal obligations                477           1            1          477
                                            ---------  ----------   ----------  -----------

                                            $   7,531  $      254   $       15  $     7,770
                                            =========  ==========   ==========  ===========

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note B.  Securities

                                                          June 30, 1995
                                          ----------------------------------------------
                                                       Gross        Gross    Approximate
                                          Amortized  Unrealized  Unrealized    Market
                                            Cost       Gains       Losses       Value
                                          ---------  ----------  ----------  -----------
                                                           (1,000's)
                                          ----------------------------------------------
 Asset Management Adjustable Rate Fund    $   1,500  $        0  $        7  $     1,493
 Asset Management Short-Term Fund                91           0           0           91
 FHLMC stock                                     12         194           0          206
 FHLB stock, at cost                            214           0           0          214
                                          ---------  ----------  ----------  -----------

                                          $   1,817  $      194  $        7  $     2,004
                                          =========  ==========  ==========  ===========

                                                          June 30, 1994
                                          ----------------------------------------------
                                                       Gross        Gross    Approximate
                                          Amortized  Unrealized  Unrealized    Market
                                            Cost       Gains       Losses       Value
                                          ---------  ----------  ----------  -----------
                                                           (1,000's)
                                          ----------------------------------------------
 Asset Management Adjustable Rate Fund    $   1,500  $        0  $       20  $     1,480
 Asset Management Short-Term Fund                70           0           0           70
 FHLMC stock                                     12         170           0          182
 FHLB stock, at cost                            210           0           0          210
                                          ---------  ----------  ----------  -----------

                                          $   1,792  $      170  $       20  $     1,942
                                          =========  ==========  ==========  ===========

       The Bank exercised a one-time option to transfer all of its securities from held to maturity to available for sale. This transfer was done in December, 1995 and the amortized cost and approximate market value at time of transfer was $4,308,000 and $4,321,000, respectively, which reduced stockholders' equity by $9,000, net of income tax..

       The amortized cost and approximate market value of securities available for sale by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because securities may have a call provision.

                         March 31, 1996          June 30, 1995           June 30, 1994
                     ----------------------  ----------------------  ----------------------
                                Approximate             Approximate             Approximate
                     Amortized    Market     Amortized    Market     Amortized    Market
                       Cost        Value       Cost        Value       Cost        Value
                     ---------  -----------  ---------  -----------  ---------  -----------
                           (Unaudited)
                     ----------------------
                                                   (1,000's)
                     ----------------------------------------------------------------------
   Due within
    one year            $5,580       $5,581     $   91       $   91     $   70       $   70
   Due after one
    year through
    five years             215          218          0            0          0            0
   Due after five
    years through
    ten years               10           10          0            0          0            0
   Due after
    ten years            1,726        1,961      1,726        1,913      1,722        1,872
                        ------       ------     ------       ------     ------       ------

                        $7,531       $7,770     $1,817       $2,004     $1,792       $1,942
                        ======       ======     ======       ======     ======       ======

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note B.  Securities

     Securities held to maturity are summarized as follows:

       At March 31, 1996, securities held to maturity represent an investment in the Boston Capital Corporate Tax Credit Fund V, A Limited Partnership. The amortized cost and approximate value is $299,000. The total projected investment for this partnership is $750,000.

                                                   June 30, 1995
                                   ----------------------------------------------
                                                Gross        Gross    Approximate
                                   Amortized  Unrealized  Unrealized    Market
                                     Cost       Gains       Losses       Value
                                   ---------  ----------  ----------  -----------
                                                    (1,000's)
                                   ----------------------------------------------
U.S. Treasury                      $   3,737  $       12  $         2 $   3,747
Obligations of other
 U.S. government agencies              1,495           1           20     1,476
State and municipal obligations          513           0            0       513
                                   ---------  ----------  ----------- ---------

                                   $   5,745  $       13  $        22 $   5,736
                                   =========  ==========  =========== =========

                                                   June 30, 1994
                                   ----------------------------------------------
                                                Gross        Gross    Approximate
                                   Amortized  Unrealized  Unrealized    Market
                                     Cost       Gains       Losses       Value
                                   ---------  ----------  ----------  -----------
                                                    (1,000's)
                                   ----------------------------------------------
U.S. Treasury                      $   4,382  $        4  $        18 $   4,368
Obligations of other
 U.S. government agencies                992           0           12       980
State and municipal obligations          602           0            0       602
                                   ---------  ----------  ----------- ---------

                                   $   5,976  $        4  $        30 $   5,950
                                   =========  ==========  =========== =========

       The amortized cost and approximate market value of securities held to maturity, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because securities may have a call provision.

                      March 31, 1996          June 30, 1995           June 30, 1994
                  ----------------------  ----------------------  ----------------------
                             Approximate             Approximate             Approximate
                  Amortized    Market     Amortized    Market     Amortized    Market
                    Cost        Value       Cost        Value       Cost        Value
                  ---------  -----------  ---------  -----------  ---------  -----------
                         (Unaudited)
                  ----------------------
                                                (1,000's)
                  ----------------------------------------------------------------------
Due within
 one year         $       0  $         0  $   2,489  $     2,489  $   2,256  $     2,257
Due after one
 year through
 five years               0            0      2,756        2,752      3,665        3,638
Due after five
 years through
 ten years                0            0          0            0         55           55
Due after
 ten years              299          299        500          495          0            0
                  ---------  -----------  ---------  -----------  ---------  -----------

                  $     299  $       299  $   5,745  $     5,736  $   5,976  $     5,950
                  =========  ===========  =========  ===========  =========  ===========

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note B.  Securities

     Securities at March 31, 1996 and June 30, 1995 and 1994 were as follows:

                          Nine Months Ended     Years Ended
                              March 31,           June 30,
                          -----------------  -------------------
                            1996     1995      1995       1994
                          -------- --------  --------   --------
                             (Unaudited)
                          -----------------
                                        (1,000's)
                          --------------------------------------

   Proceeds from sales    $      0  $      0  $      0  $     87
                          ========  ========  ========  ========

   Gross gains            $      0  $      0  $      0  $     81
                          ========  ========  ========  ========

   Gross losses           $      0  $      0  $      0  $     81
                          ========  ========  ========  ========

       In addition, FHLB stock was sold at amortized cost of $115,000 during the year ended June 30, 1994.

       Securities at March 31, 1996, June 30, 1995 and 1994, respectively, with carrying amounts of $502,000, $505,000 and $509,000, and approximate market value of $504,000, $504,000, and $508,000 were pledged to secure public deposits and for other purposes as required or permitted by law.

Note C.  Mortgage-Backed Securities

       The amortized cost and approximate market values of mortgage-backed securities are summarized as follows:

                                       March 31, 1996
                      ------------------------------------------------
                                    Gross       Gross     Approximate
                      Amortized  Unrealized   Unrealized     Market
                        Cost        Gains       Losses       Value
                      ---------  -----------  ----------  ------------
                                        (Unaudited)
                                        -----------
                                         (1,000's)
                      -------------------------------------------------
GNMA certificates        $  995         $32           $0       $1,027
FNMA certificates           251           3            0          254
FHLMC certificates          644           8            5          647
                         ------         ---           --       ------

                         $1,890         $43           $5       $1,928
                         ======         ===           ==       ======

                                       June 30, 1995
                      ------------------------------------------------
                                   Gross        Gross     Approximate
                      Amortized  Unrealized   Unrealized     Market
                        Cost        Gains       Losses       Value
                      ---------  -----------  ----------  ------------
                                         (1,000's)
                      ------------------------------------------------

GNMA certificates        $1,053         $39           $0       $1,092
FNMA certificates           260           7            0          267
FHLMC certificates        1,013          15            8        1,020
                         ------         ---           --       ------

                         $2,326         $61           $8       $2,379
                         ======         ===           ==       ======

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note C.  Mortgage-Backed Securities

                                                       June 30, 1994
                                       -----------------------------------------------
                                                     Gross      Gross     Approximate
                                       Amortized  Unrealized  Unrealized     Market
                                          Cost       Gains      Losses       Value
                                       ---------  ----------  ----------  ------------
                                                         (1,000's)
                                       -----------------------------------------------
   GNMA certificates                   $   1,202  $       21  $       19  $     1,204
   FNMA certificates                         272           0           8          264
   FHLMC certificates                      1,222          13          23        1,212
                                       ---------  ----------  ----------  -----------

                                       $   2,696  $       34  $       50  $     2,680
                                       =========  ==========  ==========  ===========

       The weighted average interest rates on mortgage-backed securities at March 31, 1996, June 30, 1995 and 1994, were 7.78%, 7.57% and 7.44%, respectively.

       The Bank had no gross realized gains and losses on mortgage-backed securities for the nine-month periods ended March 31, 1996 and 1995 and for the years ended June 30, 1995 and 1994, respectively.

       The Bank exercised a one-time option to transfer all of its mortgage-backed securities from held to maturity to available for sale. This transfer was done in December, 1995 and the amortized cost and approximate market value at time of transfer was $2,056,000 and $2,103,000, respectively, which reduced stockholders' equity by $31,000, net of income tax.

Note D.  Loans Receivable

       Loans receivable consisted of the following:

                                        March 31,           June 30,
                                       -----------  ------------------------
                                          1996         1995         1994
                                       -----------  -----------  -----------
                                       (Unaudited)
                                       -----------
                                                    (1,000's)
                                       -------------------------------------
   Real estate loans:
     One to four family residential    $   20,310   $    16,982  $    17,515
     Multi-family residential               1,044           392          407
     Agricultural                             425           600          578
     Commercial                             3,297         2,182        2,275
     Construction                             871            40            0
                                       ----------   -----------  -----------
                                           25,947        20,196       20,775
   Other loans:
     Commercial                               985           180            0
     Automobile                             3,348         1,427          396
     Mobile home                               25            36           47
     Educational                               23            34          102
     Deposit accounts                          79           102          119
     Other                                    387           182          104
                                       ----------   -----------  -----------
                                           30,794        22,157       21,543
   Less:
     Loans in process                          92           118          144
     Allowance for losses                     169           175          125
     Deferred loan fees                        23            18           23
                                       ----------   -----------  -----------

                                       $   30,510   $    21,846  $    21,251
                                       ==========   ===========  ===========

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note D.  Loans Receivable

       In January 1995, the Bank sold $51,000 of educational loans to the Student Loan Marketing Association.

       The Bank participated 50% of a commercial real estate loan with an original participation amount of $400,000. The balance on this participation at March 31, 1996 was $319,000.

       Changes in allowance for loan losses are as follows:

                                         March 31,          June 30,
                                        -----------  ----------------------
                                           1996         1995        1994
                                        -----------  ----------  ----------
                                        (Unaudited)
                                        -----------
                                                     (1,000's)
                                        -----------------------------------
      Balance                           $      175   $      125  $      125
      Amount charged to provision               15           50           0
      Recoveries                                 0            0           0
      Loans charged off                 (       21)           0           0
                                        ----------   ----------  ----------

      Balance                           $      169   $      175  $      125
                                        ==========   ==========  ==========

       Principal balance of loans for which interest has been reserved totaled approximately $41,000, $42,000 and $31,000 at March 31, 1996, June 30,
       1995 and 1994, respectively. The interest is reserved when the loan becomes more than ninety days past due and in management's judgment the collection of interest is impaired. The amount of interest reserved was $2,000, $2,000, $1,000, and $1,000 for the nine-month periods ended March 31, 1996, 1995 and for the years ended June 30, 1995 and 1994, respectively, and was offset against accrued interest receivable. In addition, the Bank had residential real estate loans accruing which were 90 or more days past due of $131,000, $29,000, and $44,000 as of March 31, 1996 and June 30, 1995 and 1994, respectively. The Bank had $24,000 of commercial real estate at June 30, 1995 and $4,000 of consumer and other loans at June 30, 1994, which were still accruing and were 90 or more days past due.

       Weighted average interest rates on loans consisted of the following:

                                         March 31,       June 30,
                                        -----------  ------------------
                                           1996        1995      1994
                                        -----------  --------  --------
                                        (Unaudited)
                                        -----------
       Mortgage loans                         7.88%      7.79%    7.05%
       Nonmortgage loans                      8.82%      8.78%    7.96%
         Total loans                          8.02%      7.99%    7.08%

Note E.  Accrued Interest Receivable

       Accrued interest receivable consisted of the following:

                                         March 31,         June 30,
                                        -----------   ------------------
                                           1996         1995      1994
                                        -----------   -------   --------
                                        (Unaudited)
                                        -----------
                                                     (1,000's)
                                        --------------------------------
      Mortgage loans                    $      143   $    124   $    106
      Nonmortgage loans                         33         17          8
      Mortgage-backed securities                12         16         20
      Securities                                81        106        104
                                        ----------   --------   --------
                                        $      269   $    263   $    238
                                        ==========   ========   ========

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note F.  Premises and Equipment


       Premises and equipment consisted of the following:

                             March 31,           June 30,
                            -----------    ----------------------
                               1996           1995        1994
                            -----------    ----------   ---------
                            (Unaudited)
                            -----------
Land                        $       445    $      70    $      70
Office building                     371          296          295
Furniture and equipment             498          288          212
                            -----------    ---------    ---------
                                  1,314          654          577
Accumulated depreciation    (       341)   (     339)   (     333)
                            -----------    ---------    ---------

                            $       973    $     315    $     244
                            ===========    =========    =========

       Depreciation included in the consolidated statements of income amounted to $23,000 and $14,000 for the nine-month periods ended March 31, 1996 and 1995, respectively, and $21,000, and 19,000 for the years ended June 30, 1995 and 1994, respectively.

       On March 24, 1995, the Bank entered into a purchase option agreement for the acquisition of land to construct a branch facility in Effingham. The option amount was $1,000 and the option was exercised in June of 1995. Total purchase price of the land is $375,000 and projected branch cost is an additional $1,300,000, with $473,000 of this cost incurred as of March 31, 1996. The branch is expected to be completed subsequent to June 30, 1996. Expected sources of funds to construct this branch will come from proceeds on stock conversion and deposit growth.

Note G.  Deposit Analysis


       Deposits and weighted average interest rates are summarized as follows:

                               March 31,                June 30,
                             --------------  ------------------------------
                                  1996            1995            1994
                             --------------  --------------  --------------
                             Amount   Rate   Amount   Rate   Amount   Rate
                             -------  -----  -------  -----  -------  -----
                               (Unaudited)
                             --------------
                                1,000's         1,000's         1,000's
                             --------------  --------------  --------------

     Non-interest bearing    $   862   .00%  $   503   .00%  $   325   .00%
     NOW accounts              1,301  2.91%      376  2.75%      380  2.75%
     Money market              2,549  4.04%    2,265  4.26%    1,940  3.00%
     Passbook                  4,267  3.29%    4,464  3.00%    6,119  3.00%
     Certificates             26,384  5.40%   25,095  5.42%   23,023  4.39%
                             -------         -------         -------

       Totals                $35,363  4.82%  $32,703  4.89%  $31,787  3.97%
                             =======         =======         =======

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note G.  Deposit Analysis

       Certificates had the following remaining maturities:

                                      March 31, 1996
                ------------------------------------------------------
                               One         Two         After
                Less Than    to Two      to Three      Three
   Rate         One Year      Years        Years       Years   Totals
   ----         ----------  --------  --------------  -------  ------
                                       (1,000's)
                ------------------------------------------------------
2 -  3.99%      $       2   $      0  $            0  $     0  $     2
4 -  5.99%         16,405      4,479           1,665      215   22,764
6 -  7.99%          1,469        312             966      829    3,576
8 -  9.99%              0         00              42        0       42
                ---------   --------  --------------  -------  -------

                $  17,876   $  4,791  $        2,673  $ 1,044  $26,384
                =========   ========  ==============  =======  =======

                                      June 30, 1995
                ------------------------------------------------------
                               One         Two         After
                Less Than    to Two      to Three      Three
   Rate         One Year      Years        Years       Years   Totals
   ----         ----------  --------  --------------  -------  ------
                                       (1,000's)
                ------------------------------------------------------
2 -  3.99%      $     378   $      0  $            0  $     0  $   378
4 -  5.99%         13,669      2,012           1,242      593   17,516
6 -  7.99%          6,385        202             121      341    7,049
8 -  9.99%            110          0              42        0      152
                ---------   --------  --------------  -------  -------

                $  20,542   $  2,214  $        1,405  $   934  $25,095
                =========   ========  ==============  =======  =======

                                      June 30, 1994
                ------------------------------------------------------
                               One         Two         After
                Less Than    to Two      to Three      Three
   Rate         One Year      Years        Years       Years   Totals
   ----         ----------  --------  --------------  -------  ------
                                       (1,000's)
                ------------------------------------------------------
2 -  3.999      $   7,050   $    414  $            0  $     0  $ 7,464
4 -  5.99%          8,273      4,629             883      714   14,499
6 -  7.99%            141        131             129        0      401
8 -  9.99%            503         98               0       58      659
                ---------   --------  --------------  -------  -------

                $  15,967   $  5,272  $        1,012  $   772  $23,023
                =========   ========  ==============  =======  =======

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note G.  Deposit Analysis


       Interest expense on deposits is summarized as follows:

                             Nine-Months Ended        Years Ended
                                March 31,               June 30,
                            -------------------  -------------------
                               1996      1995      1995       1994
                            --------   --------  --------   --------
                                (Unaudited)
                            -------------------
                                           (1,000's)
                            ----------------------------------------
         Passbook           $     96   $    119  $    152   $    197
         Demand deposits         394         53        74         68
         Certificates            737        850     1,190        998
                            --------   --------  --------   --------

                            $  1,227   $  1,022  $  1,416   $  1,263
                            ========   ========  ========   ========

       At March 31, 1996, June 30, 1995 and 1994, the Bank had $1,960,000,
       $1,527,000 and $1,310,000, respectively, of deposit accounts with balances of $100,000 or more. The Bank did not have brokered deposits at March 31, 1996, June 30, 1995 and 1994. Deposits in excess of $100,000 are not federally insured.

       The Bank has pledged mortgage-backed certificates and securities, when requested by depositors, for deposits of $100,000 or more.


Note H.  Retained Earnings

       The Bank as a member of the Federal Home Loan Bank System is required to hold a specified number of shares of capital stock, which is carried at cost, in the Federal Home Loan Bank of Chicago. In addition, the Bank is required to maintain cash and liquid assets in an amount equal to 5% of its deposit accounts and other obligations due within one year. The Bank has met these requirements.

       Federal savings banks are required to satisfy three capital requirements:
       (i) a requirement that "tangible capital" equal or exceed 1.5% of adjusted total assets, (ii) a requirement that "core-capital" equal or exceed 3% of adjusted total assets, and (iii) a risk-based capital standard of 8% of "risk-adjusted" assets. At March 31, 1996, June 30, 1995 and 1994 the Bank met each of the three capital requirements.

       The following table demonstrates, as of March 31, 1996, the extent to which the Bank exceeds in dollars and in percent the three minimum capital requirements:

                                                    Regulatory Capital
                                              -------------------------------
                                               Actual   Requirement   Excess
                                              --------  -----------  --------
                                                       (Unaudited)
                                              -------------------------------
                                                        (1,000's)
                                              -------------------------------
         Tangible capital:
           Dollar amount                      $  7,200  $    651     $  6,549
           Percent of tangible assets           16.58%     1.50%       15.08%

         Core capital:
           Dollar amount                      $  7,200  $  1,302     $  5,898
           Percent of tangible assets           16.58%     3.00%       13.58%

         Risk-based capital:
           Dollar amount                      $  7,313  $  2,128     $  5,185
           Percent of risk-weighted assets      27.49%     8.00%       19.49%

         The Bank's total risk-weighted assets at March 31, 1996, were approximately $26,604,000.

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note H.  Retained Earnings


       Failure to comply with applicable regulatory capital requirements can result in capital directives from regulatory agencies, restrictions on growth, and other limitations on a savings bank's operations.

       In November of 1994, the OTS changed the determination of regulatory capital to not include any unrealized gains or losses on securities available for sale. As of March 31, 1996 and June 30, 1995, Generally Accepted Accounting Principles (GAAP) capital was increased by $183,000 and $121,000, respectively. In addition, for regulatory capital, real estate held for sale of $49,000 has been netted against GAAP capital.

       Consistent with the increased capital requirements imposed by regulators of national banks, the core capital requirement for most savings institutions, including the Bank, is expected to rise to a level ranging from 3% to 5% of adjusted total assets. A proposed regulation requiring such a change was issued by the Office of Thrift Supervision (OTS) in April 1991.

       Retained earnings at March 31, 1996 includes approximately $436,000 for which federal income tax has not been provided, which is adjusted annually. The Bank is allowed a special bad debt deduction limited generally to 8 percent of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then current corporate rate. The unrecorded deferred tax liability on the above amount is approximately $81,000.


Note I.  Income Tax

       The components of the provision for income taxes are summarized as follows:

                               Nine Months Ended
                                   March 31,         Years Ended June 30,
                               ------------------    --------------------
                                 1996      1995        1995        1994
                               --------  --------    --------    --------
                                  (Unaudited)
                               ------------------
                                                  (1,000's)
                               ------------------------------------------
Currently payable:  Federal    $    71   $    93     $    86     $   137
                    State            2         7           0          16
Deferred:  Federal                  28         4     (    73)          9
           State                     2         1     (     6)          2
                               --------  --------    --------    --------

                               $   103   $   105     $     7     $   164
                               ========  ========    ========    ========

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note I.  Income Tax


       Income tax expense for the nine-month periods ended March 31, 1996 and 1995 and for the years ended June 30, 1995 and 1994 has been provided at an effective rate of approximately 30.41%, 35.94%, 10.38%, and 34.83%, respectively. An analysis of such expense setting forth the reasons for the variations from the federal statutory rates is as follows:

                                                   Nine Months        Years Ended
                                                 Ended March 31,        June 30,
                                               ------------------  ------------------
                                                 1996      1995      1995      1994
                                               --------  --------  --------  --------
                                                  (Unaudited)
                                               --------------------------------------
                                                              (1,000's)
                                               --------------------------------------
         Computed tax at statutory rates       $    115  $     95  $     12  $    164
         Increase (decrease) in tax expense
          resulting from:
         State income tax, net                        0         8         0        12
         Other                                 (      4)        5         0  (      4)
         Tax exempt income - net               (      8) (      3) (      5) (      8)
                                               --------  --------  --------  --------

         Income tax expense                    $    103  $    105  $      7  $    164
                                               ========  ========  ========  ========

       The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities at March 31, 1996, June 30, 1995 and 1994 are as follows:

                                              March 31,        June 30,
                                             -----------  ------------------
                                                1996        1995      1994
                                             -----------  --------  --------
                                             (Unaudited)
                                             -----------
                                                          (1,000's)
                                             -------------------------------
      Deferred tax assets:
        Deferred loan fees                   $         7  $      6  $      9
        Severance agreement                           71        79         0
        Other                                          1         1         1
                                             -----------  --------  --------
                                                      79        86        10
                                             -----------  --------  --------
      Deferred tax liabilities:
        Allowance for unrealized gains on
         securities available for sale                94        66        53
        FHLB stock                                    14        14        14
        Premises and equipment                        17        13         7
        Allowance for loan losses                     23         8        20
        Other                                         10         6         2
                                             -----------  --------  --------
                                                     158       107        96
                                             -----------  --------  --------

         Net deferred tax liabilities        $        79  $     21  $     86
                                             ===========  ========  ========

       No valuation allowance was required for deferred tax assets at March 31, 1996 and June 30, 1995 and 1994.

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note J.  Employee Benefit Plans


       The Bank has established a profit sharing plan and defined contribution pension plan that covers substantially all employees. Contributions to the profit sharing plan are at the discretion of the Board of Directors. Contributions to the defined contribution pension plan are based on a percentage of eligible compensation. Pension cost for both plans include current service costs, which are accrued and funded on a current basis. Pension expense for both plans charged to operations for the nine-month periods ended March 31, 1996 and 1995 was $0 and $14,000, respectively and for the years ended June 30, 1995 and 1994 was $29,000 and $26,000, respectively.


Note K.  Economic Dependency


       The Bank is a nondiscriminatory lender in their market area as defined by their Community Reinvestment Act. The Bank is a full service bank in Effingham County. The Bank has no economic dependency other than the general market area. Concentration of credit risk has been disclosed in Note D concerning lending portfolio.


Note L.  Commitments and Contingencies


       In the ordinary course of business, the Bank has various outstanding and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Bank is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on the consolidated financial statements of the Bank.


       The Bank had outstanding firm commitments to originate mortgage loans as follows:

                                                               March 31,
                                                                 1996
                                                              -----------
                                                              (Unaudited)
                                                              -----------
                                                               (1,000's)
                                                              -----------
         Fixed rate                                           $      386
         Adjustable rate                                               0
                                                              ----------

                                                              $      386
                                                              ==========

       Interest rates range for fixed rate loan commitments at March 31, 1996 were 7.75% to 8.25%. As of March 31, 1996 the Bank had no unused lines of credit.


       There were no outstanding commitments to purchase or sell securities at March 31, 1996.


       The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated statements of financial condition.

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note L.  Commitments and Contingencies


       The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual notional amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management's credit evaluation of the counterparty.


Note M.  Related Parties


       The Bank has entered into transactions with its directors, key management and their affiliates (Related Parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. A summary of loans to related parties is as follows:

                         March 31,         June 30,
                        -----------  --------------------
                           1996        1995       1994
                        -----------  ---------  ---------
                        (Unaudited)
                        -----------
                                    (1,000's)
                        ---------------------------------
         Balance        $       160  $     152  $     147
           New loans              0         99         33
           Repayment             (6)       (91)       (28)
                        -----------  ---------  ---------

         Balance        $       154  $     160  $     152
                        ===========  =========  =========

Note N.  Stockholders' Equity


    Stock Conversion

       On April 7, 1994, the board of directors of the Bank adopted a plan of conversion whereby the Bank would convert to a federal stock savings bank. The conversion was completed on September 28, 1995 with the issuance of 502,550 shares of the Company's common stock at a price of $10.00 per share. Total proceeds from the conversion of $4,563,000, net of costs relating to the conversion of $462,500, have been recorded as common stock and additional paid-in capital.

       The Company's articles of incorporation authorizes the issuance of up to 1,000,000 shares of serial preferred stock, which may be issued with certain rights and preferences. As of March 31, 1996, no preferred stock has been issued.

       In order to grant a priority to eligible account holders in the event of future liquidation, the Bank, at the time of conversion, established a liquidation account equal to its regulatory capital as of September 30, 1995. In the event of future liquidation of the Bank, an eligible account holder who continues to maintain their deposit account shall be entitled to receive a distribution from the liquidation account. The total amount of the liquidation account will be decreased as the balance of eligible account holders are reduced subsequent to the conversion, based on an annual determination of such balance.

              ILLINOIS GUARANTEE SAVINGS BANK, FSB AND SUBSIDIARY


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note O.  Severance Agreement


       On June 16, 1995, the Bank and the past Chief Executive Officer (CEO) entered into a separation agreement. This agreement included the CEO retaining the company car, cash payments for the first three years of the agreement of $64,000 and the next seven years of $14,000 on an annual basis. These payments are to be made monthly, starting in July of 1995, except for the first year in which $20,000 was paid in June of 1995. Health benefits included in the agreement were that the Bank would pay the group health, medical, and life insurance benefits for the CEO that are currently provided to the Bank's employees. These benefits would cease when the CEO attains age 65. The Bank's cost of this termination agreement amounted to a net present value of $191,000 and $226,000, at an 8% discount rate, as of March 31, 1996 and June 30, 1995. This amount is included in other liabilities at March 31, 1996 and June 30, 1995.


Note P.  Employee Stock Ownership Plan (ESOP)


       In connection with the conversion to the stock form of ownership, the Board of Directors established an employee stock ownership plan (ESOP) for the exclusive benefit of participating employees. Employees age 21 or older who have completed one year of service are eligible to participate. Upon the issuance of the common stock, the ESOP acquired 40,204 shares of $1 par value common stock at the subscription price of $10.00 per share. The Savings Bank makes contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The Savings Bank accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the debt of the ESOP is recorded as debt and the shares pledged as collateral are reported as unearned ESOP shares in the consolidated balance sheets. As shares are released from collateral, the Savings Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings-per-share calculations. Dividends on allocated shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt or accrued interest. ESOP compensation expense was $12 for the nine-month period ended March 31, 1996.


       The ESOP shares at March 31, 1996 were as follows:

         Allocated shares                    $    1,200
         Shares released for allocation               0
         Unallocated shares                      39,004
                                             ----------

         Total ESOP shares                   $   40,204
                                             ==========

         Fair value of unallocated shares    $  448,546
                                             ==========

Note Q.  Stock Plans


       The Bank will propose at a future stockholders' meeting the following stock plans:

       Management Recognition Plan (MRP) which is anticipated to provide for the grant of 10,102 shares of stock to eligible directors and officers of the Bank which vest over a five-year period at the rate of 20% per year.

       Stock Option Plan (SOP) which is anticipated to provide the grant of an option on 80,408 shares of stock. The purpose of the SOP is to retain and attract key personnel for the Bank.

- --------------------------------------------------------------------------------
                                    EXPERTS
- --------------------------------------------------------------------------------


         The consolidated financial statements of Illinois Guarantee Savings Bank, FSB and Subsidiary, as of June 30, 1995, 1994 and March 31, 1996, for each of the years in the three year period ended June 30, 1994 and for the nine months ended March 31, 1996 and 1995, have been included herein and elsewhere in the Proxy Statement/Prospectus in reliance upon the report of Larsson, Woodyard & Henson, independent certified public accountants appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


- --------------------------------------------------------------------------------
                                 MISCELLANEOUS
- --------------------------------------------------------------------------------

         The Board of Directors is not aware of any business to come before the Special Meeting other than those matters described above in this Proxy Statement/Prospectus. However, if any other matters should properly come before the Special Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies, including matters relating to the conduct of the Special Meeting.

         The cost of solicitation of proxies will be borne by the Bank. The Bank will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of common stock. In addition to solicitations by mail, directors, officers and regular employees of the Bank may solicit proxies personally, by telegraph or telephone without additional compensation.


- --------------------------------------------------------------------------------
                 DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
- --------------------------------------------------------------------------------

         Any proposal intended to be presented by any stockholders for action at the 1996 annual meeting of stockholders of the Bank, or of the Holding Company if the Reorganization is consummated, must be received by the Bank, or the Holding Company, as appropriate, at 210 East Fayette Avenue, Effingham, Illinois 62401-3613 not later than June 1, 1996 in order for the proposal to be considered for inclusion in the proxy statement and proxy relating to the 1996 annual meeting. Nothing in this paragraph shall be deemed to require the Bank or the Holding Company to include in its proxy statement and proxy relating to the 1996 annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the OTS (or, in the event the Reorganization has been completed, the SEC) in effect at the time such proposal is received.

                                         BY ORDER OF THE BOARD OF DIRECTORS



                                         Ronald R. Schettler
                                         Secretary

 June __, 1996
 Effingham, Illinois

         YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

- --------------------------------------------------------------------------------
                         ANNUAL REPORT ON FORM 10-KSB
- --------------------------------------------------------------------------------

         A COPY OF THE BANK'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED JUNE 30, 1995 (WITHOUT EXHIBITS) AS FILED WITH THE OFFICE OF THRIFT SUPERVISION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE PRESIDENT OF THE BANK, 210 EAST FAYETTE AVENUE, EFFINGHAM, ILLINOIS 62401-3613.

- --------------------------------------------------------------------------------

                                                                       EXHIBIT A
                     ILLINOIS GUARANTEE SAVINGS BANK, FSB

                     AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION, dated February 20, 1996, by and among ILLINOIS GUARANTEE SAVINGS BANK, FSB, a federal stock savings bank ("Illinois Guarantee"); Illinois Community Bancorp, Inc., an Illinois corporation ("Holding Company"), and ILLINOIS GUARANTEE INTERIM SAVINGS BANK, FSB a to-be-formed interim stock savings bank ("Interim Savings").

     The parties hereto desire to enter into an Agreement and Plan of Reorganization whereby the corporate structure of Illinois Guarantee will be reorganized into the holding company form of ownership. The result of such reorganization will be that, immediately after the Effective Date (as defined in Article V below), all of the issued and outstanding shares of common stock, $1.00 par value per share, of Illinois Guarantee ("Illinois Guarantee Common Stock") will be held by Holding Company, and the holders of the issued and outstanding shares of Illinois Guarantee Common Stock will become the holders of the issued and outstanding shares of the common stock, $0.01 par value per share, of Holding Company ("Holding Company Common Stock").

     The reorganization of Illinois Guarantee will be accomplished by the following steps: (1) the formation by Illinois Guarantee of a wholly-owned, service corporation or operating subsidiary, Holding Company, incorporated under the laws of the State of Illinois for the primary purpose of becoming the sole stockholder of a newly formed interim federal stock savings bank, and subsequently becoming the sole holder of the capital stock of Illinois Guarantee, which formation shall include the issuance of up to 100,000 shares of Holding Company Common Stock to Illinois Guarantee for a price of $1.00 per share or for such other consideration in excess of the aggregate par value of such 100,000 shares as the Office of Thrift Supervision ("OTS") shall approve;
(2) the formation of an interim federal stock savings association, Interim Savings, which will be wholly-owned by Holding Company; and (3) the merger of Interim Savings into Illinois Guarantee, with Illinois Guarantee as the surviving corporation. Pursuant to such merger: (i) all of the issued and outstanding shares of Illinois Guarantee Common Stock (other than shares as to which dissenter's rights of appraisal have been elected and perfected) will automatically be converted by operation of law on a one-for-one basis into an equal number of issued and outstanding shares of Holding Company Common Stock; and (ii) all of the issued and outstanding shares of common stock of Interim Savings will automatically be converted by operation of law on a one-for-one basis into an equal number of issued and outstanding shares of Illinois Guarantee Common Stock, which will be all of the issued and outstanding capital stock of Illinois Guarantee.

     NOW, THEREFORE, in order to consummate this Agreement and Plan of Reorganization, and in consideration of the mutual covenants herein set forth, the parties agree as follows:


                                   ARTICLE I

                        MERGER OF INTERIM SAVINGS INTO
                    ILLINOIS GUARANTEE AND RELATED MATTERS
                    --------------------------------------

     1.1 The Merger. On the Effective Date, Interim Savings will be merged with and into Illinois Guarantee (the "Merger") and the separate existence of Interim Savings shall cease, and all assets and property (real, personal and mixed, tangible and intangible, chooses in action, rights and credits) then owned by Interim Savings, or which would inure to it, shall immediately and automatically, by operation of law and without any conveyance, transfer, or further action, become the property of Illinois Guarantee. Illinois Guarantee shall be deemed to be a continuation of Interim Savings, and Illinois Guarantee shall succeed to the rights and obligations of Interim Savings.

     1.2 Continued Existence of Illinois Guarantee. Following the Merger, the existence of Illinois Guarantee shall continue unaffected and unimpaired by the Merger, with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a corporation organized under the laws of the United States with a Federal Stock Charter and Bylaws in the form approved by the OTS. The Federal Charter and Bylaws of Illinois Guarantee, as presently in effect, shall continue in full force and effect and shall not be changed in any manner whatsoever by the Merger.

     1.3 Continued Business of Illinois Guarantee. From and after the Effective Date, and subject to the actions of the Board of Directors of Illinois Guarantee, the business presently conducted by Illinois Guarantee (whether directly or through its subsidiary) will continue to be conducted by it, as a wholly-owned subsidiary of Holding Company and the present directors and officers of Illinois Guarantee will continue in their present positions. The number of directors shall be 7. The offices of Illinois Guarantee in existence immediately prior to the Effective Date shall continue to be the offices of Illinois Guarantee from and after the Effective Date.

     1.4 Savings Accounts. The issuance of savings accounts and other instruments and obligations by Illinois Guarantee shall not be affected by the Merger.

     1.5 Liquidation Account. The liquidation account for the benefit of Illinois Guarantee's savings account holders as of March 31, 1993 and March 31, 1995, created in connection with the conversion of Illinois Guarantee from mutual to stock form, shall not be affected by the Merger.

     1.6 Further Assurances. Illinois Guarantee and Interim Savings each agree that at any time, or from time to time, as and when requested by Illinois Guarantee or by its successors or assigns, Interim Savings will execute and deliver, or cause to be executed and delivered, in its name by its last acting officers or by the corresponding officers of Illinois Guarantee (Interim Savings hereby authorizing such officer so to act in its name), all such conveyances, assignments, transfers, deeds and other instruments, and will take or cause to be taken such further or other action as Illinois Guarantee or its successors or assigns may deem necessary or desirable in order to carry out the vesting, perfecting, confirming, assignment, devolution or other transfer of the interests, property, privileges, powers, immunities, franchises and other rights referred to in this Article I, or otherwise to carry out the intents and purposes of this Agreement.

                                  ARTICLE II

                              CONVERSION OF STOCK
                              -------------------

     2.1 Conversion of Stock. The terms and conditions of the Merger, the mode of carrying the same into effect, and the manner and basis of converting the respective shares of common stock of the parties to this Agreement shall be as follows:

     2.1.1 Holding Company Common Stock. On the Effective Date, all shares of Holding Company Common Stock held by Illinois Guarantee immediately prior to the Effective Date shall be cancelled and shall no longer be deemed outstanding for any purposes.

     2.1.2 Illinois Guarantee Common Stock. On the Effective Date, each share of Illinois Guarantee Common Stock issued and outstanding immediately prior to the Effective Date (other than shares as to which the holders thereof have properly exercised dissenters' rights of appraisal under Section 552.14 of the Regulations for Federal Savings Associations (the "Appraisal Regulation") shall automatically by operation of law and without any action on the part of the holder thereof be converted into and shall become one share of Holding Company Common Stock. On the Effective Date, each share of Illinois Guarantee Common Stock issued and outstanding as to which the dissenters' rights of appraisal shall have been elected and perfected shall not be converted into shares of Holding Company Common Stock but shall thereafter represent only the right to receive the fair or appraised value of such shares in accordance with the Appraisal Regulation. If any such holder shall have failed to perfect or shall have effectively withdrawn or otherwise lost such appraisal rights, such shares of Illinois Guarantee Common Stock shall thereupon be deemed to have been converted into and to have become shares of Holding Company Common Stock as to the Effective Date.

     2.1.3 Interim Savings Common Stock. Each share of common stock of Interim Savings issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, automatically by operation of law and without any action on the part of the holder thereof be converted into and shall become one share of Illinois Guarantee Common Stock and shall not be further converted into shares of Holding Company Common Stock, so that from and after the Effective Date, all of the issued and outstanding shares of Illinois Guarantee Common Stock shall be held by Holding Company.

     2.1.4 Exchange of Illinois Guarantee Common Stock. From and after the Effective Date, each holder of an outstanding certificate or certificates which, prior thereto, represented shares of Illinois Guarantee Common Stock, shall, upon surrender of the same to the designated agent of Illinois Guarantee ("Exchange Agent"), be entitled to receive, in exchange therefore, a certificate or certificates representing the number of whole shares of Holding Company Common Stock into which the shares theretofore represented by the certificate or certificates so surrendered shall have been converted, as provided in the foregoing provisions of this Article II. Until so surrendered, each such outstanding certificate which, prior to the Effective Date, represented shares of Illinois Guarantee Common Stock shall be deemed for all corporate purposes to evidence the ownership of the number of whole shares of Holding Company Common Stock (other than shares as to which the holders thereof have properly exercised dissenter's rights of appraisal shall have been elected and perfected) into which such shares of Illinois Guarantee Common Stock shall have been so converted.

     2.1.5 Full Satisfaction. All shares of Holding Company Common Stock into which shares of Illinois Guarantee Common Stock shall have been converted pursuant to this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to such converted shares.

     2.1.6 Sole Rights, Etc. On the Effective Date, the holders of certificates formerly representing Illinois Guarantee Common Stock outstanding on the Effective Date shall cease to have any rights with respect to the Illinois Guarantee Common Stock, and their sole rights shall be with respect to the Holding Company Common Stock into which their shares of Illinois Guarantee Common Stock shall have been converted by the Merger or, in the case of shares as to which the holders thereof have properly exercised dissenters' rights of appraisal, the right to receive the fair or appraised value of such shares in accordance with the Appraisal Regulation.

     2.2. Continued Effectiveness of Stock Option Plan. On the Effective Date, the Illinois Guarantee Savings Bank, FSB 1996 Stock Option and Incentive Plan (the "Option Plan") shall automatically, by operation of law, be continued as and become the stock option plan of Holding Company. On the Effective Date, each unexercised option to purchase shares of Illinois Guarantee Common Stock under the Option Plan outstanding at that time will be automatically converted into an unexercised option, with identical price, terms and conditions, to purchase an identical number of shares of Holding Company Common Stock in lieu of shares of Illinois Guarantee Common Stock, and Holding Company shall assume all of Illinois Guarantee's obligations with respect to the Option Plan. By approving this Agreement, stockholders of Illinois Guarantee will be approving the adoption by Holding Company of the Option Plan as the stock option plan of Holding Company.

                                  ARTICLE III

                         CONDITIONS TO THE OBLIGATIONS
                            OF ILLINOIS GUARANTEE,
                      HOLDING COMPANY AND INTERIM SAVINGS
                      -----------------------------------

     3.1 Conditions. The obligations of Illinois Guarantee, Holding Company and Interim Savings to effect the Merger and otherwise consummate the transactions which are the subject matter hereof shall be subject to satisfaction of the following conditions:

     3.1.1 Stockholder Approvals. To the extent required by applicable law, rules, and regulations, the holders of the outstanding shares of Illinois Guarantee Common Stock shall, at a meeting of the stockholders of Illinois Guarantee duly called, have approved this Agreement by the affirmative vote of fifty percent of the outstanding shares of Illinois Guarantee Common Stock plus one affirmative vote.

     3.1.2 Registration. The shares of Holding Company Common Stock to be issued to holders of Illinois Guarantee Common Stock pursuant to the Merger shall, to the extent required under applicable law, have been duly registered pursuant to Section 5 of the Securities Act of 1933, as amended, and Holding Company shall have complied with all applicable state securities or "blue sky" laws relating to the issuance of the Holding Company Common Stock.

     3.1.3 Approvals, Consents. Any and all approvals from the OTS, the Federal Deposit Insurance Corporation, the Securities and Exchange Commission and any other governmental agency having jurisdiction necessary for the lawful consummation of the Merger and the issuance and delivery of Holding Company Common Stock as contemplated by this Agreement shall have been obtained. Furthermore, any approvals from the OTS necessary, to the extent required by the Federal Stock Charter or otherwise, to effect the amendment of the Federal Stock Charter specified in this Article III shall have been obtained.

     3.1.4 Tax Status. Illinois Guarantee shall have received either (i) a ruling from the Internal Revenue Service or (ii) an opinion from its legal counsel or independent auditors, to the effect that the Merger will be treated as a non-taxable transaction under applicable provisions of the Internal Revenue Code of 1986, as amended and that no gain or loss will be recognized by the holders of Illinois Guarantee Common Stock upon the exchange of Illinois Guarantee Common Stock held by them solely for Holding Company Common Stock.

     3.1.5 Dissenter and Appraisal Rights. The holders of not more than ten percent (10%) of the outstanding shares of Illinois Guarantee Common Stock shall have elected to exercise dissenting shareholder rights under the Appraisal Regulation unless waived by the parties hereto, to the extent such rights are available.

                                  ARTICLE IV

                             TERMINATION; EXPENSES
                             ---------------------

     4.1 Termination. This Agreement may be terminated at any time prior to the Effective Date, at the election of any of the parties hereto if any one or more of the conditions to the obligations of any of them hereunder shall not have been satisfied and shall have become incapable of fulfillment and shall not be waived. This Agreement may also be terminated at any time prior to the Effective Date by the mutual consent of the respective Boards of Directors of the parties.

     4.2 No Further Obligation. In the event of the termination of this Agreement pursuant to this Article IV, this Agreement shall be void and of no further force or effect, and there shall be no further liability or obligation of any nature by reason of this Agreement or the termination hereof on the part of any of the parties hereto or their respective directors, officers, employees, agents or stockholders.

     4.3 Costs and Expenses. Illinois Guarantee shall pay all costs and expenses incurred by it, Holding Company and Interim Savings in connection with this Agreement and the transactions contemplated hereunder.


                                   ARTICLE V

                           EFFECTIVE DATE OF MERGER
                           ------------------------

     Upon satisfaction or waiver (in accordance with the provisions of this Agreement) of each of the conditions set forth in Article III, the parties hereto shall execute and cause to be filed Articles of Combination, and such certificates or further documents as shall be required by the OTS, with the Secretary of the OTS and shall cause to be filed with such other federal or state regulatory agencies all such certificates and other documents as may be required in the opinion of counsel to Illinois Guarantee and Holding Company. Upon approval by the OTS and endorsement of such Articles of Combination by the Secretary of the OTS, the Merger and other transactions contemplated by this Agreement shall become effective. The Effective Date for all purposes hereunder shall be the date of such endorsement by the Secretary of the OTS.


                                  ARTICLE VI

                                 MISCELLANEOUS
                                 -------------

     6.1 Waiver. Any of the terms or conditions of this Agreement which may legally be waived may be waived at any time by any party hereto which is entitled to the benefit thereof, or any of such terms or conditions may be amended or modified in whole or in part at any time, to the extent authorized by applicable law, by an agreement in writing, executed in the same manner as this Agreement.

     6.2 Amendment. Any of the terms or conditions of this Agreement may be amended or modified in whole or in part at any time, to the extent permitted by applicable law, rules, and regulations, by an amendment in writing, provided that any such amendment or modification is not materially adverse to Illinois Guarantee, Holding Company or their stockholders. In the event that any governmental agency requests or requires that the transactions contemplated herein be modified in any respect as a condition of providing a necessary regulatory approval or favorable ruling, or that in the opinion of counsel to Illinois Guarantee such modification is necessary to obtain such approval or ruling, this Agreement may be modified, at any time before or after adoption thereof by the stockholders of Illinois Guarantee, by an instrument in writing, provided that the effect of such amendment would not be materially adverse to Illinois Guarantee, Holding Company or their stockholders.

     6.3 Counterparts. This Agreement may be executed by the parties hereto in any number of separate counterparts, each of which shall be an original, but such counterparts together shall constitute but one and the same instrument.

     6.4 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be part of this Agreement.

     6.5 Execution by Interim Savings. Illinois Guarantee and Holding Company acknowledge that, as of the date hereof, the charter of Interim Savings has not been issued by the OTS and therefore Interim Savings does not have the legal capacity to execute this Agreement. Holding Company, as the organizer and sole shareholder of Interim Savings, agrees to cause Interim Savings to execute this Agreement promptly following the issuance of Interim Savings's charter by the OTS. Illinois Guarantee and Holding Company agree to be bound by this Agreement prior to and following such execution by Interim Savings.

     6.6 Offices. A list of the locations of the offices of Illinois Guarantee is attached hereto as Schedule A and is incorporated herein by reference.

     6.7 Directors. A list of the directors of Illinois Guarantee, their residence addresses, and terms of office is attached hereto as Schedule B and is incorporated herein by reference.

     6.8 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Illinois, except insofar as the federal law of the United States is deemed to preempt such law or otherwise apply.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Reorganization as of the date first above written.

                                  ILLINOIS GUARANTEE SAVINGS BANK, FSB


                                  By:___________________________________________
                                        Douglas A. Pike
                                        President

                                  ILLINOIS GUARANTEE INTERIM SAVINGS BANK, FSB
                                  (in formation)


                                  By:___________________________________________
                                        Douglas A. Pike
                                        President

                                  ILLINOIS COMMUNITY BANCORP, INC.


                                  By:___________________________________________
                                        Douglas A. Pike
                                        President

                                  SCHEDULE A

                         OFFICES OF ILLINOIS GUARANTEE


Main Office:                             Illinois Guarantee Savings Bank, FSB
                                         210 E. Fayette Avenue
                                         Effingham, Illinois  62401-3613
                                         Telephone: (217) 347-7127

Origination Offices:                     Illinois Guarantee Savings Bank, FSB

                                  SCHEDULE B

                        DIRECTORS OF ILLINOIS GUARANTEE


 Name                         Residence Address
 ----                         -----------------
Gerald E. Ludwig              1010 Parkview, P.O. Box 207, Effingham, IL  62401
Garrett M. Andes, II          1016 Wenthe Drive, Effingham, IL  62401
Ernest E. Garbe               RR 1 Box 99, Dieterich, IL  62424
Milton Hinkle                 12 N. Lakewood, Effingham, IL  62401
Frederick C. Schaefer         1 Country Est., Effingham, IL  62401
Michael F. Sehy               2402 S. Fourth, P.O. Box 544, Effingham, IL  62401
Douglas A. Pike               1003 Northwood, Effingham, IL  62401

                                                                       EXHIBIT B
                           ARTICLES OF INCORPORATION

                                      OF

                       ILLINOIS COMMUNITY BANCORP, INC.



                                   ARTICLE I

                                     NAME

     The name of the corporation is Illinois Community Bancorp, Inc. (herein the "Corporation").


                                  ARTICLE II

                               REGISTERED OFFICE

     The address of the Corporation's initial registered office in the State of Illinois is 210 East Fayette Avenue, in the City of Effingham, County of Effingham, State of Illinois. The name of the Corporation's initial registered agent at such address is Douglas A. Pike.


                                  ARTICLE III

                                    POWERS

     The purpose for which the Corporation is organized is to act as a savings institution holding company and to transact all other lawful business for which corporations may be incorporated. The Corporation shall have all the powers of a corporation organized under the Illinois Business Corporation Act.


                                  ARTICLE IV

                                     TERM

     The Corporation is to have perpetual existence .


                                   ARTICLE V

                                 INCORPORATOR

     The name and address of the incorporator are as follows :

                                Douglas A. Pike
                            210 East Fayette Avenue
                        Effingham, Illinois  62401-3613

                                  ARTICLE VI

                               INITIAL DIRECTORS

     The number of directors constituting the initial board of directors of the Corporation is seven (7), and the names and addresses of the persons who are to serve as directors until their successors are elected and qualified.



                Name                           Address
                ----                           -------

           Gerald E. Ludwig                    1010 Parkview
                                               P.O. Box 207
                                               Effingham, IL  62401

           Garret M. Andes, II                 1016 Wenthe Drive
                                               Effingham, IL  62401


           Earnest E. Garbe                    RR 1, Box 99
                                               Dietrich, IL  62424

           Milton Hinkle                       12 N. Lakewood
                                               Effingham, IL  62401

           Frederick C. Schaefer               RR 5, Box 22A
                                               Effingham, IL  62401

           Michael F. Sehy                     2402 South Fourth Street
                                               Effingham, IL  62401

           Douglas A. Pike                     1003 Northwood
                                               Effingham, IL  62401


                                  ARTICLE VII

                                 CAPITAL STOCK

     The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 5,000,000 of which 4,000,000 are to be shares of common stock, $.01 par value per share, and of which 1,000,000 are to be shares of serial preferred stock, $.01 par value per share. The shares may be issued by the Corporation from time to time as approved by the board of directors of the Corporation without the approval of the stockholders except as otherwise provided in this Article VII or the applicable rules of any securities exchange on which a class of the Corporation's capital stock is listed or of any interdealer securities system on which a class of the Corporation's capital stock is admitted to trading. The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance and shall not be less than the par value per share. The consideration for the issuance of the shares shall be cash, labor or services actually performed for the Corporation, other property (tangible or intangible), real property, leases of real property or any combination of the foregoing. In the absence of actual fraud in the transaction and subject to any other requirements of the Illinois Business Corporation Act, the judgment of the board of directors as to the value of such consideration shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend or stock split, the part of the surplus of the Corporation which is transferred to paid-in capital upon the issuance of shares as a stock dividend or stock split shall be deemed to be the consideration for their issuance. Without further report to the Illinois Secretary of State, the Corporation proposes to issue up to 100,000 shares of Common Stock to Illinois Guarantee Savings Bank, FSB (the "Bank") for net consideration after expense of $100,000 or for such other consideration in excess of the par value of such 100,000 shares as the Office of Thrift Supervision shall approve in connection with the Bank's reorganization into the holding company form of ownership.

     A description of the different classes and series (if any) of the Corporation's capital stock, and a statement of the relative powers, designations, preferences and rights of the shares of each class and series (if any) of capital stock, and the qualifications, limitations or restrictions thereof, are as follows:

     A. Common Stock.  Except as provided in these Articles or in the resolution
        ------------
or resolutions of the board of directors providing for the issuance of serial preferred stock, the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder, except as otherwise expressly set forth in these Articles.

     Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock, and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the board of directors of the Corporation.

     In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class having preference over the common stock in any such event, the full preferential amounts to which they are respectively entitled, the holders of the common stock and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

     Each share of common stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of common stock of the Corporation, except as otherwise expressly set forth in these Articles.

     B.  Serial Preferred Stock. Except as provided in these Articles, the board
         ----------------------
of directors of the Corporation is authorized, by resolution or resolutions from time to time adopted, to provide for the issuance of serial preferred stock in series and to fix and state the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof, including, but not l imited to determination of any of the following:

     (1) the distinctive serial designation and the number of shares constituting such series;

     (2) the dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

     (3) the voting powers, full or limited, if any, of the shares of such series;

     (4) whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions upon which such shares may be redeemed;

     (5) the amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

     (6) whether the shares of such series shall be entitled to the benefits of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such funds;

     (7) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

     (8) the subscription or purchase price and form of consideration for which the shares of such series shall be issued; and

     (9) whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

     Each share of each series of serial preferred stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of the Corporation of the same series, except as otherwise expressly set forth in these Articles.


                                 ARTICLE VIII

                               PREEMPTIVE RIGHTS

     No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series, or any unissued bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of any class or series or carrying any right to purchase stock of any class or series; but any such unissued stock, bonds, certificates or indebtedness, debentures or other securities convertible into or exchangeable for stock or carrying any right to purchase stock may be issued pursuant to resolution of the board of directors of the Corporation to such persons, firms, corporations or associations, whether or not holders thereof, and upon such terms as may be deemed advisable by the board of directors in the exercise of its sole discretion.


                                  ARTICLE IX

                             REPURCHASE OF SHARES

     The Corporation may from time to time, pursuant to authorization by the board of directors of the Corporation and without action by the stockholders, purchase or otherwise acquire shares of any class, bonds, debentures, notes, scrip, warrants, obligations, evidences of indebtedness, or other securities of the Corporation in such manner, upon such terms, and in such amounts as the board of directors shall determine; subject, however, to such limitations or restrictions, if any, as are contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question or as are imposed by law.

                                   ARTICLE X

        MEETINGS OF STOCKHOLDERS; CUMULATIVE VOTING; QUORUM REQUIREMENT

     A. Notwithstanding any other provision of these Articles or the bylaws of the Corporation or any provision of the Illinois Business Corporation Act, no action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

     B. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the president, the board of directors of the Corporation, or by a committee of the board of directors which has been duly designated by the board of directors and whose powers and authorities, as provided in a resolution of the board of directors or in the bylaws of the Corporation, include the power and authority to call such meetings, or by the holders of not less than one-fifth of all the outstanding shares entitled to vote on the matter for which the meeting is called, but such special meetings may not be called by any other person or persons.

     C. There shall be no cumulative voting by stockholders of any class or series in the election of directors of the Corporation.

     D. Meetings of stockholders may be held at such place as the bylaws may provide.

     E. Quorum. One-third of the outstanding shares of the Corporation entitled
        ------
to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than one-third of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.


                                  ARTICLE XI

                     NOTICE FOR NOMINATIONS AND PROPOSALS

     A. Nominations for the election of directors and proposals for any new business to be taken up at any annual or special meeting of stockholders may be made by the board of directors of the Corporation or by any stockholder of the Corporation entitled to vote generally in the election of directors. In order for a stockholder of the Corporation to make any such nominations and/or proposals, he or she shall give notice thereof in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than thirty days nor more than sixty days prior to the date of any such meeting; provided, however, that if less than forty days' notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Corporation not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to stockholders. Each such notice given by a stockholder with respect to nominations for the election of directors shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee. In addition, the stockholder making such nomination shall promptly provide any other information reasonably requested by the Corporation.

     B. Each such notice given by a stockholder to the Secretary with respect to business proposals to be brought before a meeting shall set forth in writing as to each matter: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting;
(ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business; (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business. Notwithstanding anything in these Articles to the contrary, no new business shall be conducted at the meeting except in accordance with the procedures set forth in this Article.

     C. The Chairman of the annual or special meeting of stockholders may, if the facts warrant, determine and declare to such meeting that a nomination or proposal was not made in accordance with the foregoing procedure, and, if he should so determine, he shall so declare to the meeting that the defective nomination or proposal shall be disregarded and laid over for action at the next succeeding special or annual meeting of the stockholders taking place thirty days or more thereafter. This provision shall not require the holding of any adjourned or special meeting of stockholders for the purpose of considering such defective nomination or proposal.


                                  ARTICLE XII

                                   DIRECTORS

     A. Number; Vacancies. The number of directors of the Corporation shall be
        -----------------
such number, not less than six (6) nor more than fifteen (15) (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation, voting separately as a class), as shall be set forth from time to time in the bylaws, provided that no action shall be taken to decrease or increase the number of directors unless at least two-thirds of the directors then in office shall concur in said action. Vacancies in the board of directors of the Corporation, however caused, and newly created directorships shall be filled by a vote of two-thirds of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the next meeting of stockholders at which directors are to be elected.

     B. Classified Board.  The board of directors of the Corporation shall be
        ----------------
divided into three classes of directors which shall be designated Class I, Class II and Class III. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. Such classes shall be as nearly equal in number as the then total number of directors constituting the entire board of directors shall permit, with the terms of office of all members of one class expiring each year. When the number of directors is changed, the board of directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided that the directors in each class shall be as nearly equal in number as possible; provided, further, that no decrease in the number of directors shall affect the term of any director then in office. At the first annual meeting of stockholders, directors of Class I shall be elected to hold office for a term expiring at the third succeeding annual meeting thereafter. At the second annual meeting of stockholders, directors of Class II shall be elected to hold office for a term expiring at the third succeeding annual meeting thereafter. At the third annual meeting of stockholders, directors of Class III shall be elected to hold office for a term expiring at the third succeeding annual meeting thereafter. Thereafter, at each succeeding annual meeting, directors of each class whose terms are expiring shall be elected for three year terms. Notwithstanding the foregoing, the director whose term shall expire at any annual meeting shall continue to serve until such time as his successor shall have been duly elected and shall have qualified unless his position on the board of directors shall have been abolished by action taken to reduce the size of the board of directors prior to said meeting.

     Whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the board of directors shall consist of said directors so elected in addition to the number of directors fixed as provided in this Article XII. Notwithstanding the foregoing, and except as otherwise may be required by law or by the terms and provisions of the preferred stock of the Corporation, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

                                 ARTICLE XIII

                             REMOVAL OF DIRECTORS

     Notwithstanding any other provision of these Articles or the bylaws of the Corporation, any director or the entire board of directors of the Corporation may be removed, at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose. Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the preceding provisions of this Article XIII shall not apply with respect to the director or directors elected by such holders of preferred stock.


                                  ARTICLE XIV

                         ACQUISITIONS OF CAPITAL STOCK

     A.     Five-Year Prohibition. For a period of five years from the effective
            ---------------------
date of the completion of the conversion of Illinois Guarantee Savings Bank, FSB, Effingham, Illinois (the "Bank"), from mutual to stock form (which entity shall become a wholly owned subsidiary of the Corporation upon completion of the Bank's reorganization into the holding company form of ownership), no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Corporation, unless such offer or acquisition shall have been approved in advance by a two-thirds vote of the Continuing Directors, as defined in Article XV. In addition, for a period of five years from the completion of the conversion of the Bank from mutual to stock form, and notwithstanding any provision to the contrary in these Articles or in the bylaws of the Corporation, where any person directly or indirectly acquires beneficial ownership of more than 10% of any class of equity security of the Corporation in violation of this Article XIV, the securities beneficially owned in excess of 10% shall not be counted as shares entitled to vote, shall not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and shall not be counted as outstanding for purposes of determining a quorum or the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

     B.     Prohibition after Five Years. If, at any time after five years from
            ----------------------------
the effective date of the completion of the conversion of the Bank from mutual to stock form, any person shall acquire the beneficial ownership of more than 10% of any class of equity security of the Corporation without the prior approval by a two-thirds vote of the Continuing Directors, as defined in Article XV, then the record holders of voting stock of the Corporation beneficially owned by such acquiring person shall have only the voting rights set forth in this paragraph B on any matter requiring the vote or consent of shareholders. With respect to each vote in excess of 10% of the voting power of the outstanding shares of voting stock of the Corporation which such record holders would otherwise be entitled to cast without giving effect to this paragraph B, the record holders in the aggregate shall be entitled to cast only one-hundredth of a vote, and the aggregate voting power of such record holders, so limited for all shares of voting stock of the Corporation beneficially owned by such acquiring person, shall be allocated proportionately among such record holders. For each such record holder, this allocation shall be accomplished by multiplying the aggregate voting power, prior to imposing the limitations of this paragraph B, of the outstanding shares of voting stock of the Corporation beneficially owned by such record holder by a fraction whose numerator is the number of votes equal to 10% of the shares of voting stock of the Corporation and whose denominator is the total number of votes represented by the shares of voting stock of the Corporation that are beneficially owned by such acquiring person; any share held by such record holder in excess of the allocated amount as determined in accordance with the previous clause shall be entitled to cast one-hundredth of a vote. A person who is a record owner of shares of voting stock of the Corporation that are beneficially owned simultaneously by more than one person shall have, with respect to such shares, the right to cast the least number of votes that such person would be entitled to cast under this paragraph B by virtue of such shares being so beneficially owned by any of such acquiring persons.

     C.     Definitions. The term "person" means an individual, a group acting
            -----------
in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group acting in concert formed for the purpose of acquiring, holding, voting or disposing of securities of the Corporation. The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise. The term group "acting in concert" includes (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, and (b) a combination or pooling of voting or other interest in the Corporation's outstanding shares for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The term "beneficial ownership" shall have the meaning defined in Rule 13d-3 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended, as in effect on the date of filing of these Articles.

     D.     Exclusion for Employee Benefit Plans, Directors, Officers, Employees
            --------------------------------------------------------------------
and Certain Proxies. The restrictions contained in this Article XIV shall not
- -------------------
apply to (i) any underwriter or member of an underwriting or selling group involving a public sale or resale of securities of the Corporation or a subsidiary thereof; provided, however, that upon completion of the sale or resale of such securities, no such underwriter or member of such selling group is a beneficial owner of more than 10% of any class of equity security of the Corporation, (ii) any proxy granted to one or more Continuing Directors, as defined in Article XV, by a stockholder of the Corporation or (iii) any employee benefit plans of the Corporation or a subsidiary thereof. In addition, the Continuing Directors of the Corporation, the officers and employees of the Corporation and its subsidiaries, the directors of subsidiaries of the Corporation, the employee benefit plans of the Corporation and its subsidiaries, entities organized or established by the Corporation or any subsidiary thereof pursuant to the terms of such plans and trustees and fiduciaries with respect to such plans acting in such capacity shall not be deemed to be a group with respect to their beneficial ownership of voting stock of the Corporation solely by virtue of their being directors, officers or employees of the Corporation or a subsidiary thereof or by virtue of the Continuing Directors of the Corporation, the officers and employees of the Corporation and its subsidiaries and the directors of subsidiaries of the Corporation being fiduciaries or beneficiaries of an employee benefit plan of the Corporation or a subsidiary of the Corporation. Notwithstanding the foregoing, no director, officer or employee of the Corporation or any of its subsidiaries or group of any of them shall be exempt from the provisions of this Article XIV should any such person or group become a beneficial owner of more than 10% of any class of equity security of the Corporation.

     E.     Determinations. A majority of the Continuing Directors, as defined
            --------------
in Article XV, shall have the power to construe and apply the provisions of this
Article XIV and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (a) the number of shares beneficially owned by any person, (b) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of beneficial ownership, (c) the application of any other definition or operative provision of this Article XIV to the given facts or (d) any other matter relating to the applicability or effect of this Article XIV. Any constructions, applications, or determinations made by the Continuing Directors pursuant to this Article XIV in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders.

                                  ARTICLE XV

                   APPROVAL OF CERTAIN BUSINESS COMBINATIONS

     The stockholder vote required to approve Business Combinations (as hereinafter defined) shall be as set forth in this section.

     A. (1) Except as otherwise expressly provided in this Article XV, the affirmative vote of the holders of (i) at least 80% of the outstanding shares entitled to vote thereon (and, if any class or series of shares is entitled to vote thereon separately, the affirmative vote of the holders of at least 80% of the outstanding shares of each such class or series), and
     (ii) at least a majority of the outstanding shares entitled to vote thereon, not including shares deemed beneficially owned by a Related Person (as hereinafter defined), shall be required in order to authorize any of the following:

                  (a) any merger, consolidation or share exchange of the Corporation with or into a Related Person (as hereinafter defined);

                  (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of all or any Substantial Part (as hereinafter defined) of the assets of the Corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a Related Person;

                  (c) any merger, consolidation or share exchange of a Related Person with or into the Corporation or a subsidiary of the Corporation;

                  (d) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of all or any Substantial Part of the assets of a Related Person to the Corporation or a subsidiary of the Corporation;

                  (e) the issuance of any securities of the Corporation or a subsidiary of the Corporation to a Related Person;

                  (f) the acquisition by the Corporation or a subsidiary of the Corporation of any securities of a Related Person;

                  (g) any reclassification of the common stock of the Corporation, or any recapitalization involving the common stock of the Corporation; and

                  (h) any agreement, contract or other arrangement providing for any of the transactions described in this Article XV.

            (2) Such affirmative vote shall be required notwithstanding any other provision of these Articles, any provision of law, or any agreement with any regulatory agency or any securities exchange or interdealer securities system which might otherwise permit a lesser vote or no vote.

            (3) The term "Business Combination" as used in this Article XV shall mean any transaction which is referred to in any one or more of subparagraphs A(1)(a) through (h) above.

     B. The provisions of paragraph A shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by any other provision of these Articles of Incorporation, any provision of law, or any agreement with any regulatory agency or any securities exchange or interdealer securities system, if the Business Combination shall have been approved by a two-thirds vote of the Continuing Directors (as hereinafter defined); provided, however, that such approval shall only be effective if obtained at a meeting at which a Continuing Director Quorum (as hereinafter defined) is present.

     C. For the purposes of this Article XV the following definitions apply:

            (1) The term "Related Person" shall mean and include (a) any individual, corporation, partnership or other person or entity which together with its "affiliates" (as that term is defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended), "beneficially owns" (as that term is defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) in the aggregate 10% or more of the outstanding shares of the common stock of the Corporation; and (b) any "affiliate" (as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of any such individual, corporation, partnership or other person or entity. Without limitation, any shares of the common stock of the Corporation which any Related Person has the right to acquire pursuant to any agreement, or upon exercise or conversion rights, warrants or options, or otherwise, shall be deemed "beneficially owned" by such Related Person.

        (2) The term "Substantial Part" shall mean more than 25 percent of the total assets of the Corporation, as of the end of its most recent fiscal year ending prior to the time the determination is made.

        (3) The term "Continuing Director" shall mean any member of the board of directors of the Corporation who is unaffiliated with the Related Person and was a member of the board prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is unaffiliated with the Related Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the board.

        (4) The term "Continuing Director Quorum" shall mean two-thirds of the Continuing Directors capable of exercising the powers conferred on them.

     D. In addition to Paragraphs (A) through (C) of this Article XV, the provisions of the Illinois Business Corporation Act set forth in Article 7
Section 7.85 shall apply to the Corporation.


                                  ARTICLE XVI

                      EVALUATION OF BUSINESS COMBINATIONS

     In connection with the exercise of its judgment in determining what is in the best interests of the Corporation and of the shareholders, when evaluating a Business Combination (as defined in Article XV) or a tender or exchange offer, the board of directors of the Corporation may, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction on the Corporation and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition and other likely financial obligations of the acquiring person or entity and the possible effect of such conditions upon the Corporation and its subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located; and (iii) the competence, experience, and integrity of the acquiring person or entity and its or their management.

                                 ARTICLE XVII

                                INDEMNIFICATION

  A. Persons. The Corporation shall indemnify, to the extent provided in
     -------
  paragraphs B, D or F:

         (1) any person who is or was a director, officer, employee, or agent of the Corporation; and

         (2) any person who serves or served at the Corporation's request as a director, officer, employee, agent, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise.

  B. Extent -- Derivative Suits. In case of a threatened, pending or completed
     --------------------------
action or suit by or in the right of the Corporation against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify him if he satisfies the standard in paragraph C, for expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit.

  C. Standard -- Derivative Suits. In case of a threatened, pending or
     ----------------------------
completed action or suit by or in the right of the Corporation, a person named in paragraph A shall be indemnified only if:

         (1) he is successful on the merits or otherwise; or

         (2) he acted in good faith in the transaction which is the subject of the suit or action, and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XV) not approved by the board of directors. However, he shall not be indemnified in respect of any claim, issue or matter as to which he has been adjudged to have been liable to the Corporation unless, and only to the extent that, the court in which the suit was brought shall determine, upon application, that despite the adjudication but in view of all the circumstances, he is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

  D. Extent -- Nonderivative Suits. In case of a threatened, pending or
     -----------------------------
completed suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Corporation, together hereafter referred to as a nonderivative suit, against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify him if he satisfies the standard in paragraph E, for amounts actually and reasonably incurred by him in connection with the nonderivative suit, including, but not limited to (i) expenses (including attorneys' fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

  E. Standard -- Nonderivative Suits. In case of a nonderivative suit, a
     -------------------------------
person named in paragraph A shall be indemnified only if:

         (1) he is successful on the merits or otherwise; or

         (2) he acted in good faith in the transaction which is the subject of the nonderivative suit and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XV) not approved by the board of directors and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. The termination of a nonderivative suit by judgment, orde r, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, in
                                ---- ----------
  itself, create a presumption that the person failed to satisfy the standard of this subparagraph E(2).

     F. Determination That Standard Has Been Met. A determination that the
        ----------------------------------------
standard of paragraph C or E has been satisfied may be made by a court, or, except as stated in subparagraph C(2) (second sentence), the determination may be made by:

            (1) the board of directors by a majority vote of a quorum consisting of directors of the Corporation who were not parties to the action, suit or proceeding; or

            (2) independent legal counsel (appointed by a quorum of the disinterested directors of the Corporation) in a written opinion; or

            (3)  the stockholders of the Corporation.

     G. Proration. Anyone making a determination under paragraph F may determine
        ---------
that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

     H. Advance Payment. The Corporation shall pay in advance any expenses
        ---------------
(including attorneys' fees) which may become subject to indemnification under paragraphs A through G if:

            (1)  the board of directors authorizes the specific payment; and

            (2) the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that he is not entitled to indemnification by the Corporation under paragraphs A through G.

     I. Nonexclusive. The indemnification and advance payment of expenses
        ------------
provided by paragraphs A through H shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     J. Continuation. The indemnification and advancement of expenses provided
        ------------
by this Article XVII shall be deemed to be a contract between the Corporation and the persons entitled to indemnification thereunder, and any repeal or modification of this Article XVII shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The indemnification and advance payment provided by paragraphs A through H shall continue as to a person who has ceased to hold a position named in paragraph A and shall inure to his heirs, executors and administrators.

     K. Insurance. The Corporation may purchase and maintain insurance on behalf
        ---------
of any person who holds or who has held any position named in paragraph A, against any liability incurred by him in any such position, or arising out of his status as such, whether or not the Corporation would have power to indemnify him against such liability under paragraphs A through H.

     L. Intention and Savings Clause. It is the intention of this Article XVII
        ----------------------------
to provide for indemnification to the fullest extent permitted by the Illinois Business Corporation Act, and this Article XVII shall be interpreted accordingly. If this Article XVII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article XVII that shall not have been invalidated and to the full extent permitted by applicable law. If the Illinois Business Corporation Act is amended, or other Illinois law is enacted, to permit further or additional indemnification of the persons defined in this
Article XVII.A, then the indemnification of such persons shall be to the fullest extent permitted by the Illinois Business Corporation Act, as so amended, or such other Illinois law.

                                 ARTICLE XVIII

                      LIMITATIONS ON DIRECTORS' LIABILITY

      A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) under Section 8.65 of the Illinois Business Corporation Act, or (iv) for any transaction from which the director derived any improper personal benefit. If the Illinois Business Corporation Act or other Illinois law is amended or enacted after the date of filing of these Articles to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Illinois Business Corporation Act, as so amended, or such other Illinois law. Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


                                  ARTICLE XIX

                              AMENDMENT OF BYLAWS

     In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, repeal, alter, amend and rescind the bylaws of the Corporation by a vote of two-thirds of the board of directors. Notwithstanding any other provision of these Articles or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law), the bylaws shall not be adopted, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting), or, as set forth above, by the board of directors.


                                  ARTICLE XX

                    AMENDMENT OF ARTICLES OF INCORPORATION

     The Corporation reserves the right to repeal, alter, amend or rescind any provision contained in these Articles in the manner now or hereafter prescribed by law, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles X, XI, XII, XIII, XIV, XV, XVI, XVII, XVIII, XIX and this Article XX may not be repealed, altered, amended or rescinded in any respect unless the same is approved by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed repeal, alteration, amendment or rescission is included in the notice of such meeting); except that such repeal, alteration, amendment or rescission may be made by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as a single class) if the same is first approved by a majority of the Continuing Directors, as defined in Article XV of these Articles.

     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the Illinois Business Corporation Act, do make these Articles, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this _____ day of _________, 1996.



                               -------------------------------------------------
                               Douglas A. Pike
                               Incorporator



Attest: ____________________________________________

                                                                       EXHIBIT C
                                     BYLAWS

                                       OF

                        ILLINOIS COMMUNITY BANCORP, INC.


                                   ARTICLE I

                           PRINCIPAL EXECUTIVE OFFICE

     The principal executive office of Illinois Community Bancorp, Inc. (the "Corporation") shall be at 210 East Fayette Avenue, Effingham, Illinois 62401-3613. The Corporation may also have offices at such other places within or without the State of Illinois as the board of directors shall from time to time determine.


                                   ARTICLE II

                                  STOCKHOLDERS

     SECTION 1.  Place of Meetings.  All annual and special meetings of
                 -----------------
stockholders shall be held at the principal executive office of the Corporation or at such other place within or without the State of Illinois as the board of directors may determine and as designated in the notice of such meeting.

     SECTION 2.  Annual Meeting.  A meeting of the stockholders of the
                 --------------
Corporation for the election of directors and for the transaction of any other business of the Corporation shall be held annually at such date and time as the board of directors may determine.

     SECTION 3.  Special Meetings.  Special meetings of the stockholders for any
                 ----------------
purpose or purposes may be called at any time by the president, the board of directors or by a committee of the board of directors in accordance with the provisions of the Corporation's Articles of Incorporation or by the holders of not less than one-fifth of all the outstanding shares entitled to vote on the matter for which the meeting is called.

     SECTION 4.  Conduct of Meetings.  Annual and special meetings shall be
                 -------------------
conducted in accordance with these Bylaws or as otherwise prescribed by the board of directors. The chairman or the chief executive officer of the Corporation shall preside at such meetings.

     SECTION 5.  Notice of Meeting.  Written notice stating the place, day and
                 -----------------
hour of the meeting and the purpose or purposes for which the meeting is called shall be mailed by the secretary or the officer performing his duties, not less than ten days nor more than sixty days before the meeting or, in the case of a merger, consolidation, share exchange, dissolution or sale, lease or exchange of assets, not less than twenty nor more than sixty days before the date of the meeting, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the stockholder at his address as it appears on the stock transfer books or records of the Corporation as of the record date prescribed in Section 6 of this Article II, with postage thereon prepaid. If a stockholder is present at a meeting, unless the person at the meeting objects to the holding of the meeting because proper notice was not given, or in writing waives notice thereof before or after the meeting, notice of the meeting to such stockholder shall be unnecessary. When any stockholders' meeting, either annual or special, is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. It shall not be necessary to give any notice of the time and place of any meeting adjourned for less than thirty days or of the business to be transacted at such adjourned meeting, other than an announcement at the meeting at which such adjournment is taken.

     SECTION 6.  Fixing of Record Date.  For the purpose of determining
                 ---------------------
stockholders entitled to notice of or to vote at any meeting of stockholders, or any adjournment thereof, or stockholders entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose, the board of directors shall fix in advance a date as the record date for any such determination of stockholders. Such date in any case shall be not more than sixty days, and in the case of a meeting of stockholders not less than ten days, or in the case of a merger, consolidation, share exchange, dissolution or sale, lease or exchange of assets not less than twenty days, prior to the date on which the particular action requiring such determination of stockholders is to be taken. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof.

     SECTION 7.  Voting Lists.  The officer or agent having charge of the stock
                 ------------
transfer books for shares of the Corporation shall make, within twenty days after the record date for a meeting of stockholders or ten days before each meeting of stockholders, whichever is earlier, a complete list of the stockholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order with the address of and the number of shares held by each. Such list, for a period of ten days before such meeting, shall be kept on file at the registered office of the Corporation, and shall be subject to inspection by any stockholder, and to copying at the stockholder's expense, at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder during the whole time of the meeting. The original stock ledger or transfer books, or a duplicate thereof kept in this state, shall be prima facie evidence as to who are the stockholders entitled to examine such ledger or transfer books or to vote at any meeting of stockholders.

     SECTION 8.  Proxies.  At all meetings of stockholders, a stockholder may
                 -------
vote by proxy executed in writing by the stockholder or by his duly authorized attorney in fact. Proxies solicited on behalf of the management shall be voted as directed by the stockholder or, in the absence of such direction, as determined by a majority of the board of directors. No proxy shall be valid after eleven months from the date of its execution unless a future date is provided in the proxy.

     SECTION 9.  Voting.  Subject to the provisions of the Corporation's
                 ------
Articles of Incorporation, at each election for directors every stockholder entitled to vote at such election shall be entitled to one vote for each share of stock held. Unless otherwise provided by the Articles of Incorporation, by statute or by these Bylaws, a majority of those votes cast by stockholders at a lawful meeting and entitled to vote on a matter shall be the act of the stockholders.

     SECTION 10. Voting of Shares in the Name of Two or More Persons.  When
                 ---------------------------------------------------
ownership of stock stands in the name of two or more persons, in the absence of written directions to the Corporation to the contrary, at any meeting of the stockholders of the Corporation, any one or more of such stockholders may cast, in person or by proxy, all votes to which such ownership is entitled. In the event an attempt is made to cast conflicting votes, in person or by proxy, by the several persons in whose name shares of stock stand, the vote or votes to which these persons are entitled shall be cast as directed by a majority of those holding such stock and present in person or by proxy at such meeting, but no votes shall be cast for such stock if a majority cannot agree.

     SECTION 11. Voting of Shares by Certain Holders.  Shares standing in the
                 -----------------------------------
name of another corporation may be voted by any officer, agent, proxy, or other legal representative authorized to vote such shares under the law of incorporation of such corporation. Shares held by an administrator, executor, guardian or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his name. Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority to do so is contained in an appropriate order of the court or other public authority by which such receiver was appointed.

     A stockholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee and thereafter the pledgee shall be entitled to vote the shares so transferred.

     Neither treasury shares of its own stock held by the Corporation, nor shares held by another corporation, if a majority of the shares entitled to vote for the election of directors of such other corporation are held by the Corporation, shall be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting.

     SECTION 12.  Inspectors of Election.  In advance of any meeting of
                  ----------------------
stockholders, the chairman of the board or the board of directors may, or upon the request of any shareholder shall, appoint any persons, other than nominees for office, as inspectors of election to act at such meeting or any adjournment thereof. The number of inspectors shall be either one or three. If the board of directors so appoints either one or three inspectors, that appointment shall not be altered at the meeting. If inspectors of election are not so appointed, the chairman of the board may make such appointment at the meeting. In case any person appointed as inspector fails to appear or fails or refuses to act, the vacancy may be filled by appointment in advance of the meeting or at the meeting by the chairman of the board or the president.

     Unless otherwise prescribed by applicable law, the duties of such inspectors shall include: determining the number of shares of stock and the voting power of each share, the shares of stock represented at the meeting, the existence of a quorum, the authenticity, validity and effect of proxies; receiving votes, ballots or consents; hearing and determining all challenges and questions in any way arising in connection with the right to vote; counting and tabulating all votes or consents and reporting the results; and such acts as may be proper to conduct the election or vote with fairness to all stockholders. Each report of an inspector shall be in writing and signed by him or her or by a majority of them if there be more than one inspector acting at such meeting.

     SECTION 13.  Nominating Committee.  The board of directors or a committee
                  --------------------
appointed by the board of directors shall act as a nominating committee for selecting the management nominees for election as directors. Except in the case of a nominee substituted as a result of the death or other incapacity of a management nominee, the nominating committee shall deliver written nominations to the secretary at least twenty days prior to the date of the annual meeting. Provided such committee makes such nominations, no nominations for directors except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by stockholders are made in writing and delivered to the secretary of the Corporation in accordance with the provisions of the Corporation's Articles of Incorporation.

     SECTION 14.  New Business.  Any new business to be taken up at the annual
                  ------------
meeting shall be stated in writing and filed with the secretary of the Corporation in accordance with the provisions of the Corporation's Articles of Incorporation. This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors and committees, but in connection with such reports no new business shall be acted upon at such annual meeting unless stated and filed as provided in the Corporation's Articles of Incorporation.

                                  ARTICLE III

                              BOARD OF DIRECTORS

     SECTION 1.  General Powers.  The business and affairs of the Corporation
                 --------------
shall be under the direction of its board of directors. The chairman shall preside at all meetings of the board of directors.

     SECTION 2.  Number, Term and Election.  The board of directors shall
                 -------------------------
consist of seven (7) members and shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years and until their successors are elected or qualified. The board of directors shall be classified in accordance with the provisions of the Corporation's Articles of Incorporation.

     SECTION 3.  Regular Meetings.  A regular meeting of the board of directors
                 ----------------
shall be held at such time and place as shall be determined by resolution of the board of directors without other notice than such resolution.

     SECTION 4.  Special Meetings.  Special meetings of the board of directors
                 ----------------
may be called by or at the request of the chairman, the chief executive officer or one-third of the directors. The person calling the special meetings of the board of directors may fix any place as the place for holding any special meeting of the board of directors called by such persons.

     Members of the board of directors may participate in special meetings by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other. Such participation shall constitute presence in person.

     SECTION 5.  Notice.  Written notice of any special meeting shall be given
                 ------
to each director at least two days previous thereto delivered personally or by telegram or at least seven days previous thereto delivered by mail at the address at which the director is most likely to be reached. Such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid if mailed or when delivered to the telegraph company if sent by telegram. Any director may waive notice of any meeting by a writing filed with the secretary. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

     SECTION 6.  Quorum.  A majority of the number of directors fixed by
                 ------
Section 2 of this Article III shall constitute a quorum for the transaction of business at any meeting of the board of directors, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Notice of any adjourned meeting shall be given in the same manner as prescribed by Section 5 of this Article III.

     SECTION 7.  Manner of Acting.  The act of the majority of the directors
                 ----------------
present at a meeting at which a quorum is present shall be the act of the board of directors, unless a greater number is prescribed by these Bylaws, the Articles of Incorporation, or the Illinois Business Corporation Act.

     SECTION 8.  Action Without a Meeting.  Any action required or permitted
                 ------------------------
to be taken by the board of directors at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors.

     SECTION 9.  Resignation.  Any director may resign at any time by sending a
                 -----------
written notice of such resignation to the board of directors, its chairman, or to the president or secretary of the Corporation. Unless a future date is specified therein, such resignation shall take effect upon receipt thereof.

     SECTION 10.  Vacancies.  Any vacancy occurring in the board of directors
                  ---------
shall be filled in accordance with the provisions of the Corporation's Articles of Incorporation. Any directorship to be filled by reason of an increase in the number of directors may be filled by the affirmative vote of two-thirds of the directors then in office or by election at an annual meeting or at a special meeting of the stockholders held for that purpose. The term of such director shall be in accordance with the provisions of the Corporation's Articles of Incorporation.

     SECTION 11.  Removal of Directors.  Any director or the entire board of
                  --------------------
directors may be removed only in accordance with the provisions of the Corporation's Articles of Incorporation.

     SECTION 12.  Compensation.  Directors, as such, may receive compensation
                  ------------
for service on the board of directors. Members of either standing or special committees may be allowed such compensation as the board of directors may determine.

                                  ARTICLE IV

                     COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, as they may determine to be necessary or appropriate for the conduct of the business of the Corporation, and may prescribe the duties, constitution and procedures thereof. Each committee shall consist of two or more directors of the Corporation appointed by a majority of the whole board. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

     The board shall have power at any time to change the members of, to fill vacancies in, and to discharge any committee of the board. Any member of any such committee may resign at any time by giving notice to the Corporation; provided, however, that notice to the board, the chairman of the board, the chief executive officer, the chairman of such committee, or the secretary shall be deemed to constitute notice to the Corporation. Such resignation shall take effect upon receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective. Any member of any such committee may be removed at any time, either with or without cause, by the affirmative vote of a majority of the authorized number of directors at any meeting of the board called for that purpose.


                                   ARTICLE V

                                   OFFICERS

     SECTION 1.  Positions.  The officers of the Corporation shall be a
                 ---------
president, one or more vice presidents, a secretary and a treasurer, each of whom shall be elected by the board of directors. The board of directors may designate one or more vice presidents as executive vice president or senior vice president. The board of directors may also elect or authorize the appointment of such other officers as the business of the Corporation may require. The officers shall have such authority and perform such duties as the board of directors may from time to time authorize or determine. In the absence of action by the board of directors, the officers shall have such powers and duties as generally pertain to their respective offices.

     SECTION 2.  Election and Term of Office.  The officers of the Corporation
                 ---------------------------
shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of the stockholders. If the election of officers is not held at such meeting, such election shall be held as soon thereafter as possible. Each officer shall hold office until his successor shall have been duly elected and qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Election or appointment of an officer, employee or agent shall not of itself create contract rights. The board of directors may authorize the Corporation to enter into an employment contract with any officer in accordance with state law; but no such contract shall impair the right of the board of directors to remove any officer at any time in accordance with Section 3 of this Article V.

     SECTION 3.  Removal.  Any officer may be removed by vote of two-thirds of
                 -------
board of directors whenever, in its judgment, the best interests of the Corporation will be served thereby, but such removal, other than for cause, shall be without prejudice to the contract rights, if any, of the person so removed.

     SECTION 4.  Vacancies.  A vacancy in any office because of death,
                 ---------
resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term.

     SECTION 5.  Remuneration.  The remuneration of the officers shall be fixed
                 ------------
from time to time by the board of directors, and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the Corporation.

                                   ARTICLE VI

                     CONTRACTS, LOANS, CHECKS AND DEPOSITS

     SECTION 1.  Contracts.  To the extent permitted by applicable law, and
                 ---------
except as otherwise prescribed by the Corporation's Articles of Incorporation or these Bylaws with respect to certificates for shares, the board of directors or the executive committee may authorize any officer, employee, or agent of the Corporation to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation. Such authority may be general or confined to specific instances.

     SECTION 2.  Loans.  No loans shall be contracted on behalf of the
                 -----
Corporation and no evidence of indebtedness shall be issued in its name unless authorized by the board of directors. Such authority may be general or confined to specific instances.

     SECTION 3.  Checks, Drafts, Etc.  All checks, drafts or other orders for
                 -------------------
the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by one or more officers, employees or agents of the Corporation in such manner, including in facsimile form, as shall from time to time be determined by resolution of the board of directors.

     SECTION 4.  Deposits.  All funds of the Corporation not otherwise employed
                 --------
shall be deposited from time to time to the credit of the Corporation in any of its duly authorized depositories as the board of directors may select.


                                  ARTICLE VII

                   CERTIFICATES FOR SHARES AND THEIR TRANSFER

     SECTION 1.  Certificates for Shares.  The shares of the Corporation shall
                 -----------------------
be represented by certificates signed by the chairman of the board of directors or the president or a vice president and by the treasurer or an assistant treasurer or the secretary or an assistant secretary of the Corporation, and may be sealed with the seal of the Corporation or a facsimile thereof. Any or all of the signatures upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent, or registered by a registrar, other than the Corporation itself or an employee of the Corporation. If any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before the certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issue.

     SECTION 2.  Form of Share Certificates.  All certificates representing
                 --------------------------
shares issued by the Corporation shall set forth upon the face or back that the Corporation will furnish to any stockholder upon request and without charge a full statement of the designations, preferences, qualifications, limitations, restrictions and special or relative rights of the shares of each class authorized to be issued, the variations in the relative rights and preferences between the shares of each series of any preferred or special class so far as the same have been fixed and determined, and the authority of the board of directors to fix and determine the relative rights and preferences of subsequent series.

     Each certificate representing shares shall state upon the face thereof: that the Corporation is organized under the laws of the State of Illinois; the name of the person to whom issued; the number and class of shares, the designation of the series, if any, which such certificate represents; and the par value of each share represented by such certificate, or a statement that the shares are without par value. Other matters in regard to the form of the certificates shall be determined by the board of directors.

     SECTION 3.  Payment for Shares.  No certificate shall be issued for any
                 ------------------
share until such share is fully paid.

     SECTION 4.  Form of Payment for Shares.  The consideration for the
                 --------------------------
issuance of shares shall be paid in accordance with the provisions of the Corporation's Articles of Incorporation.

     SECTION 5.  Transfer of Shares.  Transfer of shares of capital stock of the
                 ------------------
Corporation shall be made only on its stock transfer books. Authority for such transfer shall be given only the holder of record thereof or by his legal representative, who shall furnish proper evidence of such authority, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Corporation. Such transfer shall be made only on surrender for cancellation of the certificate for such shares. The person in whose name shares of capital stock stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes.

     SECTION 6.  Lost Certificates.  The board of directors may direct a new
                 -----------------
certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate, or his legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.


                                  ARTICLE VIII

                           FISCAL YEAR; ANNUAL AUDIT

     The fiscal year of the Corporation shall end on the 30th of June of each year. The Corporation shall be subject to an annual audit as of the end of its fiscal year by independent public accountants appointed by and responsible to the board of directors.


                                   ARTICLE IX

                                   DIVIDENDS

     Dividends upon the stock of the Corporation, subject to the provisions of the Articles of Incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property or in the Corporation's own stock.


                                   ARTICLE X

                                CORPORATION SEAL

     The corporate seal of the Corporation shall be in such form as the board of directors shall prescribe.


                                   ARTICLE XI

                                   AMENDMENTS

     In accordance with the Corporation's Articles of Incorporation, these Bylaws may be repealed, altered, amended or rescinded by the stockholders of the Corporation only by vote of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed repeal, alteration, amendment or rescission is included in the notice of such meeting). In addition, the board of directors may repeal, alter, amend or rescind these Bylaws by vote of two-thirds of the board of directors at a legal meeting held in accordance with the provisions of these Bylaws.

                                                                       EXHIBIT D

                        DISSENTER AND APPRAISAL RIGHTS

     Dissenter and appraisal rights in a federal stock savings and loan association are governed by Section 552.14 of Title 12 of the Code of Federal Regulations, the text of which is reproduced below:

(S)552.14 DISSENTER AND APPRAISAL RIGHTS.

     (a) Right to demand payment of fair or appraised value. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with (S)552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock: Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

     (b) Exceptions. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to (S)552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ, or any combination of such shares of stock and cash.

     (c) Procedure -- (1) Notice. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of management's proxy solicitation for such meeting.

     (2) Demand for appraisal and payment. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

     (3) Notification of effective date and written offer. Within ten days after the effective date of the combination, the resulting association shall:

     (i) Give written notice by mail to stockholders of constituent Federal stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

     (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

     (iii) Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (c)(6) of this section (set out in the notice) must be satisfied.

The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

     (4) Acceptance of offer. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

     (5) Petition to be filed if offer not accepted. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

     (6) Stock certificates to be noted. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

     (7) Withdrawal of demand. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

     (8) Valuation and payment. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

     (9)    Costs and expenses.   The costs and expenses of any proceeding under
this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

     (10) Voting and distribution. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

     (11) Status. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

                                                                       EXHIBIT E
                        ILLINOIS COMMUNITY BANCORP, INC.
                      1996 STOCK OPTION AND INCENTIVE PLAN


     1.  PURPOSE OF THE PLAN.

     The purpose of this Plan is to advance the interests of the Company through providing select key Employees and Directors of the Company, and its Affiliates with the opportunity to acquire Shares. By encouraging such stock ownership, the Company seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to Directors and key Employees of the Company or any Affiliate to promote the success of the business.

     2.  DEFINITIONS.

     As used herein, the following definitions shall apply.

     (a) "Affiliate" shall mean any "parent corporation" or "subsidiary corporation" of the Company, as such terms are defined in Section 424(e) and
(f), respectively, of the Code.

     (b) "Agreement" shall mean a written agreement entered into in accordance with Paragraph 5(c).

     (c) "Awards" shall mean, collectively, Options and SARs, unless the context clearly indicates a different meaning.

     (d)  "Board" shall mean the Board of Directors of the Company.

     (e)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (f) "Committee" shall mean the Stock Option Committee appointed by the Board in accordance with Paragraph 5(a) hereof.

     (g)  "Common Stock" shall mean the common stock of the Company.

     (h) "Company" shall mean Illinois Community Bancorp, Inc. (and any successor in interest).

     (i) "Continuous Service" shall mean the absence of any interruption or termination of service as an Employee or Director of the Company or an Affiliate. Continuous Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or in the case of transfers between payroll locations of the Company or an Affiliate or a successor, or in the case of a Director's performance of services in an emeritus or advisory capacity.

     (j) "Director" shall mean any member of the Board (excluding Directors Emeritus), and any member of the board of directors of any Affiliate that the Board has by resolution designated as being eligible for participation in this Plan.

     (k) "Disability" means a physical or mental condition of a Participant resulting from bodily injury, disease, or mental disorder which renders him incapable of continuing any gainful occupation and which condition constitutes total disability under the Federal Social Security Acts.

     (l) "Disinterested Person" shall mean any member of the Board who, at the time discretion under the Plan is exercised, is a "disinterested person" within the meaning of Rule 16b-3.

     (m)  "Effective Date" shall mean the date specified in Paragraph 14 hereof.

     (n) "Employee" shall mean any person employed by the Company or an Affiliate.

     (o) "Exercise Price" shall mean the price per Optioned Share at which an Option or SAR may be exercised.

     (p) "ISO" means an option to purchase Common Stock which meets the requirements set forth in the Plan, and which is intended to be and is identified as an "incentive stock option" within the meaning of Section 422 of the Code.

     (q) "Market Value" shall mean the fair market value of the Common Stock, as determined under Paragraph 7(b) hereof.

     (r) "Non-ISO" means an option to purchase Common Stock which meets the requirements set forth in the Plan but which is not intended to be and is not identified as an ISO.

     (s) "OTS" means the Office of Thrift Supervision of the United States Department of the Treasury.

     (t)  "Option" means an ISO and/or a Non-ISO.

     (u) "Optioned Shares" shall mean Shares subject to an Award granted pursuant to this Plan.

     (v) "Participant" shall mean any person who receives an Award pursuant to the Plan.

     (w) "Plan" shall mean this Illinois Community Bancorp, Inc. 1996 Stock Option and Incentive Plan.

     (x) "Rule 16b-3" shall mean Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

     (y)  "Share" shall mean one share of Common Stock.

     (z) "SAR" (or "Stock Appreciation Right") means a right to receive the appreciation in value, or a portion of the appreciation in value, of a specified number of shares of Common Stock.

     (aa) "Year of Service" shall mean a full twelve-month period, measured from the date of an Award and each annual anniversary of that date, during which a Participant has not terminated Continuous Service for any reason.

     3.  TERM OF THE PLAN AND AWARDS.

     (a) Term of the Plan. The Plan shall continue in effect for a term of ten years from the Effective Date, unless sooner terminated pursuant to Paragraph 16 hereof. No Award shall be granted under the Plan after ten years from the Effective Date.

     (b) Term of Awards. The term of each Award granted under the Plan shall be established by the Committee, but shall not exceed 10 years; provided, however, that in the case of an Employee who owns Shares representing more than 10% of the outstanding Common Stock at the time an ISO is granted, the term of such ISO shall not exceed five years. This subsection 3(b) shall not be construed to cause the acceleration of the vesting of Awards.

     4.   SHARES SUBJECT TO THE PLAN.

     (a) General Rule. Except as otherwise required by the provisions of Paragraph 11 hereof, the aggregate number of Shares deliverable pursuant to Awards shall not exceed 50,255 Shares. Such Shares may either be authorized but unissued Shares, Shares held in treasury, or Shares held in a grantor trust created by the Company. If any Awards should expire, become unexercisable, or be forfeited for any reason without having been exercised, the Optioned Shares shall, unless the Plan shall have been terminated, be available for the grant of additional Awards under the Plan.

     (b) Special Rule for SARs. The number of Shares with respect to which an SAR is granted, but not the number of Shares which the Company delivers or could deliver to an Employee or individual upon exercise of an SAR, shall be charged against the aggregate number of Shares remaining available under the Plan; provided, however, that in the case of an SAR granted in conjunction with an Option, under circumstances in which the exercise of the SAR results in termination of the Option and vice versa, only the number of Shares subject to the Option shall be charged against the aggregate number of Shares remaining available under the Plan. The Shares involved in an Option as to which option rights have terminated by reason of the exercise of a related SAR, as provided in Paragraph 10 hereof, shall not be available for the grant of further Options under the Plan.


     5.   ADMINISTRATION OF THE PLAN.

     (a) Composition of the Committee. The Plan shall be administered by the Committee, which shall consist of not less than three (3) members of the Board who are Disinterested Persons. Members of the Committee shall serve at the pleasure of the Board. In the absence at any time of a duly appointed Committee, the Plan shall be administered by those members of the Board who are Disinterested Persons.

     (b) Powers of the Committee. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have sole and complete authority and discretion, subject to applicable OTS regulations (i) to select Participants and grant Awards, (ii) to determine the form and content of Awards to be issued in the form of Agreements under the Plan, (iii) to interpret the Plan, (iv) to prescribe, amend and rescind rules and regulations relating to the Plan, and (v) to make other determinations necessary or advisable for the administration of the Plan. The Committee shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time. A majority of the entire Committee shall constitute a quorum and the action of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be deemed the action of the Committee.

     (c) Agreement. Each Award shall be evidenced by a written agreement containing such provisions as may be approved by the Committee. Each such Agreement shall constitute a binding contract between the Company and the Participant, and every Participant, upon acceptance of such Agreement, shall be
bound by the terms and restrictions of the Plan and of such Agreement.   The
terms of each such Agreement shall be in accordance with the Plan, but each Agreement may include such additional provisions and restrictions determined by the Committee, in its discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan. In particular, the Committee shall set forth in each Agreement (i) the Exercise Price of an Option or SAR, (ii) the number of Shares subject to, and the expiration date of, the Award, (iii) the manner, time and rate (cumulative or otherwise) of exercise or vesting of such Award, and (iv) the restrictions, if any, to be placed upon such Award, or upon Shares which may be issued upon exercise of such Award.

     The Chairman of the Committee and such other Directors and officers as shall be designated by the Committee are hereby authorized to execute Agreements on behalf of the Company and to cause them to be delivered to the recipients of Awards.

     (d) Effect of the Committee's Decisions. All decisions, determinations and interpretations of the Committee shall be final and conclusive on all persons affected thereby.

     (e) Indemnification. In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Company, in connection with any claim, action, suit or proceeding relating to any action taken or failure to act under or in connection with the Plan or any Award, granted hereunder to the full extent provided for under the Company's governing instruments with respect to the indemnification of Directors.

     6.   GRANT OF OPTIONS.

     (a) General Rule. Only Employees shall be eligible to receive discretionary Awards. In selecting those Employees to whom Awards will be granted and the number of shares covered by such Awards, the Committee shall consider the position, duties and responsibilities of the eligible Employees, the value of their services to the Company and its Affiliates, and any other factors the Committee may deem relevant. Notwithstanding the foregoing, (i) the Committee shall automatically make the Awards specified in Sections 6(b) and 9 hereof, and (ii) no Employee shall receive Options to purchase more than 25% of the Shares reserved under Paragraph 4(a), and no non-Employee Director shall receive Options on the Effective Date to purchase more than 5% of the Shares reserved under Paragraph 4(a), with all non-Employee Directors as a group receiving Options on the Effective Date to purchase no more than 30% of the Shares reserved under Paragraph 4(a).

     (b) Automatic Grants to Employees. On the Effective Date, each of the following Employees shall receive an Option (in the form of an ISO, to the extent permissible under the Code) to purchase the number of Shares listed below, at an Exercise Price per Share equal to the Market Value of a Share on the Effective Date; provided that such grant shall not be made to an Employee whose Continuous Service terminates on or before the Effective Date:

                                  Percentage of Shares
          Participant         Reserved under Paragraph 4(a)
          -----------         -----------------------------
          Doug Pike                         24%
          Ron Schettler                     18%
          John Collier                       4%
          Sandy Goeckner                     3%
          Cindy Hinterscher                  3%
          Colette Meyer                      3%
          Karol Kowalczyk                    3%
          Wanda Tabbert                      3%
          Lisa Canull                        2%
          Tama Anderson                      2%
          Linda Jansen                       2%


     With respect to each of the above-named Participants, the Option granted to the Participant hereunder (i) shall vest in accordance with the general rule set forth in Paragraph 8(a) of the Plan, (ii) shall have a term of ten years from the Effective Date, and (iii) shall be subject to the general rule set forth in Paragraph 8(c) with respect to the effect of a Participant's termination of Continuous Service on the Participant's right to exercise his Options.

     (c) Special Rules for ISOs. The aggregate Market Value, as of the date the Option is granted, of the Shares with respect to which ISOs are exercisable for the first time by an Employee during any calendar year (under all incentive stock option plans, as defined in Section 422 of the Code, of the Company or any present or future Affiliate of the Company) shall not exceed $100,000. Notwithstanding the foregoing, the Committee may grant Options in excess of the foregoing limitations, in which case such Options granted in excess of such limitation shall be Options which are Non-ISOs.

     7.   EXERCISE PRICE FOR OPTIONS.

     (a) Limits on Committee Discretion. The Exercise Price as to any particular Option shall not be less than 100% of the Market Value of the Optioned Shares on the date of grant. In the case of an Employee who owns Shares representing more than 10% of the Company's outstanding Shares of Common Stock at the time an ISO is granted, the Exercise Price shall not be less than 110% of the Market Value of the Optioned Shares at the time the ISO is granted.

     (b) Standards for Determining Exercise Price. If the Common Stock is listed on a national securities exchange (including the NASDAQ National Market System) on the date in question, then the Market Value per Share shall be the average of the highest and lowest selling price on such exchange on such date, or if there were no sales on such date, then the Exercise Price shall be the mean between the bid and asked price on such date. If the Common Stock is traded otherwise than on a national securities exchange on the date in question, then the Market Value per Share shall be the mean between the bid and asked price on such date, or, if there is no bid and asked price on such date, then on the next prior business day on which there was a bid and asked price. If no such bid and asked price is available, then the Market Value per Share shall be its fair market value as determined by the Committee, in its sole and absolute discretion.

     8.   EXERCISE OF OPTIONS.

     (a) Generally. Each Option shall become exercisable with respect to twenty percent (20%) of the Optioned Shares upon the Participant's completion of each of five Years of Service, provided that an Option shall become fully (100%) exercisable immediately upon termination of a Participant's Continuous Service due to the Participant's Disability or death. An Option may not be exercised for a fractional Share.

     (b) Procedure for Exercise. A Participant may exercise Options, subject to provisions relative to its termination and limitations on its exercise, only by (1) written notice of intent to exercise the Option with respect to a specified number of Shares, and (2) payment to the Company (contemporaneously with delivery of such notice) in cash, in Common Stock, or a combination of cash and Common Stock, of the amount of the Exercise Price for the number of Shares with respect to which the Option is then being exercised. Each such notice (and payment where required) shall be delivered, or mailed by prepaid registered or certified mail, addressed to the Treasurer of the Company at its executive offices. Common Stock utilized in full or partial payment of the Exercise Price for Options shall be valued at its Market Value at the date of exercise, and may consist of Shares subject to the Option being exercised.

     (c) Period of Exercisability. Except to the extent otherwise provided in the terms of an Agreement, an Option may be exercised by a Participant only while he is an Employee and has maintained Continuous Service from the date of the grant of the Option, or within three months after termination of such Continuous Service (but not later than the date on which the Option would otherwise expire), except if the Employee's Continuous Service terminates by reason of -

     (1) "Just Cause" which for purposes hereof shall have the meaning set forth in any unexpired employment or severance agreement between the Participant and the Company (and, in the absence of any such agreement, shall mean termination because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order), then the Participant's rights to exercise such Option shall expire on the date of such termination;

     (2) death, then to the extent that the Participant would have been entitled to exercise the Option immediately prior to his death, such Option of the deceased Participant may be exercised within two years from the date of his death (but not later than the date on which the Option would otherwise expire) by the personal representatives of his estate or person or persons to whom his rights under such Option shall have passed by will or by laws of descent and distribution;

     (3) Disability, then to the extent that the Participant would have been entitled to exercise the Option immediately prior to his or her Disability, such Option may be exercised within one year from the date of termination of employment due to Disability, but not later than the date on which the Option would otherwise expire.

     Notwithstanding the provisions of any Option which provide for its exercise in installments or based on the Participant's future Continuous Service, such Option shall become immediately and fully exercisable upon the Participant's death or Disability.

     (d) Effect of the Committee's Decisions. The Committee's determination whether a Participant's Continuous Service has ceased, and the effective date thereof, shall be final and conclusive on all persons affected thereby.

     9.   GRANTS OF OPTIONS TO NON-EMPLOYEE DIRECTORS

     (a) Automatic Grants. Notwithstanding any other provisions of this Plan, each Director who is not an Employee and has more than two years of Continuous Service on the Effective Date shall receive, on said date, Non-ISOs to purchase the lesser of 5% of the number of Shares reserved under Paragraph 4(a) hereof or the quotient obtained by dividing --

     (i) thirty percent (30%) of the number of Shares reserved under Paragraph 4(a) hereof, by

     (ii) the number of Directors entitled to receive an Option on the Effective Date, pursuant to this Paragraph 9(a).

Such Non-ISOs shall have an Exercise Price per Share equal to the Market Value of a Share on the date of grant.

     Each Director who joins the Board either within the two-year period before the Effective Date or after the Effective Date and who is not then an Employee shall receive, on the Effective Date or, if later, the date of joining the Board, Non-ISOs to purchase two percent (2%) of the Shares reserved under Paragraph 4(a) of the Plan (or such lesser number of Shares as are available hereunder), at an Exercise Price per Share equal to its Market Value on the date of grant.

     (b) Terms of Exercise. Options received under the provisions of this Paragraph will become exercisable in accordance with the general rule set forth in Paragraph 8(a) hereof, and may be exercised from time to time by (a) written notice of intent to exercise the Option with respect to all or a specified number of the Optioned Shares, and (b) payment to the Company (contemporaneously with the delivery of such notice), in cash, in Common Stock, or a combination of cash and Common Stock, of the amount of the Exercise Price for the number of the Optioned Shares with respect to which the Option is then being exercised. A Director who exercises Options pursuant to this Paragraph may satisfy all applicable federal, state and local income and employment tax withholding obligations, in whole or in part, by irrevocably electing to have the Company withhold shares of Common Stock, or to deliver to the Company shares of Common Stock that he already owns, having a value equal to the amount required to be withheld; provided that to the extent not inconsistent herewith, such election otherwise complies with those requirements of Paragraphs 8 and 19 hereof.

     Options granted under this Paragraph shall have a term of ten years, provided that Options granted under this Paragraph shall expire one year after the date on which a Director terminates Continuous Service on the Board, but in no event later than the date on which such Options would otherwise expire. In the event of such Director's death during the term of his or her directorship, Options granted under this Paragraph may be exercised within two years from the date of his or her death by the personal representatives of his estate or person or persons to whom his rights under such Option shall have passed by will or by laws of descent and distribution, but in no event later than the date on which such Options would otherwise expire. In the event of such Director's Disability during his or her directorship, then the Director's Option shall become immediately exercisable, and such Option may be exercised within one year of the termination of directorship due to Disability, but not later than the date that the Option would otherwise expire. Unless otherwise inapplicable or inconsistent with the provisions of this Paragraph, the Options to be granted to Directors hereunder shall be subject to all other provisions of this Plan.

     (c) Effect of the Committee's Decisions. The Committee's determination whether a Participant's Continuous Service has ceased, and the effective date thereof, shall be final and conclusive on all persons affected thereby.

     10.  SARS (STOCK APPRECIATION RIGHTS)

     (a) Granting of SARs. In its sole discretion, the Committee may from time to time grant SARs to Employees either in conjunction with, or independently of, any Options granted under the Plan. An SAR granted in conjunction with an Option may be an alternative right wherein the exercise of the Option terminates the SAR to the extent of the number of shares purchased upon exercise of the Option and, correspondingly, the exercise of the SAR terminates the Option to the extent of the number of Shares with respect to which the SAR is exercised. An SAR may not be granted in conjunction with an ISO under circumstances in which the exercise of the SAR affects the right to exercise the ISO or vice versa, unless the SAR, by its terms, meets all of the following requirements:

     (1)  The SAR will expire no later than the ISO;

     (2) The SAR may be for no more than the difference between the Exercise Price of the ISO and the Market Value of the Shares subject to the ISO at the time the SAR is exercised;

     (3) The SAR is transferable only when the ISO is transferable, and under the same conditions;

     (4)  The SAR may be exercised only when the ISO may be exercised; and

     (5) The SAR may be exercised only when the Market Value of the Shares subject to the ISO exceeds the Exercise Price of the ISO.

     (b) Exercise Price. The Exercise Price as to any particular SAR shall not be less than the Market Value of the Optioned Shares on the date of grant.

     (c) Timing of Exercise. Any election by a Participant to exercise SARs shall be made during the period beginning on the 3rd business day following the release for publication of quarterly or annual financial information and ending on the 12th business day following such date. This condition shall be deemed to be satisfied when the specified financial data is first made publicly available. In no event, however, may an SAR be exercised within the six-month period following the date of its grant.

     The provisions of Paragraph 8 regarding vesting and the period of exercisability of Options are incorporated by reference herein, and shall determine the vesting and the period of exercisability of SARs.

     (d) Exercise of SARs. An SAR granted hereunder shall be exercisable at such times and under such conditions as shall be permissible under the terms of the Plan and of the Agreement granted to a Participant, provided that an SAR may not be exercised for a fractional Share. Upon exercise of an SAR, the Participant shall be entitled to receive, without payment to the Company except for applicable withholding taxes, an amount equal to the excess of (or, in the discretion of the Committee if provided in the Agreement, a portion of) the then aggregate Market Value of the number of Optioned Shares with respect to which the Participant exercises the SAR, over the aggregate

Exercise Price of such number of Optioned Shares. This amount shall be payable by the Company, in the discretion of the Committee, in cash or in Shares valued at the then Market Value thereof, or any combination thereof.

     (e) Procedure for Exercising SARs. To the extent not inconsistent herewith, the provisions of Paragraph 8(b) as to the procedure for exercising Options are incorporated by reference, and shall determine the procedure for exercising SARs.

     11.  EFFECT OF CHANGES IN COMMON STOCK SUBJECT TO THE PLAN.

     (a) Recapitalizations; Stock Splits, Etc. The number and kind of shares reserved for issuance under the Plan, and the number and kind of shares subject to outstanding Awards, and the Exercise Price thereof, shall be proportionately adjusted for any increase, decrease, change or exchange of Shares for a different number or kind of shares or other securities of the Company which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Company.

     (b) Transactions in which the Company is Not the Surviving Entity. In the event of (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Company's assets (any of the foregoing to be referred to herein as a "Transaction"), all outstanding Awards, together with the Exercise Prices thereof, shall be proportionately adjusted for any increase, decrease, change or exchange of Shares for a different number or kind of Shares or other securities which results from a transaction.

     (c)  Special Rule for ISOs.  Any adjustment made pursuant to subparagraphs
(a) or (b) hereof shall be made in such a manner as not to constitute a modification, within the meaning of Section 424(h) of the Code, of outstanding ISOs.

     (d) Conditions and Restrictions on New, Additional, or Different Shares or Securities. If, by reason of any adjustment made pursuant to this Paragraph, a Participant becomes entitled to new, additional, or different shares of stock or securities, such new, additional, or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the Shares pursuant to the Award before the adjustment was made.

     (e) Other Issuances. Except as expressly provided in this Paragraph, the issuance by the Company or an Affiliate of shares of stock of any class, or of securities convertible into Shares or stock of another class, for cash or property or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, shall not affect, and no adjustment shall be made with respect to, the number, class, or Exercise Price of Shares then subject to Awards or reserved for issuance under the Plan.

     (f) Certain Special Dividends. The Exercise Price of shares subject to outstanding Awards shall be proportionately adjusted upon the payment of a special large and nonrecurring dividend that has the effect of a return to capital to the stockholders, except that this subparagraph (f) shall not apply to any dividend which is paid to the Participant pursuant to Paragraph 8(b) or 9(b) hereof.

     12.  NON-TRANSFERABILITY OF AWARDS.

     Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution. Notwithstanding any other provision of this Plan to the contrary, to the extent permissible under Rule 16b-3, a Participant who is granted Non-ISOs pursuant to this Plan may transfer such Non-ISOs to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust, provided that Non-ISOs so transferred may not again be transferred other than to the Participant originally receiving the grant of Non-ISOs or to an individual or trust to whom such Participant could have transferred Non-ISOs pursuant to this Paragraph 12. Non-ISOs which are transferred pursuant to this Paragraph 12 shall be exercisable by the transferee subject to the same terms and conditions as would have applied to such Non-ISOs in the hands of the Participant originally receiving the grant of such Non-ISOs.

     13.  TIME OF GRANTING AWARDS.

     The date of grant of an Award shall, for all purposes, be the later of the date on which the Committee makes the determination of granting such Award, and the Effective Date. Notice of the determination shall be given to each Participant to whom an Award is so granted within a reasonable time after the date of such grant.

     14.  EFFECTIVE DATE.

     The Plan shall become effective immediately upon its approval by a favorable vote of stockholders holding at least a majority of the votes eligible to be cast at a duly called meeting of the Company's stockholders held in accordance with applicable laws, provided that the Plan shall not be submitted for such approval within the six-month period after the Company completes its mutual-to-stock conversion. No Awards may be made prior to approval of the Plan by the stockholders of the Company.


     15.  MODIFICATION OF AWARDS.

     At any time, and from time to time, subject to OTS regulations, the Board may authorize the Committee to direct execution of an instrument providing for the modification of any outstanding Award, provided no such modification shall confer on the holder of said Award any right or benefit which could not be conferred on him by the grant of a new Award at such time, or impair the Award without the consent of the holder of the Award.

     16.  AMENDMENT AND TERMINATION OF THE PLAN.

     The Board may from time to time amend the terms of the Plan and, with respect to any Shares at the time not subject to Awards, suspend or terminate the Plan; provided that the provisions of Paragraph 9 may not be amended more than once every six months (other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder).

     No amendment, suspension or termination of the Plan shall, without the consent of any affected holders of an Award, alter or impair any rights or obligations under any Award theretofore granted.

     17.  CONDITIONS UPON ISSUANCE OF SHARES.

     (a) Compliance with Securities Laws. Shares of Common Stock shall not be issued with respect to any Award unless the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any applicable state securities law, and the requirements of any stock exchange upon which the Shares may then be listed.

     (b) Special Circumstances. The inability of the Company to obtain approval from any regulatory body or authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the non-issuance or sale of such Shares. As a condition to the exercise of an Option or SAR, the Company may require the person exercising the Option or SAR to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of federal or state securities law.

     (c) Committee Discretion. Subject to OTS regulations, the Committee shall have the discretionary authority to impose in Agreements such restrictions on Shares as it may deem appropriate or desirable, including but not limited to the authority to impose a right of first refusal or to establish repurchase rights or both of these restrictions.

     18.  RESERVATION OF SHARES.

     The Company, during the term of the Plan, will reserve and keep available a number of Shares sufficient to satisfy the requirements of the Plan.

     19.  WITHHOLDING TAX.

     The Company's obligation to deliver Shares upon exercise of Options and/or SARs shall be subject to the Participant's satisfaction of all applicable federal, state and local income and employment tax withholding obligations. The Committee, in its discretion, may permit the Participant to satisfy the obligation, in whole or in part, by irrevocably electing to have the Company withhold Shares, or to deliver to the Company Shares that he already owns, having a value equal to the amount required to be withheld. The value of Shares to be withheld, or delivered to the Company, shall be based on the Market Value of the Shares on the date the amount of tax to be withheld is to be determined. As an alternative, the Company may retain, or sell without notice, a number of such Shares sufficient to cover the amount required to be withheld.

     20.  NO EMPLOYMENT OR OTHER RIGHTS.

     In no event shall an Employee's or Director's eligibility to participate or participation in the Plan create or be deemed to create any legal or equitable right of the Employee, Director, or any other party to continue service with the Company or an Affiliate. Except to the extent provided in Paragraphs 6(b) and 9(a), no Employee or Director shall have a right to be granted an Award or, having received an Award, the right to again be granted an Award. However, an Employee or Director who has been granted an Award may, if otherwise eligible, be granted an additional Award or Awards.

     21.  GOVERNING LAW.

     The Plan shall be governed by and construed in accordance with the laws of the State of Illinois, except to the extent that federal law shall be deemed to apply.

                                                                       EXHIBIT F

                       ILLINOIS COMMUNITY BANCORP, INC.
                          MANAGEMENT RECOGNITION PLAN



                                   ARTICLE I
                           ESTABLISHMENT OF THE PLAN

     1.01 The Company hereby establishes this Plan upon the terms and conditions hereinafter stated.

     1.02 Through acceptance of their appointment to the Committee, each member of the Committee hereby accepts his or her appointment hereunder upon the terms and conditions hereinafter stated.


                                   ARTICLE II
                              PURPOSE OF THE PLAN

     2.01 The purpose of the Plan is to reward and retain personnel of experience and ability in key positions of responsibility by providing Employees and Directors of the Company, and its Affiliates with a proprietary interest in the Company, and as compensation for their past contributions to the Company, and as an incentive to make such contributions in the future.


                                  ARTICLE III
                                  DEFINITIONS

     The following words and phrases when used in this Plan with an initial capital letter, shall have the meanings set forth below unless the context clearly indicates otherwise. Wherever appropriate, the masculine pronoun shall include the feminine pronoun and the singular shall include the plural.

     3.01 "Affiliate" shall mean any "parent corporation" or "subsidiary corporation" of the Company, as such terms are defined in Section 424(e) and
(f), respectively, of the Internal Revenue Code of 1986, as amended.

     3.02 "Beneficiary" means the person or persons designated by a Participant to receive any benefits payable under the Plan in the event of such Participant's death. Such person or persons shall be designated in writing on forms provided for this purpose by the Committee and may be changed from time to time by similar written notice to the Committee. In the absence of a written designation, the Beneficiary shall be the Participant's surviving spouse, if any or if none, his estate.

     3.03 "Board" means the Board of Directors of the Company (excluding Directors Emeritus).

     3.04 "Committee" means the Management Recognition Plan Committee appointed by the Board pursuant to Article IV hereof.

     3.05 "Common Stock" means shares of the common stock, $.01 par value per share, of the Company.

     3.06 "Company" means Illinois Community Bancorp, Inc. (and any successor in interest).

     3.07 "Continuous Service" shall mean the absence of any interruption or termination of service as an Employee or Director of the Company or an Affiliate. Continuous Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Company or in the case of transfers between payroll locations of the Company or between the Company, an Affiliate or a successor, or in the case of a Director's performance of services in an emeritus or advisory capacity.

     3.08 "Date of Conversion" means the date of the conversion of the Bank from mutual to stock form.

     3.09  "Director" means a member of the Board.

     3.10 "Disability" means a physical or mental condition of a Participant resulting from bodily injury, disease, or mental disorder which renders him incapable of continuing any gainful occupation and which condition constitutes total disability under the Federal Social Security Acts.

     3.11 "Disinterested Person" means any member of the Board who, at the time discretion under the Plan is exercised, is a "disinterested person" within the meaning of Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

     3.12 "Effective Date" means the date on which the Plan first becomes effective, as determined under Section 8.07 hereof.

     3.13 "Employee" means any person who is employed by the Company or an Affiliate.

     3.14 "OTS" shall mean the Office of Thrift Supervision of the United States Department of the Treasury.

     3.15 "Participant" means an Employee or Director who holds a Plan Share Award.

     3.16 "Plan" means this Illinois Community Bancorp, Inc. Management Recognition Plan.

     3.17 "Plan Shares" means shares of Common Stock held in the Trust which are awarded or issuable to a Participant pursuant to the Plan.

     3.18 "Plan Share Award" means a right granted under this Plan to receive Plan Shares.

     3.19 "Plan Share Reserve" means the shares of Common Stock held by the Trustee pursuant to Sections 5.02 and 5.03.

     3.20  "Share" means one share of Common Stock.

     3.21 "Trust" and "Trust Agreement" mean that agreement entered into pursuant to the terms hereof between the Company and the Trustee, and "Trust" means the trust created thereunder.

     3.22 "Trustee" means that person(s) or entity appointed by the Board pursuant to the Trust Agreement to hold legal title to the Plan assets for the purposes set forth herein.

     3.23 "Year of Service" shall mean a full twelve-month period, measured from the date of a Plan Share Award and each annual anniversary of that date, during which a Participant's Continuous Service has not terminated for any reason.

                                   ARTICLE IV
                           ADMINISTRATION OF THE PLAN

     4.01 ROLE AND POWERS OF THE COMMITTEE. The Plan shall be administered and interpreted by the Committee, which shall consist of not less than three non-employee members of the Board who are Disinterested Persons. In the absence at any time of a duly appointed Committee, the Plan shall be administered by those members of the Board who are Disinterested Persons, and by the Board if there are less than three Disinterested Persons.

     The Committee shall have all of the powers allocated to it in this and other Sections of the Plan. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee shall have sole and complete authority and discretion, subject to applicable OTS regulations (i) to make Plan Share Awards to such Employees as the Committee may select, (ii) to determine the form and content of Plan Share Awards to be issued under the Plan,
(iii) to interpret the Plan, (iv) to prescribe, amend and rescind rules and regulations relating to the Plan, and (v) to make other determinations necessary or advisable for the administration of the Plan. The Committee shall have and may exercise such other power and authority as may be delegated to it by the Board from time to time. Subject to Section 4.02, the interpretation and construction by the Committee of any provisions of the Plan or of any Plan Share Award granted hereunder shall be final and binding. The Committee shall act by vote or written consent of a majority of its members, and shall report its actions and decisions with respect to the Plan to the Board at appropriate times, but in no event less than one time per calendar year. The Committee may recommend to the Board one or more persons or entity to act as Trustee(s) in accordance with the provisions of this Plan and the Trust.

     4.02 ROLE OF THE BOARD. The members of the Committee shall be appointed or approved by, and will serve at the pleasure of, the Board. The Board may in its discretion from time to time remove members from, or add members to, the Committee. The Board shall have all of the powers allocated to it in this and other Sections of the Plan, may take any action under or with respect to the Plan which the Committee is authorized to take, and may reverse or override any action taken or decision made by the Committee under or with respect to the Plan, provided, however, that the Board may not take any action that would constitute a violation of OTS regulations or revoke any Plan Share Award already made or impair a participant's vested rights under a Plan Share Award, except as provided in Section 8.02 herein. Members of the Board who are eligible for or who have been granted Plan Share Awards (other than pursuant to Section 6.04) may not vote on any matters affecting the administration of the Plan or the grant of Plan Shares or Plan Share Awards (although such members may be counted in determining the existence of a quorum at any meeting of the Board during which actions with regard thereto are taken). Further, with respect to all actions taken by the Board in regard to the Plan, such action shall be taken by a majority of the Board where such a majority of the directors acting in the matter are Disinterested Persons.

     4.03 LIMITATION ON LIABILITY. No member of the Board or the Committee or the Trustee(s) shall be liable for any determination made in good faith with respect to the Plan or any Plan Shares or Plan Share Awards granted under it. In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Bank, in connection with any claim, action, suit or proceeding, relating to any action taken or failure to act under or in connection with the Plan or any Award, granted hereunder to the full extent provided for under the Company's governing instruments with respect to the indemnification of Directors.

                                   ARTICLE V
                       CONTRIBUTIONS; PLAN SHARE RESERVE

     5.01 AMOUNT AND TIMING OF CONTRIBUTIONS. The Board shall determine the amounts (or the method of computing the amounts) to be contributed by the Company to the Trust, provided that Illinois Guarantee Savings Bank, FSB may also make contributions to the Trust. Such amounts shall be paid to the Trustee at the time of contribution and shall not exceed amounts permitted under OTS regulations. No contributions to the Trust by Employees shall be permitted.

     5.02 INVESTMENT OF TRUST ASSETS; MAXIMUM AWARDS. The Trustee shall invest Trust assets only in accordance with the Trust Agreement; provided that the Trust shall not purchase, and Plan Share Awards shall not be made with respect to, more than 20,102 Shares, which equals four percent (4%) of the number of Shares issued on the Date of Conversion.

     5.03 EFFECT OF ALLOCATIONS, RETURNS AND FORFEITURES UPON PLAN SHARE RESERVES. Upon the allocation of Plan Share Awards under Section 6.02, the Plan Share Reserve shall be reduced by the number of Shares subject to the Awards so allocated. Any Shares subject or attributable to an Award which may not be earned because of a forfeiture by the Participant pursuant to Section 7.01 shall be added to the Plan Share Reserve.


                                   ARTICLE VI
                            ELIGIBILITY; ALLOCATIONS

     6.01 ELIGIBILITY. Only Employees shall be eligible to receive discretionary Plan Share Awards. In selecting those Employees to whom Plan Share Awards will be granted and the number of shares covered by such Awards, the Committee shall consider the position, duties and responsibilities of the eligible Employees, the value of their services to the Bank and its Affiliates, and any other factors the Committee may deem relevant. Notwithstanding the foregoing, (i) the Committee shall automatically make the Plan Share Awards specified in Sections 6.04 and 6.05 hereof; and (ii) no Employee shall receive Plan Share Awards relating to more than 25% of the Plan Shares reserved under
Section 5.02, and no non-employee Director shall receive Plan Share Awards relating to more than 5% of the Plan Shares reserved under Section 5.02, with all non-employee Directors as a group receiving Plan Share Awards on the Effective Date relating to no more than 30% of the Plan Shares reserved under
Section 5.02.

     6.02 ALLOCATIONS. The Committee will determine which of the Employees referenced in Section 6.01 above will be granted Plan Share Awards, and the number of Shares covered by each Plan Share Award, provided that in no event shall any Awards be made which will violate the Charter, Bylaws or Plan of Conversion of the Bank or its subsidiaries or any applicable federal or state law or regulation. In the event Plan Shares are forfeited for any reason or additional shares of Common Stock are purchased by the Trustee, the Committee may, from time to time, determine which of the Employees referenced in Section
6.01 above will be granted additional Plan Share Awards to be awarded from the forfeited or acquired Plan Shares.

     6.03 FORM OF ALLOCATION. As promptly as practicable after a determination is made pursuant to Section 6.02 that a Plan Share Award is to be made, the Committee shall notify the Participant in writing of the grant of the Award, the number of Plan Shares covered by the Award, and the terms upon which the Plan Shares subject to the Award may be earned. The date on which the Committee so notifies the Participant shall be considered the date of grant of the Plan Share Awards. The Committee shall maintain records as to all grants of Plan Share Awards under the Plan.

     6.04 AUTOMATIC GRANTS TO NON-EMPLOYEE DIRECTORS. Notwithstanding any other provisions of this Plan, each Director who has more than two years of Continuous Service as of the Effective Date and who is not an Employee but is a Director on the Effective Date shall receive, on said date, a Plan Share Award for a number of Shares equal to the lesser of 5% of the number of Plan Shares which the Trust is authorized to purchase pursuant to Section 5.02 of the Plan or the quotient obtained by dividing --

     (i) thirty percent (30%) of the number of Plan Shares which the Trust is authorized to purchase pursuant to Section 5.02 of the Plan, by

     (ii) the number of Directors entitled to receive Plan Share Awards on the Effective Date, pursuant to this Section 6.04.

     Each Director who joins the Board either within the two-year period before the Effective Date or after the Effective Date shall receive, on the Effective Date, or if later, the date the Director joins the Board, a Plan Share Award of two percent (2%) of the number of Plan Shares which the Trust is authorized to purchase pursuant to Section 5.02 of the Plan (or such lesser number as are available hereunder for Plan Share Awards). Plan Share Awards received under the provisions of this Section shall become vested and nonforfeitable according to the general rules set forth in subsections (a) and (b) of Section 7.01, and the Committee shall have no discretion to alter or accelerate said vesting requirements. Unless otherwise inapplicable or inconsistent with the provisions of this Section, the Plan Share Awards to be granted hereunder shall be subject to all other provisions of this Plan.

     6.05 AUTOMATIC GRANTS TO EMPLOYEES. On the Effective Date, each of the following individuals shall receive a Plan Share Award as to the number of Plan Shares listed below, provided that such award shall not be made to an individual who is not an Employee on the Effective Date:



          Employee                     Shares Subject to Plan Share Award
          --------                     ----------------------------------
          Doug Pike                                      15%
          Ron Schettler                                  12%
          John Collier                                    5%
          Sandy Goeckner                                  5%
          Cindy Hinterscher                               5%
          Wanda Tabbert                                   5%
          Lisa Canull                                     3%
          Karol Kowalczyk                                 3%
          Colette Meyer                                   3%
          Tama Anderson                                   2%
          Linda Jansen                                    2%


     Plan Share Awards received under the provisions of this Section shall become vested and nonforfeitable according to the general rules set forth in subsections (a) and (b) of Section 7.01, and the Committee shall have no discretion to alter said vesting requirements. Unless otherwise inapplicable or inconsistent with the provisions of this Section, the Plan Share Awards to be granted to hereunder shall be subject to all other provisions of this Plan.

     6.06 ALLOCATIONS NOT REQUIRED. Notwithstanding anything to the contrary in Sections 6.01 and 6.02, but subject to Sections 6.04 and 6.05, no Employee or Director shall have any right or entitlement to receive a Plan Share Award hereunder, such Awards being at the total discretion of the Committee, nor shall any Employees or Directors as a group have such a right. The Committee may, with the approval of the Board (or, if so directed by the Board) return all Common Stock in the Plan Share Reserve to the Bank at any time, and cease issuing Plan Share Awards.

                                  ARTICLE VII
            EARNINGS AND DISTRIBUTION OF PLAN SHARES; VOTING RIGHTS

     7.01  EARNING PLAN SHARES; FORFEITURES.

     (a) GENERAL RULES. Twenty percent (20%) of the Plan Shares subject to a Plan Share Award shall be earned and become non-forfeitable by a Participant upon his or her completion of each of five Years of Service.

     (b)  EXCEPTION FOR TERMINATIONS DUE TO DEATH OR DISABILITY.
Notwithstanding the general rule contained in Section 7.01(a) above, all Plan Shares subject to a Plan Share Award held by a Participant whose service with the Company or an Affiliate terminates due to the Participant's death or Disability shall be deemed earned as of the Participant's last day of service with the Company or an Affiliate and shall be distributed as soon as practicable thereafter.

     7.02 ACCRUAL OF DIVIDENDS. Whenever Plan Shares are paid to a Participant or Beneficiary under Section 7.03, such Participant or Beneficiary shall also be entitled to receive, with respect to each Plan Share paid an amount equal to (i) any cash dividends (including the payment of a special large and nonrecurring dividend including one that has the effect of a return to capital to the stockholders), and (ii) a number of shares of Common Stock equal to any stock dividends, declared and paid with respect to a share of Common Stock between the date the relevant Plan Share Award was initially granted to such Participant and the date the Plan Shares are being distributed. There shall also be distributed an appropriate amount of net earnings, if any, of the Trust with respect to any cash dividends so paid out.

     7.03  DISTRIBUTION OF PLAN SHARES.

     (a) TIMING OF DISTRIBUTIONS: GENERAL RULE. Except as provided in Subsections (c), (d) and (e) below, the Trustee shall distribute Plan Shares and accumulated cash from dividends and interest to the Participant or his Beneficiary, as the case may be, as soon as practicable after they have been earned. No fractional shares shall be distributed.

     (b) FORM OF DISTRIBUTION. The Trustee shall distribute all Plan Shares, together with any shares representing stock dividends, in the form of Common Stock. One share of Common Stock shall be given for each Plan Share earned. Payments representing cash dividends (and earnings thereon) shall be made in cash.

     (c) WITHHOLDING. The Trustee shall withhold from any cash payment made under this Plan sufficient amounts to cover any applicable withholding and employment taxes, and if the amount of such cash payment is not sufficient, the Trustee shall require the Participant or Beneficiary to pay to the Trustee the amount required to be withheld as a condition of delivering the Plan Shares.
The Trustee shall pay over to the Company or Affiliate which employs or employed such Participant any such amount withheld from or paid by the Participant or Beneficiary.

     (d)  TIMING: EXCEPTION FOR 10% SHAREHOLDERS.  Notwithstanding Subsections
(a) and (b) above, no Plan Shares may be distributed prior to the date which is five (5) years from the Date of Conversion to the extent the Participant or Beneficiary, as the case may be, would after receipt of such Shares own in excess of ten percent (10%) of the issued and outstanding shares of Common Stock unless such action is approved in advance by a majority vote of disinterested directors of the Board. To the extent this limitation would delay the date on which a Participant receives Plan Shares, the Participant may elect to receive from the Trust, in lieu of such Plan Shares, the fair market value thereof, as determined by the Committee. Any Plan Shares remaining undistributed solely by reason of the operation of this Subsection (d) shall be distributed to the Participant or his Beneficiary on the date which is five years from the Date of Conversion, provided that the Participant is vested as to those Plan Shares pursuant to Section 7.01(a) hereof.

     (e) REGULATORY EXCEPTIONS. No Plan Shares shall be distributed unless and until all of the requirements of all applicable law and regulation shall have been fully complied with, including the receipt of approval of the Plan by the stockholders of the Company by such vote, if any, as may be required by applicable law and regulation.

     7.04 VOTING OF PLAN SHARES. All shares of Common Stock held by the Trust (whether or not subject to a Plan Share Award) shall be voted by the Trustee in the same proportion as the trustee of the Illinois Guarantee Savings Bank, FSB Employee Stock Ownership Plan votes Common Stock held in the trust associated therewith, and in the absence of any such voting, shall be voted in the manner directed by the Board.

                                  ARTICLE VIII
                                 MISCELLANEOUS

     8.01  ADJUSTMENTS FOR CAPITAL CHANGES.

     (a) RECAPITALIZATIONS; STOCK SPLITS, ETC. The number and kind of shares which may be purchased under the Plan, and the number and kind of shares subject to outstanding Plan Share Awards, shall be proportionately adjusted for any increase, decrease, change or exchange of shares of Common Stock for a different number or kind of shares or other securities of the Company which results from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up, combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Company.

     (b) TRANSACTIONS IN WHICH THE COMPANY IS NOT THE SURVIVING ENTITY. In the event of (i) the liquidation or dissolution of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity, or (iii) the sale or disposition of all or substantially all of the Company's assets (any of the foregoing to be referred to herein as a "Transaction"), all outstanding Plan Share Awards shall be proportionately adjusted for any increase, decrease, change or exchange of shares of Common Stock for a different number or kind of shares or other securities of the Company which results from the Transaction.

     (c) CONDITIONS AND RESTRICTIONS ON NEW, ADDITIONAL, OR DIFFERENT SHARES OR SECURITIES. If, by reason of any adjustment made pursuant to this Section, a Participant becomes entitled to new, additional, or different shares of stock or securities, such new, additional, or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the shares pursuant to the Plan Share Award before the adjustment was made. In addition, the Committee shall have the discretionary authority to impose on the Shares subject to Plan Share Awards such restrictions as the Committee may deem appropriate or desirable, including but not limited to a right of first refusal, or repurchase option, or both of these restrictions.

     (d) OTHER ISSUANCES. Except as expressly provided in this Section, the issuance by the Bank or an Affiliate of shares of stock of any class, or of securities convertible into shares of Common Stock or stock of another class, for cash or property or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, shall not affect, and no adjustment shall be made with respect to, the number or class of shares of Common Stock then subject to Plan Share Awards or reserved for issuance under the Plan.

     8.02 AMENDMENT AND TERMINATION OF PLAN. The Board may, by resolution, at any time amend or terminate the Plan; provided that (i) the provisions of
Section 6.04 may not be amended more than once every six months (other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder), and (ii) no amendment or termination of the Plan shall, without the written consent of a Participant, impair any rights or obligations under a Plan Share Award theretofore granted to the Participant.

     The power to amend or terminate the Plan in accordance with this Section
8.02 shall include the power to direct the Trustee to return to the Company all or any part of the assets of the Trust, including shares of Common Stock held in the Plan Share Reserve. However, the termination of the Trust shall not affect a Participant's right to earn Plan Share Awards and to receive a distribution of Common Stock relating thereto, including earnings thereon, in accordance with the terms of this Plan and the grant by the Committee or the Board.

     8.03 NONTRANSFERABILITY. Plan Share Awards may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution. Notwithstanding any other provision of this Plan to the contrary, to the extent permissible under Rule 16b-3, a Participant who is granted Plan Share Awards pursuant to this Plan may transfer such Plan Share Awards to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust, provided that Plan Share Awards so transferred may not again be transferred other than to the Participant originally receiving the grant of Plan Share Awards or to an individual or trust to whom such Participant could have transferred Plan Share Awards pursuant to this Section 8.03. Plan Share Awards which are transferred pursuant to this
Section 8.03 shall be exercisable by the transferee subject to the same terms and conditions as would have applied to such Plan Share Awards in the hands of the Participant originally receiving the grant of such Plan Share Awards.

     8.04 NO EMPLOYMENT OR OTHER RIGHTS. Neither the Plan nor any grant of a Plan Share Award or Plan Shares hereunder nor any action taken by the Trustee, the Committee or the Board in connection with the Plan shall create any right, either express or implied, on the part of any Employee or Director to continue in the service of the Bank, or an Affiliate thereof.

     8.05 VOTING AND DIVIDEND RIGHTS. No Participant shall have any voting or dividend rights or other rights of a stockholder in respect of any Plan Shares covered by a Plan Share Award, except as expressly provided in Section 7.02 above, prior to the time said Plan Shares are actually distributed to him.

     8.06 GOVERNING LAW. The Plan and Trust shall be governed and construed under the laws of the State of Illinois to the extent not preempted by Federal law.

     8.07 EFFECTIVE DATE. The Plan shall become effective immediately upon its approval by a favorable vote of stockholders of the Company who hold at least a majority of the total votes eligible to be cast at a duly called meeting of the Company's stockholders held in accordance with applicable laws, provided that the Plan shall not be submitted for such approval within the six-month period after the Date of Conversion. In no event shall Plan Share Awards be made prior to the Effective Date.

     8.08  TERM OF PLAN.  This Plan shall remain in effect until the earlier of
(i) termination by the Board, or (ii) the distribution of all assets of the Trust. Termination of the Plan shall not affect any Plan Share Awards previously granted, and such Awards shall remain valid and in effect until they have been earned and paid, or by their terms expire or are forfeited.

     8.09 TAX STATUS OF TRUST. It is intended that (i) the Trust associated with the Plan be treated as a grantor trust of the Company under the provisions of Section 671 et seq. of the Internal Revenue Code, as the same may be amended
               -- ---
from time to time, and (ii) that in accordance with Revenue Procedure 92-65, Participants have the status of general unsecured creditors of the Bank, the Plan constitutes a mere unfunded promise to make benefit payments in the future, the Plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the Trust has been and will continue to be maintained in conformity with Revenue Procedure 92-64.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY

     The following is a summary of the general effect of the indemnification provisions of the Company's Articles of Incorporation and of the indemnification provided for under Illinois law. All statements made herein, which are only intended to summarize the above-referenced provisions, are qualified in their entirety by reference to the Company's Articles of Incorporation and the Illinois Business Corporation Act.

     ARTICLES OF INCORPORATION. Article XVII of the Company's Articles of Incorporation provides for indemnification of the Company's directors and officers. In the case of a threatened, pending or completed action or suit by or in the name of the Company (a "derivative suit"), the Company shall indemnify a director or officer for amounts actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if the director or officer: (i) is successful on the merits or otherwise; or (ii) acted in good faith in the transaction which is the subject of the suit or action, and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Company. However, no indemnification will be made in respect of any claim, issue or matter as to which such person has been adjudged liable to the Company, unless the court in which the action is brought determines that indemnification is proper.

     In the case of a threatened, pending or completed action or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Company (a "nonderivative suit"), against an officer or director, the Company shall indemnify the director or officer for amounts reasonably incurred by him in connection with the defense or settlement of the nonderivative suit if the director or officer: (i) is successful on the merits or otherwise; or (ii) acted in good faith in the transaction which is the subject of the nonderivative suit and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company.

     ILLINOIS BUSINESS CORPORATION ACT. A corporation may, under Illinois law, indemnify a director or officer threatened to be or made a party to a proceeding whether criminal, civil, administrative, or investigative (other than a derivative suit) because such person is or was a director or officer of the corporation against expenses (including attorneys' fees) judgments, fines and amounts paid in settlement if such person acted in good faith in a manner he reasonably believed to be in, or not opposed to the best interest of the corporation, and, with respect to a criminal action or proceed, had no reasonable cause to believe his conduct was unlawful.

     In the case of a derivative suit, a corporation may indemnify a director or officer threatened to be or made a party to any threatened, pending or completed action or suit because such person is or was a director of officer of the corporation, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless, and only to the extent that the court in which such action or suit was brought determines that indemnification is proper.

     To the extent a director or officer has been successful on the merits or otherwise in the defense of any action or proceeding (whether a derivative suit or a nonderivative suit) or in defense of any claim issue or matter therein, he must be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The exhibits and financial statement schedules filed as part of this Registration Statement are as follows:

     (a)  Exhibits

          The following is a list and index of the exhibits filed with this Registration Statement.

EXHIBIT
NUMBER           DESCRIPTION OF DOCUMENT
- ------           -----------------------
*  2      Agreement and Plan of Reorganization (attached as Exhibit A to the
          Proxy Statement/Prospectus filed as part of this registration statement).

*  3.1    Articles of Incorporation of Illinois Community Bancorp, Inc.
          (attached as Exhibit B to the Proxy Statement/Prospectus filed as part of this registration statement).

*  3.2    Bylaws of Illinois Community Bancorp, Inc.  (attached as Exhibit C to the Proxy Statement/Prospectus filed as part of this registration statement).

*  5.1    Opinion of Housley Kantarian & Bronstein, P.C. regarding legality of securities.

   8      Tax Opinion of Housley Kantarian & Bronstein, P.C.

* 10.1    Illinois Guarantee Savings Bank, FSB Retirement Plan for Non-Employee
          Directors.

* 10.2    Illinois Community Bancorp, Inc. 1996 Stock Option and Incentive Plan
          (attached as Exhibit E to the Proxy Statement/Prospectus filed as part of this registration statement).

* 10.3 Illinois Community Bancorp, Inc. Management Recognition Plan (attached as Exhibit F to the Proxy Statement/Prospectus filed as part of this registration statement).

* 10.4    Form of Employment Agreements between Illinois Guarantee Savings Bank,
          FSB and each of Douglas A. Pike and Ronald R. Schettler

  23.1 Consents of Housley Kantarian & Bronstein, P.C. (contained in its opinions filed as Exhibits 5.1 and 8).

  23.2    Consent of Larsson, Woodyard & Henson, LLP

* 24      Power of Attorney

  27      Financial Data Schedule

* 99      Form of proxy to be mailed to stockholders of Illinois Guarantee
          Savings Bank, FSB

_________________
*  Previously filed.

     (b)  Financial Statement Schedules
          Not applicable.

     (c)  Report or Appraisal
          Not applicable.


ITEM 22.  UNDERTAKINGS

     (a)  Rule 415 Offering.  The undersigned registrant hereby undertakes:
          -----------------

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to;

               (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation or Registration Fee" table in the effective registration statement.

             (iii) include any additional or changed material information on the plan of distribution.

          (2) That, for purposes of determining any liability under the Securities Act of 1933, to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be a bona fide offering.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b)  Indemnification.  Insofar as indemnification for liabilities arising
          ---------------
under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable."

     (c)  Form S-4 Undertakings.  The undersigned registrant hereby undertakes
          ---------------------
to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Effingham, Illinois as of May 31, 1996.

                                   ILLINOIS COMMUNITY BANCORP, INC.

Date:  May 31, 1996                By: /s/ Gerald E. Ludwig
                                   ------------------------------------
                                   Gerald E. Ludwig
                                   Chairman and Chief Executive Officer
                                   (Duly Authorized Representative)


     Pursuant to the requirements of the Securities Act of 1933, as amended, this amended registration statement has been signed below by the following persons in the capacities and on the dates indicated.

     SIGNATURE                      TITLE                           DATE
     ---------                      -----                           ----

/s/ Gerald E. Ludwig        Chief Executive Officer and        May 31, 1996
- -----------------------
Gerald E. Ludwig             Chairman of the Board


/s/ Douglas A. Pike         President, Chief Financial and     May 31, 1996
- ----------------------
Douglas A. Pike              Accounting Officer and Director


            *               Vice Chairman of the Board
- ----------------------
Michael F. Sehy


            *               Director
- ----------------------
Milton Hinkle


            *               Director
- ----------------------
Frederick C. Schaefer


            *               Director
- ----------------------
Ernest E. Garbe


            *               Director
- ----------------------
Garrett M. Andes, II


* By:/s/ Gerald E. Ludwig
     --------------------
     Gerald E. Ludwig
     Attorney-in-Fact